As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	4922	30-0108820
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Long

Co-Chief Executive Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Thomas P. Mason Executive Vice President, General Counsel and President - LNG Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Mark C. Schroeder Executive Vice President, General Counsel and Chief Ethics and Compliance Officer Enable Midstream Partners, LP 910 Louisiana Street, Suite 4800 Houston, Texas 77002 (713) 207-3395	David P. Oelman Stephen M. Gill Scott D. Rubinsky Vinson & Elkins LLP 1001 Fannin Street Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(4)
Common Units representing limited partner interests	376,063,314	N/A	$3,054,010,388.90(2)	$333,192.53
7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units	384,780	N/A	$384,780,000.00(3)	$41,979.50
Total				$375,172.03

(1)

Represents the maximum number of common units representing limited partner interests in the registrant (the “Energy Transfer common units”) and 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “Energy Transfer Series G Preferred Units”) estimated to be issuable upon the completion of the merger with Enable Midstream Partners, LP (“Enable”) described herein.

(2)

Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) $6.98, the average of the high and low prices per unit of Enable common units, as reported on the New York Stock Exchange on March 17, 2021 and (b) 437,537,305, the estimated maximum number of Enable common units that may be converted into the securities being registered.

(3)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee of Energy Transfer Series G Preferred Units, the proposed aggregate maximum offering price is the product of (a) $1,000 (the liquidation preference of the Energy Transfer Series G Preferred Units) and (b) 384,780 Energy Transfer Series G Preferred Units.

(4)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Energy Transfer LP may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2021

Dear Common Unitholders of Enable Midstream Partners, LP:

On February 16, 2021, Enable Midstream Partners, LP (“Enable”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Energy Transfer LP (“Energy Transfer”), Elk Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“Merger Sub”), Elk GP Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“GP Merger Sub” and together with Merger Sub, the “Merger Subs”), Enable GP, LLC, the sole general partner of Enable (“Enable General Partner”), solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Energy Transfer (“ET GP”), and, solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc. (“CenterPoint”). Pursuant to the merger agreement, and subject to the terms and conditions therein, (i) Merger Sub will merge with and into Enable (the “LP Merger”), with Enable surviving the LP Merger as a wholly owned subsidiary of Energy Transfer, (ii) GP Merger Sub will merge with and into Enable General Partner (the “GP Merger” and, together with the LP Merger, the “Merger”), with Enable General Partner surviving the GP Merger as a direct wholly owned subsidiary of Energy Transfer and (iii) immediately prior to the effective time of the Merger (the “effective time”), (A) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in Enable (the “Enable Series A Preferred Units”) issued and outstanding at such time in exchange for 0.0265 of a 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit issued by Energy Transfer, and (B) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units.

In the LP Merger, each common unit representing a limited partner interest in Enable (“Enable common units”) issued and outstanding immediately prior to the effective time will be converted into and will thereafter represent the right to receive 0.8595 of a common unit representing a limited partner interest in Energy Transfer (the “Energy Transfer common units” and such consideration, the “LP Merger Consideration”).

In the GP Merger, all of the limited liability company interests in Enable General Partner issued and outstanding as of immediately prior to the effective time will be converted into and will thereafter represent the right to receive $10,000,000 in the aggregate. In exchange for the transactions contemplated by the GP Merger, Enable’s incentive distribution rights outstanding immediately prior to the effective time will be automatically cancelled and cease to exist and the non-economic general partner interest in Enable will be unchanged and remain outstanding as a non-economic general partner interest in the surviving entity of the LP Merger.

The implied value of the merger consideration to be received in exchange for each Enable common unit will fluctuate based on the market price of Energy Transfer common units until the completion of the LP Merger because the LP Merger Consideration is payable in a fixed number of Energy Transfer common units. As a result, the value of the per unit LP Merger Consideration that Enable common unitholders will be entitled to receive upon consummation of the LP Merger could be greater than, less than or the same as the value of the LP Merger Consideration on the date of this consent statement/prospectus. Accordingly, we urge you to obtain current market quotations for the Energy Transfer common units and Enable common units. Enable common units are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “ENBL,” and Energy Transfer common units are currently traded on the NYSE under the symbol “ET.”

CenterPoint and OGE Energy Corp. (together, the “Sponsors”), who collectively own approximately 79% of the outstanding Enable common units, have each entered into support agreements (the “support agreements”) pursuant to which such Sponsors have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents approving the merger agreement and each of the other matters for which Enable is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. Enable is sending this document to all of its common unitholders, including the Sponsors, to request that they approve the merger agreement and, on a non-binding, advisory basis, the compensation that will or may become payable to Enable’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation Proposal”) by executing and returning the written consent furnished with this consent statement/prospectus. When the Sponsors execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Enable common unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

The board of directors of Enable General Partner (the “Enable General Partner Board”) has set                , 2021 as the record date (which we refer to as the “Enable Record Date”) for determining the holders of Enable common units entitled to execute and deliver written consents with respect to the accompanying consent statement/prospectus.

We urge you to read the enclosed consent statement/prospectus, which includes important information about the merger agreement and the transactions contemplated thereby. In particular, see the section titled “Risk Factors” beginning on page 21 of the accompanying consent statement/prospectus.

In light of the fact that Enable General Partner and its affiliates have interests in the transactions that are different than the interests of the unaffiliated holders of Enable common units, the Enable General Partner Board delegated to the conflicts committee of the Enable General Partner Board (the “Enable Conflicts Committee”) consisting of directors that satisfy the requirements to serve on a conflicts committee in the Fifth Amended and Restated Agreement of Limited Partnership of Enable, dated as of November 14, 2017 (the “Enable Partnership Agreement”), the power and authority to, among other things, (i) consider, explore, review, analyze, solicit, structure and evaluate the proposed transactions, (ii) determine whether or not to approve the proposed transactions by “Special Approval” under the Enable Partnership Agreement and (iii) make a recommendation to the Enable General Partner Board to approve or disapprove of the proposed transactions. The Enable Conflicts Committee has unanimously, in good faith, among other things, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated holders of Enable common units, (ii) approved the merger agreement and the transactions contemplated thereby, including the LP Merger, with such approval constituting “Special Approval” under the Enable Partnership Agreement and (iii) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger. Upon the approval and recommendation of the Enable Conflicts Committee, the Enable General Partner Board has unanimously, in good faith, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable and its subsidiaries, and, with respect to the GP Merger, Enable General Partner, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and (iii) authorized that the approval of the merger agreement and the transactions contemplated thereby be submitted to Enable’s common unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

Sincerely,

Rodney J. Sailor
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent statement/prospectus or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying consent statement/prospectus is dated                 , 2021 and is first being mailed to the holders of Enable common units on or about                 , 2021.

ENABLE MIDSTREAM PARTNERS, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma 73102

NOTICE OF SOLICITATION OF WRITTEN CONSENT

Enable Midstream Partners, LP (“Enable”) is requesting that you execute and return your written consent to:

1.

Approve the Agreement and Plan of Merger, dated as of February 16, 2021 (the “merger agreement”), by and among Energy Transfer LP (“Energy Transfer”), Elk Merger Sub LLC (“Merger Sub”), Elk GP Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“GP Merger Sub”), Enable, Enable GP, LLC, the sole general partner of Enable (“Enable General Partner”), solely for purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Energy Transfer (“ET GP”), and solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy Inc. (“CenterPoint”), pursuant to which (i) Merger Sub will merge with and into Enable (the “LP Merger”), with Enable surviving the LP Merger as a wholly owned subsidiary of Energy Transfer, and (ii) GP Merger Sub will merge with and into Enable General Partner (the “GP Merger” and, together with the LP Merger, the “Merger”), with Enable General Partner surviving the GP Merger as a direct wholly owned subsidiary of Energy Transfer and (iii) immediately prior to the effective time of the Merger (the “effective time”), (A) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in Enable (the “Enable Series A Preferred Units”) issued and outstanding at such time in exchange for 0.0265 of a 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit issued by Energy Transfer, and (B) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units.

In the LP Merger, each common unit representing a limited partner interest in Enable (“Enable common units”) issued and outstanding immediately prior to the effective time will be converted into and will thereafter represent the right to receive 0.8595 of a common unit representing a limited partner interest in Energy Transfer (the “Energy Transfer common units” and such consideration, the “LP Merger Consideration”).

In the GP Merger, all of the limited liability company interests in Enable General Partner issued and outstanding as of immediately prior to the effective time will be converted into and will thereafter represent the right to receive $10,000,000 in the aggregate. In exchange for the transactions contemplated by the GP Merger, Enable’s incentive distribution rights outstanding immediately prior to the effective time will be automatically cancelled and cease to exist and the non-economic general partner interest in Enable will be unchanged and remain outstanding as a non-economic general partner interest in the surviving entity of the LP Merger.

2.

Approve, on a non-binding, advisory basis, the compensation that will or may become payable to Enable’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation” and such proposal, the “Transaction-Related Compensation Proposal”).

This consent statement/prospectus describes the Merger, the other transactions contemplated by the merger agreement and the actions to be taken in connection therewith and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to this consent statement/prospectus.

Enable cannot complete the transactions contemplated by the merger agreement unless the holders of a majority of the outstanding Enable common units approve the merger agreement. CenterPoint and OGE Energy Corp. (“collectively, the “Sponsors”) who collectively own approximately 79% of the outstanding

Enable common units, have each entered into support agreements pursuant to which the Sponsors have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents approving the merger agreement and each of the other matters for which Enable is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal. When the Sponsors execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Enable common unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

The board of directors of Enable General Partner (the “Enable General Partner Board”) has set      , 2021 as the record date (the “Enable Record Date”) for the determination of Enable common unitholders entitled to execute and deliver written consents with respect to this accompanying consent statement/prospectus.

In light of the fact that Enable General Partner and its affiliates have interests in the transactions that are different than the interests of the unaffiliated holders of Enable common units, the Enable General Partner Board delegated to the conflicts committee of the Enable General Partner Board (the “Enable Conflicts Committee”), consisting of directors that satisfy the requirements to serve on a conflicts committee in the Fifth Amended and Restated Agreement of Limited Partnership of Enable, dated as of November 14, 2017 (the “Enable Partnership Agreement”), the power and authority to, among other things, (i) consider, explore, review, analyze, solicit, structure and evaluate the proposed transactions, (ii) determine whether or not to approve the proposed transactions by “Special Approval” under the Enable Partnership Agreement and (iii) make a recommendation to the Enable General Partner Board to approve or disapprove of the proposed transactions. The Enable Conflicts Committee has unanimously, in good faith, among other things, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated holders of Enable common units, (ii) approved the merger agreement and the transactions contemplated thereby, including the LP Merger, with such approval constituting “Special Approval” under the Enable Partnership Agreement, and (iii) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger. Upon the approval and recommendation of the Enable Conflicts Committee, the Enable General Partner Board has unanimously, in good faith, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable and its subsidiaries, and, with respect to the GP Merger, Enable General Partner, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and (iii) authorized that the approval of the merger agreement and the transactions contemplated thereby be submitted to Enable’s common unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

Please complete, date and sign the written consent furnished with this consent statement/prospectus and return it promptly to Enable by one of the means described in the section entitled “Enable Solicitation of Written Consents.”

On behalf of the Enable General Partner Board,

Mark C. Schroeder

Executive Vice President, General Counsel and

Chief Ethics and Compliance Officer

                , 2021

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a consent statement of Enable and is also a prospectus of Energy Transfer under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), for Energy Transfer common units that will be issued to Enable common unitholders and Energy Transfer Series G Preferred Units that will be issued to holders of Enable Series A Preferred Units pursuant to the merger agreement.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about Energy Transfer and Enable from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Energy Transfer or Enable at the following addresses and telephone numbers:

Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 Attention: Investor Relations Telephone: (214) 981-0795	Enable Midstream Partners, LP 499 West Sheridan Avenue, Suite 1500 Oklahoma City, Oklahoma 73102 Attention: Investor Relations Phone: (405) 525-7788

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

You may obtain certain of these documents at Energy Transfer’s website, www.energytransfer.com, and at Enable’s website, www.enablemidstream.com. None of the information contained on the website of Energy Transfer or Enable is incorporated by reference into this document.

If you request any documents, Energy Transfer or Enable will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request. To ensure timely delivery of these documents, any request should be made no later than                 , 2021.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are questions that you, as a holder of Enable common units, may have regarding the Merger and brief answers to those questions. For more complete descriptions of the legal and other terms of the Merger, please read this entire document, including the merger agreement, which is attached as Annex A to this consent statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section entitled “Where You Can Find More Information.”

Q:	Why am I receiving this consent statement/prospectus?

A:

On February 16, 2021, Enable Midstream Partners, LP (“Enable”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Energy Transfer LP (“Energy Transfer”), Elk Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“Merger Sub”), Elk GP Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“GP Merger Sub” and together with Merger Sub, the “Merger Subs”), Enable GP, LLC, the sole general partner of Enable (the “Enable General Partner”), solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Energy Transfer (“ET GP”), and, solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc. (“CenterPoint”). Pursuant to the merger agreement, and subject to the terms and conditions therein, (i) Merger Sub will merge with and into Enable (the “LP Merger”), with Enable surviving the LP Merger as a wholly owned subsidiary of Energy Transfer, (ii) GP Merger Sub will merge with and into Enable General Partner (the “GP Merger” and, together with the LP Merger, the “Merger”), with Enable General Partner surviving the GP Merger as a direct wholly owned subsidiary of Energy Transfer and (iii) immediately prior to the effective time of the Merger (the “effective time”), (A) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in Enable (the “Enable Series A Preferred Units”) issued and outstanding at such time in exchange for 0.0265 of a 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit issued by Energy Transfer (the “Energy Transfer Series G Preferred Units”), and (B) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units (such transaction described in clause (iii), the “Preferred Contributions”).

In the LP Merger, each common unit representing a limited partner interest in Enable (“Enable common units”) issued and outstanding immediately prior to the effective time will be converted into and will thereafter represent the right to receive 0.8595 (the “exchange ratio”) of a common unit representing a limited partner interest in Energy Transfer (the “Energy Transfer common units” and such consideration, the “LP Merger Consideration”).

In the GP Merger, all of the limited liability company interests in Enable General Partner issued and outstanding as of immediately prior to the effective time will be converted into and will thereafter represent the right to receive $10,000,000 in the aggregate (the “GP Merger Consideration”). In exchange for the transactions contemplated by the GP Merger, Enable’s incentive distribution rights outstanding immediately prior to the effective time will be automatically cancelled and cease to exist and the non-economic general partner interest in Enable will be unchanged and remain outstanding as a non-economic general partner interest in the surviving entity of the LP Merger.

CenterPoint and OGE Energy Corp. (“OGE Energy” and, together with CenterPoint, the “Sponsors”), who collectively own approximately 79% of the outstanding Enable common units, have each entered into a support agreement (together, the “support agreements”) pursuant to which each such Sponsor has agreed, subject to the terms and conditions of such support agreement, to execute and return a written consent approving the merger agreement and each of the other matters for which Enable is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. For more information, see the section titled “The Support Agreements” beginning on page 116 of this consent statement/prospectus. Enable is sending this consent statement/prospectus to all of its common unitholders, including the Sponsors, to request that they approve the merger agreement and, on a non-binding, advisory basis, the compensation that will or may become payable to Enable’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation Proposal”) by executing and returning the written consent furnished with this consent statement/prospectus. When the Sponsors execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Enable common unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. The Enable General Partner board of directors (the “Enable General Partner Board”) has set                , 2021 as the record date (which we refer to as the “Enable Record Date”) for determining the holders of Enable common units entitled to execute and deliver written consents with respect to this consent statement/prospectus.

This consent statement/prospectus serves as both consent statement of Enable and a prospectus of Energy Transfer in connection with the merger agreement and the Merger and other transactions contemplated thereby.

Q:	What will happen in the Merger and the Preferred Contributions?

A:

As discussed in greater detail in the response above, if the Merger is successfully completed, Merger Sub will be merged with and into Enable, with Enable surviving as wholly owned subsidiary of Energy Transfer, and GP Merger Sub will merge with and into Enable General Partner, with Enable General Partner surviving as a direct wholly owned subsidiary of Energy Transfer. Furthermore, as part of the Preferred Contributions, each Enable Series A Preferred Unit, all of which are held by CenterPoint, will be contributed, assigned, transferred, conveyed and delivered to Energy Transfer in exchange for 0.0265 of a newly issued Energy Transfer Series G Preferred Unit, and Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer all or a portion of such Enable Series A Preferred Units. In addition, if the Merger is successfully completed, the Enable common units will no longer be listed and traded on the NYSE.

Q:	What will Enable Common unitholders receive in the LP Merger?

A:

As of the effective time, each Enable common unit will be converted into and will thereafter represent the right to receive the LP Merger Consideration. The LP Merger Consideration consists of the right to receive 0.8595 of an Energy Transfer common unit for each Enable common unit owned as of the effective time. If at any time during the period between the date of the merger agreement and the effective time any change in the outstanding Enable common units or outstanding Energy Transfer common units shall occur, by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the LP Merger Consideration, the exchange ratio and any other similarly dependent items shall be equitably adjusted to provide to Energy Transfer, Merger Sub and the Enable common unitholders the same economic effect as contemplated by the merger agreement prior to such action.

Based on the $6.96 closing price of Energy Transfer common units on Tuesday, February 16, 2021, the last full trading day before the public announcement of the Merger, the per unit value of Enable common units implied by the LP Merger Consideration is $5.98, or a total common equity valuation of Enable of $2.6 billion.

Q:	What will the Sponsors receive in the Merger and the other transactions contemplated by the merger agreement?

A:

(i) Each outstanding Enable common unit, including Enable common units held by the Sponsors, will be converted into and will thereafter represent the right to receive the LP Merger Consideration, (ii) all of the limited liability company interests in Enable General Partner issued and outstanding immediately prior to the effective time, all of which are held by the Sponsors, will be converted into and will thereafter represent the right to receive the GP Merger Consideration and (iii) each Enable Series A Preferred Unit, all of which are held by CenterPoint, will be exchanged for 0.0265 of a newly issued Energy Transfer Series G Preferred Unit.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, holders of Enable common units will not receive any LP Merger Consideration in exchange for their Enable common units, the Sponsors will not receive the GP Merger Consideration in exchange for the limited liability company interests in Enable General Partner and CenterPoint will not receive Energy Transfer Series G Preferred Units in exchange for the Enable Series A Preferred Units. Additionally, Enable will remain an independent public company with Enable common units continuing to be traded on the NYSE. If the merger agreement is terminated under specified circumstances, including if Enable willfully breaches any of its non-solicitation covenants under the merger agreement, including soliciting an acquisition proposal from a third party, Enable may be required to pay Energy Transfer a breakup fee of $97.5 million. Following payment of the breakup fee, Enable will not have any further liability with respect to the merger agreement except for liability arising from fraud.

Q:	Will any consideration be paid to Enable common unitholders (other than the Sponsors) in the GP Merger or as a result of the Preferred Contributions?

A:

No. In the GP Merger, all of the limited liability company interests in Enable General Partner issued and outstanding immediately prior to the effective time will be converted into and will thereafter represent the right to receive the GP Merger Consideration, which will be allocated equally between the Sponsors. In exchange for the transactions contemplated by the GP Merger, Enable’s incentive distribution rights outstanding immediately prior to the effective time will be automatically cancelled and cease to exist and the non-economic general partner interest in Enable will be unchanged and remain outstanding as a non-economic general partner interest in the surviving entity of the LP Merger. In connection with the Preferred Contributions, each Enable Series A Preferred Unit, all of which are held by CenterPoint, will be exchanged for 0.0265 of an Energy Transfer Series G Preferred Unit. The Enable Series A Preferred Units will be unchanged and remain outstanding and wholly owned directly or indirectly by Energy Transfer.

Q:	If I am an Enable common unitholder, how will I receive the LP Merger Consideration to which I become entitled?

A:

Within five business days following the effective time, the exchange agent will mail to you (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of your Enable common units in exchange for the LP Merger Consideration and any distributions payable pursuant to Section 2.2(c) of the merger agreement. Subject to applicable laws, following surrender of any such Enable common units to the exchange agent, together with your duly completed and validly executed letter of transmittal and any other documents required by the exchange agent, you will be entitled to receive, without interest, (i) promptly after such surrender, the number of whole Energy Transfer common units to which you are entitled, payment by check of the amount of distributions with a record date at or after the effective time and a payment date on or prior to the date of such surrender and not theretofore paid with respect to such Energy Transfer common units and (ii) at the appropriate payment date, the amount of distributions with a record date at or after the effective time and a payment date subsequent to the date of such surrender payable with respect to such Energy Transfer common units. No fractional Energy Transfer common units will be issued as LP Merger Consideration. In lieu of receiving a fractional Energy Transfer common unit, all fractional Energy Transfer common units will be aggregated and rounded up to the nearest whole Energy Transfer common unit. For more information about the exchange of Enable common units for Energy Transfer common units, see “The Merger—Exchange of Units” beginning on page 93 of this consent statement/prospectus.

Q:	What are Enable common unitholders being asked to do?

A:	Enable common unitholders are being asked to deliver written consents to approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal.

The approval of the merger agreement by the holders of a majority of Enable’s outstanding common units is a condition to the obligations of Enable and of Energy Transfer to complete the Merger.

Q:	Who is entitled to deliver written consents to approve the merger agreement and the Transaction-Related Compensation Proposal?

A:

Only written consents received from holders of Enable common units as of the Enable Record Date, the close of business on                , 2021, will be counted for purposes of approving the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal. As of the Enable Record Date, there were                Enable common units outstanding.

Q:	Are there any important risks related to the Merger or Energy Transfer’s or Enable’s businesses of which I should be aware?

A:

Yes, there are important risks related to the Merger and Energy Transfer’s and Enable’s businesses. Before making any decision on how to vote, Energy Transfer and Enable urge you to read carefully and in its entirety the section titled “Risk Factors” beginning on page 21 of this consent statement/prospectus. You also should read and carefully consider the risk factors relating to Energy Transfer and Enable contained in the documents that are incorporated by reference into this consent statement/prospectus, including Energy Transfer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Enable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	What Enable unitholder approval is required to approve the merger agreement?

A:	The approval of the holders of a majority of Enable’s outstanding common units is required to approve the merger agreement and the other transactions contemplated by the merger agreement.

The Sponsors, who collectively own approximately 79% of the outstanding Enable common units, have each entered into a support agreement pursuant to which such Sponsor has agreed, subject to the terms and conditions of such support agreement, to execute and return a written consent approving the merger agreement and each of the matters for which Enable is soliciting consents of the holders of Enable common units in accordance with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and the Transaction-Related Compensation Proposal. When the Sponsors execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Enable common unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

Q:	Do Enable directors and executive officers have interests that may differ from those of other Enable common unitholders?

A:

Yes. Enable common unitholders should be aware and take into account the fact that certain Enable directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Enable common unitholders generally and that may create potential conflicts of interest. The Enable General Partner Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the Merger, in approving the merger agreement and the transactions contemplated thereby, including the Merger. See the section titled “The Merger—Interests of Enable Directors and Executive Officers in the Merger Agreement.”

Q:	What was the Enable Conflicts Committee’s role in reviewing the proposed transaction with Energy Transfer and what did the Enable Conflicts Committee determine?

A:

The Enable Conflicts Committee reviewed the merger agreement and related documents and unanimously, in good faith, among other things (a) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated holders of Enable common units, (b) approved the merger agreement and the transactions contemplated thereby, including the LP Merger, with such approval constituting “Special Approval” under the Fifth Amended and Restated Agreement of Limited Partnership of Enable, dated as of November 14, 2017 (the “Enable Partnership Agreement”), and (c) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger. For more information regarding the recommendation of the Enable Conflicts Committee in making such determination, see “The Merger—Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger.”

Q:	What is the deadline for returning my written consent?

A:

Enable common unitholders may execute and return their written consent as soon as reasonably practicable after the date this consent statement/prospectus becomes effective and until                , 2021 (the “consent deadline”).

Q:	How do I return my Enable written consent?

A:

If you are an Enable common unitholder as of the Enable Record Date, and after carefully reading and considering the information contained in this consent statement/prospectus you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it as instructed. If you are a direct registered holder of Enable common units, please send the enclosed notice of consent to the address below, or email a pdf copy of your signed and dated written consent to MacKenzie Partners, Inc. to the email address below.

By Mail. MacKenzie Partners, Inc., 1407 Broadway 27th Floor, New York, NY 10018, attention Glen Linde.

By Email. consent@mackenziepartners.com

Enable will not be holding a meeting to approve the merger agreement, and therefore you will be unable to vote in person.

Q:	What if I hold both Energy Transfer common units and Enable common units?

A:

If you are both an Energy Transfer common unitholder and an Enable common unitholder, you will still receive consent solicitation materials from Enable. Therefore, please complete, date and sign and deliver the written consent that you receive from Enable.

Q:	If I am an Enable common unitholder, can I change or revoke my written consent?

A:

Yes. You may change or revoke your written consent, at any time after this consent statement/prospectus is declared effective and until the consent deadline; however, such change or revocation may not have any effect, as the delivery of written consents by the Sponsors pursuant to the support agreements will be sufficient to approve the merger agreement and the Transaction-Related Compensation Proposal. If you wish to change or revoke your consent, Enable common unitholders may do so by sending in a new written consent with a later date or by delivering a notice of revocation to MacKenzie Partners, Inc., 1407 Broadway 27th Floor, New York, NY 10018, attention Glen Linde.

Q:	What if I sell my Enable common units after the Enable Record Date but before the effective time?

A:

If you sell or otherwise transfer your Enable common units after the Enable Record Date but prior to the effective time, you will not receive the LP Merger Consideration. You must hold your Enable common units through the effective time to receive the LP Merger Consideration.

Q:	What do I do if I receive more than one set of consent solicitation materials?

A:

You may receive more than one set of consent solicitation materials, including multiple copies of this consent statement/prospectus or the consent solicitation materials. This can occur if you hold your Enable common units in more than one brokerage account, if you hold Enable common units directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of consent solicitation materials, please return each set separately in order to ensure that all of your written consents are delivered, as applicable.

Q:	What will happen if I do not execute and return my written consent?

A:

If you are an Enable common unitholder as of the close of business on the Enable Record Date and you do not execute and return a written consent, it will have the same effect as a vote against the approval of the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal.

Q:	Are Enable common unitholders entitled to seek appraisal rights if they do not deliver a written consent?

A:

No, Enable common unitholders do not have appraisal rights in connection with the Merger under applicable law or the Enable Partnership Agreement or contractual appraisal rights under the merger agreement.

Q:	What are the expected U.S. federal income tax consequences to an Enable common unitholder as a result of the transactions contemplated by the merger agreement?

A:

Generally, no gain or loss should be recognized by a holder of Enable common units solely as a result of the receipt of the LP Merger Consideration, other than any net decrease in such holder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”) (as adjusted for any nonrecourse liabilities taken into account as part of a “disguised sale”) in excess of such holder’s adjusted tax basis.

However, a holder of Enable common units may recognize gain or loss in certain specific situations, including (i) a disguised sale under Section 707 of the Code if the holder contributes cash or other property to Enable after the signing date of the merger agreement and prior to the effective time, (ii) a deemed sale of Energy Transfer common units pursuant to the withholding provisions of the merger agreement, and (iii) if the holder is a non-U.S. person that beneficially owns or has beneficially owned at any time in the five-year period ending on the closing date of the Merger more than five percent of the total Enable common units.

The amount and effect of any gain that may be recognized by a holder of Enable common units will depend on such holder’s particular situation, including the ability of such holder to utilize any suspended passive losses.

For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the LP Merger to Holders of Enable Common Units” and “Risk Factors—Risk Factors Related to the Merger.”

Q:	What are the expected U.S. federal income tax consequences for an Enable common unitholder of the ownership of Energy Transfer common units after the LP Merger is completed?

A:

Each holder of Enable common units who becomes a holder of Energy Transfer common units as a result of the LP Merger will, as is the case for existing Energy Transfer common unitholders, be allocated such holder’s distributive share of Energy Transfer’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such holder may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which Energy Transfer conducts business or owns property following the LP Merger, or in which the holder is a resident. Please read “Material U.S. Federal Income Tax Consequences of Energy Transfer Unit Ownership.”

Q:	If the Merger is completed in 2021, how many Schedules K-1 will I receive for 2021 if I am an Enable common unitholder?

A:

If you are a holder of Enable common units, you will receive two Schedules K-1 in the year in which the Merger closes, one from Enable, which will describe your share of Enable’s income, gain, loss and deduction for the portion of the tax year that you held Enable common units prior to the effective time, and one from Energy Transfer, which will describe your share of Energy Transfer’s income, gain, loss and deduction for the portion of the tax year you held Energy Transfer common units following the effective time.

If the Merger closes in 2021, Enable expects to furnish a Schedule K-1 to each Enable common unitholder within 90 days of the end of the calendar year. Energy Transfer expects to furnish a Schedule K-1 to each Energy Transfer common unitholder within 90 days of the closing of Energy Transfer’s taxable year on December 31, 2021, whether or not the Merger closes in 2021.

Q:	What are the conditions to the completion of the Merger and the other transactions contemplated by the merger agreement?

A:

Completion of the Merger is subject to certain closing conditions, including, but not limited to, (i) the required unitholder approval shall have been obtained from the Enable common unitholders; (ii) the LP Merger Consideration shall have been approved for listing on the NYSE; (iii) the receipt of required regulatory approvals; (iv) the Form S-4 will have been declared effective by the SEC; and (v) the satisfaction (or to the extent permitted by applicable law, waiver) of other conditions to closing. See the section titled “The Merger Agreement—Conditions to the Merger” beginning on page 97 of this consent statement/prospectus for more information.

Q:	When are the Merger and the other transactions contemplated by the merger agreement expected to be completed?

A:

As of the date of this consent statement/prospectus, it is not possible to accurately estimate the closing date for the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Energy Transfer’s and Enable’s obligations to complete the Merger; however, Energy Transfer and Enable currently expect the Merger to close mid-2021. Due to the requirement to obtain certain governmental approvals and other conditions necessary to complete the Merger, no assurance can be given as to when, or if, the Merger will be completed.

Q:	What will happen to outstanding Enable equity awards in the Merger?

A:

At the time of the LP Merger, Enable phantom units (including any Seconded Employee Phantom Awards), whether vested or unvested, that are outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of Energy Transfer common units or, in the case of Seconded Employees, the right to receive cash determined based on the value of Energy Transfer common units equal to the product obtained by multiplying (x) the number of Enable common units subject to such Enable assumed restricted unit award immediately prior to the effective time by (y) the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit (each, an “Enable assumed restricted unit award”). Each Enable assumed restricted unit award will otherwise be subject to the same terms and conditions as were applicable to the Enable phantom units immediately prior to the effective time.

Additionally, each award of performance units that corresponds to Enable common units, including Seconded Employee Performance Awards, that is outstanding and unvested as of the effective time will be measured as to performance as of the effective time (or a date reasonably proximate thereto) as determined in good faith by the Enable General Partner Board, and each such Enable performance award will, with respect to the number of Enable common units that are considered earned based on the higher of actual performance or target (the “Enable earned performance units”), be assumed by Energy Transfer and converted into an Enable assumed restricted unit award, which will have the same distribution equivalent rights and be eligible to vest solely based on continued service at the end of the performance period that was originally applicable thereto; provided, however, that the Enable earned performance units will vest upon a “qualifying termination” and, to the extent applicable, will incorporate the provisions related to termination due to “retirement,” as provided in the Enable phantom units, equal to the number of Enable earned performance units multiplied by the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit. Any performance units that are not Enable earned performance units will automatically be cancelled for no consideration. Notwithstanding the foregoing, with respect to Enable performance awards granted in 2021, the number of Enable earned performance units will be equal to the target number of units granted, regardless of performance.

Q:	If I am an Enable common unitholder, do I need to do anything at this time with my common units other than delivering my written consent?

A:

If you are an Enable common unitholder, you will be entitled to receive the LP Merger Consideration for your units after the effective time. The only action you are requested to take at this time is to affirmatively deliver written consent FOR the approval of the merger agreement and FOR the proposal to approve the Transaction-Related Compensation Proposal in accordance with the method of written consent set forth in the section entitled “Enable Solicitation of Written Consents” beginning on page 33 of this consent statement/prospectus.

Q:	Should I surrender my Enable common units for exchange now to receive the LP Merger Consideration?

A:

No. Enable common unitholders should not surrender their Enable common units for exchange to any person at this time. After the closing of the Merger, Energy Transfer’s exchange agent will send you a letter of transmittal and instructions for exchanging your Enable common units for the LP Merger Consideration. See the section titled “The Merger—Exchange of Units” beginning on page 93 of this consent statement/prospectus.

Q:	How will the Merger and the other transactions contemplated by the merger agreement be financed?

A:

Energy Transfer has, and at the closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to pay the GP Merger Consideration and to refinance Enable’s indebtedness or otherwise satisfy requirements of such obligations in connection with the consummation of the transactions contemplated by the merger agreement. Because the LP Merger Consideration consists of the right to receive 0.8595 Energy Transfer common units for each Enable common unit owned as of the effective time, no financing is required to complete the LP Merger.

Q:	Is the completion of the Merger and the other transactions contemplated by the merger agreement subject to a financing condition?

A:	No. The receipt of any financing by Energy Transfer is not a condition to completion of the Merger or any of the other transactions contemplated by the merger agreement.

Q.	Will the Energy Transfer common units issued to Enable common unitholders be traded on an exchange?

A:

Yes. It is a condition to completion of the LP Merger that the Energy Transfer common units to be issued to Enable common unitholders in the LP Merger be approved for listing on the NYSE, subject to official notice of issuance, under the symbol “ET.”

Q:	If I am an Enable common unitholder, whom should I call with questions?

A:

If you have any questions about the transactions contemplated by the merger agreement or the Enable consent solicitation materials, or desire additional copies of this consent statement/prospectus, you should contact:

MacKenzie Partners, Inc.

1407 Broadway 27th Floor

New York, NY 10018

Telephone: (212) 929-5500

Toll Free: (800) 322-2885

Email: consent@mackenziepartners.com

or

Enable Midstream Partners, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma 73102

Attention: Investor Relations

Telephone: (405) 558-4600

Email: ir@enablemidstream.com

Q:	Where can I find more information about Energy Transfer and Enable?

A:

You can find more information about Energy Transfer and Enable from the various sources described under “Where You Can Find More Information” beginning on page 179 of this consent statement/prospectus.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to and incorporated in this document because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the Merger and the other matters being considered at the special meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information About the Companies (See page 31)

Energy Transfer LP is a publicly traded limited partnership owning and operating a diversified portfolio of energy assets. Energy Transfer’s core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGLs”) and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. Energy Transfer, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP and USA Compression Partners, LP. The address of Energy Transfer’s principal executive office is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

Enable Midstream Partners, LP is a publicly traded limited partnership owning, operating and developing strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 billion cubic feet per day (“Bcf/d”) of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC (“SESH”) of which Enable owns 50%), approximately 2,200 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. The address of Enable’s principal executive office is 499 West Sheridan Avenue, Suite 1500, Oklahoma City, Oklahoma, and the telephone number at this address is (405) 525-7788.

Elk Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of Energy Transfer. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The address of Merger Sub’s principal executive office is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

Elk GP Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of Energy Transfer. GP Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The address of GP Merger Sub’s principal executive office is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

The Merger (See page 35)

Energy Transfer and Enable have entered into a merger agreement, pursuant to which Energy Transfer will acquire Enable, and Enable will cease to be a publicly held limited partnership. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time (i) Merger Sub will merge with and into Enable, with Enable continuing as the surviving entity and a wholly owned subsidiary of Energy Transfer, and (ii) GP Merger Sub will merge with and into Enable General Partner, with Enable General Partner surviving the GP Merger as a direct wholly owned subsidiary of Energy Transfer.

The merger agreement is attached as Annex A to this document, and both Energy Transfer and Enable encourage you to read it carefully and in its entirety because it is the legal document that governs the Merger.

Merger Consideration (See page 97)

In the LP Merger, Enable common unitholders will receive, for each Enable common unit they own as of immediately prior to the effective time, 0.8595 of an Energy Transfer common unit.

In the GP Merger, holders of Enable General Partner limited liability company interests will receive the right to receive $10 million in the aggregate. As of March 18, 2021, the Sponsors collectively owned 100% of the limited liability company interests in Enable General Partner.

No fractional Energy Transfer common units will be issued. All fractional Energy Transfer common units that a holder of Enable common units would otherwise have been entitled to receive will be aggregated and then, if a fractional Energy Transfer common unit results from the aggregation, be rounded up to the nearest whole Energy Transfer common unit.

Treatment of Enable Series A Preferred Units (See page 97)

Following the Pre-Closing Transactions (as defined below under “—Pre-Closing Transactions”) and immediately prior to the effective time, (A) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each Enable Series A Preferred Unit issued and outstanding at such time in exchange for 0.0265 of an Energy Transfer Series G Preferred Unit, and (B) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units. The Enable Series A Preferred Units will be unchanged and remain outstanding and wholly owned directly or indirectly by Energy Transfer.

Pre-Closing Transactions (See page 96)

Prior to the effective time, and as a condition to the closing of the Merger, Energy Transfer will undertake certain internal reorganization transactions and cause its subsidiary, Energy Transfer Operating, L.P. (“ETO”), to merge with and into a newly formed, wholly owned Energy Transfer merger subsidiary. As a result of such merger, each issued and outstanding preferred unit of ETO will convert into the right to receive a newly issued preferred unit in Energy Transfer, having the same preferences, rights, powers and duties as the existing ETO preferred unit (other than any non-substantive differences to reflect the issuance of such securities by Energy Transfer, as opposed to ETO) (such transactions collectively, the “Pre-Closing Transactions”). Promptly following the closing of the Pre-Closing Transactions, Energy Transfer intends to undertake additional reorganizational steps in order to convey substantially all of ETO’s assets and liabilities to Energy Transfer.

Treatment of Enable Equity Awards (See page 109)

Enable Phantom Units. Enable phantom units (including any Seconded Employee Phantom Awards), whether vested or unvested, that are outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of Energy Transfer common units or, in the case of Seconded Employees, the right to receive cash determined based on the value of Energy Transfer common units equal to the product obtained by multiplying (x) the number of Enable common units subject to such Enable assumed restricted unit award immediately prior to the effective time by (y) the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit (each, an “Enable assumed restricted unit award”). Each Enable assumed restricted unit award will otherwise be subject to the same terms and conditions as were applicable to the Enable phantom units immediately prior to the effective time.

Enable Performance Awards. Each award of performance units that corresponds to Enable common units, including Seconded Employee Performance Awards, that is outstanding and unvested as of the effective time will be measured as to performance as of the effective time (or a date reasonably proximate thereto) as determined in good faith by the Enable General Partner Board, and each such Enable performance award will, with respect to the number of Enable common units that are considered earned based on the higher of actual performance or target (the “Enable earned performance units”), be assumed by Energy Transfer and converted into an Enable assumed restricted unit award, which will have the same distribution equivalent rights and be eligible to vest solely based on continued service at the end of the performance period that was originally applicable thereto; provided, however, that the Enable earned performance units will vest upon a “qualifying termination” and, to the extent applicable, will incorporate the provisions related to termination due to “retirement,” as provided in the Enable phantom units, equal to the number of Enable earned performance units multiplied by the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit. Any performance units that are not Enable earned performance units will automatically be cancelled for no consideration. Notwithstanding the foregoing, with respect to Enable performance awards granted in 2021, the number of Enable earned performance units will be equal to the target number of units granted, regardless of performance.

Support Agreements (See page 116)

Contemporaneously with the execution of the merger agreement, each of the Sponsors, Energy Transfer, Merger Sub, GP Merger Sub, Enable and Enable General Partner, entered into separate support agreements (together, the “support agreements”). CenterPoint owns approximately 53.7% of the issued and outstanding Enable common units and 100% of the Enable Series A Preferred Units, and OGE Energy owns approximately 25.5% of the issued and outstanding Enable common units. In addition, the Sponsors own Enable General Partner. CenterPoint owns a 50% management interest and a 40% economic interest in Enable General Partner, and OGE Energy owns a 50% management interest and a 60% economic interest in Enable General Partner. Pursuant to the respective support agreement, each Sponsor agreed to, among other things, (i) within 24 hours of the time when the registration statement, of which this consent statement/prospectus is a part, has been declared effective by the SEC and such Sponsor has received from Energy Transfer a copy of the consent statement/prospectus, execute and deliver (or cause to be delivered) a written consent, covering all of the Enable common units held by such Sponsor approving each of the matters for which Enable is soliciting consents of the holders of Enable common units and (ii) oppose, vote against and not to consent to any other action, agreement or proposal intended to, or which has the effect of or reasonably would be expected to have the effect of, impeding, delaying, restricting, limiting or interfering with the performance of such Sponsor’s obligations under its support agreement or the consummation of the Merger. Copies of the support agreements are attached as Annex B and Annex C to this consent statement/prospectus.

Summary of Risk Factors (See page 21)

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent statement/prospectus before deciding whether to deliver the written consent relating to your Enable common units. Some of these risks include, but are not limited to, those described below and in more detail under the heading “Risk Factors.”

Risks Related to the Merger

•

Because the market price of Energy Transfer common units will fluctuate prior to the consummation of the merger, Enable common unitholders cannot be sure of the market value of Energy Transfer common units that they will receive in the Merger.

•

The fairness opinions rendered to the Enable Conflicts Committee by Intrepid Partners, LLC (“Intrepid”) and to the Enable General Partner Board by Goldman Sachs & Co. LLC (“Goldman Sachs”) were based on factors such as market and other conditions then in effect, and certain financial forecasts and other information made available to Intrepid and Goldman Sachs, as of the date of the opinions. As a result, the opinions do not reflect changes in events or circumstances after the date of such opinions. The Enable Conflicts Committee and the Enable General Partner Board have not obtained, and do not expect to obtain, updated fairness opinions from Intrepid and Goldman Sachs reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

•

The Merger is subject to various closing conditions, and any delay in completing the Merger may reduce or eliminate the benefits expected and delay the payment of the LP Merger Consideration to Enable’s common unitholders.

•

Certain executive officers and directors of Enable have interests in the Merger that are different from, or in addition to, the interests of Enable common unitholders generally, which could have influenced their decision to approve the merger agreement.

•	The merger agreement and support agreements limit Enable’s ability to pursue alternatives to the Merger.

•

Maintaining credit ratings is under the control of ratings agencies, which are independent third parties. There can be no assurances that the debt of the combined company will qualify for an investment-grade credit rating, and the failure to qualify for an investment-grade credit rating could negatively impact the combined company’s access to capital and costs of doing business.

•	Enable’s financial estimates are based on various assumptions that may not prove to be correct.

•	A different set of factors and conditions affect Energy Transfer common units and could have a negative impact on the unit price.

•	Enable common unitholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

•	Energy Transfer common units to be received by Enable common unitholders as a result of the Merger will have different rights from Enable common units.

•

If the merger agreement is terminated, under certain circumstances, Enable may be obligated to pay a breakup fee to Energy Transfer. This fee could require Enable to seek loans or use Enable’s available cash that would have otherwise been available for operations, distributions or other general partnership purposes.

•

The failure to successfully combine the businesses of Energy Transfer and Enable in the expected time frame may adversely affect Energy Transfer’s future results, which may adversely affect the value of the Energy Transfer common units that Enable unitholders would receive in the LP Merger.

•	If the LP Merger is approved by the Enable common unitholders, the date that the Enable common unitholders will receive the LP Merger Consideration is uncertain.

•

If a governmental authority asserts objections to the Merger, Energy Transfer and Enable may be unable to complete the Merger or, in order to do so, Energy Transfer and Enable may be required to comply with material restrictions or satisfy material conditions.

•	The pendency of the Merger could materially adversely affect the future business and operations of Enable or result in a loss of Enable employees.

•	Energy Transfer and Enable may be subject to class action lawsuits relating to the Merger, which could materially adversely affect their business, financial condition and operating results.

•	Failure to complete the Merger could negatively affect the unit price of Enable and its future businesses and financial results.

•

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Enable is a party, which may have an adverse impact on Energy Transfer’s business and results of operations after the Merger.

•	Enable common unitholders are not entitled to appraisal rights in connection with the Merger.

Tax Risks Related to the Merger

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the LP Merger.

•	The expected U.S. federal income tax consequences of the LP Merger are dependent upon Energy Transfer and Enable being treated as partnerships for U.S. federal income tax purposes.

•	Holders of Enable common units could recognize taxable income or gain for U.S. federal income tax purposes as a result of the LP Merger.

Tax Risks Related to Owning Energy Transfer Units Following the Merger

•	Certain tax consequences of the ownership of Energy Transfer Series G Preferred Units, including treatment of distributions as guaranteed payments for the use of capital, are uncertain.

•

The treatment of distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital means that such distributions will not be eligible for the 20% deduction for qualified business income.

•	Holders of Energy Transfer common units will continue to be subject to the tax risks that holders of Energy Transfer common units are currently subject to.

Approvals Required by the Enable Common Unitholders to Complete the LP Merger and the Other Transactions Contemplated by the Merger Agreement (See page 33)

The Sponsors, who collectively own approximately 79% of the outstanding Enable common units, have each entered into the support agreements pursuant to which such Sponsors have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents approving the merger agreement and each of the other matters for which Enable is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. Enable is sending this consent statement/prospectus to all of its common unitholders, including the Sponsors, to request that they approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal by executing and returning the written consent furnished with this consent statement/prospectus. When the Sponsors execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Enable common unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger (See page 50)

On February 16, 2021, the Enable Conflicts Committee unanimously, in good faith, among other things (a) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated Enable common unitholders, (b) approved the merger agreement and the transactions contemplated thereby, including the LP Merger upon the terms and conditions set forth in the merger agreement, with such approval constituting “Special Approval” for all purposes under the Enable Partnership Agreement and (c) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger.

Later on February 16, 2021, upon receiving the approval and recommendation of the Enable Conflicts Committee, the Enable General Partner Board unanimously, in good faith, (a) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries, and, with respect to the GP Merger, Enable General Partner, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Merger, (c) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the Merger, and (d) authorized and directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to Enable’s unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

In reaching its decision to approve the merger agreement and direct that the approval of the merger agreement and the transactions contemplated thereby be submitted to Enable’s unitholders for approval by written consent, the Enable Conflicts Committee and the Enable General Partner Board consulted with Enable management and their respective financial and legal advisors and considered the factors described in the section titled “The Merger—Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger” beginning on page 50 of this consent statement/prospectus.

Opinion of the Enable General Partner Board’s Financial Advisor (See page 59)

At a meeting of the Enable General Partner Board, Goldman Sachs rendered to the Enable General Partner Board its oral opinion, subsequently confirmed in writing, to the effect that, as of February 16, 2021 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units.

The full text of the written opinion of Goldman Sachs, dated February 16, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Enable General Partner Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to whether any holder of Enable common units should approve the merger agreement or any other matter.

Opinion of Enable Conflicts Committee’s Financial Advisor (See page 65)

The Enable Conflicts Committee engaged Intrepid to act as its financial advisor. On February 16, 2021, Intrepid delivered to the Enable Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the exchange ratio in the LP Merger is fair, from a financial point of view, to the Public Unaffiliated Unitholders (as defined in “The Merger—Opinion of the Enable Conflicts Committee’s Financial Advisor”).

The full text of Intrepid’s written opinion, dated February 16, 2021, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex E to this consent statement/prospectus and is incorporated by reference herein. The summary of Intrepid’s opinion set forth in this consent statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Enable common unitholders are encouraged to read the opinion and the description carefully and in their entirety. Intrepid provided its opinion solely for the information and benefit of the Enable Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and were evaluated as of, February 16, 2021. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after February 16, 2021.

For additional information, see the section entitled “The Merger—Opinion of the Enable Conflicts Committee’s Financial Advisor” beginning on page 65 and Annex E.

Interests of Enable General Partner’s Directors and Executive Officers in the Merger (See page 84)

You should be aware that aside from their interests as Enable common unitholders, Enable’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Enable common unitholders generally. The members of the Enable General Partner Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Merger. See “The Merger—Background of the Merger,” and “The Merger—Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger.” Enable’s common unitholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Regulatory Approvals Required for the Merger (See page 91)

Governmental and regulatory approvals are required to complete the transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Energy Transfer and Enable each filed the required notification and report forms under the HSR Act on March 9, 2021. At any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the FTC, foreign antitrust authorities, or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to divestitures, behavioral commitments or other regulatory concessions or conditions.

No Appraisal or Dissenters’ Rights (See page 99)

No appraisal or dissenters’ rights are available with respect to the Merger.

NYSE Listing of Energy Transfer Common Units (See page 94)

Energy Transfer common units are currently listed on the NYSE under the ticker symbol “ET.” It is a condition to closing that the Energy Transfer common units to be issued in the LP Merger to Enable common unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Enable Common Units (See page 94)

Enable common units are currently listed on the NYSE under the ticker symbol “ENBL.” If the Merger is completed, Enable common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (See page 97)

The obligations of Energy Transfer, on the one hand, and Enable, on the other hand, to complete the Merger are subject to the fulfillment (or waiver) of the following conditions, among others:

•	Enable Common Unitholder Approval. Approval of the merger agreement by holders of a majority of the outstanding Enable common units, voting as a single class, entitled to vote at the special meeting.

•	No Injunction. No injunction or law prohibiting the Merger.

•	Regulatory Approvals. Expiration or termination of any applicable waiting period under the HSR Act.

•

Registration Statement. The registration statement (of which this consent statement/prospectus forms a part) must be effective, and no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for such purpose has been initiated or threatened by the SEC.

•

Accuracy of Representations; No Material Adverse Effect. Accuracy of the other party’s representations, except with certain exceptions, where the failure to be accurate would not have a material adverse effect on Energy Transfer or Enable, as applicable.

•	Compliance with Covenants. Material compliance with each party’s covenants.

•

Receipt of Opinions of Counsel. Receipt of an opinion (a) from each party’s counsel that the respective party meets the 90% qualifying income test and that, subject to certain exceptions, the respective party and the respective holders of such party’s common units should not recognize any income for U.S. federal income tax purposes as a result of the Merger and (b) from Energy Transfer’s counsel that the combined entity will meet the 90% qualifying income test.

In addition, the obligations of Enable to complete the Merger are subject to the fulfillment (or waiver) of the following conditions, among others:

•	NYSE Listing. Approval for listing on the NYSE, subject to official notice of issuance, of the Energy Transfer common units to be issued in the Merger.

•	Preferred Contributions. The parties shall have completed the Preferred Contributions.

•	Pre-Closing Transactions. Energy Transfer shall have completed the Pre-Closing Transactions.

Neither Energy Transfer nor Enable can give any assurance that all of the conditions to the Merger will either be satisfied or waived or that the Merger will occur. See “The Merger Agreement—Conditions to the Merger.”

Non-Solicitation by Enable (See page 108)

The merger agreement contains a detailed provision requiring Enable and Enable General Partner to (i) cease and terminate any discussions relating to any acquisition proposal and (ii) not to, among other things, to directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal. See “The Merger Agreement—Non-Solicitation by Enable.”

Termination of Merger Agreement (See page 113)

The merger agreement can be terminated in the following circumstances (see “The Merger Agreement—Termination of the Merger Agreement”):

•	Mutual Agreement. Mutual agreement of Energy Transfer and Enable.

•

End Date. Termination by either party, if the merger has not closed by November 30, 2021, which may be automatically extended to February 28, 2022 in certain circumstances (such date, as it may be extended from November 30, 2021, is referred to as the “End Date”).

•	Final Injunction or Other Law. Termination by either party, if a permanent injunction has been issued or other law has been enacted prohibiting the merger.

•

Breach of Representations or Covenants. Termination by either party, if the other party has breached its representations or covenants in a way that causes the representations and warranties of such party to be untrue as of the closing date (except where such failure to be true would not result in a Material Adverse Effect) or results in the failure to perform a covenant and such breach cannot be or is not reasonably likely to be cured prior to the End Date.

•

Willful Breach of Non-Solicitation Covenant. Termination by Energy Transfer upon a willful and material breach of the non-solicitation obligations by Enable which materially impedes, interferes with or hinders the consummation of the transactions contemplated by the merger agreement on or prior to the End Date.

Breakup Fee (See page 114)

Enable must pay Energy Transfer a breakup fee of $97.5 million (the “breakup fee”) in the following circumstances (see “The Merger Agreement—Breakup Fee”):

•

Willful Breach of Non-Solicitation Obligations. Energy Transfer terminates the merger agreement because Enable or Enable General Partner has willfully and materially breached its non-solicitation obligations.

•

Breach of Representation or Failure to Perform Covenant. Energy Transfer terminates the merger agreement because (i) Enable or Enable General Partner breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (as described above), (ii) prior to such termination and after the date of the merger agreement, any Person (other than Energy Transfer, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Enable General Partner Board or any affiliate of Enable General Partner (including CenterPoint and OGE Energy but excluding their respective affiliates (other than Enable and its subsidiaries)) and not have been withdrawn prior to such termination and (iii) within 12 months after the date of such termination, Enable enters into a definitive agreement with respect to an Acquisition Proposal (or publicly approves or recommends to the unitholders of Enable or otherwise does not oppose, in the case of a tender or exchange offer, an Acquisition Proposal) or consummates an Acquisition Proposal.

Accounting Treatment of the Merger (See page 91)

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805-Business Combinations, Energy Transfer will account for the Merger as an acquisition of a business.

Material U.S. Federal Income Tax Consequences of the LP Merger (See page 117)

Tax matters associated with the LP Merger are complicated. The U.S. federal income tax consequences of the LP Merger to a holder of Enable common units will depend, in part, on such holder’s own tax situation. In general, no gain or loss should be recognized by a holder of Enable common units upon the exchange of Enable common units for Energy Transfer common units pursuant to the LP Merger.

The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their Enable common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Enable common unitholders are urged to consult with and rely solely upon their tax advisors in respect of the U.S. federal, state, local and foreign tax consequences of exchanging common units in Enable for common units in Energy Transfer pursuant to the LP Merger and of owning and disposing of Energy Transfer common units in light of their particular circumstances. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger to holders of Enable common units, please see the section titled “Material U.S. Federal Income Tax Consequences of the LP Merger.”

The expected U.S. federal income tax consequences of the LP Merger are dependent, in part, upon Energy Transfer and Enable being treated as partnerships for U.S. federal income tax purposes at the time of the LP Merger. Whether each of Energy Transfer and Enable will be treated as a partnership for U.S. federal income tax purposes at the time of the LP Merger will depend, in part, on whether at least 90% of the gross income of each for the calendar year that immediately precedes the LP Merger and the calendar year that includes the closing date of the LP Merger is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In connection with the Merger, Energy Transfer expects to receive an opinion from Latham & Watkins LLP (“Latham”) to the effect that (i) for U.S. federal income tax purposes (a) Energy Transfer should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (b) no gain or loss should be recognized by holders of Energy Transfer common units immediately prior to the Merger as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and (ii) (a) at least 90% of the gross income of Energy Transfer for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the closing date of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (b) at least 90% of the combined gross income of each of Energy Transfer and Enable for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the closing date of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. The requirement to deliver such opinion may be waived.

In connection with the Merger, Enable and Enable General Partner expect to receive an opinion from Vinson & Elkins L.L.P. (“Vinson & Elkins”) to the effect that (i) for U.S. federal income tax purposes (a) Enable should not recognize any income or gain as a result of the Merger, and (b) no gain or loss should be recognized by holders of Enable common units (in their capacity as holders of Enable common units) as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) the deemed sale of Energy Transfer common units pursuant to the withholding provisions of the merger agreement, (C) a disguised sale attributable to contributions of cash or other property to Enable after the signing date of the merger agreement and prior to the effective time, and (D) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Enable common units that has beneficially owned more than five percent of the total Enable common units at any time in the five-year period ending on the closing date of the Merger); and (ii) at least 90% of the gross income of Enable for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the closing date of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. The requirement to deliver such opinion may be waived.

Opinions of counsel are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS would not successfully assert a contrary position regarding the Merger. In addition, such opinions will be based upon certain factual assumptions and certain representations, warranties and covenants made by the officers of Energy Transfer, Enable and certain of their respective affiliates. If either Energy Transfer or Enable waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this consent statement/prospectus will be amended and recirculated and Enable common unitholder approval will be resolicited.

Expected Timing of the Merger (See page 91)

Energy Transfer and Enable currently expect to complete the Merger mid-2021, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to completion of the Merger. Because many of the conditions to completion of the Merger are beyond the control of Energy Transfer and Enable, the exact timing for completion of the Merger cannot be predicted with any degree of certainty.

Comparison of Rights of Enable and Energy Transfer Unitholders (See page 159)

Enable common unitholders will own Energy Transfer common units following the completion of the Merger, and their rights associated with those Energy Transfer common units will be governed by the Energy Transfer partnership agreement (as amended to date), which differs in a number of respects from the Enable Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”).

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks. In addition, you should read and consider the risks associated with each of the businesses of Energy Transfer and Enable. These risks can be found in Energy Transfer’s and Enable’s respective Annual Reports on Form 10-K for the year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Energy Transfer’s, Enable’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risks Factors Related to the Merger

Because the market price of Energy Transfer common units will fluctuate prior to the consummation of the merger, Enable common unitholders cannot be sure of the market value of Energy Transfer common units that they will receive in the Merger.

At the time the Merger is completed, Enable common unitholders will receive, for each Enable common unit they own as of immediately prior to the Merger, 0.8595 of an Energy Transfer common unit. At the time that Enable common unitholders return their written consents regarding the approval of the merger agreement, Enable common unitholders will not know the actual market value of the Energy Transfer common units that they will receive when the Merger is finally completed. The actual market value of the Energy Transfer common units, when received by Enable common unitholders, will depend on the market value of those units on that date. This market value may be less than the value of the Energy Transfer common units on the date of the merger agreement and on the date that Enable common unitholders return their written consents regarding the approval of the merger agreement. These fluctuations in the market value of Energy Transfer common units may be caused by a variety of factors, including general market and economic conditions, changes in Energy Transfer’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond Enable’s and Energy Transfer’s control.

The fairness opinions rendered to the Enable Conflicts Committee by Intrepid and to the Enable General Partner Board by Goldman Sachs were based on market and other conditions then in effect, and certain financial forecasts and other information made available to Intrepid and Goldman Sachs, as of the date of the opinions. As a result, the opinions do not reflect changes in events or circumstances after the date of such opinions. The Enable Conflicts Committee and the Enable General Partner Board have not obtained, and do not expect to obtain, updated fairness opinions from Intrepid and Goldman Sachs reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinions rendered to the Enable Conflicts Committee by Intrepid and to the Enable General Partner Board by Goldman Sachs were provided in connection with, and at the time of, the evaluation of the Merger and the merger agreement by the Enable Conflicts Committee and the Enable General Partner Board. The opinions were based on market and other conditions then in effect, and certain financial forecasts and other information made available to Intrepid and Goldman Sachs, as of the date of the opinions, which may have changed, or may change, after the date of the opinions. The Enable Conflicts Committee and the Enable General Partner Board have not obtained updated opinions as of the date of this consent statement/prospectus from Intrepid and Goldman Sachs and do not expect to obtain updated opinions prior to completion of the Merger. Changes in the operations and prospects of Energy Transfer or Enable, general market and economic conditions and other factors that may be beyond the control of Energy Transfer and Enable, and on which the fairness opinions were based, may have altered the value of Energy Transfer or Enable or the prices of Energy Transfer common units or Enable common units since the date of such opinions, or may alter such values and prices by the time the Merger is completed. The opinions do not speak as of any date other than the date of the opinions. For descriptions of the opinions that Intrepid and Goldman Sachs rendered to the Enable Conflicts Committee and to the Enable General Partner Board, see “The Merger—Opinion of the Enable Conflicts Committee’s Financial Advisor” and “The Merger—Opinion of the Enable General Partner Board’s Financial Advisor.”

The Merger is subject to various closing conditions, and any delay in completing the Merger may reduce or eliminate the benefits expected and delay the payment of the LP Merger Consideration to Enable’s common unitholders.

The merger is subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the Merger. These conditions include, among other things, Enable common unitholder approval regarding the approval of the merger agreement and the expiration or termination of any applicable waiting period under the HSR Act. Energy Transfer and Enable cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the Merger could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the Merger. In such context, the date on which Enable’s common unitholders will receive the LP Merger Consideration is also uncertain.

Certain executive officers and directors of Enable have interests in the Merger that are different from, or in addition to, the interests of Enable common unitholders generally, which could have influenced their decision to support the Merger or approve the merger agreement.

Certain executive officers and directors of Enable are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or be in addition to, your interests as a common unitholder of Enable. You should consider these interests in voting on the Merger. We have described these different interests under “The Merger—Interests of Enable’s Directors and Executive Officers in the Merger.”

The merger agreement and support agreements limit Enable’s ability to pursue alternatives to the Merger.

The merger agreement contains provisions that make it more difficult for Enable to sell its business to a party other than Energy Transfer. These provisions include the general prohibition on Enable soliciting any Acquisition Proposal or offer for a competing transaction from a third party, and the requirement that Enable pay Energy Transfer a breakup fee of $97.5 million if the merger agreement is terminated in specified circumstances, including in the event Enable willfully breaches its non-solicitation obligations. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Breakup Fee.” In addition, the Sponsors have entered into the support agreements which obligate them to deliver their written consent to each of the matters for which Enable is soliciting consents of the holders of Enable common units 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement, and the merger agreement does not permit Enable to terminate the merger agreement to pursue a superior acquisition proposal. See “Support Agreements.” The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of Enable from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per unit value than the current proposed merger consideration.

Maintaining credit ratings is under the control of ratings agencies, which are independent third parties. There can be no assurances that the combined company will qualify for an investment-grade credit rating, and the failure to qualify for an investment-grade credit rating could negatively impact the combined company’s access to capital and costs of doing business.

In connection with the completion of the Merger, ratings agencies may reevaluate Energy Transfer’s and Enable’s credit ratings. Energy Transfer and Enable expect that the debt of the combined company will qualify for an investment-grade credit rating consistent with Energy Transfer’s current rating; however, credit rating agencies perform independent analysis when assigning credit ratings and there can be no assurances that such ratings will be achieved in connection with the Merger or maintained in the future. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. The combined company’s ratings upon completion of the Merger will reflect each rating organization’s opinion of the combined company’s financial strength, operating performance and ability to meet the obligations associated with its securities. Failure to qualify for an investment-grade credit rating or a downgrade may increase Energy Transfer’s and Enable’s cost of borrowing, may negatively impact Energy Transfer’s and Enable’s ability to raise additional debt capital, may negatively impact Energy Transfer’s and Enable’s ability to successfully compete, and may negatively impact the willingness of counterparties to deal with Energy Transfer and Enable, each of which could have a material adverse effect on the business, financial condition, results of operations and cash flows of Energy Transfer and Enable, as well as the market price of their respective securities.

The trading price of Energy Transfer’s and Enable’s securities could decline as a result of research and reports by third-party securities analysts.

The trading market for Energy Transfer’s and Enable’s securities depends, in part, on the research and reports that third-party securities analysts publish about Energy Transfer and Enable and the industry in which they participate. In connection with the completion of the Merger, one or more of these analysts could downgrade Energy Transfer or Enable securities or issue other negative commentary about Energy Transfer or Enable or the industry in which they participate, which could cause the trading price of such securities to decline.

The financial projections included herein are based on various assumptions that may not prove to be correct.

The financial projections set forth in the forecast included under “The Merger—Enable and Energy Transfer Unaudited Prospective Financial Information” are based on assumptions of, and information available to, the parties at the time they were prepared and provided to the Enable General Partner Board, the Enable Conflicts Committee and their financial advisors. The parties cannot know whether such assumptions will prove correct. Any or all of such projections may turn out to be wrong. Such projections can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Energy Transfer’s and Enable’s control. Many factors mentioned in this consent statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Energy Transfer’s and Enable’s future results. As a result of these contingencies, actual future results may vary materially from Enable’s projections. In view of these uncertainties, the inclusion of financial projections in this consent statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved.

The financial projections included herein were not prepared with a view toward public disclosure, and such financial projections were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Energy Transfer and Enable undertake no obligation, other than as required by applicable law, to update the financial projections herein to reflect events or circumstances after the date those financial projections were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial projections included in this consent statement/prospectus have been prepared by, and are the responsibility of, the parties alone. Moreover, neither Enable’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), nor any other independent registered public accounting firm, including Energy Transfer’s independent accountants, Grant Thornton LLP (“Grant Thornton”), have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, neither Deloitte nor Grant Thornton assumes any responsibility for, and disclaims any association with, the prospective financial information. The reports of Deloitte and Grant Thornton incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this consent statement/ prospectus and should not be read to do so. See “The Merger—Enable and Energy Transfer Unaudited Prospective Financial Information.”

A different set of factors and conditions affect Energy Transfer common units and could have a negative impact on the unit price.

Upon completion of the Merger, Enable common unitholders who receive Energy Transfer common units will become unitholders of Energy Transfer. The businesses of Energy Transfer and the other companies it has acquired and may acquire in the future are different in many respects from those of Enable. There is a risk that various factors, conditions and developments that would not affect the price of Enable’s common units could negatively affect the price of Energy Transfer common units. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a summary of some of the key factors that might affect Energy Transfer and the prices at which Energy Transfer common units may trade from time to time. Enable common unitholders are also urged to carefully read the risk factors included in Energy Transfer’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this consent statement/prospectus.

Enable common unitholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

When the Merger occurs, each Enable common unitholder will become a unitholder of Energy Transfer with a percentage ownership of the combined company that is much smaller than such unitholder’s percentage ownership of Enable. Based on the number of Energy Transfer common units and Enable common units outstanding as of          , 2021, Enable common unitholders will own approximately    % of the outstanding Energy Transfer common units after the Merger. Energy Transfer unitholders are not entitled to elect the directors of Energy Transfer’s general partner. In addition, Energy Transfer unitholders have only limited voting rights on matters affecting Energy Transfer’s business and, therefore, limited ability to influence management’s decisions regarding its business. Because of this, Enable common unitholders will have less influence on the management and policies of Energy Transfer than they have now on the management and policies of Enable.

Energy Transfer common units to be received by Enable common unitholders as a result of the Merger will have different rights from Enable common units.

Following completion of the Merger, Enable common unitholders will no longer hold Enable common units but will instead become unitholders of Energy Transfer. There are important differences between the rights of Enable common unitholders and the rights of Energy Transfer unitholders. See “Comparison of Rights of Energy Transfer Common Unitholders and Enable Common Unitholders” for a discussion of the different rights associated with Enable common units and Energy Transfer common units.

If the merger agreement is terminated, under certain circumstances, Enable may be obligated to pay a breakup fee to Energy Transfer. This fee could require Enable to seek loans or use Enable’s available cash that would have otherwise been available for operations, distributions or other general partnership purposes.

In certain circumstances, Enable would be obligated to pay a breakup fee to Energy Transfer of $97.5 million. If the merger agreement is terminated, the breakup fee required to be paid, if any, by Enable under the merger agreement may require Enable to seek loans or borrow amounts to enable it to pay these amounts to Energy Transfer. In either case, payment of these amounts would reduce the cash Enable has available for operations, distributions or other general partnership purposes. See “The Merger Agreement—Breakup Fee.”

The failure to successfully combine the businesses of Energy Transfer and Enable in the expected time frame may adversely affect Energy Transfer’s future results, which may adversely affect the value of the Energy Transfer common units that Enable common unitholders would receive in the Merger.

If Energy Transfer’s and Enable’s businesses are not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger.

Energy Transfer and Enable, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the Merger or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Energy Transfer and Enable.

If the LP Merger is approved by the Enable common unitholders, the date that the Enable common unitholders will receive the LP Merger Consideration is uncertain.

As described in this consent statement/prospectus, completing the Merger is subject to several conditions, not all of which are controllable or waivable by Energy Transfer or Enable. Accordingly, if the LP Merger is approved by Enable common unitholders, the date that Enable common unitholders will receive the LP Merger Consideration depends on the completion date of the LP Merger, which is uncertain.

If a governmental authority asserts objections to the Merger, Energy Transfer and Enable may be unable to complete the Merger or, in order to do so, Energy Transfer and Enable may be required to comply with material restrictions or satisfy material conditions.

The closing of the Merger is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the Merger contemplated by the merger agreement. If a U.S. governmental authority asserts objections to the Merger, Energy Transfer or Enable may be required to divest assets or accept behavioral or other remedies in order to complete the Merger. There can be no assurance as to the cost, scope or impact of the actions that may be required to address any governmental authority objections to the Merger. If Energy Transfer or Enable takes such actions, it could be detrimental to it or to the combined organization following the consummation of the Merger. Furthermore, these actions could have the effect of delaying or preventing completion of the proposed Merger or imposing additional costs on or limiting the revenue or cash available for distribution of the combined organization following the consummation of the Merger. See “The Merger—Regulatory Approvals.”

Additionally, state attorneys general or other state or local regulators could seek to block, rescind or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after completion of the Merger. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin or rescind the Merger, before or after it is completed. Energy Transfer and Enable may not prevail and may incur significant costs in defending or settling any action under the antitrust laws, including being required to divest assets or accept behavioral or other remedies in order to complete the Merger.

The pendency of the Merger could materially adversely affect the future business and operations of Enable or result in a loss of Enable employees.

In connection with the pending Merger, it is possible that some customers, suppliers and other persons with whom Enable has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Enable as a result of the Merger, which could negatively impact revenues, earnings and cash flows of Enable, as well as the market price of Enable common units, regardless of whether the Merger is completed. Similarly, current and prospective employees of Enable may experience uncertainty about their future roles with Energy Transfer and Enable following completion of the Merger, which may materially adversely affect the ability of Enable to attract and retain key employees.

Energy Transfer and Enable will incur substantial transaction-related costs in connection with the Merger, including fees paid to legal, financial and accounting advisors, filing fees and printing costs.

Energy Transfer and Enable expect to incur a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two partnerships and achieving the desired synergies. These fees and costs have been, and will continue to be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Thus, any net benefit of the Merger may not be achieved in the near term, the long term or at all.

Energy Transfer and Enable may be subject to class action lawsuits relating to the Merger, which could materially adversely affect their business, financial condition and operating results.

Energy Transfer, Enable and their directors and officers may be subject to class action lawsuits relating to the Merger and other additional lawsuits that may be filed. Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Enable’s and Energy Transfer’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Enable’s and Energy Transfer’s business, financial position and results of operation. Currently, Enable and Energy Transfer are unaware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.

One of the conditions to consummating the Merger is that no injunction, order or decree prohibiting or otherwise preventing or making unlawful the consummation of the Merger will have been issued by any court or governmental entity of competent jurisdiction in the United States. Consequently, if any lawsuit is filed challenging the Merger and is successful in obtaining an injunction preventing the parties to the merger agreement from consummating the Merger, such injunction may prevent the Merger from being completed in the expected timeframe, or at all.

Failure to complete the Merger could negatively affect the per unit price of Enable common units and Enable’s future businesses and financial results.

If the Merger is not completed, the ongoing business of Enable may be adversely affected and Enable will be subject to several risks and consequences, including the following:

•	under the merger agreement, Enable may be required, under certain circumstances, to pay Energy Transfer a breakup fee of $97.5 million;

•	Enable will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, Enable is subject to certain restrictions on the conduct of its business prior to completing the Merger without Energy Transfer’s consent, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Enable management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enable as an independent company.

In addition, if the Merger is not completed, Enable may experience negative reactions from the financial markets, including negative impacts on the market price of its common units, and from its customers, employees, vendors, business partners and other third parties. Enable also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Enable to attempt to force it to perform its obligations under the merger agreement.

Enable common unitholders are not entitled to appraisal rights in connection with the Merger.

Appraisal rights are statutory rights that enable unitholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the partnership pay the fair value for their units as determined by a court in a judicial proceeding instead of receiving the consideration offered to unitholders in connection with the applicable transaction. Under the Delaware LP Act, Enable common unitholders will not have rights to an appraisal of the fair value of their Enable common units in connection with the Merger. See “Summary—No Appraisal or Dissenters’ Rights.”

Tax Risks Related to the Merger

No ruling has been obtained with respect to the U.S. federal income tax consequences of the LP Merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the LP Merger. Instead, Energy Transfer and Enable are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the LP Merger, and such counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the LP Merger.”

The expected U.S. federal income tax consequences of the LP Merger are dependent upon Energy Transfer and Enable being treated as partnerships for U.S. federal income tax purposes.

The expected U.S. federal income tax consequences of the LP Merger are dependent upon Energy Transfer and Enable being treated as partnerships for U.S. federal income tax purposes. If either Energy Transfer or Enable were to be treated as a corporation for U.S. federal income tax purposes, the consequences of the LP Merger could be materially different. If Energy Transfer were to be treated as a corporation for U.S. federal income tax purposes, the LP Merger would likely be a fully taxable transaction to holders of Enable common units.

Holders of Enable common units could recognize taxable income or gain for U.S. federal income tax purposes as a result of the LP Merger.

For U.S. federal income tax purposes, each holder of Enable common units will be deemed to contribute its Enable common units to Energy Transfer in exchange for Energy Transfer common units and the deemed assumption by Energy Transfer of each such holder’s share of Enable’s liabilities. Holders of Enable common units will become limited partners of Energy Transfer upon receipt of Energy Transfer common units and will be allocated a share of Energy Transfer’s nonrecourse liabilities. Each holder of Enable common units will be treated as receiving a deemed cash distribution equal to the net reduction in the amount of nonrecourse liabilities allocated to such Enable common unitholder. If the amount of such deemed cash distribution received by a holder of Enable common units exceeds such holder’s tax basis in Energy Transfer common units immediately after the LP Merger, such holder will recognize gain in an amount equal to such excess.

A holder of Enable common units may also recognize gain or loss pursuant to the LP Merger in certain other situations. If the LP Merger were to be recharacterized by the IRS, and a court were to sustain such recharacterization, a holder of Enable common units could recognize gain or loss in a “disguised sale” under Section 707 of the Code if the holder were to have contributed cash or other property to Enable after the signing date of the merger agreement and prior to the effective time. Further, while under current law we generally do not expect holders of Enable common units to be subject to withholding as a result of the transactions contemplated by the merger agreement, a holder of Enable common units whose Energy Transfer common units are deemed to be sold to fulfill withholding obligations should recognize gain equal to the excess of the fair market value of the Energy Transfer common units which are deemed to be sold over the holder’s adjusted tax basis in such Energy Transfer common units or loss equal to the excess of the holder’s adjusted tax basis in such Energy Transfer common units over the fair market value of such common units. In addition, a non-U.S. person that beneficially owns or has beneficially owned at any time in the five-year period ending on the closing date of the Merger more than five percent of the total Enable common units will recognize gain or loss pursuant to the LP Merger. The amount and effect of any gain or loss that may be recognized by a holder of Enable common units will depend on such holder’s particular situation, including the ability of such holder to utilize any suspended passive losses.

For additional information, please read “Material U.S. Federal Income Tax Consequences of the LP Merger—Tax Consequences of the LP Merger to Holders of Enable Common Units.”

Tax Risks Related to Owning Energy Transfer Units Following the Merger

Certain tax consequences of the ownership of Energy Transfer Series G Preferred Units, including treatment of distributions as guaranteed payments for the use of capital, are uncertain.

The tax treatment of distributions on Energy Transfer Series G Preferred Units is uncertain. We will treat each of the holders of the Energy Transfer Series G Preferred Units as partners for tax purposes and will treat distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital that will generally be taxable to each of the holders of the Energy Transfer Series G Preferred Units as ordinary income. Although a holder of Energy Transfer Series G Preferred Units will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), we anticipate accruing and making the guaranteed payment distributions semi-annually. Otherwise, except in the case of our liquidation, the holders of Energy Transfer Series G Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of Energy Transfer Series G Preferred Units. If the Energy Transfer Series G Preferred Units are treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions on the Energy Transfer Series G Preferred Units likely would be treated as payments of interest by us to holders of Energy Transfer Series G Preferred Units.

A holder of Energy Transfer Series G Preferred Units will be required to recognize gain or loss on a sale of Energy Transfer Series G Preferred Units equal to the difference between the amount realized by such holder and such holder’s tax basis in the Energy Transfer Series G Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Energy Transfer Series G Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of an Energy Transfer Series G Preferred Unit will generally be equal to the tax basis in the Enable Series A Preferred Units exchanged therefor. Gain or loss recognized by a holder of Energy Transfer Series G Preferred Units on the sale or exchange of an Energy Transfer Series G Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Energy Transfer Series G Preferred Units will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the Energy Transfer Series G Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes.

Distributions to non-U.S. holders of Energy Transfer Series G Preferred Units will be subject to withholding taxes. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders of Energy Transfer Series G Preferred Units may be required to file U.S. federal income tax returns in order to seek a refund of such excess. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning the Energy Transfer Series G Preferred Units.

Our treatment of distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital means that such distributions will not be eligible for the 20% deduction for qualified business income.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder may be entitled to a deduction equal to 20% of its “qualified business income” attributable to its interest in a partnership, subject to certain limitations. As described above, we will treat distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital, and under the applicable Treasury Regulations, a guaranteed payment for the use of capital will not be taken into account for purposes of computing qualified business income. As a result, distributions received by the holders of the Energy Transfer Series G Preferred Units will not be eligible for the 20% deduction for qualified business income. Holders of Energy Transfer Series G Preferred Units should consult their tax advisors regarding the availability of the deduction for qualified business income.

Holders of Energy Transfer common units will continue to be subject to the tax risks that holders of Energy Transfer common units are currently subject to.

Following the Merger, in addition to the risks described above, holders of Energy Transfer common units, for U.S. federal income tax purposes, will continue to be subject to the risks that holders of Energy Transfer common units are currently subject to, which are described in Energy Transfer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this consent statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” about Energy Transfer and Enable that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will,” or similar expressions help identify forward-looking statements.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither Energy Transfer nor Enable undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the expected timing of closing the merger and benefits of the merger;

•	the matters described in the section titled “Risk Factors”;

•	cyclical or other downturns in demand;

•	adverse changes in economic or industry conditions;

•	changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and/or governmental bodies;

•	effects of competition;

•	developments in and losses resulting from claims and litigation;

•	changes in operating conditions and costs;

•	the extent of Energy Transfer’s or Enable’s ability to achieve its operational and financial goals and initiatives; and

•	Energy Transfer’s continued taxation as a partnership and not as a corporation.

In addition, the acquisition of Enable by Energy Transfer is subject to the satisfaction of certain conditions and the absence of events that could give rise to the termination of the merger agreement, the possibility that the merger does not close, risks that the proposed acquisition disrupts current plans and operations and business relationships or poses difficulties in attracting or retaining employees, the possibility that the costs or difficulties related to the integration of the two companies will be greater than expected and the possibility that the anticipated benefits from the merger cannot or will not be fully realized.

All written and oral forward-looking statements attributable to Energy Transfer or Enable or persons acting on behalf of Energy Transfer or Enable are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES

Energy Transfer LP

Energy Transfer is a Delaware limited partnership with common units traded on the NYSE under the symbol “ET.” Energy Transfer LP is a publicly traded limited partnership owning and operating a diversified portfolio of energy assets. Energy Transfer’s core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGLs and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. Energy Transfer, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP and USA Compression Partners, LP. Energy Transfer’s executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and its telephone number is (214) 981-0700.

Enable Midstream Partners, LP

Enable is a Delaware limited partnership with common units traded on the NYSE under the symbol “ENBL.” Enable owns, operates and develops midstream energy infrastructure assets strategically located to serve its customers. Enable’s general partner is owned by CenterPoint and OGE Energy.

Enable’s assets and operations are organized into two reportable segments: (i) gathering and processing and (ii) transportation and storage. Enable’s gathering and processing segment primarily provides natural gas gathering and processing services to its producer customers and crude oil, condensate and produced water gathering services to its producer and refiner customers. Enable’s transportation and storage segment provides interstate and intrastate natural gas pipeline transportation and storage services primarily to its producer, power plant, local distribution companies and industrial end-user customers.

Enable’s natural gas gathering and processing assets are primarily located in Oklahoma, Texas, Arkansas and Louisiana and serve natural gas production in the Anadarko, Arkoma and Ark-La-Tex Basins. Enable’s crude oil gathering assets are located in Oklahoma and North Dakota and serve crude oil production in the Anadarko and Williston Basins. Enable’s natural gas transportation and storage assets consist primarily of an interstate pipeline system extending from western Oklahoma and the Texas Panhandle to Louisiana, an interstate pipeline system extending from Louisiana to Illinois, an intrastate pipeline system in Oklahoma and its investment in SESH, a pipeline extending from Louisiana to Alabama.

Enable’s executive offices are located at 499 West Sheridan Avenue, Suite 1500, Oklahoma City, Oklahoma 73102, and its telephone number is (405) 525-7788.

Elk Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Energy Transfer. Merger Sub was formed on February 11, 2021 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and its telephone number is (214) 981-0700.

Elk GP Merger Sub LLC

GP Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Energy Transfer. GP Merger Sub was formed on February 11, 2021 solely for the purpose of consummating the Merger and has no operating assets. GP Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

GP Merger Sub’s principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and its telephone number is (214) 981-0700.

ENABLE SOLICITATION OF WRITTEN CONSENTS

Consents

The Enable board of directors is providing these consent solicitation materials to all holders of Enable common units as of the Enable Record Date. Enable common unitholders are being asked to (i) approve the merger agreement and (ii) approve, on a nonbinding, advisory basis, the Transaction-Related Compensation Proposal, by executing and delivering the written consent furnished with this consent statement/prospectus.

Units Entitled to Consent and Consent Required

Only holders of record of Enable common units at the close of business on                 , 2021 (the “Enable Record Date”) will be notified of and be entitled to execute and deliver a written consent. Each holder of Enable common units is entitled to one vote for each Enable common unit held as of the Enable Record Date.

To approve the merger agreement, the holders of a majority of the outstanding Enable common units must consent to the approval of the merger agreement. To approve the Transaction-Related Compensation Proposal on a non-binding, advisory basis, the holders of a majority of the outstanding Enable common units must consent to the approval of the Transaction-Related Compensation Proposal.

As of the Enable Record Date, there were                 Enable common units outstanding and entitled to consent with respect to the approval of the merger agreement and, on a non-binding, advisory basis, of the Transaction-Related Compensation Proposal, and directors and officers of Enable General Partner and their affiliates (other than the Sponsors) owned and were entitled to consent with respect to                  Enable common units, representing less than     % of the Enable common units outstanding on that date. Enable currently expects that its directors and officers will deliver written consents in favor of the approval of the merger agreement and the Transaction-Related Compensation Proposal with respect to the Enable common units owned by them, although none of them has entered into any agreements obligating him or her to do so.

The Sponsors, who collectively own approximately 79% of the outstanding Enable common units, have each entered into the support agreements pursuant to which such Sponsors have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents approving the merger agreement and each of the other matters for which Enable is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. For additional information, see “Support Agreements.”

Submission of Consents

You may consent to the approval of the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal, with respect to your Enable common units by completing and signing the written consent furnished with this consent statement/prospectus and returning it to Enable by the consent deadline.

If you hold Enable common units as of the Enable Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it as instructed. If you hold your Enable common units directly with American Stock Transfer & Trust Company (“AST”), you must complete and deliver your written consent to MacKenzie Partners, Inc., 1407 Broadway 27th Floor, New York, NY 10018, attention Glen Linde.

The delivery of the written consents from the Sponsors pursuant to the support agreements will constitute receipt by Enable of the requisite approval of the merger agreement and, on a non-binding, advisory basis, the

Transaction-Related Compensation Proposal, and a failure of any other Enable common unitholder to deliver a written consent is not expected to have any effect on the approval of the merger agreement or the Transaction-Related Compensation Proposal.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the merger agreement and/or the Transaction-Related Compensation Proposal on a non-binding, advisory basis (which is equivalent to a vote FOR the approval of the merger agreement and/or the approval of the Transaction-Related Compensation Proposal) or disapprove, or abstain from consenting with respect to, the approval of the merger agreement and/or, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal (which is equivalent to a vote AGAINST the approval of the merger agreement and/or the Transaction-Related Compensation Proposal). If you do not return your written consent, it will have the same effect as a vote AGAINST both the approval of the merger agreement and the Transaction-Related Compensation Proposal. If you are an Enable common unitholder as of the close of business on the Enable Record Date and you return a signed written consent without indicating your decision on the approval of the merger agreement or the Transaction-Related Compensation Proposal, you will have given your consent to approve the merger agreement and the Transaction-Related Compensation Proposal.

Your consent to the approval of the merger agreement or the Transaction-Related Compensation Proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents from the Sponsors pursuant to the support agreements will constitute receipt by Enable of the requisite approval of the merger agreement and the Transaction-Related Compensation Proposal. If you wish to change or revoke a previously given consent before the consent deadline, you may do so by delivering a new written notice of consent with a later date, or by delivering a revocation notice of consent to MacKenzie Partners, Inc., 1407 Broadway 27th Floor, New York, NY 10018, attention Glen Linde.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing this consent statement/prospectus is being borne 50% by Enable and 50% by Energy Transfer. Enable has retained MacKenzie Partners, Inc. to aid in solicitation of consents for the Enable consent solicitation and to verify certain records related to the solicitation. Enable will pay MacKenzie Partners, Inc. a fee of approximately $17,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Officers and employees of Enable General Partner may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Determination of the Enable General Partner Board and the Enable Conflicts Committee

The Enable Conflicts Committee has unanimously, in good faith, among other things, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated holders of Enable common units, (ii) approved the merger agreement and the transactions contemplated thereby, including the LP Merger, with such approval constituting “Special Approval” under the Enable Partnership Agreement, and (iii) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger. Upon the approval and recommendation of the Enable Conflicts Committee, the Enable General Partner Board has unanimously, in good faith, (i) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable and its subsidiaries, and, with respect to the GP Merger, Enable General Partner, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and (iii) authorized that the approval of the merger agreement be submitted to Enable’s common unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

THE MERGER

Effects of the Merger

Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, (i) Merger Sub, a wholly owned subsidiary of Energy Transfer formed for the purpose of effecting the LP Merger, will merge with and into Enable, and Enable will be the surviving entity in the LP Merger and become a direct wholly owned subsidiary of Energy Transfer and (ii) GP Merger Sub, a wholly owned subsidiary of Energy Transfer formed for the purpose of effecting the GP Merger, will merge with and into Enable General Partner, and Enable General Partner will be the surviving entity in the GP Merger. At the effective time, each Enable common unit issued and outstanding immediately prior to the effective time (other than units held directly by Energy Transfer, Merger Sub or GP Merger Sub) will be cancelled and converted into the right to receive the LP Merger Consideration. Additionally, all limited liability company interests of Enable General Partner issued and outstanding immediately prior to the effective time will be converted into the right to receive the GP Merger Consideration. Lastly, following the Pre-Closing Transactions and immediately prior to the effective time, CenterPoint and Energy Transfer will complete the Preferred Contributions. Enable will take all actions as may be necessary so that at the effective time, each outstanding award of phantom units and performance units of Enable will be treated as described in “The Merger Agreement—Enable Employee Equity-Based Awards.”

Background of the Merger

The terms of the Merger are the result of arm’s length negotiations between Energy Transfer and Enable. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations, discussions and actions by and between Energy Transfer and Enable and their respective advisors that preceded the public announcement of the acquisition.

The Enable General Partner Board has routinely engaged in strategy discussions which included the consideration of acquisition opportunities, including potential strategic transactions with third parties. As investors have become increasingly focused on the ability of energy companies to operate within their cash flows and to return capital to unitholders, the Enable General Partner Board also considered that, under current market conditions, Enable, like many of its peers, may have limited access to equity capital and intermittent access to debt capital markets, which could result in an increasing weighted average cost of capital. The Enable General Partner Board also considered that increasing scale through a business combination with a third party could mitigate the impacts of these conditions.

CenterPoint owns 53.7% of the issued and outstanding Enable common units and 100% of the Enable Series A Preferred Units, and OGE Energy owns 25.5% of the issued and outstanding Enable common units. In addition, affiliates of CenterPoint and OGE Energy, which we refer to as the “Sponsors,” own Enable General Partner. CenterPoint owns a 50% management interest and a 40% economic interest in Enable General Partner, and OGE Energy owns a 50% management interest and a 60% economic interest in Enable General Partner. Enable General Partner owns the non-economic general partner interest in Enable and all of Enable’s incentive distribution rights. The Enable General Partner Board is chosen by the Sponsors. Under the Enable Partnership Agreement, any sale of Enable requires the unanimous consent of the Sponsors. The Sponsors’ interests in Enable are burdened with a significant built-in gain (even exceeding the fair market value of their interests) as a result of, among other things, their long-term ownership of their interests in Enable and their respective assets that were contributed to Enable at the time of its formation, and the Sponsors expressed to Enable management and the Enable General Partner Board a preference for tax-deferred transactions.

In July 2020, Party A’s financial advisor reached out to a representative of CenterPoint’s strategic planning team. During this conversation, Party A’s financial advisor and representatives of CenterPoint coordinated a call between CenterPoint’s Chief Executive Officer and Party A’s Chief Executive Officer that took place in early August. During the call in early August, Party A’s Chief Executive Officer expressed an interest in a potential transaction involving Enable, and CenterPoint’s Chief Executive Officer indicated that Party A should contact Enable and referred him to Mr. R.A. Walker, one of CenterPoint’s newly designated members of the Enable General Partner Board. Previously, on August 4, 2020, CenterPoint had announced that it was designating two new individuals to serve as the CenterPoint designees on the Enable General Partner Board with substantial experience in Enable’s industry who were not officers or directors of CenterPoint.

On August 20, 2020, Enable entered into a mutual confidentiality agreement with Party A, a publicly traded midstream company, which did not include a standstill agreement. The purpose of the confidentiality agreement was to facilitate discussions between Enable and Party A regarding a potential strategic transaction. Following entry into the confidentiality agreement, on August 21, 2020, executives of Party A met with Rodney J. Sailor, Enable’s President and Chief Executive Officer, and John P. Laws, Enable’s Executive Vice President, Chief Financial Officer and Treasurer, together with certain other representatives of both companies who joined telephonically, to explore a potential strategic transaction in which certain of Party A’s gathering and processing assets would be contributed to Enable in exchange for Enable’s transportation and storage assets and other cash consideration. Under the potential strategic transaction, Enable would continue as a simplified publicly traded master limited partnership with Party A owning and controlling its general partner, and the Sponsors would receive partnership interests in a Party A subsidiary that would be exchangeable into common stock in Party A (an “Up-C Structure” and such discussions, the “Party A Proposal”).

On August 25, 2020, Enable delivered materials to CenterPoint and OGE Energy summarizing the Party A Proposal. On August 31, 2020, Robert Gwin and Mr. Walker, each designated to serve on the Enable General Partner Board by CenterPoint, had a call with representatives of Party A, including Party A’s Chief Executive Officer, regarding the Party A Proposal.

Towards the end of August 2020, Peter H. Kind, Chairman of the Enable Conflicts Committee contacted representatives of the Delaware law firm Richards Layton and Finger, PA (“Richards Layton”) to arrange a discussion regarding the responsibilities of independent directors during a potential sales process. Richards Layton previously represented the Enable Conflicts Committee in connection with a prior transaction.

On September 1, 2020, the Enable Conflicts Committee and representatives of Richards Layton met telephonically to discuss the responsibilities of independent directors during a potential sales process. Between September 1, 2020 and February 3, 2021, the Enable Conflicts Committee and/or Mr. Kind had conversations with representatives of Richards Layton regarding the role of a conflicts committee, the responsibilities of conflicts committee members, considerations in choosing a conflicts committee financial advisor and issues that arise in connection with acquisition transactions, generally. On November 17, 2020, the Enable Conflicts Committee entered into an engagement letter with Richards Layton. The Enable Conflicts Committee determined to engage Richards Layton based on Richards Layton’s prior experience with the Enable Conflicts Committee and Richards Layton’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representing conflicts committees.

On September 15 and September 16, 2020, the Enable General Partner Board held its regularly scheduled annual strategy meeting. On September 16, the Enable General Partner Board discussed the prospects for a strategic transaction with various counterparties, including Party A.

On September 17, 2020, Mr. Sailor called the Chief Executive Officer of Party A to discuss the Party A Proposal and to notify Party A that Enable would likely engage a financial advisor to help Enable consider such matters.

On September 21, 2020, Enable contacted Goldman Sachs to discuss the engagement of Goldman Sachs to serve as its financial advisor for the purposes of evaluating a potential strategic transaction with Party A.

On September 22, 2020, Enable provided Goldman Sachs with information relating to the Party A Proposal for Goldman Sachs’ review.

On September 29, 2020, Mr. Walker met with members of Energy Transfer’s management team. Among other things, Energy Transfer’s interest in a potential transaction with Enable was discussed. Mr. Walker informed Energy Transfer that there was no formal sales process announced or in place but that it should submit a formal written indication of interest to Mr. Sailor that could be evaluated and shared with the Enable General Partner Board.

On September 30, 2020, Party A’s financial advisor discussed the Party A Proposal with representatives of Goldman Sachs.

In discussions during early October 2020, Party A indicated that it would not entertain further Enable due diligence on Party A’s assets and forecasted performance without an understanding of the Sponsors’ interest in pursuing the Party A Proposal.

On October 1, 2020, OGE announced it had designated a new individual with substantial experience in Enable’s industry to serve as one of OGE’s designees on the Enable General Partner Board.

On October 14, 2020, Mr. Sailor sent the Party A Proposal to representatives of the Sponsors, explaining the complexities inherent in the Party A Proposal (both the asset exchange and Up-C Structure) and requesting a discussion with the Sponsors.

On October 16, 2020, the Sponsors and Mr. Sailor had a discussion in which Mr. Sailor summarized the Party A Proposal, and the Sponsors directed Enable management to continue discussions with Party A but also requested that Enable management and its advisors consider other potential strategic alternatives.

In mid-October 2020, Mr. Sailor had a conversation with the Chief Executive Officer of Party B, following a call Party B had with OGE Energy. Party B asked if there was a process related to a potential sale of Enable. Mr. Sailor indicated that although there was no formal sales process announced or in place, Mr. Sailor stressed that if Party B had an interest in Enable, they should submit a proposal that could be evaluated and shared with the Enable General Partner Board.

On October 19, 2020, Mr. Sailor informed the Chief Executive Officer of Party A that Enable was prepared to engage in further discussions with Party A, but needed additional information and detail regarding Party A’s proposed transaction structure in order to better evaluate the Party A Proposal.

On October 27, 2020, Mr. Sailor received a call from the then current Chief Financial Officer (and now current Co-Chief Executive Officer) of Energy Transfer, Mr. Thomas Long, regarding Energy Transfer’s intent to deliver a letter proposing a potential transaction. Following the call, Energy Transfer delivered a proposal letter (the “October 27 ET Proposal”) to Enable proposing to acquire 100% of Enable’s limited partner interests in an all-equity transaction, at an implied low to no premium to Enable’s trading price, as well as 100% of the limited liability company interests of Enable General Partner. Under the October 27 ET Proposal, no consideration would be provided for Enable’s incentive distribution rights, which were owned indirectly by the Sponsors (through their ownership of Enable General Partner) and none of which were owned by any of the unaffiliated Enable common unitholders.

On October 28, 2020, Mr. Sailor convened a call to discuss the October 27 ET Proposal with the following members of the Enable General Partner Board: Messrs. Sean Trauschke and Luke Corbett, each designated to serve on the Enable General Partner Board by OGE Energy, and Mr. Gwin and Mr. Walker, each designated to serve on the Enable General Partner Board by CenterPoint. Messrs. Trauschke, Corbett, Gwin and Walker requested that Mr. Sailor notify the full Enable General Partner Board of the October 27 ET Proposal. Mr. Sailor also informed Messrs. Trauschke, Corbett, Gwin and Walker of the inbound inquiry from Party B.

On October 30, 2020, Mr. Sailor sent the October 27 ET Proposal to the full Enable General Partner Board with a brief overview of the potential transaction with Energy Transfer. Mr. Sailor also informed the Enable General Partner Board of the mid-October inbound inquiry from Party B.

In late October 2020, Mr. Sailor was contacted by the Chief Executive Officer of Party C who requested a meeting with Mr. Sailor, following a call that a representative of Party C had with a representative of OGE Energy. On November 3, 2020 Mr. Sailor had a video conference with the Chief Executive Officer of Party C, during which the parties discussed, among other things (i) CenterPoint’s prior public comments regarding the strategic review of Enable, (ii) Party C’s interest in pursuing opportunities involving Enable and (iii) that the management teams should get together to discuss a range of opportunities. Through a series of emails after the video conference, Party C suggested a meeting, and both parties committed to set a meeting time, acknowledging that the current pandemic might make that difficult, and ultimately targeting a date after Thanksgiving. Also, on or around this date, a representative of Party C reached out to a representative of Goldman Sachs to express Party C’s interest in a potential transaction with Enable.

Also on November 3, 2020, the Enable General Partner Board convened a regularly scheduled meeting at which members of Enable management and representatives of Vinson & Elkins, counsel to Enable, participated. At the end of this meeting, in executive session, representatives of Enable management summarized the status of the Party A Proposal and the October 27 ET Proposal to the Enable General Partner Board as well as the Party C inquiry. On that same day, Goldman Sachs informed Enable that they had received an inquiry from an executive at Party B regarding a sale process involving Enable.

On November 4, 2020, CenterPoint expressed on its earnings call that CenterPoint continued to evaluate Enable options and was aligned with OGE with respect to maximizing the value of Enable.

In mid-November, Mr. Sailor called the Chief Executive Officer of Party B to state that although there was no formal process announced or in place, management, on behalf of the Enable General Partner Board, had been requested to evaluate potential third party interest in Enable and encouraged Party B to put forward a formal written indication of interest if it wished to do so. At no time thereafter did Party B submit a formal written indication of interest or a formal proposal to be considered by the Enable General Partner Board.

On November 6, 2020, Mr. Sailor had a discussion with Mr. Long of Energy Transfer regarding the October 27 ET Proposal. In particular, Messrs. Long and Sailor discussed Energy Transfer’s valuation for the potential acquisition transaction and potential synergies. Mr. Sailor advised Mr. Long that the Enable General Partner Board had a number of questions regarding value and structure of the potential acquisition transaction with Energy Transfer and requested that Energy Transfer provide a revised proposal with additional details.

On November 10, 2020, Energy Transfer delivered an updated proposal to Enable (the “November 10 ET Proposal”), which reiterated Energy Transfer’s interest in acquiring 100% of Enable’s limited partner interests in an all-equity transaction and offered an at market exchange ratio of 0.845, which implied a 5% premium to the then-30 day volume weighted average Enable common unit price and Enable unitholder pro forma ownership of 12% in Energy Transfer. Energy Transfer also proposed acquiring Enable General Partner for $10 million in cash, with no additional consideration provided for Enable’s incentive distribution rights.

On November 11, 2020, the Chief Financial Officer of CenterPoint received a call from a representative of Party D, a private equity firm, who expressed interest in a potential transaction with Enable. CenterPoint’s Chief Financial Officer indicated that Party D should communicate such interest directly to Enable management. On that same day, Mr. Sailor received a call from a representative of Party D, who expressed Party D’s interest in midstream investments and that Party D was interested in exploring investment opportunities involving Enable. Mr. Sailor suggested that if Party D had an interest in an investment in Enable, it should put forward a formal written indication of interest that could be evaluated and discussed with the Enable General Partner Board.

On November 22, 2020, Mr. Sailor had a call with Mr. Long of Energy Transfer to update him on the Enable General Partner Board’s review process of the November 10 ET Proposal and to inform him that such proposal would be discussed at an upcoming meeting of the Enable General Partner Board.

On November 23, 2020, the Enable General Partner Board convened a special meeting at which members of Enable management and representatives of Vinson & Elkins participated. Management (i) provided an update on third parties expressing an interest in a strategic transaction with Enable, including with Party A, Party B, Party C and Energy Transfer, and (ii) summarized the November 10 ET Proposal as well as the status of the ongoing dialogue with Party A, Party B and Party C. Mr. Sailor provided an analysis of salient points of potential transactions with each of such parties, including that (i) Party C had a smaller market capitalization and provided significantly less liquidity to Enable’s common unitholders than could be achieved in a potential transaction with certain other parties, including with Energy Transfer, and (ii) Party A’s proposal involved the complexities of both an Up-C structure and an asset exchange resulting in Enable continuing as a publicly traded master limited partnership with only gathering and processing assets. The Enable General Partner Board also discussed and reviewed various business, financing and distribution scenarios for Enable, including steps that Enable could take to avoid further reductions in its distributions.

On November 30, 2020, Enable entered into a mutual confidentiality agreement with Energy Transfer. This confidentiality agreement did not include a standstill agreement.

On December 2, 2020, Messrs. Sailor and Laws had a video conference meeting with the Chief Executive Officer and another executive officer of Party C to discuss general industry conditions and the relationship between Enable and Party C. Representatives of Party C indicated that Party C wanted to engage in discussions with members of Enable management about areas of potential opportunities as precursors to a potential transaction between the parties. Mr. Sailor informed Party C that if they had interest in a potential transaction that they should put forward a formal written indication of interest that could be evaluated and shared with the Enable General Partner Board. At no time thereafter did Party C submit a formal written indication of interest or a formal proposal to be considered by the Enable General Partner Board.

On December 3, 2020, Messrs. Sailor and Laws had a video conference with a representative of Party D. Such representative provided an overview of Party D’s approach to a potential transaction with Enable, including a potential transaction structure which would involve a take-private transaction to be accomplished in one or more steps involving (i) a purchase of the issued and outstanding publicly traded Enable common units and the limited liability company interests in Enable General Partner and (ii) a separate financing transaction to consummate the take-private of Enable.

On December 4, 2020, Party D delivered a letter to Mr. Sailor proposing to acquire all of the Sponsors’ equity in Enable in an all-cash transaction for such ownership interests held by the Sponsors at $6 per Enable common unit and $0.01 per unit for the limited liability company interests of Enable General Partner, which valued Enable General Partner at $10 in the aggregate (the “Party D Proposal”). The Party D Proposal indicated that ultimately Party D intended to acquire all of Enable’s issued and outstanding publicly traded common units, but the terms of the Party D Proposal assumed that, at a minimum, it would acquire the entirety of CenterPoint’s and OGE Energy’s interests in Enable. The Party D Proposal did not provide for any consideration to be provided to the Enable common unitholders who were unaffiliated with the Sponsors. Mr. Sailor delivered the Party D Proposal to the Enable General Partner Board and to the Sponsors.

Also on December 4, 2020, in a Schedule 13D amendment filed with the SEC, CenterPoint publicly disclosed it was in the process of evaluating its investment in Enable. CenterPoint’s filing stated that during this process it intended to consider various plans, proposals and other strategic alternatives with respect to its investment in Enable and Enable General Partner, which might result in the disposition of a portion or all of its interests in Enable and Enable General Partner or in a different transaction involving Enable.

In early December 2020, Mr. Sailor received a call from a representative of one of the banks that was a party to Enable’s credit facility, during which the representative indicated that Party E, a private midstream company with which the bank also worked, had discussed an interest in a potential acquisition transaction with Enable and was requesting Mr. Sailor’s contact information. The bank followed up with a proposed transaction structure, pursuant to which Enable would be taken private by Party E and recapitalized with increased leverage, that could be discussed between Party E and Enable. Mr. Sailor agreed to provide his contact information and requested a call on December 10, 2020 with Party E. Also in early December, representatives of Party E met with the Chief Financial Officer of CenterPoint and expressed an interest in a potential acquisition transaction with Enable. Party E was directed by CenterPoint’s Chief Financial Officer to communicate their interest directly to Enable management.

On December 9, 2020, following receipt of the Party D Proposal, Mr. Sailor advised a representative of Party D that Enable was not prepared to engage in further discussions at that time. In part, Enable’s decision was based upon the fact that (i) Party D had indicated it would require additional time to raise capital for the transaction (and could not effect the transaction without having raised sufficient capital), (ii) an all-cash transaction would have resulted in negative tax consequences for the Sponsors that would have restricted the flexibility of the timing of such a taxable event and (iii) the Party D Proposal only contemplated a purchase of the Sponsors’ ownership interests in Enable and did not provide for any consideration for the Enable common unitholders who were unaffiliated with the Sponsors.

On December 10, 2020, Messrs. Sailor and Laws met telephonically with executives from Party E concerning its potential structured acquisition of Enable. Mr. Sailor informed Party E that the illustrative structure might not meet certain of Enable’s or the Sponsors’ objectives, including tax related objectives, and suggested that the parties should explore additional options. At no time thereafter did Party E submit a formal written indication of interest or a formal proposal for consideration by the Enable General Partner Board.

On December 15, 2020, Party A sent Enable additional materials regarding the proposed Up-C Structure that would have the practical effect of allowing the Sponsors to defer recognition of taxable gain until they were prepared to sell (or otherwise exchange limited liability company units for) shares of Party A common stock. Party A’s materials noted a number of ongoing challenges, restrictions and uncertainties for Party A that might affect the overall attractiveness of the potential transaction to Party A, including a requirement that Party A not be able to dispose of Enable assets for a period of time and a risk of stock index ineligibility.

On the evening of December 15, 2020 and again over the course of the morning on December 16, 2020, members of Enable management met with members of Energy Transfer management at an offsite location to discuss a potential acquisition transaction. During those meetings, Enable management provided Energy Transfer with an overview presentation of Enable and its operations, and Energy Transfer management provided Enable with an overview presentation of Energy Transfer and its operations.

On December 18, 2020, Enable management and Goldman Sachs had a phone call with executives of Party A on which Party A described the complexities with establishing an Up-C structure, and expressed additional reservations about the associated challenges, restrictions and uncertainties that such a structure would present for Party A. Party A indicated that these factors might have a negative effect on the overall attractiveness of the potential strategic transaction to Party A, and that it would need more time to consider a potential strategic transaction with Enable and would continue to discuss internally. Enable management offered to send to Party A additional information about Enable to assist Party A in its considerations.

On December 21, 2020, Mr. Sailor delivered a strategic transaction update memorandum to the Enable General Partner Board which included an update on (i) the November 10 ET Proposal and the Party A Proposal and (ii) the Energy Transfer management presentation that was provided to Enable on December 16. In the same memorandum, Mr. Sailor described the proposed Party A Up-C Structure for the Enable General Partner Board’s review and comment, including in particular, their views on tax efficiency of the potential transaction with Party A. Also on December 21, 2020, Enable management delivered to Party A a presentation providing an overview of Enable and its operations.

No formal discussions were scheduled or took place between the executive officers of Party A and Enable on or after December 21, 2020.

On January 4, 2021, Goldman Sachs delivered to the Enable General Partner Board an executed disclosure letter regarding certain of Goldman Sachs’ relationships with Energy Transfer and the Sponsors.

On January 6, 2021, Mr. Sailor had a call with Mr. Long of Energy Transfer to discuss the November 10 ET Proposal and the expected rating agency reaction to a potential transaction between Enable and Energy Transfer, as well as the exchange ratio and upcoming board meeting schedules.

On January 11, 2021, Mr. Sailor had a conversation with Mr. Long to discuss aspects of the November 10 ET proposal, including the exchange ratio for the Enable common units, the treatment of the Enable Series A Preferred Units and operational synergies. Mr. Sailor and Mr. Long also discussed the need for additional information regarding the businesses of Enable and Energy Transfer, including a request for financial forecasts for Energy Transfer and to inquire if an update to the November 10 ET Proposal would be forthcoming.

On January 13, 2021, Party F, an infrastructure investment firm, reached out to representatives of Enable management regarding a potential acquisition transaction. Management notified Mr. Sailor of the inquiry.

On January 14, 2021, Energy Transfer delivered a letter (the “January 14 ET Proposal”) to Enable reiterating Energy Transfer’s interest in acquiring Enable in an at-market, all-equity transaction, and offering an exchange ratio for the Enable common units determined by the 10-day volume-weighted average trading prices, which implied an exchange ratio of 0.826 as of the date of such letter. The January 14 ET Proposal included an offer to (i) exchange the Enable Series A Preferred Units held by CenterPoint for Energy Transfer Series G Preferred Units and (ii) acquire all of the limited liability company interests of Enable General Partner for $10 million in cash, with no additional consideration provided for Enable’s incentive distribution rights which were wholly-owned indirectly by the Sponsors.

On January 15, 2021, Mr. Sailor sent the January 14 ET Proposal to the Enable General Partner Board with a brief overview of the proposed acquisition transaction between Energy Transfer and Enable. On that same day, Messrs. Sailor and Laws had a telephone conference with Mr. Long of Energy Transfer and Christopher Hefty, Energy Transfer’s Senior Vice President – Mergers & Acquisitions, to discuss the January 14 ET Proposal, the proposed exchange ratio, the level of synergies in such proposal, remaining due diligence required by both parties, forecasts and the potential transaction timeline.

Also on January 15, 2021, a representative of Party F called a representative of Goldman Sachs and noted Party F’s general interest in a transaction with Enable. Separately on that same day, Mr. Laws had a conversation with that same representative of Party F and noted that while the Enable General Partner Board did not have a formal process in place, Party F should submit a formal written indication of interest to be considered by the Enable General Partner Board if it so desired. Party F indicated to Mr. Laws that Party F did not have a formal proposal prepared but would discuss internally. Mr. Sailor was informed of the conversations with Mr. Laws and a representative of Goldman Sachs. At no time thereafter did Party F submit a formal written indication of interest or a formal proposal to either Enable or Goldman Sachs.

On January 22, 2021, the Enable General Partner Board convened a special meeting at which members of Enable management, representatives of Goldman Sachs and representatives of Vinson & Elkins participated. A representative of Vinson & Elkins provided the Enable General Partner Board with an overview of process considerations in connection with a third-party acquisition transaction, strategic alternatives, as well as a summary of applicable board duties and the framework established in the Enable Partnership Agreement regarding such matters. Representatives of Goldman Sachs discussed with the Enable General Partner Board (i) its current perspectives on the midstream market, (ii) an overview of discussions with the third parties regarding their potential interest in a strategic transaction with Enable and the strategic landscape, and (iii) a review of Energy Transfer and a preliminary financial analysis of the January 14 ET Proposal.

Between January 22, 2021 and February 1, 2021 each of the Sponsors and their advisors had multiple conversations with members of Enable management and the Enable General Partner Board and their advisors regarding the views of the Sponsors, Enable management and Enable General Partner regarding the proposed acquisition terms from Energy Transfer. Such discussions included (i) the consideration that would be received by Enable common unitholders in exchange for Enable common units (and the strength and quality and other considerations regarding the equity currency offered by Energy Transfer), (ii) the consideration that would be received by the Sponsors for their limited liability company interests of Enable General Partner, (iii) the treatment of the Enable Series A Preferred Units and the consideration to be received by CenterPoint for such Series A Preferred Units (including the form of such consideration), (iv) the fact that no consideration would be received for Enable’s incentive distribution rights which were wholly-owned indirectly by the Sponsors, (v) the fact that Enable management had already engaged, prior to such date, in discussions with multiple potential counterparties and (vi) whether additional third-party outreach prior to attempting to reach agreement on a transaction with Energy Transfer would be likely to result in more favorable terms for a potential transaction. The Sponsors ultimately supported Enable’s view that further third-party outreach could significantly damage the prospects of a potential transaction with Energy Transfer, taking into account various factors, including (i) that Enable management had already engaged in discussions with multiple potential counterparties, (ii) the lack of interest and follow-up from various counterparties and (iii) the public disclosures by the Sponsors in the market regarding openness to considering strategic alternatives for Enable, and the Sponsors and the Enable General Partner Board agreed to move forward with Energy Transfer in an attempt to improve and finalize the terms of a potential transaction, with a focus on improving the exchange ratio for the Enable common units. The Sponsors also would not seek to increase the amount that Energy Transfer would pay to them to acquire Enable General Partner from them or seek to receive consideration from Energy Transfer for the incentive distribution rights, which were not owned by any of the unaffiliated Enable common unitholders. The Sponsors and the Enable General Partner Board also acknowledged that further outreach would be made as required by the Enable Conflicts Committee.

Additionally, between January 22, 2021 and February 2, 2021, the Sponsors had several discussions amongst themselves regarding the potential acquisition transaction with Energy Transfer, alternatives to such a transaction, the willingness of both Sponsors to enter into such a transaction and concerns regarding the strategic and business outlook for Enable.

On January 28, 2021, representatives of Party G called Goldman Sachs and inquired regarding a potential transaction with Enable. Representatives of Goldman Sachs indicated that while there was no formal process in place, Party G should submit a formal written indication of interest if it so desired. At no time thereafter did Party G submit a formal written indication of interest or a formal proposal to either Enable or Goldman Sachs.

On February 2, 2021, Mr. Sailor had a call with the Chief Executive Officers of each Sponsor in which they indicated that Mr. Sailor should inform Energy Transfer of a desire to move forward with developing a potential transaction between Energy Transfer and Enable for review. Later that day, Messrs. Sailor and Laws had a teleconference with Messrs. Long and Hefty of Energy Transfer to advise them that the Enable General Partner Board and the Sponsors supported moving forward with negotiating an acquisition transaction between Energy Transfer and Enable. In particular, Messrs. Sailor and Laws noted that the Sponsors and the Enable General Partner Board were focused on improving the exchange ratio for the Enable common units and had expressed a strong desire that the process move forward expeditiously.

On February 3, 2021, the Enable Conflicts Committee conducted interviews of two potential financial advisors. Following the interviews, based on Intrepid’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts committees and knowledge of Enable and after consideration of Intrepid’s independence from the Sponsors, Enable and Energy Transfer, the Enable Conflicts Committee determined that Intrepid had the requisite expertise to provide high quality advice to the Enable Conflicts Committee in connection with the proposed transaction with Energy Transfer. The Enable Conflicts Committee determined to engage Intrepid, subject to negotiation of a mutually acceptable fee and engagement letter. The Enable Conflicts Committee and Intrepid executed an engagement letter agreement dated February 12, 2021, which contained the terms of Intrepid’s engagement. Following Intrepid’s selection as financial advisor to the Enable Conflicts Committee, the Enable Conflicts Committee instructed Intrepid and Richards Layton to begin their diligence of the proposed acquisition transaction with Energy Transfer.

On February 3, 2021, Latham, counsel to Energy Transfer, delivered initial drafts of the merger agreement and support agreements to Vinson & Elkins.

On February 4, 2021, the Enable General Partner Board convened a special meeting to authorize the Enable Conflicts Committee, comprised of directors determined to be independent under both the NYSE rules and the Enable Partnership Agreement requirements for service on the Enable Conflicts Committee, to (i) consider, explore, review, analyze, solicit, structure and evaluate the proposed acquisition transaction with Energy Transfer, (ii) investigate any potential alternatives to the proposed acquisition transaction with Energy Transfer as the Enable Conflicts Committee deems necessary or appropriate, (iii) authorize, empower or direct the officers and employees of Enable General Partner and its subsidiaries to provide the Enable Conflicts Committee with such information (including, without limitation, books, records, financial statements and projections with respect to the Partnership or any of its subsidiaries) and assistance as may be requested by the Enable Conflicts Committee, (iv) negotiate, or delegate the ability to negotiate to any persons, the terms and provisions, and determine the advisability, of the proposed acquisition transaction with Energy Transfer (including, without limitation, the terms and provisions of any arrangements related to the proposed acquisition transaction with Energy Transfer involving officers or directors of Enable General Partner), (v) determine whether or not to approve the proposed acquisition transaction with Energy Transfer by “Special Approval” (as such term is defined in the Enable Partnership Agreement), (vi) make a recommendation to the Enable General Partner Board to approve or disapprove the proposed acquisition transaction with Energy Transfer, (vii) if so approved by the Enable Conflicts Committee and the Enable General Partner Board, to take such other actions as are necessary or advisable to consummate the proposed acquisition transaction with Energy Transfer, (viii) review and advise on any public disclosure to be made by Enable with respect to the proposed acquisition transaction with Energy Transfer and any related transaction documentation, and (ix) do such other things (including the approval of any actions or agreements or other documents as the Enable Conflicts Committee deems necessary, appropriate or advisable in connection with the exercise of its authority) and make such other recommendations to the Enable General Partner Board as it may determine, in its sole discretion, to be advisable in connection with the foregoing. At such meeting, the Enable General Partner Board also resolved that it would not approve the potential transaction with Energy Transfer unless such transaction is recommended by the Enable Conflicts Committee.

On February 5, 2021, the Enable Conflicts Committee held a meeting with representatives of Richards Layton and Intrepid, during which the Enable Conflicts Committee discussed with its advisors the proposed acquisition transaction with Energy Transfer. The Enable Conflicts Committee and its advisors discussed the broad scope of the Enable General Partner Board resolutions empowering the Enable Conflicts Committee to consider the proposed acquisition transaction with Energy Transfer and any potential alternatives. The Enable Conflicts Committee received presentations relating to their duties from Richards Layton and information regarding the process for conducting financial diligence from Intrepid.

On February 5, 2021, representatives of Enable, Energy Transfer and their advisors participated on a diligence call in which management of Enable and Energy Transfer answered business and financial related due diligence questions.

On February 8, 2021, the Enable Conflicts Committee held a meeting with representatives of Intrepid, Richards Layton and representatives of Enable management, during which the Enable Conflicts Committee received a presentation from representatives of Enable management relating to the proposed terms of the proposed acquisition transaction with Energy Transfer, the benefits of, and rationale for, the proposed acquisition transaction with Energy Transfer, management’s diligence that had been completed with respect to Energy Transfer, a summary of the benefits and considerations of acquisition transactions that Enable management had previously discussed with other parties and the outlook for Enable if there was no transaction. Enable management also discussed with the Enable Conflicts Committee its proposed process with respect to negotiation of the exchange ratio with Energy Transfer. In addition, representatives of Intrepid presented preliminary financial information relating to Energy Transfer and representatives of Richards Layton presented the terms of the initial drafts of the merger agreement and support agreements. The Enable Conflicts Committee and its advisors discussed the negotiation process, ongoing diligence with respect to the proposed acquisition transaction and the Enable Conflicts Committee provided preliminary feedback to Richards Layton on the terms of the merger agreement, which feedback Richards Layton provided to Vinson & Elkins.

Also on February 8, 2021, representatives of Enable, Energy Transfer, the Sponsors and all advisors participated on a diligence call in which management of Enable and Energy Transfer answered legal and regulatory related due diligence questions.

On February 9, 2021, Mr. Sailor had a discussion with Mr. Long to inform him that a revised draft of the merger agreement and the other transaction documents were going to be delivered by Vinson & Elkins to Latham shortly and to preview a few of the key issues reflected in such revised draft. Counsel to the Enable Conflicts Committee had provided comments and direction regarding key issues and terms of the merger agreement, as did the Sponsors’ advisors.

On February 9, 2021, Vinson & Elkins delivered to Latham a revised draft of the merger agreement which proposed, among other things, that (i) the Sponsors’ written consents would be delivered after the Energy Transfer registration statement was declared effective by the SEC, (ii) Energy Transfer acquire the Enable Series A Preferred Units for $25.50 in cash, rather than exchanging such units for Energy Transfer Series G Preferred Units, (iii) a covenant prohibiting Enable from soliciting other transactions be removed and related termination rights of Energy Transfer as well as the proposed breakup fee be eliminated, (iv) the covenant related to obtaining regulatory approvals to be revised to require Energy Transfer to divest of any assets if necessary for purposes of obtaining antitrust regulatory approval and (v) Energy Transfer would (A) not undertake certain actions (including asset sales) for a period of 48 months if such actions resulted in either Sponsor recognizing gain greater than $10 million in the aggregate per year and (B) indemnify the Sponsors for any breach of the foregoing clause (A) (this clause (v) is referred to as the “Tax Indemnity Provisions”).

On February 10, 2021, Vinson & Elkins delivered to Latham a revised draft of the form of the support agreements, which reflected that the consents of the Sponsors would be delivered after the Energy Transfer registration statement was declared effective by the SEC. Also on February 10, 2021, Latham and Vinson & Elkins held a preliminary call on open issues in the merger agreement.

On February 10, 2021, Enable management and Intrepid had a due diligence meeting to review Enable’s financial forecasts provided to Intrepid by Enable management, including a discussion regarding the assumptions underlying such projections.

On February 10, 2021, Mr. Sailor had a discussion with Mr. Long regarding open issues including the proposed Tax Indemnity Provisions, employment and benefits related covenants and representations and warranties, antitrust considerations, consideration for the Enable Series A Preferred Units and to discuss a general path forward around improving Energy Transfer’s proposed exchange ratio.

On February 11, 2021, Mr. Sailor had a call with a principal of Party D, in which Party D reiterated that it had an interest in Enable and indicated that it wanted to better understand what terms (economic or otherwise) the Sponsors might require in order to approve a potential transaction. Mr. Sailor pointed them to previous public statements of CenterPoint and noted that if Party D wanted to engage with Enable, it should provide an updated proposal addressing Enable’s concerns regarding the original Party D Proposal. In addition, on that same date, representatives of Party D called CenterPoint’s strategic planning and tax team to discuss potential transaction structures which would defer tax gain. At no time thereafter did Party D submit an updated formal written indication of interest or formal written proposal to be considered by the Enable General Partner Board.

On February 11, 2021, the Enable Conflicts Committee held a meeting with representatives of Intrepid and Richards Layton, during which the Enable Conflicts Committee discussed the proposed terms of the Merger. The Enable Conflicts Committee received presentations from Intrepid relating to the proposed terms of the transaction and Intrepid’s preliminary financial analysis of the consideration to be paid to the unaffiliated Enable common unitholders in the transaction, including a sensitivity analysis evaluating the financial impact of an illustrative shutdown of the Dakota Access Pipeline resulting from the ongoing litigation related to this pipeline, and from Richards Layton relating to the terms of the merger agreement. The Enable Conflicts Committee and its advisors also discussed the consideration that the Sponsors would receive in the proposal acquisition transaction with Energy Transfer.

On February 11, 2021, the Chief Financial Officer of CenterPoint had two calls with Dylan Bramhall, Executive Vice President, Finance and Group Treasurer, of Energy Transfer, in part to better understand the offer by Energy Transfer to exchange the Enable Series A Preferred Units held by CenterPoint for Series G Preferred Units to be issued by Energy Transfer, and to discuss options to address priorities. This discussion resulted in a tentative agreement between Energy Transfer and CenterPoint whereby CenterPoint would accept Series G Preferred Units from Energy Transfer rather than cash, in exchange for the Enable Series A Preferred Units held by CenterPoint at an exchange ratio of 0.0265 Energy Transfer Series G Preferred Units for each Enable Series A Preferred Unit.

On February 12, 2021, the Enable General Partner Board convened a regularly scheduled meeting to approve quarterly distributions, at which members of Enable management, as well as representatives of Goldman Sachs and Vinson & Elkins, participated. Enable management provided the Enable General Partner Board with a summary of the Enable financial forecasts, including a discussion regarding the assumptions underlying such projections. Enable management also provided the Enable General Partner Board with a summary of the Energy Transfer standalone financial forecasts prepared by Energy Transfer management, as well as a summary of Energy Transfer’s financial forecasts as adjusted by Enable management to reflect more conservative assumptions related to future commodities prices, drilling activity, and revenue following the expiration of existing customer contracts from various operations and assets and other matters (See “—Enable and Energy Transfer Unaudited Prospective Financial Information—Unaudited Prospective Financial Information Regarding Energy Transfer”). In addition, Enable management provided to the Enable General Partner Board a pro forma financial forecast prepared by Enable management based on the proposed exchange ratio for the Merger, the Energy Transfer adjusted financial forecast and the Enable financial forecast. Representatives of Goldman Sachs discussed with the Enable General Partner Board its preliminary financial analyses regarding Enable on a stand-alone basis, as well as on a pro forma basis for the transaction with Energy Transfer.

On February 12, 2021, Latham delivered to Vinson & Elkins a revised draft of the merger agreement and the support agreements. The revised merger agreement proposed, among other things, (i) a modified version of a no solicitation covenant with payment of a 5.5% breakup fee if Enable were to commit a willful breach of the non-solicitation covenant or if Enable otherwise were to commit a breach of the merger agreement giving rise to a termination right for Energy Transfer and there was a pending alternative proposal, (ii) that the Enable Series A Preferred Units be exchanged for Energy Transfer Series G Preferred Units (instead of cash) at the exchange ratio previously discussed between Energy Transfer and CenterPoint representatives, (iii) limiting Energy Transfer’s obligation to divest assets or other remedial efforts to those that would not materially impact the benefits or advantages Energy Transfer expected to receive from the Merger and (iv) eliminating the Tax Indemnity Provisions.

On February 12, 2021, the Enable Conflicts Committee and representatives of Intrepid and Richards Layton held a meeting, during which Richards Layton provided updates on the draft merger agreement and support agreements and the Enable Conflicts Committee provided Richards Layton with feedback on the agreements, which feedback Richards Layton provided to Vinson & Elkins. Representatives of Intrepid presented materials to the Enable Conflicts Committee summarizing the benefits and considerations of a business combination between Enable and Energy Transfer relative to Enable on a status quo basis.

On February 13, 2021, Mr. Sailor had a conversation with Mr. Long to discuss the path forward on the Tax Indemnity Provisions, consent requirements, open issues pertaining to employment and benefit covenants, the consideration to be received in exchange for CenterPoint’s Enable Series A Preferred Units and the exchange ratio to be received by Enable common unitholders as part of the LP Merger. As a result of this conversation, and in particular, as a result of back and forth discussions regarding the exchange ratio, Mr. Long reiterated Energy Transfer’s proposal that the exchange ratio to be received by Enable common unitholders as part of the LP Merger would be determined by the 10-day volume-weighted average trading prices, which resulted in an exchange ratio of 0.8595x based on the closing prices as of February 12, 2021, and Mr. Sailor stated his intention to present this proposal to the Enable General Partner as Energy Transfer’s firm position on the exchange ratio. Mr. Sailor and Mr. Long also discussed updates with respect to (i) rating agency discussions and (ii) timing of a potential announcement, appropriate time required for the boards of directors of both companies to review and consider the merger agreement, including, with respect to Enable, time required for the Enable Conflicts Committee and the Sponsors to review and determine whether or not to consider the merger agreement or take other actions.

On February 13, 2021, the Sponsors notified the Enable Conflicts Committee and its counsel that the Sponsors had reached an agreement pursuant to which CenterPoint agreed to pay to OGE Energy a total of $30 million in cash in connection with the closing of the contemplated transaction between Enable and Energy Transfer. This payment from CenterPoint to OGE Energy was subject to the conditions that it would only occur if both Sponsors were satisfied with the terms of an agreed-upon transaction and the overall transaction received the favorable recommendation of the Enable Conflicts Committee, the approval of the Enable General Partner Board, the receipt of the approval of a majority of the outstanding Enable common units and all other requisite approvals, and was in fact consummated. A written agreement to this effect was provided to the Enable Conflicts Committee and its counsel for the committee’s information and was executed by the Sponsors on February 16, 2021. This Sponsor-to-Sponsor payment would not involve, impact or result in any reduction in the consideration to be paid by Energy Transfer to the unaffiliated Enable common unitholders.

On February 13, 2021, the Enable Conflicts Committee held a meeting with representatives of Intrepid and Richards Layton. The Enable Conflicts Committee and its advisors discussed the Sponsors’ disclosure of CenterPoint’s agreement to pay OGE Energy $30 million if the proposed transaction was approved and was in fact consummated, and determined to make a request of the Sponsors for an additional $30 million payment to the unaffiliated Enable common unitholders. Representatives of Intrepid presented materials to the Enable Conflicts Committee relating to the proposed exchange of Enable’s Series A Preferred Units for Energy Transfer’s Series G Preferred Units. Following the meeting, Mr. Kind informed representatives of CenterPoint and OGE Energy of the Enable Conflicts Committee’s request for additional consideration and representatives of Richards Layton informed legal counsel to CenterPoint and OGE Energy of the request.

On February 14, 2021, Vinson & Elkins delivered to Latham a revised draft of the merger agreement and the support agreements. The revised merger agreement (i) accepted the inclusion of a no solicitation covenant but with a break-up fee of 3.5% (the “proposed breakup fee”) if Enable were to commit a willful breach of the covenant or if the merger agreement is terminated due to a failure of Enable to distribute a combined consent solicitation statement to its common unitholders and the holder of the Enable Series A Preferred Units and Enable were to enter into an alternative transaction within 12 months of such termination, (ii) replaced the proposed exchange ratio with respect to the exchange of the Enable Series A Preferred Units with a blank to be filled in later, (iii) accepted, in part, Energy Transfer’s revisions to the divestiture clause but requiring Energy Transfer to divest assets and take remedial efforts up to a proposed agreed upon limit, and (iv) re-inserting the Tax Indemnity Provisions.

On February 13 and 14, 2021, Mr. Sailor had discussions with the representatives of the Sponsors and Mr. Kind regarding Energy Transfer’s proposed exchange ratio and understanding of acceptable pricing. As part of these conversations, Mr. Sailor relayed the position of Energy Transfer, expressed by Mr. Long, regarding the exchange ratio of 0.8595x to be received by Enable common unitholders as part of the LP Merger.

Also on February 14, 2021, Mr. Sailor had a conversation with Mr. Long on open matters including open negotiation points from the Sponsors’ perspective.

On February 14, 2021, the Enable Conflicts Committee met with representatives of Intrepid and Richards Layton. The Enable Conflicts Committee discussed open issues in the merger agreement and provided feedback to Richards Layton regarding its views, which feedback Richards Layton provided to Vinson & Elkins. Following the meeting, Richards Layton discussed with representatives of CenterPoint and OGE Energy the request of the Enable Conflicts Committee for a payment of $30 million to the unaffiliated Enable common unitholders (an amount equal to the amount CenterPoint agreed to pay to OGE Energy if the proposed transaction was approved and consummated). In that discussion, representatives of CenterPoint and OGE Energy informed Richards Layton that the agreed payment from CenterPoint to OGE Energy did not involve or impact the consideration to be paid by Energy Transfer to any party in the proposed transaction, and that no reduction in the consideration to be paid by Energy Transfer to the unaffiliated Enable common unitholders would result from the payment agreed to be made by CenterPoint to OGE Energy if the proposed transaction was approved and consummated. The Sponsors therefore rejected the Enable Conflicts Committee’s request for a payment to the unaffiliated Enable common unitholders outside of the terms being offered by Energy Transfer.

Later on February 14, 2021, the Enable Conflicts Committee met again to discuss the rejection by the Sponsors of the Enable Conflicts Committee’s request. After discussions, the Enable Conflicts Committee determined that it remained attractive to continue pursuing the proposed acquisition transaction despite the rejection by the Sponsors of its request. The Enable Conflicts Committee and its advisors also discussed the proposed exchange ratio and changes to the merger agreement.

Between February 13 and 16 representatives of Enable, Energy Transfer, Latham, Vinson & Elkins, Jones Day (counsel to OGE Energy), Wachtell, Lipton, Rosen & Katz and Baker Botts (each counsel to CenterPoint), and Richards Layton (counsel to the Enable Conflicts Committee), had multiple conversations regarding the terms of the support agreements, the merger agreement and related agreements, including, with respect to the merger agreement, provisions of the merger agreement pertaining to Energy Transfer’s termination rights, the exchange ratio, consideration for the Enable Series A Preferred Units and the Tax Indemnity Provisions.

On February 15, Latham delivered a draft of the merger agreement to Vinson & Elkins which, among other things, (i) accepted Vinson & Elkin’s proposed draft of the non-solicitation covenant with certain revisions and (ii) rejected certain of Vinson & Elkins’ changes to the termination provisions and added a termination right for Energy Transfer if either Sponsor were to willfully breach their obligations under the support agreements.

On February 15, 2021, Mr. Sailor and Mr. Laws had a discussion with Mr. Long, Mr. Hefty and Mr. Bramhall, to discuss both companies’ performance during the current weather conditions in Texas and Oklahoma, including ongoing Winter Storm Uri and its impact on operations and financial results. Separately on the same day, Mr. Sailor and Mr. Long had a discussion regarding the proposed exchange ratio, the Tax Indemnity Provisions, and covenants in the draft merger agreement delivered by Latham on February 15. In this conversation, Mr. Long reiterated Energy Transfer’s position that it would not increase the exchange ratio.

On February 15, 2021, the Enable Conflicts Committee and representatives of Intrepid and Richards Layton held a meeting, during which they discussed the proposed terms of the Merger. Intrepid presented the Enable Conflicts Committee with a preliminary financial analysis relating to the $10 million proposed to be paid by Energy Transfer for the limited liability company interests of Enable General Partner. The Enable Conflicts Committee reviewed the rationale for the Merger. Richards Layton made a presentation regarding open issues in the merger agreement and the Enable Conflicts Committee provided Richards Layton with feedback on the open issues, which feedback Richards Layton provided to Vinson & Elkins.

On February 16, Vinson & Elkins delivered a draft of the merger agreement to Latham which included (i) certain structural changes to the exchange of the Enable Series A Preferred Units as discussed between the parties, (ii) certain updates to the Tax Indemnity Provisions that had been discussed between the parties and (iii) revisions to the breakup fee provisions such that the proposed breakup fee would only be payable in a circumstance in which Enable had entered into an alternative transaction within 12 months following a termination of the merger agreement due to a willful breach by Enable of the non-solicitation covenant or a terminable breach by Enable of the merger agreement. On that same day, CenterPoint’s Chief Financial Officer had a call with Mr. Bramhall to confirm the consideration to be received by CenterPoint in exchange for its Enable Series A Preferred Units, and noted CenterPoint’s preference to receive the same class and CUSIP numbers as the Series G Preferred Units to be issued by Energy Transfer in the Pre-Closing Transactions rather than Series G Preferred Units issued by a subsidiary or affiliate entity of Energy Transfer.

Early in the day on February 16, Latham returned proposed final versions of the merger agreement and the support agreements to Vinson & Elkins, which reflected agreed upon terms between the parties and which, with respect to the merger agreement, (i) modified the non-solicitation covenant, (ii) eliminated the Tax Indemnity Provisions and (iii) specified that the proposed breakup fee would be $97.5 million (or approximately 3.75% of the equity value of the Enable common units outstanding) payable to Energy Transfer if Energy Transfer terminated the merger agreement and (A) such termination was due to Enable’s willful breach of the non-solicitation covenant or (B) such termination was due to Enable’s terminable breach of the merger agreement, if at the time of the termination, a third party has proposed and not withdrawn an alternative transaction to Enable and Enable enters into an alternative transaction within 12 months of such termination.

Midday on February 16, 2021, the Enable Conflicts Committee held a meeting with representatives of Intrepid and Richards Layton. Prior to the meeting, substantially final versions of the merger agreement and other ancillary documents were distributed to the Enable Conflicts Committee. The Enable Conflicts Committee reviewed the rationale for the Merger. Mr. Sailor joined the beginning of the meeting and provided an update on the final negotiations related to the terms of the transaction, including the proposed exchange ratio of 0.8595, after which he left the meeting. The Richards Layton representatives provided the Enable Conflicts Committee with an overview of various matters relating to the proposed acquisition transaction with Energy Transfer, including updates to the definitive documents. Representatives of Intrepid reviewed Intrepid’s financial analysis of the proposed acquisition transaction with the Enable Conflicts Committee. Upon the request of the Enable Conflicts Committee, Intrepid delivered an oral opinion as of February 16, 2021, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the exchange ratio in the LP Merger was fair, from a financial point of view, to the unaffiliated Enable common unitholders. Following such discussion and receipt of the Intrepid opinion, the Enable Conflicts Committee unanimously, in good faith, among other things (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated Enable common unitholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the LP Merger, upon the terms and conditions set forth in the merger agreement, with such approval constituting “Special Approval” for all purposes under the Enable Partnership Agreement, and (iii) recommended that the Enable General Partner Board approve the proposed acquisition transaction upon the terms set forth in the merger agreement, including the LP Merger.

Following the Enable Conflicts Committee meeting on February 16, 2021, the Enable General Partner Board convened a special meeting to discuss the proposed acquisition transaction with Energy Transfer, including the proposed final terms of the merger agreement. Representatives of Vinson & Elkins made a presentation to the Enable General Partner Board with respect to various matters, including, without limitation, (i) the Enable General Partner Board’s duties in connection with its consideration of a proposed acquisition transaction, (ii) an overview of the key terms of the merger agreement, including the proposed support agreements, and (iii) a summary of the resolutions to come before the board in connection with the proposed acquisition transaction with Energy Transfer. Goldman Sachs then discussed its financial analysis of the proposed acquisition transaction with the Enable General Partner Board. Thereafter, Goldman Sachs orally rendered its fairness opinion to the Enable General Partner Board that, as of February 16, 2021, and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units. Goldman Sachs subsequently confirmed its fairness opinion in writing. After discussion, the Enable General Partner Board unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the LP Merger, are in the best interests of Enable, its subsidiaries and, with respect to the GP Merger, Enable General Partner, (b) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the Merger, (c) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the Merger, and (d) authorized and directed that the approval of the merger agreement and the transactions contemplated by the merger agreement be submitted to Enable’s unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

Also on February 16, 2021, the ET board of directors held a special meeting to approve the merger agreement and the transactions contemplated thereby, including the Merger. After discussion, the Merger, the merger agreement and the other transactions contemplated thereby were unanimously approved and adopted by the ET board of directors.

That evening, representatives of each of Vinson & Elkins, Latham, Richards Layton, Baker Botts, Wachtell, Lipton, Rosen & Katz and Jones Day finalized the merger agreement, disclosure schedules and ancillary documents, following which Enable and Energy Transfer executed and delivered the merger agreement. Contemporaneously with the execution of the merger agreement, each of the Sponsors executed their respective support agreement and consent to the merger agreement as managing members of Enable General Partner.

Prior to the opening of U.S. stock markets on February 17, 2021, Energy Transfer and Enable issued a joint news release announcing the proposed acquisition transaction.

Energy Transfer’s Reasons for the Merger

The merger between Energy Transfer and Enable will increase Energy Transfer’s scale across multiple regions and provide increased connectivity for Energy Transfer’s natural gas and NGL transportation businesses. In evaluating the Merger, the Energy Transfer board of directors consulted with Energy Transfer’s management and legal and financial advisors. The Energy Transfer board of directors determined the Merger to be in the best interests of Energy Transfer based on, among other factors, its belief that the Merger will:

Enhance Energy Transfer’s Natural Gas Gathering and Transportation Infrastructure in the Mid-Continent and Ark-La-Tex Regions. The Merger will increase Energy Transfer’s footprint of natural gas gathering assets and transmission pipelines, particularly in Oklahoma, Louisiana, Texas and Arkansas. As a result of the transaction, Energy Transfer will have basin-leading processing capacity and pipeline miles in the Mid-Continent and processing and treating capacity in the Ark-La-Tex basin. Enable’s 10,100-mile network of interstate and intrastate pipelines will also provide additional access to core markets with consistent sources of demand for Energy Transfer’s customers.

Provide Opportunities to Increase NGL Volumes through Energy Transfer’s Assets. Enable produces significant NGL volumes across its footprint of processing facilities in Oklahoma. These volumes are currently dedicated to a third-party. As those contractual arrangements expire, Energy Transfer will pursue the opportunity to redirect those volumes through its substantial downstream fractionation and export platform on the Gulf Coast.

Add a Diverse Set of Large, Creditworthy Counterparties to the Energy Transfer Customer Base. Enable’s customers include a number of investment grade utilities, LDCs and producers that rely on Enable’s assets for transporting natural gas. In many cases, the relationship between Enable and these customers has lasted more than 10 years. Energy Transfer intends to maintain these relationships following the Merger.

Add Incremental Free Cash Flow. The Merger is expected to further Energy Transfer’s deleveraging efforts by increasing Energy Transfer’s free cash flow post-distributions, both immediately and over the long-term, which can be used to pay down debt or returned to unitholders through distributions or unit buybacks.

Create Synergies and Cost Savings. Energy Transfer expects the combination of its significant infrastructure with Enable’s complementary assets will allow the combined company to pursue additional commercial opportunities and enhance Energy Transfer’s ability to serve customers, while achieving significant cost savings through the elimination of overlapping support functions.

Maintain Investment Grade Status. While enhancing Energy Transfer’s growth profile, the Merger is expected to have a positive impact on Energy Transfer’s investment-grade credit status.

Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger

The Enable Conflicts Committee consists of three directors who satisfy the requirements to serve on a conflicts committee in the Enable Partnership Agreement: Peter H. Kind (Chairman), Alan N. Harris and Ronnie K. Irani. On February 4, 2021, the Enable General Partner Board authorized the Enable Conflicts Committee to (a) consider, explore, review, analyze, solicit, structure and evaluate the transactions contemplated by the merger agreement, (b) make such investigation of potential alternatives to the transactions contemplated by the merger agreement, including maintaining the status quo, as the Enable Conflicts Committee deems necessary or appropriate, (c) authorize, empower or direct the officers and employees of Enable General Partner, and its subsidiaries, and any of them, for and on behalf of Enable, to provide the Enable Conflicts Committee with such information (including, without limitation, books, records, financial statements and projections with respect to Enable or any of its subsidiaries) and assistance as may be requested by the Enable Conflicts Committee, (d) negotiate, or delegate the ability to negotiate to any person, the terms and provisions, and determine the advisability, of the transactions contemplated by the merger agreement (including, without limitation, the terms and provisions of any arrangements related to the transactions contemplated by the merger agreement involving officers or directors of Enable General Partner), (e) determine whether or not to approve the transactions contemplated by the merger agreement by “Special Approval” (pursuant to Section 7.9(a) of the Enable Partnership Agreement), (f) make a recommendation to the full Enable General Partner Board to approve or disapprove the transactions contemplated by the merger agreement, (g) if so approved by the Enable Conflicts Committee, together with the approval by the full Enable General Partner Board, to take such other actions as are necessary or advisable to consummate the transactions contemplated by the merger agreement, (h) review and advise on any public disclosure to be made by Enable with respect to the transactions contemplated by the merger agreement and any related transaction documentation, and (i) do such other things (including the approval of any actions or agreements or other documents as the Enable Conflicts Committee deems necessary, appropriate or advisable in connection with the exercise of its authority pursuant to these resolutions) and make such other recommendations to the Enable General Partner Board as it may determine, in its sole discretion, to be advisable in connection with the foregoing.

On February 16, 2021, the Enable Conflicts Committee unanimously, and in good faith, among other things (a) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of Enable, its subsidiaries and the unaffiliated Enable common unitholders, (b) approved the merger agreement and the transactions contemplated thereby, including the LP Merger, upon the terms and conditions set forth in the merger agreement, with such approval constituting “Special Approval” for all purposes under the Enable Partnership Agreement, and (c) recommended to the Enable General Partner Board approval of the merger agreement and the consummation of the transactions contemplated thereby, including the LP Merger.

Later on February 16, 2021, upon receiving the approval and recommendation of the Enable Conflicts Committee, the Enable General Partner Board unanimously, and in good faith, (a) determined that the merger agreement and the transactions contemplated thereby, including the LP Merger, are in the best interests of

Enable, its subsidiaries, and, with respect to the GP Merger, Enable General Partner, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Merger, (c) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the Merger and (d) authorized and directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to Enable’s unitholders to act by written consent pursuant to Section 13.11 of the Enable Partnership Agreement.

The Enable Conflicts Committee retained Richards Layton as its legal counsel and Intrepid Partners, LLC as its financial advisor. The Enable General Partner Board retained Vinson & Elkins as its legal counsel and Goldman Sachs as its financial advisor. Each of the Enable Conflicts Committee and the Enable General Partner Board oversaw the performance of financial and legal due diligence conducted by their advisors, conducted an extensive review and evaluation of the transactions contemplated by the merger agreement, including, with respect to the Enable Conflicts Committee, considering withholding “Special Approval” and maintaining the status quo.

In determining to approve the transactions contemplated by the merger agreement, the Enable Conflicts Committee and the Enable General Partner Board consulted with Enable’s senior management and their respective outside legal and financial advisors and considered several factors that weighed in favor of the Merger, including the following (not necessarily presented in order of relative importance):

•	Aggregate Value and Composition of the Consideration.

•

The fact that the LP Merger Consideration has an implied value per unit of Enable common units of $5.86, based on the closing price of Energy Transfer common units as of February 12, 2021 (the last trading day prior to the approval of the merger agreement), and represented a premium of approximately 4.8% to Enable’s 60-calendar day volume weighted average price of $5.60;

•

the belief that the exchange ratio provides greater value to Enable common unitholders than the long-term value of Enable as a standalone publicly traded partnership and that the exchange ratio was Energy Transfer’s final offer and was the highest price per Enable common unit that Energy Transfer would be willing to pay;

•

the fact that the unit-for-unit LP Merger allows Enable common unitholders to participate in the value and opportunities of Energy Transfer after the LP Merger, including distributions and expected future growth;

•	the fact that, based on the exchange ratio, Enable common unitholders will own approximately 12% of the outstanding Energy Transfer common units on a pro forma basis;

•

the fact that the exchange ratio provides for a fixed number of Energy Transfer common units and therefore the implied value of the consideration payable to Enable common unitholders, including its unaffiliated common unitholders, will increase in the event that the market price of Energy Transfer common units increases prior to the closing of the transactions contemplated by the merger agreement;

•

the fact that Energy Transfer has a larger public float relative to Enable and that the trading market for Energy Transfer common units should provide Enable common unitholders who receive the LP Merger Consideration in the LP Merger with greater trading liquidity than is currently available for Enable common unitholders coupled with the fact that Energy Transfer has demonstrated durable, long-term access to the capital markets to fund its operations;

•

the fact that CenterPoint and OGE Energy will receive an aggregate of $10 million in cash in exchange for their membership interests in the General Partner and CenterPoint will receive 0.0265 Energy Transfer Series G Preferred Units for each Enable Series A Preferred Unit; and

•	the expectation that holders of Enable common units generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

•	Strategic Considerations

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The belief that the combination of Energy Transfer’s significant infrastructure with Enable’s complementary assets will allow the combined company to pursue additional commercial opportunities and achieve cost savings while enhancing the combined company’s ability to serve customers;

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the fact that Energy Transfer’s acquisition of Enable will increase Energy Transfer’s footprint across multiple regions and provide increased connectivity for the combined company’s natural gas transportation businesses to the global LNG market and growing global demand for natural gas as the world transitions to cleaner power and fuel sources;

•

the belief that the Merger will improve the cost of capital in part because Energy Transfer is not burdened by potential distributions associated with an incentive distribution rights equity structure;

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the belief that from an operational perspective, the Merger will expand the scale, geographic diversity, asset diversity, commodity diversity and geographic footprint of the combined company as compared to Enable as a standalone company;

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the belief that the combined company’s geographic and customer diversification, enhanced assets and stronger financial position will provide for greater access to the capital markets and improve the combined company’s competitiveness going forward;

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the understanding that the transaction is expected to be immediately accretive to Enable common unitholders, including Enable’s unaffiliated common unitholders, with regard to distributable cash flow per Enable common unit, have a positive impact on Energy Transfer’s credit metrics and add significant fee-based cash flows from Enable’s fixed-fee contracts;

•

the fact that the transaction will also position the combined company in all major U.S. Basins, including the Permian Basin, Eagle Ford, Bakken and Appalachia regions and will result in significant gas gathering and processing assets in the Anadarko and Arkoma basins across Oklahoma and Arkansas, as well as the Haynesville Shale in East Texas and North Louisiana;

•	the expectation that the combined company will continue to have an investment grade balance sheet;

•	the current and prospective business climate in the industry in which Enable and Energy Transfer operate, including the position of current and likely competitors of Enable and Energy Transfer; and

•	the caliber of Energy Transfer’s executive management team and the Energy Transfer board of directors, which are expected to continue on in their roles following the consummation of the transactions.

•	Due Diligence and Alternative Transactions

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The fact that, since November 2020, representatives of Enable’s management communicated with numerous counterparties regarding a strategic transaction with Enable as part of the Enable General Partner Board’s exploration of strategic alternatives, including additional acquisitions in gathering and processing or equity financings and the Enable General Partner Board’s belief, after considering the advice and discussions with its financial and legal advisors, that the proposed transaction with Energy Transfer was the most attractive option available to Enable and the Enable General Partner;

•

the fact that CenterPoint had publicly announced its intention to explore alternatives related to its equity interests in Enable, which communicated to potential bidders the opportunity to make a solicitation of interest to Enable;

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the fact that the Enable General Partner Board and Enable Conflicts Committee considered the results of the due diligence reviews of Energy Transfer and its businesses conducted by each of the Enable General Partner Board, the Enable Conflicts Committee, CenterPoint and OGE Energy and their respective financial advisors and outside legal counsel;

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the absence of other strategic alternatives available to Enable that would provide comparable or superior value and terms, based in part on Enable’s discussions with multiple potential counterparties as described in the section entitled “Background of the Merger,” beginning on page 35 of this consent statement/prospectus, coupled with the Enable General Partner Board’s recognition of the risks and uncertainties related to overall uncertainty in midstream corporate and asset transactions;

•	the historical and current market prices of Enable common units;

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the risks and uncertainties related to the ongoing disruption to oil demand, due to the COVID-19 pandemic, unpredictable geopolitical dynamics, including actions of foreign oil producers, and potential consumption of hydrocarbons trending lower long-term, which risks are relatively greater were Enable to continue to operate as a standalone company with relatively smaller market capitalization than the combined company;

•

the fact that from a financial perspective, Energy Transfer’s EBITDA growth outlook, coverage ratio, long-term credit profile, access to capital and cost of capital are more attractive than Enable’s growth outlook, coverage ratio, long-term credit profile, access to capital and cost of capital;

•	the fact that Energy Transfer is a highly diversified midstream company with significant scale, including the fact that Energy Transfer:

•	is the third largest infrastructure company in North America and has annual adjusted EBITDA over $10 billion;

•	has a highly diversified business model comprised of five core segments, of which no one segment contributes more than 30% to adjusted EBITDA;

•

has more than 90,000 miles of pipeline (compared to the approximately 14,000 miles of pipeline of Enable) with assets in every major U.S. supply basin linked to major demand markets in the United States, including export markets;

•	is a fully integrated franchise with gathering, processing, fractionation, transportation, storage, terminalling and export assets; and

•	transports approximately 25% of U.S. natural gas, more than 25% of U.S. natural gas liquids and more than 35% of U.S. crude oil;

•	the belief that investors tend to favor midstream investments exhibiting scale, asset footprint diversity and integration, which will be achieved through a combination with Energy Transfer; and

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the fact that Enable, as a standalone entity faces near-term commodity price risk because commodity demand has been severely impacted by the global COVID-19 pandemic and other worldwide and domestic events, countered by the fact that Energy Transfer’s scale and size will offer improved ability to withstand commodity supply and demand and price volatility.

•	Likelihood of Completion of the Transaction

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The Enable General Partner Board’s evaluation of the likely time period necessary to consummate the transactions contemplated by the merger agreement, and the limited number and customary nature of the closing conditions as well as Energy Transfer’s affirmative obligation, subject to certain exceptions and limitations, to take, or cause to be taken, any and all steps and undertakings in respect of requirements under applicable regulations so as to enable closing to occur as promptly as practicable;

•	the lack of a financing condition to closing and the overall scope of the conditions to closing;

•

the circumstances under which the merger agreement can be terminated and the impact of such termination (see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 113 of this consent statement/prospectus);

•	the fact that the Merger and the issuance of Energy Transfer common units in connection with the LP Merger are not subject to a vote of Energy Transfer’s equity owners;

•

the fact that CenterPoint and OGE Energy, which collectively own approximately 79% of the Enable common units and 100% of the Enable Series A Preferred Units, are in support of the Merger and have entered into support agreements pursuant to which they agreed to, among other things, deliver written consents in respect of the Enable common units owned by them in favor of the transactions contemplated by the merger agreement, including the Merger; and

•	that Enable is entitled to specific performance of Energy Transfer’s obligations under the merger agreement.

•	Other Favorable Terms of the Merger Agreement

•

The belief that, in coordination with the Enable Conflicts Committee’s and Enable General Partner Board’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable;

•

the fact that, in order to obtain any required regulatory approvals, subject to certain exceptions and limitations, Energy Transfer is required to take all steps necessary to eliminate each impediment under antitrust or anticompetition laws that are asserted by any governmental entity or other parties, including divestiture of certain assets, subject to certain pre-agreed limits;

•

the fact that the Enable General Partner Board has the ability to terminate the merger agreement under certain circumstances, including if Energy Transfer shall have breached or failed to perform its representations, warranties or covenants in certain circumstances; and

•

the fact that the Enable Conflicts Committee and the Enable General Partner Board, after discussing the termination fees with its advisors, believed that such fees were consistent with market practice.

In addition, each of the Enable Conflicts Committee and the Enable General Partner Board separately considered a number of additional positive factors. These included:

(a) with respect to the Enable General Partner Board:

•

the fact that the Enable Conflicts Committee (consisting solely of independent directors), Enable, and CenterPoint and OGE Energy and their advisors were extensively involved throughout the process, as well as receiving regular direct updates from Enable’s financial and legal advisors and Enable management;

•

the financial analyses of Enable and Energy Transfer prepared by Goldman Sachs and reviewed and discussed with the Enable General Partner Board as described in “—Opinion of the Enable General Partner Board’s Financial Advisor”; and

•

the delivery of an opinion by Goldman Sachs to the Enable General Partner Board on February 16, 2021, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units, as more fully described below under “—Opinion of the Enable General Partner Board’s Financial Advisor.”

(b) with respect to the Enable Conflicts Committee:

•	the fact that CenterPoint and OGE Energy are receiving the same LP Merger Consideration per common unit as the other Enable common unitholders;

•

the fact that the Enable Conflicts Committee’s legal and financial advisors were involved in the process and negotiations, and updated the Enable Conflicts Committee regularly, which provided the Enable Conflicts Committee with additional perspectives on the negotiations in addition to those of the Enable General Partner Board and Enable’s management;

•

the valuation analyses of Enable and Energy Transfer prepared by Intrepid and reviewed and discussed with the Enable Conflicts Committee, including, among other things, comparable company trading analysis, discounted cash flow analysis, precedent midstream transactions analysis and precedent premiums paid analysis with respect to Enable and a comparable company trading analysis and discounted cash flow analysis with respect to Energy Transfer; and

•

the delivery of an opinion by Intrepid to the Enable Conflicts Committee on February 16, 2021, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in its written February 16 opinion, the exchange ratio in the LP Merger, was fair, from a financial point of view, to the unaffiliated Enable common unitholders.

In addition to the factors above, the Enable Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger agreement, including those discussed below, each of which supported its February 16 determination with respect to the fairness of the transactions contemplated by the merger agreement to the unaffiliated Enable common unitholders:

•

each of the members of the Enable Conflicts Committee satisfies the requirements for serving on the Enable Conflicts Committee, including the requirement that all members of the Enable Conflicts Committee be independent;

•

the Enable General Partner Board delegated to the Enable Conflicts Committee the authority to provide “Special Approval” and adopted resolutions providing that the Merger would not be approved unless the Enable General Partner Board received a prior favorable recommendation from the Enable Conflicts Committee, and that the Enable Conflicts Committee understood that it had no obligation to recommend any transaction and had the authority to investigate alternatives;

•

in connection with the consideration of the transactions contemplated by the merger agreement, the Enable Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and Enable’s and Energy Transfer’s industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the transactions contemplated by the merger agreement;

•

the terms and conditions of the merger agreement and the transactions contemplated thereby were determined through arm’s-length negotiations between Enable, Energy Transfer, the Enable Conflicts Committee, CenterPoint and OGE Energy and their respective representatives and advisors;

•	the fact that under the terms of the merger agreement, the parties may not amend any provision of the merger agreement without the prior written consent of the Enable Conflicts Committee; and

•

under the terms of the merger agreement, prior to the effective time of the Merger, the Enable General Partner will not, without the consent of the Enable Conflicts Committee, eliminate the Enable Conflicts Committee, revoke or diminish the authority of the Enable Conflicts Committee or remove or cause the removal of any member of the Enable General Partner Board who is a member of the Enable Conflicts Committee either as a director or as a member of such committee.

The Enable General Partner Board and Enable Conflicts Committee also considered and balanced against the positive factors set forth above a number of uncertainties, risks and other countervailing factors in its deliberations concerning the merger and the merger agreement, including the following (not necessarily presented in order of relative importance):

•

the fact that the Enable Conflicts Committee did not conduct a public auction process or other formal solicitation of interest from third parties for the acquisition of Enable common units; however, because CenterPoint had publicly announced its intention to explore alternatives related to its equity interests in Enable in early November 2020 and the financial community highlighted this intention in research reports, there was publicly available information that would typically lead a potential buyer to make unsolicited inquiries of management; and that while multiple inquiries were received by or directed to management of Enable, and management of Enable, CenterPoint and OGE Energy had discussions with other parties, none of the inquiries or discussions led to sufficiently attractive offers or proposals believed to have a reasonable likelihood of yielding any offers commensurate with the terms of the transaction with Energy Transfer;

•

the belief that Energy Transfer would not be willing to accept a post-signing market check of the proposed transaction based on the fact that Energy Transfer required support agreements from each of the Sponsors contractually obligating them to deliver written consents approving the Merger;

•

the fact that the exchange ratio in the merger agreement provides for a fixed number of Energy Transfer common units, and, as such, Enable common unitholders cannot be certain at the time of submitting their consent to the transactions of the market value of the LP Merger Consideration they will receive, and the possibility that Enable common unitholders could be adversely affected by a decrease in the trading price of Energy Transfer common units before the closing of the Merger and the fact that the merger agreement does not provide Enable with a value-based termination right;

•

the fact that Enable has significantly reduced distributions to Enable unitholders in prior periods coupled with the fact that the Merger is expected to be immediately dilutive to the Enable common unitholders, including the unaffiliated Enable common unitholders, with regard to expected distributions per common unit;

•

the risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both Energy Transfer and Enable and the restrictions on the conduct of Enable’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby;

•

the potential challenges and difficulties in integrating the operations and business culture of Enable into Energy Transfer and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the Merger, might not be realized, may only be achieved over time or might take longer to realize than expected;

•

the fact that Enable common unitholders, including the unaffiliated Enable common unitholders, are not entitled to dissenters’ or appraisal rights under the merger agreement, the Enable Partnership Agreement or Delaware law;

•

the fact that the terms of the merger agreement do not require approval of a majority of the unaffiliated Enable common unitholders to be obtained in order to consummate the transactions contemplated thereby;

•

the fact that Enable will be required to (i) pay Energy Transfer a breakup fee of $97.5 million if Energy Transfer were to terminate the merger agreement due to (A) a willful breach by Enable of its non-solicitation covenant or (B) if Enable entered into a definitive agreement with respect to an alternative acquisition proposal within 12 months of a termination due to a breach of Enable’s representations, warranties or covenants; however, the Enable Conflicts Committee and the Enable General Partner Board believed that the breakup fee and expense reimbursement amount are consistent with comparable transactions; and, in addition, if the merger agreement is terminated, Enable will generally be required to pay its own expenses associated with the transaction;

•

the Enable General Partner Board and Enable Conflicts Committee considered the possibility that a third party may be willing to enter into a strategic combination with Enable on terms more favorable than the Merger with Energy Transfer. In connection therewith, the Enable General Partner Board and Enable Conflicts Committee considered the terms of the merger agreement relating to no-shop covenants as well as the provisions of the support agreements obligating OGE Energy and CenterPoint, respectively, to provide the requisite vote to approve the Merger, which eliminate the ability of Enable to consider an alternative transaction following execution of the merger agreement, particularly in light of the fact that Enable had received indications of interest from other potential counterparties;

•

the fact that the Merger may not be completed in a timely manner, or at all, and a failure to complete the Merger could result in significant costs and disruption to Enable’s normal business and negatively affect the trading price of Enable’s common units;

•	the possibility that litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus;

•

the potential impact on Energy Transfer’s business and financial results from the uncertain future of the Dakota Access Pipeline, taking into account that public markets are generally informed about the Dakota Access Pipeline and its prospects;

•	the fact that Energy Transfer and its subsidiaries currently have more leverage on a relative basis than the status quo operations of Enable and its subsidiaries;

•

the fact that the restrictions on Enable’s conduct of business prior to completion of the transaction could delay or prevent Enable from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction;

•

risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 30 and 21, respectively, of this consent statement/prospectus;

•

the fact that crude and natural gas prices are expected to remain volatile, impacting U.S. shale producer activity and corresponding midstream volume trends in key basins, including the Anadarko, Ark-La-Tex and Williston basins;

•	capital markets access and investor appetite for midstream equities remain challenging;

•	the fact that the midstream mergers and acquisition market remains depressed with across the board low-to-no premium transactions expected to be the norm for the foreseeable future; and

•

the fact that the Sponsors and certain members of Enable’s management and the Enable General Partner Board may have interests in the transactions that are different from, or in addition to, the interests of the unaffiliated Enable common unitholders (for example, the fact that, as a result of an agreement between CenterPoint and OGE Energy, if the transactions contemplated by the merger agreement were entered into on acceptable terms and the Merger is ultimately consummated, CenterPoint will pay $30 million in cash or other mutually agreed consideration to OGE Energy immediately following the closing of the Merger, which payment would come entirely from CenterPoint and did not reduce or affect the consideration to be received from Energy Transfer by the unaffiliated public unitholders of Enable in the proposed transaction).

After taking into account the factors set forth above, as well as others, the Enable Conflicts Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transactions contemplated by the merger agreement were outweighed by the potential benefits thereof to the unaffiliated Enable common unitholders. Similarly, after taking into account the factors set forth above as well as upon the recommendation and approval of the Enable Conflicts Committee, the Enable General Partner Board concluded that the risks, uncertainties and restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits thereof to Enable and Enable General Partner.

The foregoing discussion of factors considered by Enable is not intended to be exhaustive but summarizes the material factors considered by the Enable Conflicts Committee and the Enable General Partner Board, as applicable. In making its determinations and approvals, the Enable Conflicts Committee considered the financial analyses regarding Enable prepared by Intrepid and reviewed and discussed by Intrepid with the Enable Conflicts Committee. The Enable Conflicts Committee considered each of these analyses in the context of the fairness opinion provided by Intrepid on February 16, 2021 in reaching its conclusions regarding the transactions contemplated by the merger agreement and whether such transactions were in the best interests of the unaffiliated Enable common unitholders.

In making its determination and approvals, the Enable General Partner Board considered a number of factors, including (i) the February 16, 2021 unanimous determination and recommendation of the Enable Conflicts Committee and (ii) the financial analyses regarding Enable reviewed and discussed by Goldman Sachs with the Enable General Partner Board. The Enable General Partner Board considered the financial analyses, the fairness opinion provided by Goldman Sachs on February 16, 2021, as well as other factors it considered (as described above), in reaching its conclusions regarding the transactions contemplated by the merger agreement and whether such transactions were in the best interests of Enable and its subsidiaries and, with respect to the GP Merger, Enable General Partner.

In view of the variety of factors considered in connection with their evaluation of the transactions and the complexity of these matters, neither the Enable Conflicts Committee nor the Enable General Partner Board found it useful or attempted to quantify or assign any relative or specific weights to the various factors considered in making their determinations. In addition, each of the members of the Enable Conflicts Committee and the Enable General Partner Board may have given differing weights to different factors. Overall, the Enable Conflicts Committee and the Enable General Partner Board believed that the positive factors supporting the transactions contemplated by the merger agreement outweighed the negative factors they considered.

Enable General Partner, the Enable Conflicts Committee and the Enable General Partner Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to the Enable common unitholders (whether fiduciary, contractual, implied, or otherwise) other than those obligations that exist in the Enable Partnership Agreement. Under the Enable Partnership Agreement, whenever Enable General Partner makes a determination or takes or omits to take any other action (including action taken by the Enable General Partner Board or any committee thereof (including the Enable Conflicts Committee)), in its capacity as the general partner of Enable, Enable General Partner, the Enable General Partner Board or the applicable committee thereof (including the Enable Conflicts Committee) must make such determination or take or omit to take such other action in good faith, and such determination, action or omission is not subject to any other or different standard under applicable law. Under the Enable Partnership Agreement, an action or determination will be deemed to be made in “good faith” if it meets certain standards set forth in the Enable Partnership Agreement. Nothing in this consent statement/prospectus or the actions or determinations of Enable General Partner, the Enable Conflicts Committee, or the Enable General Partner Board described in this consent statement/prospectus should be read to mean that Enable General Partner, the Enable Conflicts Committee or the Enable General Partner Board assumed any obligations to Enable or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that exist in the Enable Partnership Agreement. You are urged to read the full text of the Enable Partnership Agreement, which is incorporated by reference into this consent statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 179 of this consent statement/prospectus.

In considering whether to consent to the adoption of the merger agreement, holders of Enable common units should be aware that the executive officers and directors of Enable General Partner have certain interests in the transaction that may be different from, or in addition to, the interests of Enable common unitholders generally. See the section titled “—Interests of the Enable’s Directors and Executive Officers in the Merger” beginning on page 84 of this consent statement/prospectus.

It should be noted that this explanation of the reasoning of the Enable General Partner Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this consent statement/prospectus.

Opinion of the Enable General Partner Board’s Financial Advisor

At a meeting of the Enable General Partner Board, Goldman Sachs rendered to the Enable General Partner Board its oral opinion, subsequently confirmed in writing, to the effect that, as of February 16, 2021 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units.

The full text of the written opinion of Goldman Sachs, dated February 16, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Enable General Partner Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to whether any holder of Enable common units should approve the merger agreement, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to unitholders and Annual Reports on Form 10-K of Enable and Energy Transfer for the five years ended December 31, 2019;

•	certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Enable and Energy Transfer;

•	certain other communications from Enable and Energy Transfer to their respective unitholders;

•	certain publicly available research analyst reports for Enable and Energy Transfer; and

•

certain internal financial analyses and forecasts for Enable prepared by its management (the “Enable unaudited prospective financial information”) (as described under “—Enable and Energy Transfer Unaudited Prospective Financial Information”) and for Energy Transfer on a standalone basis prepared by its management as adjusted by the management of Enable (the “ET adjusted unaudited projections”) (as described under “—Enable and Energy Transfer Unaudited Prospective Financial Information”), and certain financial analyses and forecasts for Energy Transfer pro forma for the Merger prepared by the management of Enable (the “ET adjusted unaudited pro forma projections” and, together with the Enable unaudited prospective financial information and the ET adjusted unaudited projections, the “Forecasts”) (as described under “—Enable and Energy Transfer Unaudited Prospective Financial Information”), in each case, as approved for Goldman Sachs’ use by Enable.

Goldman Sachs also held discussions with members of the senior managements of Enable and Energy Transfer regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition, and future prospects of Enable and Energy Transfer; reviewed the reported price and trading activity for the Enable common units and the Energy Transfer common units; compared certain financial and stock market information for Enable and Energy Transfer with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the energy industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Enable’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Enable’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Enable. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Enable or Energy Transfer or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Enable or Energy Transfer or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Enable to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Enable; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units, as of the date of the opinion, of the exchange ratio to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Merger, including the fairness of the GP Merger Consideration or the Preferred Contributions, or the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Enable or Energy Transfer; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Enable, or class of such persons, in connection with the Merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Enable common units or Energy Transfer common units will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on Enable, Energy Transfer or the Merger, or as to the impact of the Merger on the solvency or viability of Enable or Energy Transfer or the ability of Enable or Energy Transfer to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Enable General Partner Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2021, the last completed trading day before Goldman Sachs rendered the opinion described above (which we refer to for purposes of this section as the “last trading date”), and is not necessarily indicative of current market conditions.

Historical Common Units Trading Analysis. Goldman Sachs calculated the implied consideration per Enable common unit of $5.86 by multiplying the exchange ratio of 0.8595 by the closing price per Energy Transfer common unit on the last trading date of $6.82. Goldman Sachs analyzed the $5.86 implied consideration per Enable common unit represented by the exchange ratio in relation to (i) the closing price per Enable common unit on the last trading date and (ii) the volume weighted average price (“VWAP”) per Enable common unit for the 10-trading-day, 30-calendar-day and 60-calendar day periods ended on the last trading date.

The following table presents the results of this analysis:

Historical Date or Period	Price Per Unit	Implied Premium /(Discount)
Last Trading Date Closing Price	$6.02	(2.6)%
10-Trading-Day VWAP	$5.78	1.4%
30-Calendar-Day VWAP	$5.72	2.5%
60-Calendar-Day VWAP	$5.60	4.8%

Implied Exchange Ratio Analysis. Goldman Sachs reviewed the historical trading prices per Enable common unit and per Energy Transfer common unit for the three-year period ended on the last trading date and calculated historical exchange ratios by dividing the closing price per Enable common unit by the closing price per Energy Transfer common unit over such period. Goldman Sachs then calculated the premia implied by the exchange ratio in relation to (i) historical average exchange ratio over the 3-year, 1-year, 6-month, 60-calendar-day and 30-calendar day periods ended on the last trading date, (ii) historical average exchange ratio based on VWAP of the units over the 10-trading-day period ended on the last trading date and (iii) exchange ratio of closing per unit prices on the last trading date.

The following table presents the results of this analysis:

	Average
	3-Year	1-Year	6-Month	60-Calendar Day	30-Calendar Day	10-Trading-Day VWAP	Last Trading Date
Exchange Ratio	0.8537x	0.7170x	0.8313x	0.8414x	0.8533x	0.8593x	0.8827x
Transaction Exchange Ratio as a Premium / (Discount)	0.7%	19.9%	3.4%	2.2%	0.7%	0.0%	(2.6)%

Illustrative Unlevered Discounted Cash Flow Analysis—Enable. Using the Enable unaudited prospective financial information, Goldman Sachs performed an illustrative unlevered discounted cash flow analysis of Enable common units on a standalone basis. Using discount rates ranging from 8.0% to 9.5%, reflecting estimates of Enable’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for Enable for January 1, 2021 through December 31, 2025 as reflected in the Enable unaudited prospective financial information and (ii) a range of illustrative terminal values for Enable, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 7.0x to 8.0x to estimated terminal year Adjusted EBITDA for Enable as reflected in the Enable unaudited prospective financial information (which analysis implied perpetuity growth rates ranging from (2.1)% to 0.5%). Goldman Sachs derived such range of discount rates by application of capital asset pricing model, which requires certain company-specific inputs, including Enable’s target capital structure weightings, the cost of preferred equity, the cost of debt and a beta for Enable, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple range for Enable was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by Enable’s trading prices (and estimates of last-twelve-months and next-twelve-months EBITDA as reported by IBES) over certain prior periods.

Goldman Sachs derived a range of illustrative enterprise values for Enable by adding the range of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Enable (i) the estimated amount of Enable’s net debt as of December 31, 2020 and (ii) the estimated amount of Enable’s preferred equity as of December 31, 2020, in each case, as provided by the management of Enable and approved for Goldman Sachs’ use by Enable, to derive a range of illustrative equity values for Enable. Goldman Sachs then divided the range of illustrative equity values by the total number of fully diluted outstanding Enable common units as of February 12, 2021, as provided by the management of Enable and approved for Goldman Sachs’ use by Enable, to derive a range of illustrative present values per Enable common unit of $4.02 to $6.29.

Illustrative Present Value of Future Unit Price Analysis—Enable. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Enable common unit. Goldman Sachs calculated the implied enterprise values of Enable as of December 31 for each of 2021 and 2022, by applying a range of illustrative NTM EBITDA multiples of 7.0x to 8.0x to estimated EBITDA for Enable for each of 2022 and 2023, as reflected in the Enable unaudited prospective financial information. The illustrative EBITDA multiple range for Enable was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by current and historical trading prices for Enable common units (and estimates of next-twelve-months EBITDA as reported by IBES) over certain prior periods. To derive a range of illustrative implied equity values per Enable common unit, Goldman Sachs then subtracted from the range of implied enterprise values (i) the estimated amount of Enable’s projected net debt as of December 31, 2021 and December 31, 2022, respectively and (ii) the estimated amount of Enable’s preferred equity as of December 31, 2021 and December 31, 2022, respectively, in each case as reflected in the Enable unaudited prospective financial information. Goldman Sachs then divided the range of implied equity value by the total number of fully diluted outstanding Enable common units, as reflected in the Enable unaudited prospective financial information, to derive a range of illustrative implied equity values per Enable common unit as of December 31, 2021 and December 31, 2022. Goldman Sachs then discounted to December 31, 2020 the range of illustrative implied unit prices using a discount rate of 10.5%, reflecting an estimate of Enable’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for Enable as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the aggregate distributions per Enable common unit estimated to be paid by Enable for each of 2021 and 2022 fiscal years, as reflected in the Enable unaudited prospective financial information, and discounted the amount of such distributions to December 31, 2020 using a discount rate of 10.5%, reflecting an estimate of Enable’s cost of equity. This analysis resulted in a range of illustrative implied present values of $3.98 to $6.70 per Enable common unit.

Illustrative Present Value of Future Unit Price Analysis—Pro Forma Energy Transfer. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Energy Transfer common unit on a pro forma basis (“Pro Forma Energy Transfer”) and calculated the implied valuation uplift per Enable common unit upon consummation of the Merger. Goldman Sachs calculated the implied values per Pro Forma Energy Transfer common unit as of December 31 for each of 2021 and 2022, by applying a range of illustrative NTM EBITDA multiples of 7.5x to 8.5x to estimated EBITDA for Pro Forma Energy Transfer using the ET adjusted unaudited pro forma projections as described in “—Other Information” for each of the years 2022 and 2023, less Adjusted EBITDA attributable to non-wholly owned assets included in Adjusted EBITDA (consolidated) plus (i) distributable cash flow attributable to Energy Transfer’s interest in non-wholly owned assets excluding Sunoco LP and USA Compression Partners, LP and (ii) distributions paid to Energy Transfer from Sunoco LP and USA Compression Partners, LP.

The illustrative EBITDA multiple range for Pro Forma Energy Transfer was derived by Goldman Sachs using its professional judgment and experience, taking in account, among other things, EBITDA multiples implied by trading prices of Enable common units and Energy Transfer common units (and estimates of next-twelve-months EBITDA for Enable and Energy Transfer as reported by IBES) over certain prior periods. To derive a range of illustrative implied equity values per Pro Forma Energy Transfer common unit, Goldman Sachs then subtracted from the range of implied enterprise values (i) the estimated amount of Pro Forma Energy Transfer’s net debt as of December 31, 2021 and December 31, 2022 respectively and (ii) the estimated amount of Pro Forma Energy Transfer’s preferred equity as of December 31, 2021 and December 31, 2022 respectively, in each case using the ET adjusted unaudited pro forma projections as described in “—Other Information.” Goldman Sachs then divided the range of implied equity value by the total number of fully diluted outstanding units for Pro Forma Energy Transfer, using the ET adjusted unaudited pro forma projections as described in “—Other Information,” to derive a range of illustrative implied equity values per Pro Forma Energy Transfer common unit as of December 31, 2021 and December 31, 2022. Goldman Sachs then discounted to December 31, 2021 the range of illustrative implied Pro Forma Energy Transfer common unit prices using a discount rate of 8.0%, reflecting an estimate of the Pro Forma Energy Transfer’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for Pro Forma Energy Transfer as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the aggregate distributions per pro forma unit estimated to be paid by Pro Forma Energy Transfer for each of 2021 and 2022 fiscal years, using the ET adjusted unaudited pro forma projections as described in “—Other Information,” and then discounted the amount of such distributions to December 31, 2020 using a discount rate of 8.0%, reflecting an estimate of Pro Forma Energy Transfer’s cost of equity. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per Enable common unit pursuant to the merger agreement by multiplying such range of implied values per Energy Transfer common unit by the exchange ratio. This analysis resulted in a range of illustrative implied present values of $4.82 to $7.90 per Enable common unit.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Enable or Energy Transfer or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Enable General Partner Board as to the fairness from a financial point of view to the holders (other than Energy Transfer and its affiliates) of Enable common units, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Enable, Energy Transfer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Enable and Energy Transfer and was approved by the Enable General Partner Board. Goldman Sachs provided advice to Enable during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Enable or the Enable General Partner Board or that any specific exchange ratio constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Enable General Partner Board was one of many factors taken into consideration by the Enable General Partner Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Enable, Energy Transfer, any of their respective affiliates and third parties, including OGE Energy and CenterPoint, each of whom is an affiliate of a significant unitholder of Enable, and their respective affiliates, or any currency or commodity that may be involved in the Merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Enable in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Enable and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book runner with respect to a public offering of Enable’s 4.15% Senior Notes due 2029 (aggregate principal amount $550,000,000) in September 2019. During the two-year period ended February 16, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Enable and/or its affiliates (other than OGE Energy, CenterPoint and their respective subsidiaries) of approximately $0.2 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Energy Transfer and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted, as a co-manager with respect to a public offering of 500,000 6.75% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units and 1,100,000 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units by ETO, in January 2020, and as a joint book runner with respect to a public offering of 2.90% Senior Notes due 2025 (aggregate principal amount of $1,000,000,000) by ETO in January 2020, a public offering of 3.75% Senior Notes due 2030 (aggregate principal amount of $1,500,000,000) by ETO in January 2020, a public offering of 5.00% Senior Notes due 2050 (aggregate principal amount of $2,000,000,000) by ETO in January 2020. During the two-year period ended February 16, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Energy Transfer and/or its affiliates of approximately $1.4 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to CenterPoint and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to CenterPoint in connection with the sale of its energy services business in June 2020 and as joint book runner with respect to a public offering of CenterPoint’s 2.50% Senior Notes due 2024 (aggregate principal amount of $500,000,000), 2.95% Senior Notes due 2030 (aggregate principal amount of $400,000,000) and 3.70% Senior Notes due 2049 (aggregate principal amount of $300,000,000) in August 2019. During the two-year period ended February 16, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to CenterPoint and/or its affiliates (other than Enable and its subsidiaries) of approximately $4.0 million. During the two-year period ended February 16, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by OGE Energy to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Enable, Energy Transfer and their respective affiliates, including OGE Energy and CenterPoint, and their respective affiliates, for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Enable General Partner Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated February 2, 2021, Enable engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Enable and Goldman Sachs provides for a customary transaction fee, a portion of which became payable upon the presentation by Goldman Sachs to the Enable General Partner Board of the final results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the exchange ratio, and the remainder of which is contingent upon consummation of the Merger. In addition, Enable has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of the Enable Conflicts Committee’s Financial Advisor

The Enable Conflicts Committee engaged Intrepid to act as its financial advisor. As part of that engagement, the Enable Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the exchange ratio in the LP Merger to the holders of Enable common units other than Enable General Partner and its affiliates (which affiliates include but are not limited to the Sponsors) (such holders are referred to in this section as the “Public Unaffiliated Unitholders”). On February 16, 2021, Intrepid delivered to the Enable Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the exchange ratio in the LP Merger is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

The full text of Intrepid’s written opinion, dated February 16, 2021, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex E to this consent statement/prospectus and is incorporated by reference into this section.

Intrepid provided its opinion solely for the information and benefit of the Enable Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not address Enable’s underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative that may be available to Enable. The opinion is not intended to be and does not constitute a recommendation to any Enable common unit holder as to whether such Enable common unitholder should approve the merger agreement or any other matter. In addition, the opinion is not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the Enable Conflicts Committee (including any equity holders, creditors, bondholders or other constituencies of Enable, Enable General Partner or Energy Transfer). This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, February 16, 2021. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after February 16, 2021. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of Enable or Energy Transfer and the price, trading range or volume at which any securities will trade at any time.

In connection with rendering its opinion, Intrepid, among other things:

•	reviewed a draft of the merger agreement (draft dated February 16, 2021);

•	reviewed a draft of the Form of Support Agreement (draft dated February 16, 2021) to be entered into among Energy Transfer, Merger Sub, GP Merger Sub, Enable, Enable General Partner and CenterPoint;

•	reviewed a draft of the Form of Support Agreement (draft dated February 16, 2021) to be entered into among Energy Transfer, Merger Sub, GP Merger Sub, Enable, Enable General Partner and OGE Energy;

•	reviewed a draft of the Registration Rights Agreement (draft dated February 16, 2021);

•	reviewed certain presentations to the Enable Conflicts Committee from the management of Enable General Partner and ET GP;

•

reviewed certain publicly available information relating to Enable and Energy Transfer that Intrepid deemed relevant, including each of Enable’s and Energy Transfer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the three months ended March 31, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020, Quarterly Report on Form 10-Q for the three months ended September 30, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

•

reviewed certain non-public projected financial data and related assumptions of each of Enable and Energy Transfer, as prepared and furnished to Intrepid by management of Enable General Partner and ET GP, respectively;

•

reviewed Enable’s and Energy Transfer’s business plan with management of Enable General Partner and ET GP, respectively, including a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

•	reviewed certain recent corporate announcements made by Enable General Partner and ET GP;

•

discussed past and current operations and operational projections of each of Enable and Energy Transfer with management of Enable General Partner and ET GP, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

•

reviewed the terms of the Energy Transfer Series G Preferred Units and the terms and historical trading value of the Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P., as applicable;

•	discussed potential tax implications resulting from the Merger, including expected tax impacts to the Public Unaffiliated Unitholders;

•	discussed the strategic rationale for, and potential benefits of, the Merger with management of Enable General Partner and ET GP;

•	reviewed and analyzed pro forma impacts of the Merger;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of Enable General Partner and ET GP;

•

reviewed and analyzed publicly available historical and current financial information, unit price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to each of Enable and Energy Transfer;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Merger; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of Enable General Partner and ET GP that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of Enable and Energy Transfer provided to it, Intrepid relied, with the consent of the Enable Conflicts Committee, upon the assurances of management of Enable General Partner and ET GP that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Enable General Partner and ET GP as to the future performance of Enable and Energy Transfer, under the assumptions reflected therein. Intrepid expresses no view as to such forecasts or any judgments, estimates or assumptions on which they were based.

Intrepid relied, with the consent of the Enable Conflicts Committee, upon the assessments of management of Enable General Partner and ET GP as to (i) the potential impact on Enable and Energy Transfer of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of Enable and Energy Transfer of the Merger, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of Enable and Energy Transfer. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Enable or Energy Transfer is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to Enable or Energy Transfer since the date of the latest information relating to Enable or Energy Transfer, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of Enable or Energy Transfer and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the Enable Conflicts Committee) that the representations and warranties of each party contained in the merger agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the merger agreement, and the Merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any terms or conditions contained therein that are material to Intrepid’s analysis. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the Enable Partnership Agreement, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Merger or materially reduce the benefits of the Merger to Enable. Intrepid assumed that the Merger and the business of each of Enable, Enable General Partner and the other parties to the Merger will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that Enable, Enable General Partner and the Enable Conflicts Committee have relied on the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Merger.

Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the exchange ratio in the LP Merger, is fair, from a financial point of view, to the Public Unaffiliated Unitholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Merger and the covenants and undertakings of Enable and Energy Transfer. Intrepid’s opinion does not address any financing transactions associated with the Merger. In addition, Intrepid does not express any view regarding the relative merits of the Merger as compared to any other transaction or business strategy in which Enable might engage or the merits of the underlying decision by the Enable General Partner Board to engage in the Merger and enter into and perform the merger agreement. Intrepid expresses no view or opinion as to the fairness of the GP Merger Consideration or the Preferred Contributions or the fairness of the Merger to the holders of the Enable General Partner Interests, the holders of Enable Series A Preferred Units, creditors, bondholders or other constituencies of Enable (other than the Public Unaffiliated Unitholders, as described in Intrepid’s opinion) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or class of such persons, relative to the exchange ratio or otherwise (including any allocation of value as between the Sponsors). Further, the Enable Conflicts Committee did not authorize Intrepid to solicit, and Intrepid did not solicit, any indications of interest from any third party with respect to alternative transactions.

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of Enable or any of the potential parties to the Merger. Intrepid’s opinion does not address whether Enable has sufficient cash available or other sources of funds to enable it to consummate any distributions. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

Intrepid does not express any opinion as to equity securities or debt securities of Enable or Energy Transfer and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Merger.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the Enable Conflicts Committee on February 16, 2021, in connection with rendering Intrepid’s opinion to the Enable Conflicts Committee. Intrepid performed a comparable company trading analysis, discounted cash flow analysis, precedent midstream transactions analysis, and precedent premiums paid analysis with respect to Enable and a comparable company trading analysis and discounted cash flow analysis with respect to Energy Transfer.

Intrepid calculated the implied exchange ratio ranges reflected in the financial analyses described below by comparing (i) the low end of the valuation range for Enable common units to the high end of the valuation range for Energy Transfer common units and (ii) the high end of the valuation range for Enable common units to the low end of the valuation range for Energy Transfer common units. The resulting implied exchange ratio ranges were then compared with the exchange ratio.

In addition, Intrepid performed certain other analyses which were reviewed with the Enable Conflicts Committee. As reference analyses, Intrepid reviewed research analyst price targets included in equity research from certain investment banks and performed a 52-week market trading analysis for Enable common units, Energy Transfer common units and the implied exchange ratio of Enable common units to Energy Transfer common units, as further described below.

Financial data for Enable and Energy Transfer utilized by Intrepid in the financial analyses described below were based on, among other things, the prospective financial information that was furnished to it: the Enable unaudited prospective financial information, on a standalone basis, as prepared by the management of Enable General Partner, and the Energy Transfer unaudited, unadjusted prospective financial information, on a standalone basis, prepared by the management of ET GP (as described under “—Enable and Energy Transfer Unaudited Prospective Financial Information”).

The following summary does not purport to be a complete description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.

Analysis of Enable

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of Enable by reviewing and comparing the market values and trading multiples of the following publicly-traded midstream companies that Intrepid deemed to have certain characteristics similar to those of Enable:

•	Targa Resources Corp.;

•	Western Midstream Partners, LP;

•	Equitrans Midstream Corporation;

•	DCP Midstream, LP;

•	Hess Midstream LP;

•	EnLink Midstream, LLC;

•	Antero Midstream Corporation;

•	Crestwood Equity Partners LP; and

•	Rattler Midstream LP.

These companies are referred to in this section as the “Enable selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the Enable selected comparable companies are directly comparable to Enable, the companies included were selected because they are midstream companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of Enable. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Enable and the Enable selected comparable companies also are relevant.

For each of the Enable selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of February 12, 2021, including:

•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary); and

•

LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense, less state and local taxes and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable.

The resulting mean and median trading multiples and ratios of the ENBL selected comparable companies are set forth below.

	Mean	Median
EV/EBITDA (2021E)	9.1x	9.2x
EV/EBITDA (2022E)	8.6x	8.5x
LP DCF Yield (2021E)	18.9%	17.9%
LP DCF Yield (2022E)	20.0%	18.6%

The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the Enable selected comparable companies set forth above and Intrepid’s professional judgment.

Reference Range
EV/EBITDA (2021E)	7.75x -9.25x
EV/EBITDA (2022E)	7.25x - 8.75x
LP DCF Yield (2021E)	25.0% - 17.5%
LP DCF Yield (2022E)	25.0% - 17.5%

Based upon the enterprise value to EBITDA multiples and LP Distributable Cash Flow Yield ratios observed in this analysis, Intrepid calculated an implied total enterprise value range and implied price per unit range for Enable common units as set forth below.

	Implied Total Enterprise Value ($mm)	Implied Unit Price ($)
EV/EBITDA (2021E)	$7,095 - $8,468	$5.68 - $8.81
EV/EBITDA (2022E)	$6,358 - $7,674	$4.00 - $7.00
LP DCF Yield (2021E)	$6,995 - $8,020	$5.45 - $7.79
LP DCF Yield (2022E)	$6,796 - $7,736	$5.00 - $7.14

Based upon this analysis, Intrepid determined an implied Enable common unit price range of $5.03 to $7.68 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as EBITDA attributable to Enable less maintenance capital expenditures, growth capital expenditures and changes in net working capital and other. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that Enable is projected to generate for the five year period beginning with the twelve months ending December 31, 2021, based on the Enable unaudited prospective financial information prepared by Enable General Partner’s management, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 7.3% to 9.0%, Intrepid discounted: (i) Enable’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 7.0x to 9.0x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of Enable and Enable selected comparable companies. Intrepid then subtracted Enable estimated net debt as of December 31, 2020, Enable’s Series A Preferred Units valued at 106% of face value multiplied by the market price of the 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of ETO (the “ETO Series G Preferred Units”), each of which, upon the completion of the Pre-Closing Transactions, will convert into the right to receive a newly issued Energy Transfer Series G Preferred Unit having the same preferences, rights, powers and duties as the ETO Series G Preferred Units, and $10 million attributable to Enable’s general partner interest to arrive at an implied equity value for Enable. Intrepid divided the implied equity value for Enable by the Enable fully diluted common units outstanding as of December 31, 2020 to compute the implied equity value per Enable common unit. The analysis resulted in an implied equity value per Enable common unit range of $4.27 to $8.21.

Precedent Transactions Analysis

Intrepid evaluated certain financial information with respect to the following midstream precedent transactions, each of which was announced during the period between January 2018 and August 2020:

Date	Buyer(s)	Seller(s)
8/24/20	Citizen Energy	Riviera Resources
7/5/20	Berkshire Hathaway Energy	Dominion Energy
10/18/19	DTE Midstream	Momentum and Indigo
10/3/19	Rattler Midstream & Oryx Midstream	Reliance Gathering
9/30/19	NextEra Energy Partners	AltaGas, Cabot Oil & Gas, EIF Vega Midstream
7/2/19	UGI Energy Services	TC Energy

Date	Buyer(s)	Seller(s)
5/2/19	DTE Midstream	WGL Midstream
4/10/19	Crestwood	Williams
3/18/19	CPPIB	Williams
3/18/19	Williams	Momentum Midstream
3/14/19	EQM Midstream Partners	Morgan Stanley Infrastructure
2/19/19	Blackstone	Targa Resources
11/1/18	First Reserve	Dominion Energy
10/23/18	Enable Midstream	Energy Spectrum
7/30/18	Harvest Midstream	Williams
7/4/18	Brookfield Infrastructure	Enbridge
5/9/18	ArcLight Capital Partners	Midcoast Operating (Enbridge)
3/29/18	SP Investor Holdings	Unit Corporation
1/8/18	Riverstone; Goldman Sachs	Lucid Energy Group

The transactions listed in the table above are referred to in this section as the “selected comparable transactions.” No selected comparable transaction utilized in the precedent transactions analysis was identical or entirely comparable to the Merger. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Enable and Energy Transfer and the selected comparable transactions that could affect the values are also relevant.

The resulting low, median, mean and high data, determined by dividing the total enterprise value by EBITDA of the selected comparable transactions were:

TEV / EBITDA
High	16.3x
Mean	11.8x
Median	12.0x
Low	7.1x

Based on a review of the full range of total enterprise value to EBITDA multiples paid in the selected comparable transactions and its professional judgment, rather than the application of a mathematical mean or median, Intrepid applied relevant EBITDA multiples ranging from 8.0x to 10.0x to projected EBITDA for the twelve months ending December 31, 2021. Based on this analysis, Intrepid determined an implied equity value per Enable common unit range of $6.20 to $10.37.

Precedent Premiums Paid Analysis

Intrepid compared the premiums implied by the exchange ratio with premiums received in selected precedent mergers in the oil and gas industry with equity consideration greater than 80% of total consideration. Intrepid calculated the implied premiums received considering the offer exchange ratio relative to the historical target/acquirer exchange ratio calculated based on prior 1-day closing prices, 10-day volume-weighted average prices (“VWAP”), 20-day VWAPs and 30-day VWAPs using publicly available information. Intrepid considered that premiums paid in the selected precedent transactions have varied widely based on specific considerations with respect to each transaction and that there are inherent differences between each of the targets and transactions analyzed by Intrepid relative to Enable and the Merger, respectively. Intrepid analyzed the following transactions:

Date Announced	Acquirer	Target
12/21/20	Diamondback Energy	QEP Resources
10/26/20	Contango Oil & Gas Company	Mid-Con Energy Partners
10/20/20	Pioneer Natural Resources Company	Parsley Energy
10/19/20	ConocoPhillips	Concho Resources
9/28/20	Devon Energy Corporation	WPX Energy
8/12/20	Southwestern Energy Company	Montage Resources
7/20/20	Chevron Corporation	Noble Energy
10/14/19	Parsley Energy	Jagged Peak Energy
8/26/19	PDC Energy	SRC Energy
7/15/19	Callon Petroleum Company	Carrizo Oil & Gas
6/17/19	Keane Group	C&J Energy Services
5/6/19	Midstates Petroleum	Amplify Energy
11/1/18	Encana	Newfield Exploration Company
8/27/18	Eclipse Resources	Blue Ridge Mountain Resources
8/14/18	Diamondback Energy	Energen Corporation
3/28/18	Concho Resources	RSP Permian

The median and mean premiums are set forth below:

	Mean	Median
T-1	7.0%	6.0%
10-Day VWAP	7.4%	8.6%
20-Day VWAP	7.6%	11.9%
30-Day VWAP	7.9%	8.9%

Intrepid reviewed the relevant merger premiums and derived a range of premiums to Enable’s 10-day volume-weighted average common unit price as of February 12, 2021, of 0.0% to 15.0%. Intrepid determined an implied equity value per Enable common unit range of $5.78 to $6.65.

Intrepid made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and mean, is not in itself a meaningful method of using comparable transaction data. Also, the transaction multiples for the precedent transactions reflect the cyclicality of the oil and gas industry and any potential business, economic, market, regulatory and other conditions impacting such transactions.

Analysis of Energy Transfer

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of Energy Transfer by reviewing and comparing the market values and trading multiples of the following publicly-traded midstream companies that Intrepid deemed to have certain characteristics similar to those of Energy Transfer:

•	Enbridge Inc.;

•	TC Energy Corporation;

•	Enterprise Products Partners L.P.;

•	Kinder Morgan, Inc.;

•	The Williams Companies, Inc.;

•	ONEOK, Inc.;

•	Targa Resources Corp.; and

•	DCP Midstream, LP.

These companies are referred to in this section as the “Energy Transfer selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the Energy Transfer selected comparable companies is directly comparable to Energy Transfer, the companies included were selected because they are public companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of Energy Transfer. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Energy Transfer and the Energy Transfer selected comparable companies also are relevant.

For each of the Energy Transfer selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of February 12, 2021, including:

•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary); and

•

LP DCF Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. DCF is calculated as EBITDA less maintenance capital expenditures, less interest expense, less state and local taxes and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable.

The resulting mean and median trading multiples and ratios of the Energy Transfer selected comparable companies are set forth below.

	Mean	Median
EV/EBITDA (2021E)	10.3x	10.3x
EV/EBITDA (2022E)	9.9x	10.0x
LP DCF Yield (2021E)	12.9%	13.0%
LP DCF Yield (2022E)	13.6%	13.3%

The table below includes relevant multiple reference ranges selected by Intrepid based on the mean and median trading multiples and ratios of the Energy Transfer selected comparable companies set forth above and Intrepid’s professional judgment.

Reference Range
EV/EBITDA (2021E)	8.0x - 9.5x
EV/EBITDA (2022E)	8.0x - 9.5x
LP DCF Yield (2021E)	20.0% - 14.0%
LP DCF Yield (2022E)	20.0% - 14.0%

Based upon the financial multiples observed in this analysis, Intrepid calculated an implied total enterprise value range and an implied price per unit range for Energy Transfer common units as set forth below.

	Implied Total Enterprise Value ($mm)	Implied Unit Price ($)
EV/EBITDA (2021E)	$85,287 - $101,278	$7.65 - $13.50
EV/EBITDA (2022E)	$90,770 - $107,789	$9.65 - $15.88
LP DCF Yield (2021E)	$91,238 - $102,742	$9.83 - $14.04
LP DCF Yield (2022E)	$93,646 - $106,182	$10.71 - $15.30

Based upon this analysis, Intrepid determined an implied common unit price range of $9.46 to $14.68 based on the average minimum and maximum values of equity value per Energy Transfer common unit as derived by each of the methodologies.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as consolidated Energy Transfer EBITDA less maintenance capital expenditures, growth capital expenditures, cash taxes and subsidiary noncontrolling interest and other adjustments. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that Energy Transfer is projected to generate for the three year period beginning with the twelve months ending December 31, 2021, based on the Energy Transfer unaudited, unadjusted prospective financial information prepared by ET GP’s management, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 6.5% to 8.1%, Intrepid discounted: (i) Energy Transfer’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 7.5x to 9.5x to terminal year EBITDA attributable to Energy Transfer. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of Energy Transfer and Energy Transfer selected comparable companies. Intrepid then subtracted Energy Transfer estimated net debt as of December 31, 2020, and Energy Transfer’s preferred equity to arrive at an implied equity value for Energy Transfer. Intrepid divided the implied equity value for Energy Transfer by the Energy Transfer fully diluted common units outstanding as of

December 31, 2020 to compute the implied equity value per Energy Transfer common unit. The analysis resulted in an implied equity value per unit of Energy Transfer common units of $8.40 to $14.65.

Exchange Ratio Summary

Intrepid analyzed the implied exchange ratios resulting from the comparable company trading analyses, discounted cash flow analyses, precedent transactions analysis and precedent premiums paid analysis utilized to value the Enable common units and Energy Transfer common units. Intrepid calculated the implied exchange ratio ranges by comparing (i) the low end of the valuation range for Enable common units to the high end of the valuation range for Energy Transfer common units and (ii) the high end of the valuation range for Enable common units to the low end of the valuation range for Energy Transfer common units. The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Exchange Ratio
Comparable company trading analysis	0.3427x - 0.8121x
Discounted cash flow analysis	0.2917x - 0.9775x
Precedent transactions analysis(1)	0.4222x - 1.0965x
Precedent premiums paid analysis	0.8594x - 0.9883x

(1)	Implied price per unit range of Energy Transfer common units based on implied price per unit range of Energy Transfer common units under comparable company trading analysis.

Intrepid compared the exchange ratio to each of the implied exchange ratio ranges derived by Intrepid from the aforementioned analyses.

Other Information Reviewed for Informational Purposes Only

Solely for informational purposes, Intrepid analyzed the implied exchange ratios resulting from the range of trading prices for Enable common units and Energy Transfer common units for the 52-week period ended February 12, 2021. Intrepid observed that, during this period, the closing prices of Enable common units ranged from $1.81 to $9.06 per unit and the closing prices of Energy Transfer common units ranged from $4.53 to $12.83 per unit. The exchange ratios, as calculated by the closing prices of Enable common units and Energy Transfer common units, ranged from 0.2524x to 0.9627x for the 52-week period ended February 12, 2021. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to Enable, Energy Transfer or the transactions contemplated by the merger agreement. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the Enable Conflicts Committee as to the fairness, from a financial point of view, of the exchange ratio in the LP Merger to the Public

Unaffiliated Unitholders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Enable, Enable General Partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecasts.

As described above, Intrepid’s opinion to the Enable Conflicts Committee was only one of many factors taken into consideration by the Enable Conflicts Committee and should not be viewed as determinative of the views of the Enable Conflicts Committee in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex E to this consent statement/prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of Enable, Energy Transfer, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the merger agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the merger agreement for the accounts of Intrepid and its affiliates and employees and their customers.

Intrepid acted as financial advisor to the Enable Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Intrepid may in the future provide certain investment banking services to Enable, Enable General Partner, the Sponsors, Energy Transfer and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the Enable Conflicts Committee to act as its financial advisor in connection with an evaluation of the Merger by entering into an engagement letter. The engagement letter between the Enable Conflicts Committee and Intrepid provides for a customary opinion fee, which was paid to and earned by Intrepid upon delivery of the opinion, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee, which was paid to and earned by Intrepid upon execution of the engagement letter, and a transaction fee, which becomes payable upon the consummation of the Merger. In addition, Enable has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and Enable, Energy Transfer, the Sponsors or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship.

The Enable Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Enable Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment community, independence and experience in transactions similar to the transactions described in the merger agreement, as well as familiarity with Enable and its business.

Enable and Energy Transfer Unaudited Prospective Financial Information

Enable and Energy Transfer do not as a matter of course make public long-term projections as to future sales, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, Enable and Energy Transfer do not endorse the unaudited prospective financial information as a reliable indication of future results. However, the management of Enable and Energy Transfer have included the unaudited prospective financial information set forth below to present the financial information made available and utilized in connection with the Enable General Partner Board’s or the Enable Conflicts Committee’s respective evaluations of the Merger and the other transactions contemplated by the merger agreement. Goldman Sachs and Intrepid each used certain of the unaudited prospective financial information in connection with their respective financial analyses and opinions described in the sections titled —Opinion of the Enable General Partner Board’s Financial Advisor” and “—Opinion of the Enable Conflicts Committee’s Financial Advisor,” with the approval of the Enable General Partner Board and the Enable Conflicts Committee, respectively. The inclusion of this information should not be regarded as an indication that any of Enable, Energy Transfer, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The unaudited prospective financial information is not being included in this consent statement/prospectus in order to influence any holder of Enable common units to make an investment decision with respect to the Merger or to influence any holder of Enable common units as to whether such unitholder should deliver a written consent or act with respect to the approval of the merger agreement, the Merger or the other transactions contemplated by the merger agreement or any other matter.

This information was prepared solely for internal use and is subjective in many respects. The Enable unaudited prospective financial information, the ET unaudited projections, the ET adjusted unaudited projections and the ET adjusted unaudited pro forma projections (collectively referred to herein as the “unaudited prospective financial information”) were based solely upon information available to Enable’s management and, with respect to the ET unaudited projections, to Energy Transfer, at the time of their preparation.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of Enable’s and Energy Transfer’s management. These assumptions include, but are not limited to, Enable’s and Energy Transfer’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, capital availability, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Enable and Energy Transfer can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized.

In addition, since the unaudited prospective financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Enable and Energy Transfer’s businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this consent statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Enable’s and Energy Transfer’s management, was prepared on a reasonable basis, reflects the best estimates and judgments then-available, and presents, to the best of management’s knowledge and belief, the then-expected course of action and financial performance of Enable and Energy Transfer. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither Enable’s independent registered public accounting firm nor Energy Transfer’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The reports of the independent registered public accounting firms of Enable and/or Energy Transfer contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2020, which are incorporated by reference into this consent statement/prospectus, relate to historical financial information of Enable and Energy Transfer, respectively, and such reports do not extend to the unaudited prospective financial information included below and should not be read to do so. The unaudited prospective financial information set forth in this consent statement/prospectus has been prepared by, and is the responsibility of, Enable’s and Energy Transfer’s management.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Enable and Energy Transfer can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this consent statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Enable and Energy Transfer do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account all the possible financial and other effects on Enable or Energy Transfer of the Merger, the effect on Enable or Energy Transfer of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on Enable or Energy Transfer of any possible failure of the Merger to occur. None of Enable, Energy Transfer, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Enable or Energy Transfer unitholder or other person regarding Enable’s or Energy Transfer’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information should not be deemed an admission or representation by Enable, Energy Transfer, their respective advisors or any other person that it is viewed as material information of Enable or Energy Transfer, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to consent to the approval of the merger agreement or any other matter for which Enable is soliciting consents of the holders of Enable common units, but is being provided solely because certain of such information was among the financial information made available to and utilized in connection with the Enable General Partner Board’s or the Enable Conflicts Committee’s respective evaluations of the Merger and the other transactions contemplated by the merger agreement.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, holders of Enable common units are cautioned not to place undue reliance on such information, and Enable urges all holders of Enable common units to review Enable’s most recent SEC filings for a description of Enable’s reported financial results and Energy Transfer’s most recent SEC filings for a description of Energy Transfer’s reported financial results. See the section entitled “Where You Can Find More Information.”

Unaudited Prospective Financial Information Regarding Enable

In preparing the Enable unaudited prospective financial information described below, the management team of Enable assumed the following oil and natural gas prices (with oil prices based on NYMEX WTI pricing and natural gas prices based on Henry Hub pricing), in each case based on Enable management’s generated outlook for future commodity price levels as of January 5, 2021:

	Oil and Gas Price Assumptions
	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$47.82	$49.64	$49.05	$50.21	$49.89
Gas ($/MMBtu)	$2.90	$2.85	$2.71	$2.74	$2.77

In addition to the assumptions above regarding commodity price environment, in developing the Enable unaudited prospective financial information, Enable’s management made numerous assumptions regarding Enable’s business, including, but not limited to:

•

Rig activity and well connects in the gathering and processing segment reflecting moderate recovery and stabilization in Enable’s operating areas consistent with the commodity price assumptions indicated above;

•

Expansion capital in the gathering and processing segment largely consists of well connects, line looping and additional compression, with no expansions in processing capacity required to meet forecasted volumes;

•

Gross margin in the transportation and storage segment reflecting existing contracts and Enable’s commercial discussions and perspectives regarding recontracting, new contracts and non-firm revenue outlook on a contract-by-contract basis; and

•	Expansion capital in the transportation and storage segment includes the MASS project and the construction of the Gulf Run Pipeline project.

The following table presents selected unaudited prospective financial data of Enable (referred to herein as the “Enable unaudited prospective financial information”):

	Year ended December 31,
	2021E	2022E	2023E	2024E	2025E
Adjusted EBITDA (in millions)(1)	$915	$877	$956	$950	$921
Capital Expenditures (in millions)	$374	$541	$253	$264	$261
Distributable Cash Flow (in millions)(2)	$598	$548	$610	$595	$563
Unlevered Free Cash Flow (in millions)(3)	$551	$340	$698	$603	$662
Distribution Coverage Ratio(4)	2.07x	1.90x	2.11x	2.06x	1.94x
Distributions per Enable common unit	$0.66	$0.66	$0.66	$0.66	$0.66

(1)

Adjusted EBITDA is defined as net income attributable to limited partners excluding net income from noncontrolling interests plus depreciation and amortization expense, interest expense net of any interest income, income tax expense, distributions received from equity method affiliate in excess of equity earnings, non-cash equity-based compensation, and changes in the fair value of derivatives.

(2)

Distributable Cash Flow is defined as Adjusted EBITDA, as further adjusted for Enable Series A Preferred Unit distributions, adjusted interest expense (which is interest expense plus amortization of premium on long-term debt and capitalized interest, less interests income, amortization of debt costs and discount on long term-debt), maintenance capital expenditures, compensation expense for distribution equivalent rights of phantom and performance units and current income tax.

(3)	Unlevered Free Cash Flow is defined as Adjusted EBITDA less capital expenditures less working capital and other cash items, inclusive of investment in equity method affiliate.
(4)	Distribution Coverage Ratio is defined as Distributable Cash Flow divided by distributions declared related to Enable common unitholders as of each respective period.

Unaudited Prospective Financial Information Regarding Energy Transfer

Energy Transfer provided unaudited prospective financial information of Energy Transfer on a standalone basis for years 2021 to 2023 to Enable (the “ET unaudited projections”). As part of Enable’s due diligence review of the ET unaudited projections, Enable’s management made certain adjustments to the ET unaudited projections based on Enable’s judgment and experience in the midstream industry (the “ET adjusted unaudited projections”), and also prepared unaudited prospective financial information for Energy Transfer on a pro forma basis for the years 2021 through 2023 by combining the Enable unaudited prospective financial information and the ET adjusted unaudited projections (the “ET adjusted unaudited pro forma projections” and, together with the ET unaudited projections and the ET adjusted unaudited projections, the “unaudited prospective financial information regarding Energy Transfer”).

ET Unaudited Projections

The ET unaudited projections provided by Energy Transfer management assumed the following oil and natural gas price prices (with oil prices based on NYMEX WTI pricing and natural gas prices based on Henry Hub pricing), in each case based on Energy Transfer management’s generated outlook for future commodity price levels as of January 5, 2021:

	Oil and Gas Price Assumptions
	2021E	2022E	2023E
Commodity Prices
Oil ($/Bbl)	$49.42	$47.25	$45.87
Gas ($/MMBtu)	$2.80	$2.65	$2.48

In addition to the assumptions above regarding the commodity price environment, Energy Transfer management made numerous assumptions regarding Energy Transfer’s business, including, but not limited to:

•	Upstream activity in basins served by Energy Transfer’s assets generally reflecting a moderate degree of recovery consistent with the commodity price assumptions indicated above;

•	Revenue derived under existing contracts and Energy Transfer management’s commercial discussions and perspectives regarding recontracting, new contracts and non-firm revenue outlook;

•

Capital expenditures include the completion of existing capital projects underway, system optimization projects and capital required for maintenance of assets as well as a significant moderation in capital expenditures for expansion capital projects over the projection period;

•

Capital expenditures for expansion projects underway include expenditures for the NGL and Refined Products segment, including Mariner East system, Marcus Hook facilities, and Nederland LPG facilities; expansion projects for the Midstream segment include expenditures for processing and compression projects primarily in West Texas and the Northeast operating areas; and expansion projects in the Crude Oil segment include the Bakken Pipeline optimization project, Ted Collins Link project, and Cushing-to-Nederland project; and

•	Legal or regulatory actions related to the Dakota Access Pipeline will not cause any material interruptions to its current or future operations.

The following table presents the ET unaudited projections provided by Energy Transfer’s management:

	Year ended December 31,
	2021E	2022E	2023E
Adjusted EBITDA (consolidated) (in millions)(1)	$10,661	$11,346	$11,506
Capital Expenditures (in millions)	$2,084	$1,130	$1,110
Distributable Cash Flow attributable to partners (in millions)(2)	$5,369	$5,850	$5,927
Distribution Coverage Ratio(3)	3.26x	3.55x	3.60x
Distributions per Energy Transfer common unit	$0.61	$0.61	$0.61

(1)

Adjusted EBITDA (consolidated) is defined as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates.

(2)

Distributable Cash Flow attributable to partners is defined as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow attributable to partners reflects Energy Transfer’s proportionate share of the investee’s distributable cash flow. To the extent that noncontrolling interests exist among Energy Transfer’s subsidiaries, Distributable Cash Flow attributable to partners reflects the following:

•

For subsidiaries with publicly traded equity interests, other than Energy Transfer Operating, L.P., Distributable Cash Flow attributable to partners includes distributions to be received by the parent company with respect to the periods presented.

•

For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow attributable to partners reflects only the amount of distributable cash flow of such subsidiaries that is attributable to Energy Transfer’s ownership interest.

(3)

Distribution Coverage Ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of Energy Transfer in respect of such period.

ET Adjusted Unaudited Projections

As part of Enable’s due diligence review of the ET unaudited projections, Enable’s management made certain adjustments to the ET unaudited projections based on Enable’s judgment and experience in the midstream industry. Enable management’s adjustments reflected lower levels of Adjusted EBITDA and Distributable Cash Flow attributable to partners over the years 2021 through 2023 to account for a range of potential risks to the ET unaudited projections provided by Energy Transfer management for Energy Transfer, including but not limited to:

•	Lower upstream activity across the basins in which Energy Transfer operates, resulting in lower volumes across Energy Transfer’s system;

•	Lower growth in gross margin reflecting lower upstream activity and associated volumes, in particular in the NGL and Refined Product and the Crude Oil segments;

•	More competitive recontracting environment resulting in a reduction of contracted tariffs on certain assets; and

•	Potential unfavorable regulatory rulings resulting in temporary disruption in service on existing assets.

The following table presents the Energy Transfer unaudited prospective financial information, as adjusted by Enable’s management (referred to as the “ET adjusted unaudited projections”):

	Year ended December 31,
	2021E	2022E	2023E
Adjusted EBITDA (consolidated) (in millions)	$10,402	$10,754	$10,808
Capital Expenditures (in millions)	$2,084	$1,130	$1,110
Distributable Cash Flow attributable to partners (in millions)	$5,167	$5,385	$5,369
Distribution Coverage Ratio	3.14x	3.27x	3.26x
Distributions per Energy Transfer common unit	$0.61	$0.61	$0.61

Other Information

Enable management also prepared unaudited prospective financial information for Energy Transfer on a pro forma basis for the years 2021 through 2023 by combining the Enable unaudited prospective financial information and the ET adjusted unaudited projections (referred to as the “ET adjusted unaudited pro forma projections”). The ET adjusted unaudited pro forma projections give effect to the terms of the Merger including the LP Merger Consideration and the exchange of Enable Series A Preferred Units for Energy Transfer Series G Preferred Units and are prepared on a basis as if the Merger had occurred on January 1, 2021. Enable management did not include the impact of potential reductions in general and administrative costs on a pro forma prospective basis following the closing of the Merger nor the impact of potential commercial synergies resulting from the combination of the commercial operations of Enable and Energy Transfer following the closing of the Merger.

Certain of the measures included in the Enable unaudited prospective financial information and the unaudited prospective financial information regarding Energy Transfer are non-GAAP financial measures, including, but not limited to, Adjusted EBITDA, Distributable Cash Flow, Distributable Cash Flow attributable to partners, Unlevered Free Cash Flow and Distribution Coverage Ratio. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Enable and Energy Transfer are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

ENABLE AND ENERGY TRANSFER DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE ENABLE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION REGARDING ENERGY TRANSFER TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN

THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE ENABLE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION REGARDING ENERGY TRANSFER ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Enable’s Directors and Executive Officers in the Merger

You should be aware that aside from their interests as Enable common unitholders, Enable’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Enable common unitholders generally. The members of the Enable General Partner Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Merger. See the section above titled “—Background of the Merger,” and the section entitled “—Approval of the Enable Conflicts Committee and the Enable General Partner Board and Reasons for the Merger.” Enable’s common unitholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Equity-Based Awards

Under the merger agreement equity-based awards held by Enable directors and executive officers as of the effective time of the Merger will be treated at the effective time of the Merger as follows:

•

Enable Phantom Units. Enable phantom units, whether vested or unvested, that are outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of Energy Transfer common units equal to the product obtained by multiplying (x) the number of Enable common units subject to such Enable assumed restricted unit award immediately prior to the effective time by (y) the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit (each, an “Enable assumed restricted unit award”). Each Enable assumed restricted unit award will otherwise be subject to the same terms and conditions as were applicable to the Enable phantom units immediately prior to the effective time.

•

Enable Performance Awards. Each award of performance units that corresponds to Enable common units that is outstanding and unvested as of the effective time will be measured as to performance as of the effective time (or a date reasonably proximate thereto) as determined in good faith by the Enable General Partner Board, and each such Enable performance award will, with respect to the number of Enable common units that are considered earned based on the higher of actual performance as of the closing of the Merger or target (the “Enable earned performance units”), be assumed by Energy Transfer and converted into an Enable assumed restricted unit award, which will have the same distribution equivalent rights and be eligible to vest solely based on continued service at the end of the performance period that was originally applicable thereto; provided, however, that the Enable earned performance units will vest upon a “qualifying termination” and, to the extent applicable, will incorporate the provisions related to termination due to “retirement,” as provided in the Enable phantom units, equal to the number of Enable earned performance units multiplied by the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit. Any performance units that are not Enable earned performance units will automatically be cancelled for no consideration. Notwithstanding the foregoing, with respect to Enable performance awards granted in 2021, the number of Enable earned performance units will be equal to the target number of units granted, regardless of performance.

The number of unvested equity-based awards held by each independent director and executive officer of Enable as of March 2, 2021 is set forth below. For an estimate of the amounts that would be payable to each of Enable’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to Enable’s Named Executive Officers” below. All awards to Enable independent directors are immediately vested, so there are no outstanding awards to independent directors. Non-independent directors (other than Rodney J. Sailor) are not eligible for these awards.

Executive Officer and Independent Director Name	Number of Units Subject to Outstanding Time-Based Phantom Unit Awards (#)(1)	Number of Units Subject to Outstanding Performance Unit Awards (Based on Target Performance) (#)(2)
Rodney J. Sailor	381,069	707,698
John P. Laws	137,708	255,740
Frank J. Antoine Jr	40,136	47,406
Deanna J. Farmer	72,561	134,753
Mark C. Schroeder	55,125	132,673
Alan N. Harris	—	—
Ronnie K. Irani	—	—
Peter H. Kind	—	—

(1)

The outstanding time-based phantom unit awards granted in 2021 and held by each of the executive officers are as follows: (i) Mr. Sailor: 199,730 units, (ii) Mr. Laws: 69,695 units, (iii) Mr. Antoine: 12,896 units, (iv) Ms. Farmer: 36,966 units and (v) Mr. Schroeder: 36,123 units.

(2)

If maximum performance is achieved, the 2019 and 2020 Enable performance awards payout at 200%. Performance between threshold and maximum will be interpolated. Pursuant to the merger agreement, performance awards granted in 2021 will pay out only at target (i.e., 100%). The 2021 performance awards held by each of the executive officers are as follows: (i) Mr. Sailor: 370,927 units, (ii) Mr. Laws: 129,432 units, (iii) Mr. Antoine: 23,948 units, (iv) Ms. Farmer: 68,650 units, and (v) Mr. Schroeder: 67,085 units.

Change of Control Payments and Benefits

For purposes of the plan and agreements described below, the completion of the Merger will constitute a “change of control” as defined within the applicable documents.

Enable does not maintain employment agreements with its executive officers. However, Enable maintains the Enable Midstream Partners, LP Change of Control Plan (which we refer to as the “Enable change of control plan”) in which its executive officers are eligible to participate. The Enable change of control plan provides for certain “double trigger” payments and benefits, meaning that the payments or other benefits become due only if the executive officer’s employment is terminated not due to death or disability and without cause or by the executive for good reason (which we refer to as a “covered termination”) within two years after the occurrence of a change of control, which includes the merger.

The payments and benefits due to an executive officer under the Enable change of control plan upon a covered termination following a change of control are: (i) accrued but unpaid salary, earned but untaken vacation through the date of the covered termination and reimbursement of eligible expenses incurred through the date of the covered termination; (ii) a prorated bonus for the calendar year of the covered termination, payable in a lump sum no later than 60 days following the date of the covered termination; (iii) a lump sum cash payment in the amount of $25,000 for outplacement services payable no later than 60 days following the date of the covered termination; (iv) a lump sum cash payment in an amount equal to the greater of the executive officer’s base salary plus target bonus determined immediately prior to the date on which the change of control occurs or base salary plus the target bonus determined immediately prior to the date of the covered termination (or as determined immediately prior to a reduction in base salary or target bonus if the covered termination is due to the executive officer’s termination due to good reason) times the executive’s change of control multiple payable no later than 60 days following the date of the covered termination; and (v) a lump sum cash payment in an amount equal to the sum of the employer’s portion of the annual premium for medical, dental and vision benefit coverage as in effect immediately prior to the date of the covered termination multiplied by the executive’s change of control multiple. The payments and benefits set forth in (ii)-(v) will be contingent on the executive officer’s execution of a release of claims in favor of Enable.

For purposes of the Enable change of control plan, the change of control multiple means 2.99 for Mr. Sailor, 2.0 for Messrs. Laws and Schroeder and Ms. Farmer, and 1.5 for Mr. Antoine.

For purposes of the Enable change of control plan, the term “cause” generally means the termination of an executive officer’s employment due to (i) willful and continued failure to perform his or her duties, (ii) willful failure to comply with any valid and legal directive of either the person to whom the executive officer reports or the Enable General Partner Board, (iii) conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or any felony, or (iv) willful engagement in misconduct that results in injury to Enable or its affiliates. For purposes of determining whether an action or omission is willful, an action or omission will not be considered willful unless done or omitted to be done in bad faith or without reasonable belief that the act or omission was in the vest interests of Enable or its affiliates.

Additionally, under the Enable change of control plan, the term “good reason” generally means, without the consent of the executive officer, the occurrence of one of the following: (i) a decrease in the executive officer’s base salary, target bonus or target incentive by more than ten percent (10%) (other than as a result of general across-the-board reductions applicable to all officers of the same level), (ii) a material reduction in the executive officer’s authority, duties or responsibilities, (iii) a permanent relocation of the executive officer’s principal residence as a requirement to maintain his or her officer position by more than 50 miles from the location at which the executive officer normally performed services immediately before the relocation, or (iv) any other action or inaction that constitutes a material breach by Enable of any employment agreement with the executive officer.

Pursuant to the terms of Enable’s performance unit awards, if a change of control occurs prior to the end of the performance period and if the executive is terminated (i) due to death, (ii) due to disability, (iii) by Enable during the two-year period following a change of control (which includes the Merger) for any reason other than for cause, or (iv) by the executive for good reason during the two-year period following a change of control (which includes the Merger) (which we refer to as a “qualifying termination”), then the executive will earn performance units equal to the greater of: (1) target or (2) actual performance.

Pursuant to the terms of Enable’s phantom units, if an executive is terminated due to (i) death, (ii) disability, (iii) by Enable during the two-year period following a change of control (which includes the Merger) for any reason other than for cause; or (iv) by the executive for good reason (which we refer to as a “qualifying termination”), the phantom units will immediately vest as of the date of the qualifying termination.

For purposes of the performance unit awards and phantom units (collectively the “Enable equity awards”), “cause” generally means the termination of an executive officer’s employment due to (i) a material act or willful misconduct that is materially detrimental to Enable or any affiliate; (ii) an act of dishonesty relating to the performance of the executive’s duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in material damage or injury to Enable or any affiliate, its reputation or goodwill; or (iii) any felony conviction or any conviction involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offenses).

For purposes of the Enable equity awards, “good reason” generally means, without consent of the executive officer, termination of the executive’s employment during the two-year period following a change of control due to one or more of the following conditions: (i) a material reduction in the executive’s authority, duties or responsibilities; (ii) a decrease in base salary by more than ten percent (10%); (iii) a decrease in target bonus opportunity by more than ten percent (10%); (iv) a decrease in target long term incentive compensation opportunity by more than ten percent (10%); (v) a relocation of principal office by more than fifty (50) miles away from the location of principal office on the date of the change of control; or (vi) any other action or inaction that constitutes a material breach by Enable of any written agreement under which the executive provides services.

Annual Bonuses

The merger agreement provides that where the effective time occurs after July 1, 2021, then Energy Transfer will, as soon as practicable following the effective time, pay annual incentive bonuses for the 2021 calendar year under the Enable Short Term Incentive Plan in an amount equal to the higher of actual performance or target and prorated for the portion of the 2021 calendar year that occurs prior to the effective time. However, where the effective time occurs prior to July 1, 2021, then no prorated annual incentive bonuses will be paid in connection with the merger and employees will be eligible for annual bonuses for 2021 under the terms of Energy Transfer’s applicable short-term incentive plans as if they had been employed with Energy Transfer and its subsidiaries from January 1, 2021. Any prorated bonus under this provision of the merger agreement will offset any prorated bonus under the Enable change of control plan as described below under “Quantification of Payments and Benefits to Enable’s Named Executive Officers.”

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Enable’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Payments and Benefits to Enable’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Enable’s named executive officers that are based on or otherwise related to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the “named executive officers” are Enable’s principal executive officer, principal financial officer and three most highly compensated executive officers other than the principal executive officer and principal financial officer for Enable’s most recently completed fiscal year.

The table set forth below includes the amount of payments and benefits that each of Enable’s named executive officers could potentially receive that is based on or otherwise relates to the Merger under the merger agreement and any other plan, agreement or arrangement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Enable named executive officers. These payments include the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding, advisory vote of Enable’s common unitholders regarding these payments and benefits.

The amounts in the table below were calculated using the following assumptions: (i) the consummation of the Merger occurs on March 2, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) the value of accelerated equity awards is determined by multiplying the number of Enable common units subject to each Enable equity award outstanding as of March 2, 2021 by $5.86, (the exchange ratio multiplied by Energy Transfer’s common unit closing price on Friday, February 12, 2021), (iii) the employment of each of the named executive officers will be terminated by Enable on March 2, 2021 in a manner that constitutes a covered termination under Enable’s change of control plan or a qualifying termination under the Enable equity awards (iv) each named executive officer has properly executed any documents and complied with all requirements necessary in order to receive the benefits noted below (including, for example, execution and non-revocation of a release of claims), and (v) the named executive officer’s base salary and annual target bonus remain unchanged from those in place as of March 2, 2021. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Change of Control Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Rodney J. Sailor	4,641,798	6,752,146	53,840	11,447,784
John P. Laws	1,739,104	2,452,731	63,405	4,255,240
Frank J. Antoine Jr.	666,468	540,391	40,384	1,247,243
Deanna J. Farmer	1,398,204	1,291,808	44,291	2,734,303
Mark C. Schroeder	1,368,645	1,176,993	63,405	2,609,043

(1)

These amounts reflect the cash severance amounts payable under the Enable change of control plan as described under “—Change of Control Payments and Benefits”. Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)(a)	Accrued Salary and Vacation ($)(b)	Target Bonus ($)(c)	Prorated Bonus ($)(d)	Total ($)
Rodney J. Sailor	2,221,934	63,596	2,221,934	134,334	4,641,798
John P. Laws	933,504	42,191	700,128	63,281	1,739,104
Frank J. Antoine Jr.	431,808	16,884	194,314	23,462	666,468
Deanna J. Farmer	773,635	34,592	541,545	48,432	1,398,204
Mark C. Schroeder	755,997	35,619	529,198	47,831	1,368,645

(a)

2.99 times Mr. Sailor’s annualized base salary, two times Messrs. Laws and Schroeder’s and Ms. Farmer’s annualized base salary and 1.5 times Mr. Antoine’s annualized salary in each case, for the year in which their respective terminations occurred, presumed for purposes of these disclosures to be 2021.

(b)	Assumes a qualifying termination of March 2, 2021.
(c)

2.99 times Mr. Sailor’s target bonus, 2 times Messrs. Laws, Schroeder’s and Ms. Farmer’s target bonus, and 1.5 times Mr. Antoine’s target bonus, in each case, for the year in which their respective terminations occurred, presumed for purposes of these disclosures to be 2021.

(d)	Prorated bonus at target for each executive, assuming a qualifying termination of March 2, 2021.

(2)

These amounts reflect the value of time-based phantom units and performance awards, as described under “—Treatment of Equity-Based Awards” and “—Change of Control Payments and Benefits”. The Enable time-based phantom units only vest upon a qualifying termination (and therefore vesting is subject to a “double trigger”). The Enable performance awards only vest upon a qualifying termination (and therefore vesting is subject to a “double trigger”) based on the higher of target or actual performance. Based on performance as of March 2, 2021, these awards would vest at target such that the amounts reflected for performance awards are at target. The awards reflected in this table assume a qualifying termination. The amount is based on a per unit value of $5.86, which value represents the exchange ratio multiplied by the per unit value of Energy Transfer common units on February 12, 2021. Details of the equity award payments are shown in the following supplemental table:

Name	Time-Based Phantom Units ($)(a)	Performance-Based Awards ($)(b)	Distribution Equivalent Rights ($)	Total ($)
Rodney J. Sailor	2,233,064	4,147,110	371,972	6,752,146
John P. Laws	806,969	1,498,636	147,126	2,452,731
Frank J. Antoine Jr.	235,197	277,799	27,395	540,391
Deanna J. Farmer	425,207	789,653	76,948	1,291,808
Mark C. Schroeder	323,033	777,464	76,496	1,176,993

(a)

These amounts reflect the number of time-based phantom units subject to acceleration in connection with a qualifying termination (381,069 for Mr. Sailor, 137,708 for Mr. Laws, 40,136 for Mr. Antoine, 72,561 for Ms. Farmer, and 55,125 for Mr. Schroeder) multiplied by $5.86.

(b)

These amounts reflect the target number of performance-based awards subject to acceleration in connection with a qualifying termination (707,698 for Mr. Sailor, 255,740 for Mr. Laws, 47,406 for Mr. Antoine, 134,753 for Ms. Farmer, and 132,673 for Mr. Schroeder) multiplied by $5.86.

(3)

These amounts reflect benefits that are part of severance under the Enable change of control plan described under “ —Change of Control Payments and Benefits,” which include a lump sum cash payment in the amount of $25,000 for outplacement services and reimbursement of Enable’s portion of annual premiums for medical, dental and vision benefit coverage for the NEO and his or her eligible dependents in effect immediately prior to the NEO’s covered termination multiplied by the change of control multiplier (2.99 for Mr. Sailor, 2.0 for Messrs. Laws and Schroeder and Ms. Farmer and 1.5 for Mr. Antoine).

Securities Ownership of Certain Beneficial Owners and Management

To Enable’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Enable common units and Enable Series A Preferred Units as of the close of business on March 2, 2021 (except as noted in the footnotes below) and with respect to: (1) each person known by Enable to beneficially own 5% or more of the outstanding Enable common units and Enable Series A Preferred Units; (2) each member of the board of directors of Enable General Partner; (3) each named executive officer of Enable; and (4) the members of the board of directors of Enable General Partner and Enable’s current executive officers as a group.

Principal Unitholders

The following table contains information regarding the only persons Enable knows of that beneficially own more than 5% of outstanding Enable common units or Enable Series A Preferred Units as of January 29, 2021. Percentage of class amounts are based on 435,565,067 of Enable common units and 14,520,000 of Enable Series A Preferred Units outstanding as of January 29, 2021.

	Common units beneficially owned		Series A Preferred Units beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
CenterPoint Energy, Inc. (1)	233,856,623	53.7%	14,520,000	100%
OGE Energy Corp. (2)	110,982,805	25.5%	—	—

(1)	1111 Louisiana Street, Houston, Texas 77002
(2)	321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101

Unit Ownership of Directors and Executive Officers

The following table sets forth, as of March 2, 2021, the beneficial ownership of Enable common units by:

•	each of Enable General Partner’s directors;

•	each of Enable General Partner’s named executive officers; and

•	all of Enable General Partner’s directors and executive officers as a group.

None of Enable’s directors or executive officers beneficially own any Enable Series A Preferred Units.

	Common units beneficially owned		Series A Preferred Units beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
Kristie L. Colvin (1)	—	*	—	—
Luke R. Corbett (2)	—	*	—	—
Robert G. Gwin (1)	—	*	—	—
Alan N. Harris (3)	115,617	*	—	—
Ronnie K. Irani (3)	46,110	*	—	—
Monica Karuturi (1)	—	*	—	—
Peter H. Kind (3)	61,941	*	—	—
Sarah Stafford (2)	—	*	—	—
Sean Trauschke (2)	21,000	*	—	—
R.A. Walker (1)	—	*	—	—
Charles B. Walworth (2)	—	*	—	—
Rodney J. Sailor (3)	925,824	*	—	—
John P. Laws (3)	270,895	*	—	—
Frank J. Antoine Jr. (5)	78,807	*	—	—
Deanna J. Farmer (3)	204,756	*	—	—
Mark C. Schroeder (4)	201,154	*	—	—
All directors and executive officers as a group (16 people)	1,926,104	*	—	—

*	Less than 1%
(1)	1111 Louisiana Street, Houston, Texas 77002
(2)	321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101
(3)	499 West Sheridan Ave, Suite 1500, Oklahoma City, Oklahoma 73102

(4)	910 Louisiana Street, Houston, Texas 77002
(5)	5300 Northshore Cove, N. Little Rock, Arkansas, 72118

Merger Expenses, Fees and Costs

All fees, costs and expenses incurred by Energy Transfer and Enable in connection with the Merger will be paid by the party incurring those fees, costs or expenses, whether or not the Merger is completed, except that the fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) and filing fees payable under the HSR Act will be borne equally by Energy Transfer and Enable.

In the event of a termination of the merger agreement under certain circumstances, Enable may be required to pay Energy Transfer a breakup fee of $97.5 million. See “The Merger Agreement—Breakup Fee.”

Expected Timing of the Merger

Energy Transfer and Enable currently expect to complete the Merger in mid-2021, subject to the receipt of required regulatory approvals and the satisfaction or waiver of the other conditions to completion of the Merger. Because many of the conditions to completion of the Merger is beyond the control of Energy Transfer and Enable, the exact timing for completion of the Merger cannot be predicted with any degree of certainty.

No Energy Transfer Unitholder Approval

Energy Transfer unitholders are not required to approve the merger agreement or the issuance of Energy Transfer common units or Energy Transfer Series G Preferred Units in connection with the Merger.

Registration Rights Agreement

In connection with the closing of the Merger, Energy Transfer will enter into a registration rights agreement with the Sponsors, pursuant to which, among other things, the Sponsors will have customary rights to require Energy Transfer to file and maintain the effectiveness of a registration statement with respect to the re-sale of the Energy Transfer common units received by the Sponsors in the Merger, and under certain circumstances, to require Energy Transfer to undertake underwritten offerings of such Energy Transfer common units.

Accounting Treatment of the Merger

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805-Business Combinations, Energy Transfer will account for the Merger as an acquisition of a business.

Regulatory Approvals

The following is a summary of the material regulatory requirements for completion of the transactions.

Antitrust. Under the HSR Act, and related rules and regulations, certain transactions, including the Merger, may not be completed until notification and report forms have been filed with the Antitrust Division and the FTC, and the applicable waiting period (and any extensions of such waiting period) has expired or been terminated. Energy Transfer and Enable each filed the required notification and report forms under the HSR Act on March 9, 2021.

At any time before or after the effective time, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Merger, to rescind the

Merger or to conditionally approve the Merger upon the divestiture of assets of Energy Transfer or Enable or behavioral commitments, or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the Merger or permitting completion subject to divestitures, behavioral commitments, or other regulatory concessions or conditions. There can be no assurance that regulatory authorities will not impose conditions on the completion of the Merger or require changes to the terms of the Merger. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Pursuant to the terms of the merger agreement, Energy Transfer and Enable have agreed to use their respective reasonable best efforts to take, or cause their subsidiaries to take, all actions necessary to obtain all regulatory approvals required to consummate the Merger. Energy Transfer and Enable have agreed to use their reasonable best efforts to make available to the other party such information as the other party may reasonably request in order to respond to information or document requests by any relevant Governmental Entity; take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the Merger; and keep each other apprised of the status of matters relating to the completion of the Merger. In connection with the foregoing, each of Energy Transfer and Enable have agreed to:

•

promptly furnish the other with copies of substantive notices or other substantive communications or correspondence between the parties, or any of their respective subsidiaries or affiliates, and any third party or governmental entity with respect to the Merger;

•

permit counsel for the other party a reasonable opportunity to review and provide comments on any substantive communications, advocacy, white papers, information responses or other submissions to any governmental entity in connection with the Merger, and consider in good faith the view of the other party in connection therewith;

•

refrain from participating in any substantive meeting or discussion with any governmental entity in connection with the Merger unless the party consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate where appropriate and advisable under the circumstances; and

•

use their reasonable best efforts to respond to and comply with, as promptly as reasonably practicable, any request for information or documentary material from any relevant governmental entity, and use reasonable best efforts to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the Merger.

Pursuant to the merger agreement, Energy Transfer has agreed to take any and all steps necessary to eliminate each and every impediment under any antitrust law asserted by any governmental entity or any other party so as to enable the parties to close the Merger no later than the End Date (as defined in “The Merger Agreement—Termination of the Merger Agreement”), including negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of Energy Transfer’s and its subsidiaries’ assets, properties or businesses or Enable’s properties or businesses to be acquired, and entering into such other arrangements as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Merger no later than the End Date. Energy Transfer has also agreed to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the closing from occurring no later than the End Date.

Energy Transfer and its subsidiaries and affiliates are not required, however, to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any sale, divestiture or disposition of any assets, properties or businesses of Energy Transfer, Enable or their respective subsidiaries or affiliates that would require Energy Transfer or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict Energy Transfer’s or its subsidiaries’ or affiliates’ ownership, control, management or operation of assets or businesses (including any equity or other interests) of Energy Transfer, Enable or any of their respective subsidiaries or affiliates (other than the Sponsors and their respective affiliates) meeting or exceeding a remedy threshold.

Enable and its subsidiaries and affiliates (other than the Sponsors and their respective affiliates) (a) shall not, without the prior written consent of Energy Transfer, and (b) shall, if required in writing by Energy Transfer, offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy as described above.

Exchange of Units

American Stock Transfer & Trust Company, LLC will serve as the exchange agent for purposes of issuing the LP Merger Consideration.

As soon as reasonably practicable after the effective time (and not later than the fifth business day following the effective time), the exchange agent will mail to each holder of Enable common units, which at the effective time were converted into the right to receive the LP Merger Consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Enable common units in exchange for the LP Merger Consideration and any distributions payable pursuant to Section 2.2(c) of the merger agreement. Such holders will be paid the LP Merger Consideration and any distributions payable pursuant to Section 2.2(c) of the merger agreement to which they are entitled upon the surrender to the exchange agent of such Enable common units and a duly completed and validly executed letter of transmittal and any other documents required by the exchange agent. No interest will be paid or will accrue on any distributions payable pursuant to Section 2.2(c) of the merger agreement.

No distributions with respect to Energy Transfer common units with a record date after the effective time will be paid to the holder of any unsurrendered Enable common units with respect to the Energy Transfer common units represented by such Enable common units until such Enable common units have been surrendered in accordance with the terms of the merger agreement. Subject to applicable laws, following surrender of any such Enable common units, the record holders of such Enable common units will be paid, without interest, (i) promptly after such surrender, the number of whole Energy Transfer common units to which such holder is entitled, payment by check of the amount of distributions with a record date at or after the effective time and a payment date on or prior to the date of such surrender and not theretofore paid with respect to such Energy Transfer common units and (ii) at the appropriate payment date, the amount of distributions with a record date at or after the effective time and a payment date subsequent to the date of such surrender payable with respect to such Energy Transfer common units.

All LP Merger Consideration issued upon the surrender for exchange of Enable common units in accordance with the terms of the merger agreement and any cash paid as distributions pursuant to the Section 2.2(c) of the merger agreement will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such Enable common units. After the effective time, the transfer books of Enable will be closed, and there will be no further registration of transfers on the transfer books of Enable common units. If, after the effective time, Enable common units are presented to Enable or the exchange agent for any reason, they will be cancelled and exchanged as provided in the merger agreement. If any Enable common units have been lost, stolen or destroyed, the exchange agent will issue the LP Merger Consideration and any distributions payable pursuant to Section 2.2(c) of the merger agreement to be paid with respect to such Enable common units, upon the making of an affidavit of the fact by the person claiming their Enable common units to be lost, stolen or destroyed and, if required by Energy Transfer, the posting by such person of a bond, in such reasonable amount as Energy Transfer may direct, as indemnity against any claim that many be made against it with respect to such claimed lost stolen or destroyed Enable common units.

Each of Energy Transfer, the Merger Subs and the exchange agent will be entitled to deduct and withhold from the LP Merger Consideration otherwise payable to any holder of Enable common units, such amounts as Energy Transfer, the Merger Subs and the exchange agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any tax law, with respect to the making of such payment (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Energy Transfer common units). To the extent that amounts are withheld and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated as having been paid to the holder of the Enable common units, in respect of which such deduction and withholding were made. If deduction or withholding is taken in Energy Transfer common units, Energy Transfer, the Merger Subs or the exchange agent, as applicable, shall be treated as having sold such Energy Transfer common units for an amount of cash equal to the fair market value of such Energy Transfer common units at the time of such deemed sale.

One year after the effective time, any portion of the exchange fund that remains undistributed to former Enable common unitholders will be delivered to Energy Transfer and any holders of Enable common units who have not surrendered such units to the exchange agent in compliance with the merger agreement may thereafter look only to Energy Transfer for payment of their claim for the LP Merger Consideration and any distributions payable pursuant to the merger agreement.

Listing of Energy Transfer Common Units Issued in the Transactions; Delisting and Deregistration of Enable Common Units After the Transactions

It is a condition to the completion of the transactions that the Energy Transfer common units deliverable to the unitholders of Enable as contemplated by the merger agreement will have been approved for listing (subject, if applicable, to official notice of issuance) for trading on the NYSE. Upon completion of the Merger, the Enable common units will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

TRANSACTION-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Enable is required to submit a proposal to the Enable common unitholders for a non-binding, advisory vote to approve the payment of certain compensation to Enable’s named executive officers that is based on or otherwise relates to the transaction. This proposal gives the Enable common unitholders the opportunity to consent, on a non-binding, advisory basis, to the compensation that the named executive officers will or may be entitled to receive from Enable that is based on or otherwise relates to the transaction. This compensation is summarized in the table (including the footnotes to the table) under “The Merger—Change of Control Compensation” above.

The Enable General Partner Board encourages you to review carefully the named executive officer transaction-related compensation information disclosed in this consent statement/prospectus.

Enable common unitholders are being asked to approve the following resolution:

“RESOLVED, that the unitholders of Enable hereby approve, on a non-binding, advisory basis, the compensation that will or may become payable to Enable’s named executive officers that is based on or otherwise relates to the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the Change of Control Compensation table and the related footnotes and narrative disclosures.”

The written consent for the approval of the Transaction-Related Compensation Proposal is a consent separate and apart from the consent on the approval of the merger agreement. Accordingly, you may consent to the approval of the merger agreement but not consent to the approval of the Transaction-Related Compensation Proposal and vice versa. Because the consent for the Transaction-Related Compensation Proposal is advisory only, it will not be binding on Enable. Therefore, if the merger agreement is approved and the transactions contemplated thereby are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory consent of the Enable common unitholders.

The consent of a majority of the outstanding Enable common units will be required to approve, on a non-binding, advisory basis the Transaction-Related Compensation Proposal. The Sponsors, who collectively own approximately 79% of the outstanding Enable common units, have each entered into support agreements pursuant to which such Sponsors have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents approving each of the matters for which Enable is soliciting consents of the holders of Enable common units in accordance with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Sponsors will be sufficient to approve the Transaction-Related Compensation Proposal.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this consent statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this consent statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the Merger.

The merger agreement summary is included in this consent statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Energy Transfer or Enable or their respective subsidiaries, affiliates or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this document were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the Merger. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the merger agreement.

Energy Transfer and Enable will provide additional disclosure in their filings with the SEC, to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

The merger agreement by and among Energy Transfer, Merger Sub, GP Merger Sub, Enable, Enable General Partner and, solely for the purposes of certain sections therein, ET GP and CenterPoint, provides for the merger of Merger Sub with and into Enable, with Enable as the surviving entity and becoming a wholly owned subsidiary of Energy Transfer, and the merger of GP Merger Sub with and into Enable General Partner, with Enable General Partner as the surviving entity and becoming a wholly owned subsidiary of Energy Transfer. The Enable and Enable General Partner organizational documents immediately prior to the effective time of the Merger will be the governing documents of Enable and Enable General Partner after the Merger unless and until such are amended following the Merger.

Pre-Closing Transactions

Prior to the effective time, and as a condition to the closing of the Merger, Energy Transfer will undertake certain internal reorganization transactions and cause ETO to merge with and into a newly formed, wholly owned Energy Transfer merger subsidiary. As a result of such merger, each issued and outstanding preferred unit of ETO will convert into the right to receive a newly issued preferred unit in Energy Transfer, having the same preferences, rights, powers and duties as the existing ETO preferred unit (other than any non-substantive differences to reflect the issuance of such securities by Energy Transfer, as opposed to ETO) (such transactions collectively, the “Pre-Closing Transactions”). Promptly following the closing of the Pre-Closing Transactions, Energy Transfer intends to undertake additional reorganizational steps in order to convey substantially all of ETO’s assets and liabilities to Energy Transfer.

Merger Closing and Effective Time

The closing of the Merger will be on the second business day after the satisfaction or waiver of the conditions to closing (other than conditions that by their nature are to be satisfied at closing), which are described in the section titled “—Conditions to the Merger” unless Energy Transfer and Enable agree in writing to a different date. The Merger will be effective at the time the certificates of merger are filed with the Secretary of State of the State of Delaware by each of Enable General Partner and Enable, or at such later time as the parties agree upon and is specified in the certificates of merger in accordance with the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and the Delaware LP Act.

Directors and Officers

Certain directors and officers of Energy Transfer will be the initial directors and officers of Enable General Partner following the effective time and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

LP Merger Consideration

At the effective time, each Enable common unit outstanding immediately prior to the effective time (other than units held directly by Energy Transfer, Merger Sub or GP Merger Sub) will be cancelled and converted into the right to receive 0.8595 of an Energy Transfer common unit. No fractional Energy Transfer common units will be issued in the LP Merger. All fractional Energy Transfer common units that a holder of Enable common units would otherwise be entitled to receive as LP Merger Consideration will be aggregated and then, if a fractional Energy Transfer common unit results from that aggregation, be rounded up to the nearest whole Energy Transfer common unit.

GP Merger Consideration

At the effective time, all Enable General Partner Interests outstanding immediately prior to the effective time will be converted into the right to receive $10,000,000 in the aggregate.

Preferred Contributions

Following the Pre-Closing Transactions and immediately prior to the effective time, (i) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each Enable Series A Preferred Unit issued and outstanding at such time in exchange for 0.0265 of an Energy Transfer Series G Preferred Unit, and (ii) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Merger is subject to the fulfillment or waiver of the following conditions at or prior to the effective time:

•	the merger agreement must have been approved by the holders of a majority of the outstanding Enable common units voting as a single class entitled to vote thereon;

•	the absence of any, injunction, law, order or decree by any court or other governmental entity of competent jurisdiction which prohibits or prevents the consummation of the Merger;

•	the expiration or termination of any waiting period under the HSR Act must have occurred;

•

the registration statement on Form S-4 (of which this consent statement/prospectus forms a part) must be effective and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for such purpose shall have been initiated or threatened by the SEC;

•	the receipt by Energy Transfer of an opinion of Latham that Energy Transfer meets the 90% qualifying income test and that the combined entity will meet the 90% qualifying income test; and

•	the receipt by Enable of an opinion of Vinson & Elkins that Enable meets the 90% qualifying income test.

Conditions to Enable’s Obligations

The obligations of Enable and Enable General Partner to effect the Merger is further subject to the fulfillment, or waiver by both Enable and Enable General Partner, at or prior to the effective time of the following conditions:

•

the representations and warranties of Energy Transfer, Merger Sub and GP Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on Energy Transfer, Merger Sub or GP Merger Sub, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period, except:

•

the representations and warranties of Energy Transfer, Merger Sub and GP Merger Sub regarding the capitalization of Energy Transfer and its subsidiaries must be true and correct both as of the date of the merger agreement and as of the closing date as though made at the closing date, except for immaterial inaccuracies; and

•

the representations and warranties of Energy Transfer, Merger Sub and GP Merger Sub regarding the absence of a material adverse effect at Energy Transfer since September 30, 2020 must be true and correct as of the date of the merger agreement and as of the closing date;

•

Energy Transfer must have performed, in all material respects, all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the effective time;

•	Energy Transfer must have delivered to Enable a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied;

•	the Energy Transfer common units to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•

Enable and Enable General Partner must have received an opinion of Vinson & Elkins that for U.S. federal income tax purposes (a) Enable should not recognize any income or gain as a result of the Merger, and (b) no gain or loss should be recognized by holders of Enable common units (in their capacity as holders of Enable common units) prior to the Merger as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) the deemed sale of Energy Transfer common units pursuant to the withholding provisions of the merger agreement, (C) a disguised sale attributable to contributions of cash or other property to Enable after the signing date of the merger agreement and prior to the effective time, and (D) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Enable common units that has beneficially owned more than five percent of the total Enable common units at any time in the five-year period ending on the closing date of the Merger) (see “Material U.S. Federal Income Tax Consequences of the Merger”);

•	the Pre-Closing Transactions must have been completed;

•	the Preferred Contributions must have been completed; and

•	Energy Transfer must have delivered a duly executed counterpart to the registration rights agreement, which is attached as Exhibit A to the merger agreement.

Conditions to Energy Transfer’s Obligations

The obligation of Energy Transfer to effect the Merger is further subject to the fulfillment, or waiver by Energy Transfer, at or prior to the effective time, of the following conditions:

•

the representations and warranties of Enable and Enable General Partner in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on Enable, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period, except:

•

the representations and warranties of Enable and Enable General Partner regarding the capitalization of Enable and Enable General Partner must be true and correct except for immaterial inaccuracies both as of the date of the merger agreement and as of the closing date as though made at the closing date; and

•

the representations and warranties of Enable and Enable General Partner regarding the absence of a material adverse effect at Enable since September 30, 2020 must be true and correct as of the date of the merger agreement and as of the closing date;

•

Enable must have performed, in all material respects, all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the effective time;

•	Enable must have delivered to Energy Transfer a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied; and

•

Energy Transfer must have received an opinion from Latham to the effect that for U.S. federal income tax purposes (a) Energy Transfer should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code) and (b) no gain or loss should be recognized by holders of Energy Transfer common units immediately prior to the Merger as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

No Dissenters’ or Appraisal Rights

No dissenters’ or appraisal rights are available with respect to the Merger or the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Energy Transfer, Merger Sub and GP Merger Sub, on the one hand, and Enable and Enable General Partner on the other, to the other parties, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the merger agreement and expire at the effective time. The representations and warranties of each of Energy Transfer, Merger Sub and GP Merger Sub, on the one hand, and Enable and Enable General Partner on the other, were made solely for the benefit of the other parties. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure schedules attached to the merger agreement, were subject to the materiality standard described in the merger agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the merger agreement and the closing date or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Energy Transfer and Enable will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Enable and Enable General Partner

Enable and Enable General Partner made a number of representations and warranties to Energy Transfer, Merger Sub and GP Merger Sub, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of Enable, Enable General Partner and their respective subsidiaries;

•	the capital structure of Enable, Enable General Partner and their respective subsidiaries;

•

the authority of Enable and Enable General Partner to enter into the merger agreement and to consummate the transactions contemplated thereby, and the governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents of Enable or Enable General Partner and their respective subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Enable’s SEC filings and the financial statements contained therein;

•	Enable’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for Enable and its subsidiaries;

•	compliance with laws and permits;

•	environmental laws and regulations;

•	employee benefit plans and other employee benefits matters;

•	the conduct of Enable and its subsidiaries’ business and the absence of certain adverse changes or events since September 30, 2020;

•	litigation, investigations, claims or judgments against Enable or its subsidiaries;

•	the accuracy of the information supplied by Enable and its subsidiaries for this consent statement/prospectus and the registration statement of which it is a part;

•	certain regulatory matters related to Enable and its subsidiaries;

•	Enable, its subsidiaries and Enable General Partner’s taxes, tax returns and other tax matters;

•	certain employment and labor matters related to Enable, Enable General Partner and their subsidiaries;

•	intellectual property matters;

•	owned and leased real property and rights-of-way;

•	insurance policies;

•	the receipt by the Enable Conflicts Committee of an opinion from Intrepid related to the fairness of the merger consideration to be received by the unaffiliated holders of Enable common units;

•	Enable, Enable General Partner and their respective subsidiaries’ material contracts;

•	investment bankers, brokers or finder fees in connection with the consummation of the Merger;

•	the inapplicability of any state takeover laws to the Merger or other transactions contemplated by the merger agreement;

•	the absence of any violations of applicable export control and economic sanctions laws by Enable, Enable General Partner or any of their respective subsidiaries; and

•	the absence of any additional Energy Transfer, Merger Sub or GP Merger Sub representations or warranties beyond those in the merger agreement.

Energy Transfer, Merger Sub and GP Merger Sub

Energy Transfer, Merger Sub and GP Merger Sub each also made a number of representations and warranties to Enable and Enable General Partner, including representations and warranties related to the following matters:

•	organization, qualification to do business and good standing of Energy Transfer, Merger Sub, GP Merger Sub and their subsidiaries;

•	the equity interests of Energy Transfer and capital structure of Merger Sub and GP Merger Sub;

•

the authority of Energy Transfer, Merger Sub and GP Merger Sub, and governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents of Energy Transfer and its subsidiaries, or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Energy Transfer and its subsidiaries’ SEC filings and the financial statements contained therein;

•	Energy Transfer’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for Energy Transfer and its subsidiaries;

•	compliance with laws and permits;

•	environmental laws and regulations;

•	employee benefit plans and other employee benefits matters;

•	the conduct of Energy Transfer and its subsidiaries’ business and the absence of certain adverse changes or events since September 30, 2020;

•	litigation, investigations, claims or judgments against Energy Transfer or its subsidiaries;

•	the accuracy of the information supplied by Energy Transfer or its subsidiaries for this consent statement/prospectus and the registration statement of which it is a part;

•	certain regulatory matters related to Energy Transfer and its subsidiaries;

•	Energy Transfer and its subsidiaries’ taxes and tax returns and other tax matters;

•	certain employment and labor matters related to Energy Transfer and its subsidiaries;

•	owned and leased real property and rights-of-way;

•	Energy Transfer and its subsidiaries’ insurance policies;

•	Energy Transfer, Merger Sub, GP Merger Sub and their subsidiaries’ material contracts;

•	investment bankers, brokers or finder fees in connection with the consummation of the LP Merger;

•	the inapplicability of any state takeover laws to the Merger or other transactions contemplated by the merger agreement;

•	the lack of beneficial ownership of Enable common units by Energy Transfer or any affiliate;

•	the absence of any violations of applicable export control and economic sanctions laws by Energy Transfer and its subsidiaries;

•	Energy Transfer’s available funds to consummate the GP Merger and the other transactions contemplated by the merger agreement; and

•	the absence of any additional representations or warranties by Enable and Enable General Partner beyond those in the merger agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of Energy Transfer, Merger Sub, GP Merger Sub, Enable and Enable General Partner are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either Energy Transfer or Enable, is defined to mean an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of either (i) Energy Transfer and its subsidiaries, taken as a whole or (ii) Enable and its subsidiaries, taken as a whole, as the case may be, in either case, other than any event, change, effect, development or occurrence:

•

disclosed in any of the applicable party’s SEC filings prior to the date of the merger agreement (excluding any disclosure set forth in any risk factor section, any section relating to forward looking statements or any disclosure related to litigation or regulatory matters that caveats the uncertainty or likelihood of any particular outcome or the general unpredictability of an outcome to such litigation or regulatory matter) or as disclosed on the applicable party’s disclosure schedule to the merger agreement;

•

generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case, in the United States or elsewhere in the world, including any changes in supply, demand, currency exchange rates, interest rates, tariff policy, monetary policy or inflation (so long as it does not disproportionately affect the applicable party relative to similarly situated companies); or

•	resulting from or arising out of:

(A)	changes or developments in the industries in which the applicable party or its subsidiaries conduct their business;

(B)

changes or developments in prices for oil, natural gas or other commodities or for the applicable party’s raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the applicable party or any of its subsidiaries operate;

(C)

the negotiation, execution, announcement, pendency or the existence of, or compliance with the merger agreement or the transactions contemplated thereby (including its impact on the relationships, contractual or otherwise, of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or the other transactions contemplated by the merger agreement);

(D)

taking of any action required by the merger agreement or the support agreements or at the request of (i) Energy Transfer, Merger Sub or GP Merger Sub, in the case of Enable, or (ii) Enable, in the case of Energy Transfer;

(E)

adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by governmental entity, or market administrator;

(F)	changes in GAAP or accounting standards or interpretations thereof;

(G)

earthquakes, any weather-related or other force majeure event, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, pandemics (including the existence, response to and impact of the COVID-19 pandemic) or outbreak or other natural disasters, or hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing;

(H)

failure by the applicable party to meet any internal or external projections, forecasts, estimates, milestones or budgets or financial or operating predictions of revenues, earnings or other financial or operating metrics for any period (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); or

(I)

any changes in the unit price or trading volume of the equity interests of Energy Transfer or Enable, as the case may be, or in their respective credit ratings (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect);

except, in each case with respect to subclauses (A), (B) and (E) through (G) above, to the extent disproportionately affecting Energy Transfer or Enable, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Conduct of Business Pending the Merger

Enable

Enable has agreed that, until the earlier of the termination of the merger agreement in accordance with its terms or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing by Energy Transfer (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement (including the Pre-Closing Transactions and the Preferred Contributions) or (iv) as set forth on Enable’s disclosure schedule to the merger agreement, Enable will and will cause its subsidiaries to use commercially reasonable efforts to:

•	conduct their businesses in the ordinary course; and

•	preserve substantially intact their present lines of business and preserve its relationships with significant customers and suppliers.

Enable and Enable General Partner have further agreed that, on behalf of themselves and their subsidiaries, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be consented to by Energy Transfer (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement or (iv) as set forth on Enable’s disclosure schedule, each of Enable and Enable General Partner:

•	will not adopt any amendment to its organizational documents, and will not permit its subsidiaries to do so;

•

will not permit its subsidiaries to issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any securities of Enable, Enable General Partner or any of their subsidiaries or any securities convertible into equity interests of thereof, except (1) issuances of Enable common units in respect of vesting, exercise or settlement of any Enable equity awards outstanding as of the date of the merger agreement or as may be granted in accordance with the merger agreement or (2) for transactions among Enable and its subsidiaries or among Enable’s subsidiaries which remain subsidiaries after the consummation of such transaction;

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except in the ordinary course of business, will not, and not permit its subsidiaries to, authorize or pay any dividend or make any distribution with respect to outstanding equity interests, except (1) by a subsidiary to Enable or its subsidiaries in the ordinary course, (2) regular quarterly cash distributions with customary record and payment dates on the Enable Series A Preferred Units not in excess of the quarterly cash distribution amount set forth in the Enable Partnership Agreement, (3) those required under the organizational documents of Enable’s non-wholly owned subsidiaries in effect on the date of the merger agreement and (4) regular quarterly cash distributions with customary record and payment dates on Enable common units, not in excess of $0.16525 per Enable common unit per quarter;

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will not, and will not permit its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, or any reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the LP Merger, or reorganizations solely among Enable and its subsidiaries or among its subsidiaries or in connection with an acquisition not prohibited by the merger agreement;

•

will not, and will not permit its subsidiaries to, make any acquisition or make any loans, advances or capital contributions to, or investments in excess of $25 million in the aggregate, except (1) as set forth in the Enable’s disclosure schedules, (2) among Enable and its wholly owned subsidiaries or among its wholly owned subsidiaries or (3) capital contributions made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise; that in each case, would not be expected to prevent, materially impede or materially delay the LP Merger;

•

will not, and will not permit its subsidiaries to, sell, lease, license, transfer, exchange or swap or dispose of any properties or non-cash assets with a value of more than $25 million in the aggregate, except (1) of obsolete or worthless equipment, (2) of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) among Enable and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•

will not, and will not permit its subsidiaries to, authorize any capital expenditures in excess of $25 million, except (1) as set forth in Enable’s disclosure schedule or (2) those made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise;

•

except as required by law or any Enable benefit plan as in effect on the date of the merger agreement, will not, and will not permit its subsidiaries to, (1) increase the compensation or benefits payable or provided to Enable’s or Enable General Partner’s directors, officers or employees, other than (A) increases set forth in Enable’s disclosure schedule, and (B) if (y) the closing occurs before July 1, 2021, customary increases in the ordinary course of business consistent with past practice for non- officer level employees, not to exceed $450,000 in the aggregate, and (z) the closing occurs after July 1, 2021, customary increases consistent with past practice for non-officer level employees, not to exceed 2% in the aggregate of base compensation paid to non-officer level employees in 2020, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee, (3) establish, adopt, enter into, terminate or amend any Enable benefit plan, (4) enter into, terminate or amend any collective bargaining agreement, (5) make any change in Enable or its material subsidiaries’ key management structure, including the hiring of additional officers or the termination of existing officers (other than for cause), (6) grant any Enable equity awards other than set forth in Enable’s disclosure schedule, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than those for travel or reasonable business expenses or such loans or advances otherwise made in the ordinary course of business);

•

will not, and will not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or law;

•

will not, and will not permit its subsidiaries to acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Enable and its subsidiaries or among its subsidiaries;

•

will not, and will not permit its subsidiaries to become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) among Enable and its wholly owned subsidiaries or among its wholly owned subsidiaries, (2) incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms, (3) for any guarantees by Enable of indebtedness of its subsidiaries or guarantees by its subsidiaries of indebtedness of Enable or any Enable subsidiary, (4) incurred or made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise and (5) incurred pursuant to Enable’s revolving credit agreement and/or Enable’s commercial paper program, not to exceed $125 million in the aggregate; in each case, provided that such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Enable and its subsidiaries, or, following the closing of the Merger, Energy Transfer and its subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Enable or any subsidiary is subject as of the date of the merger agreement;

•

other than in the ordinary course of business, will not, and will not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any Enable material contract or under any Enable permit, in a manner or with an effect that is materially adverse to Enable and its subsidiaries as a whole;

•

other than agreements, arrangements or contracts made in the ordinary course of business, on terms no less favorable to Enable and its subsidiaries than those generally being proved to or available from unrelated third parties, and in each case, involving aggregate payments of less than $50 million, will not and will not permit its subsidiaries to, enter into any agreement, arrangement, contract or other transaction with any affiliate, including CenterPoint, OGE Energy or any of their respective affiliates or subsidiaries;

•

will not, and will not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved for it on the balance sheet as of September 30, 2020 or (2) that do not exceed $25 million in the aggregate;

•

will not, and will not permit its subsidiaries to (except in the ordinary course of business) (1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election, (3) enter into any closing agreement, with respect to, or otherwise settle or compromise, any material tax liability, (4) file any material amended tax return, or (5) surrender a claim for a material refund of taxes;

•

except as otherwise permitted by the merger agreement or for transactions between Enable and its subsidiaries or among its subsidiaries, will not, and will not permit its subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Enable or any subsidiary, other than at (1) stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with the terms of the merger agreement, (3) prepayment and repayment of revolving loans (including Enable’s commercial paper program) in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the merger agreement;

•

will not, and will not permit any of its subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Enable for any calendar quarter since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Notwithstanding the foregoing, from the date of the merger agreement until the earlier of the effective time or the termination date, Enable and its subsidiaries may take or refrain from taking any COVID-19 action so long as (i) prior thereto, Enable consults with, and considers in good faith, Energy Transfer’s suggestions and/or feedback, or (ii) such COVID-19 action would not reasonably be expected to materially impact Enable’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Energy Transfer

Energy Transfer has agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing by Enable (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement (including the Pre-Closing Transactions and the Preferred Contributions), or (iv) as set forth on Energy Transfer’s disclosure schedule to the merger agreement, Energy Transfer will and will cause its subsidiaries to use commercial reasonable efforts to:

•	conduct its businesses in the ordinary course; and

•	preserve substantially intact their present lines of business and preserve relationships with significant customers and suppliers.

Energy Transfer has further agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be consented to by Enable (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement (including the Pre-Closing Transactions and the Preferred Contributions), or (iv) as set forth on Energy Transfer’s disclosure schedule to the merger agreement, Energy Transfer:

•	will not adopt any material amendment to Energy Transfer’s organizational documents or the organizational documents and governance arrangement of ET GP;

•

will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition or encumbrance, split, combination or reclassification of any equity interest or other ownership interest in Energy Transfer or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Energy Transfer benefit plans, other than (1) as set forth in Energy Transfer’s disclosure schedule to the merger agreement, (2) issuances of common units in respect of any vesting or exercise of Energy Transfer equity awards and settlement of any Energy Transfer equity awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted in the merger agreement, (3) the sale of Energy Transfer common units pursuant to the exercise of options if necessary to effectuate an option direction upon exercise or for withholding of taxes, (4) the grant of equity compensation awards under the Energy Transfer equity plans, or (5) for transactions among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries;

•

except in the ordinary course of business, will not, and will not permit its subsidiaries that are not wholly owned by Energy Transfer or wholly owned subsidiaries of such subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities, except (1) dividends or distributions by any subsidiaries only to Energy Transfer or any subsidiary of Energy Transfer in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the merger agreement and (3) regular quarterly cash distributions with respect to the Energy Transfer common units and the Energy Transfer Operating, L.P. preferred units as set forth in Energy Transfer’s disclosure schedule to the merger agreement;

•

will not, and will not permit any of its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the LP Merger and other than any merger, consolidation, restructuring or reorganization solely among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries or in connection with an acquisition that would not materially delay or impede the consummation of the LP Merger;

•

will not permit any of Energy Transfer’s subsidiaries to, make any acquisition or any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the LP Merger;

•

will not acquire any equity securities of Energy Transfer or any rights, warrants or options to acquire any such equity securities, except for transactions set forth in Energy Transfer’s disclosure schedule to the merger agreement or among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries;

•

will not, and will not permit any of its subsidiaries to (except in the ordinary course of business), (1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for taxes, (4) file any material amended tax return or (5) surrender a claim for a material refund of taxes;

•

will not, and will not permit any of its subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Energy Transfer for any calendar quarter since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Notwithstanding the foregoing, from the date of the merger agreement until the earlier of the effective time or the termination date, Energy Transfer and its subsidiaries may take or refrain from taking any COVID-19 action so long as (i) prior thereto, Energy Transfer consults with, and considers in good faith, Enable’s suggestions and/or feedback, or (ii) such COVID-19 action would not reasonably be expected to materially impact Energy Transfer’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Mutual Access

Until the effective time or the earlier termination of the merger agreement, Energy Transfer and Enable agreed to afford the other party and its representatives, reasonable access during normal business hours to its and its subsidiaries’ personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to law, together with such other accounting, financing, operating, environmental and other information as a party may reasonably request. Notwithstanding the obligations described above, neither Enable nor Energy Transfer is required to afford such access to the extent it would unreasonably disrupt the operations of such party or its subsidiaries, would cause a violation of any agreement to which it or its subsidiaries is party, would cause a risk of a loss of privilege to such party or its subsidiaries or would violate the law or would interfere with the ability of such party or any of its subsidiaries’ ability to comply with any COVID-19 measures. Neither Enable or Energy Transfer or any of their respective representatives are permitted to perform onsite procedures (including an onsite study or any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) on the property of the other party or its subsidiaries without prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Enable and Energy Transfer are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement between Enable and Energy Transfer.

Non-Solicitation by Enable

Termination of Discussions

Enable and Enable General Partner agreed to, and agreed to cause their respective subsidiaries to, and to use their reasonable best efforts to cause their representatives to, immediately following the execution of the merger agreement, cease and terminate any discussions related to any acquisition proposal (as defined below), and to cause their subsidiaries and their respective directors, officers and employees, and to use reasonable best efforts to cause its representatives, to cease and terminate such discussions.

Non-Solicitation Obligations

Subject to certain exceptions summarized below, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Enable and Enable General Partner have agreed that they will not, and they will cause their subsidiaries, and their respective officers, directors, employees and representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any non-public information regarding Enable or any of its subsidiaries, or afford access to the business, properties, books or records of Enable or any of its subsidiaries, in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal;

•

engage or participate in any discussions or negotiations with any person (other than Energy Transfer, Merger Sub, GP Merger Sub or their respective directors, officers, employees, affiliates or representatives) with respect to an acquisition proposal;

•

enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or requiring Enable to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the merger agreement; or

•	agree to do any of the foregoing.

Enable’s non-solicitation obligations described above do not prohibit Enable from informing any person that Enable is a party to the merger agreement and of the non-solicitation restrictions therein

Definition of Acquisition Proposal and Acquisition Transaction

As used above, an “acquisition proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer or proposal by Energy Transfer, Merger Sub, GP Merger Sub or their respective affiliates) relating to any acquisition transaction.

An “acquisition transaction” means any transaction or series of related transactions in which a third person (other than Energy Transfer, Merger Sub, GP Merger Sub or any of their affiliates) directly or indirectly:

•

acquires assets of Enable and its subsidiaries equal to 25% or more of Enable’s consolidated assets or to which 25% or more of Enable’s revenues or earnings on a consolidated basis are attributable; or

•	acquires “beneficial ownership” (as defined in the Exchange Act) of 25% or more of any class of equity securities of Enable entitled to vote on the approval of the merger agreement.

Enable Employee Equity-Based Awards

Enable Phantom Units. Enable phantom units (including any Seconded Employee Phantom Awards), whether vested or unvested, that are outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of Energy Transfer common units or, in the case of Seconded Employees, the right to receive cash determined based on the value of Energy Transfer common units equal to the product obtained by multiplying (x) the number of Enable common units subject to such Enable assumed restricted unit award immediately prior to the effective time by (y) the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit (each, an “Enable assumed restricted unit award”). Each Enable assumed restricted unit award will otherwise be subject to the same terms and conditions as were applicable to the Enable phantom units immediately prior to the effective time.

Enable Performance Awards. Each award of performance units that corresponds to Enable common units, including Seconded Employee Performance Awards, that is outstanding and unvested as of the effective time will be measured as to performance as of the effective time (or a date reasonably proximate thereto) as determined in good faith by the Enable General Partner Board, and each such Enable performance award will, with respect to the number of Enable common units that are considered earned based on the higher of actual performance or target (the “Enable earned performance units”), be assumed by Energy Transfer and converted into an Enable assumed restricted unit award, which will have the same distribution equivalent rights and be eligible to vest solely based on continued service at the end of the performance period that was originally applicable thereto; provided, however, that the Enable earned performance units will vest upon a “qualifying termination” and, to the extent applicable, will incorporate the provisions related to termination due to “retirement,” as provided in the Enable phantom units, equal to the number of Enable earned performance units multiplied by the exchange ratio, rounded up or down to the nearest whole Energy Transfer common unit. Any performance units that are not Enable earned performance units will automatically be cancelled for no consideration. Notwithstanding the foregoing, with respect to Enable performance awards granted in 2021, the number of Enable earned performance units will be equal to the target number of units granted, regardless of performance.

Employee Matters

Energy Transfer has agreed that it will or will cause its subsidiaries, for one year after the effective time, to provide to each individual employed by Enable, Enable General Partner or their subsidiaries immediately prior to the effective time and who continue employment during such time period with (i) annual base salary or wages that are no less favorable than the annual base salary or wages provided to such current employees immediately prior to the effective time, provided, that Energy Transfer may implement broad-based salary or other pay reduction programs following the merger agreement that are proportionate with reductions in salary or other pay for Energy Transfer’s other similarly situated employees, (ii) severance benefits that are no less favorable than the severance benefits set forth on Enable’s disclosure schedule to the merger agreement and (iii) other compensation and employee benefits that are no less favorable than either, at Energy Transfer’s election, (A) the other compensation and employee benefits provided to similarly situated employees of Energy Transfer and its subsidiaries or (B) the other compensation and employee benefits provided to such employees immediately prior to the effective time (excluding equity and equity-based compensation, defined benefit and supplemental pensions and retiree medical benefits).

For purposes of vesting, eligibility to participate, and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits, but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan under the benefit plans of Energy Transfer and its subsidiaries providing benefits to such employees after the effective time, each such employee will be credited with his or her years of service with Enable, Enable General Partner and their subsidiaries and their respective predecessors and prior employers before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar Enable benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time, provided that it does not result in a duplication of benefits for the same period of service. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all benefit plans of Energy Transfer and its subsidiaries providing benefits to such employee after the effective time to the extent coverage under such plans is comparable to a benefit plan in which the employee participated prior to the effective time, (ii) for purposes of each benefit plan of Energy Transfer and its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to such employee after the effective time, Energy Transfer will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such employee and his or her dependents, unless and to the extent the individual was subject to the same such conditions under a comparable benefit plan prior to the effective time, (iii) credit amounts paid under any Enable benefit plan providing medical, dental, pharmaceutical and/or vision benefits under any corresponding Energy Transfer benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Energy Transfer benefit plan with respect to the plan year in which the effective time occurs, (iv) assume and honor all vacation and paid time off days accrued by Enable employees prior to the effective time, including payment for such days upon termination of employment to the extent provided for under applicable law or the terms of the vacation and paid time off policies of Enable, Enable General Partner and their subsidiaries, provided, however, that the foregoing shall not restrict Energy Transfer from amending, modifying or terminating any applicable vacation or paid time off polices to the extent permitted by applicable law, and (v) solely for vacation and paid time off policies, provide credit for years in the energy industry in addition to prior service credit with Enable, Enable General Partner and their subsidiaries and their respective predecessors before the effective time.

If the effective time occurs after July 1, 2021, then as soon as practicable following the closing, Energy Transfer will pay annual incentive bonuses for the 2021 calendar year in an amount equal to the higher of actual performance or target, prorated for the portion of the 2021 calendar year that occurs prior to the closing date, under Enable’s short term incentive plan. If the effective time occurs before July 1, 2021, the no pro-rated annual incentive bonuses will be paid in connection with the consummation of the transactions contemplated by the merger agreement and each individual employed by Enable, Enable General Partner or their subsidiaries will be eligible for annual bonuses for 2021 under the terms of Energy Transfer’s applicable short-term incentive plans as if they had been employed with Energy Transfer and its subsidiaries from January 1, 2021.

Regulatory Approvals and Efforts to Close the Merger

Each of Enable and Energy Transfer has agreed to use, and to cause their respective subsidiaries and affiliates (other than CenterPoint and OGE Energy and their respective affiliates (other than Enable and its subsidiaries)) to use, reasonable best efforts to take promptly all actions and to do promptly and assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the LP Merger and the transactions contemplated by the merger agreement, including using reasonable best efforts to, as promptly as commercially practicable:

•

obtain all necessary actions or nonactions, waivers, clearances, consents and approvals from governmental entities and make all necessary registrations and filings and take any other steps necessary to obtain any action or nonaction, waiver, clearance, consent or approval from any governmental entity;

•	obtain all necessary consents, approvals or waivers from third parties other than any governmental entity; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Energy Transfer and Enable have also agreed to:

•

make all required or advisable filings under the HSR Act within 15 business days of the date of the merger agreement and cooperate with each other to make available to the other party information as the other party may reasonably request in order to make any HSR Act filings or respond to requests by any relevant governmental entity;

•

use reasonable best efforts to take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the transactions contemplated by the merger agreement; and

•

keep each other apprised of the status of such matters, including promptly furnishing the other with copies of substantive notices or other substantive communications or correspondence between Enable or Energy Transfer, or any of their respective subsidiaries or affiliates, and any third party and/or any governmental entity with respect to such transactions.

Energy Transfer and Enable have agreed, prior to transmitting, to permit counsel for the other parties opportunity to review and provide comments to any substantive communications, advocacy, white papers, information responses or other submission to any governmental entity in connection with the LP Merger or the other transactions contemplated by the merger agreement, and that neither party will participate in any substantive meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity, the opportunity for such other party to attend and participate. In addition, Energy Transfer, Merger Sub, GP Merger Sub and Enable have agreed to use their respective reasonable best efforts to satisfy the conditions to each party’s obligations to close the Merger, as described below.

Energy Transfer has agreed to take, or cause to be taken, any and all steps necessary to eliminate each and every impediment to consummation of the transactions contemplated by the merger agreement under regulatory laws so as to enable the closing to occur no later than the End Date (as defined in “—Termination of the Merger Agreement”), including but not limited to, (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of Energy Transfer’s and its subsidiaries assets, properties or businesses or of Enable’s properties or businesses to be acquired by it, and the entering into such other arrangements as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated by the merger agreement no later than the End Date and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the closing from occurring no later than the End Date; provided, however, that such litigation in no way limits the other obligations of the parties; provided, further, Energy Transfer and its subsidiaries and affiliates will not be required to offer, negotiate, commit to, effect, enter into or take any action, agreement condition, commitment or remedy of any kind, including but not limited to any, sale, divestiture or disposition of any assets, properties or business of Energy Transfer or its subsidiaries or affiliates that would require Energy Transfer or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict Energy Transfer’s or its subsidiaries’ or affiliates’ ownership, control, management or operation of assets or business meeting or exceeding the remedy threshold (as defined in the merger agreement).

Indemnification and Insurance

Energy Transfer, GP Merger Sub and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the indemnified parties (as defined below) will survive the Merger and continue in full force and effect. Energy Transfer and the surviving entities will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Enable or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Enable, Enable General Partner or any of their respective subsidiaries (such persons, the “indemnified parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s), arising out of or in connection with any action or omission by them in their capacities as such that occur or are alleged to have occurred, whether before or after the effective time.

The parties have agreed that for six years from the effective time, (i) Energy Transfer and the surviving entities will maintain the exculpation, indemnification and advancement of expenses provisions of Enable’s and any of its subsidiaries’ organizational documents or in any indemnification agreements of Enable, Enable General Partner or their respective subsidiaries with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) Energy Transfer will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the effective time by Enable, Enable General Partner and their respective subsidiaries, subject to certain limitations, but Energy Transfer shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Enable prior to the date of the merger agreement, or Enable may elect, prior to the effective time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed 6 times the maximum amount Energy Transfer would be required to pay in annual premiums as described above. If a tail policy is purchased, the surviving corporation will, and Energy Transfer will cause the surviving entities to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

Financing Assistance

Enable has agreed it will, and will cause its subsidiaries and their respective representatives to, use commercially reasonable efforts to provide customary cooperation in connection with any financing by Energy Transfer or any of its respective subsidiaries in connection with the Merger or otherwise, but will not be required to pay any commitment fee, provide any security or incur any liability in connection with any financing prior to the effective time.

Other Covenants and Agreements

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	taking such actions to render state takeover laws to be inapplicable to the Merger and the other transactions contemplated by the merger agreement;

•	making certain public announcements regarding the terms of the merger agreement or the transactions contemplated thereby;

•

taking steps as may be required to cause any dispositions of Enable common units or acquisitions of Energy Transfer common units resulting from the merger agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•	the listing on the NYSE of the Energy Transfer common units to be issued as consideration in connection with the LP Merger;

•

Enable General Partner will distribute the consent statement/prospectus to Enable common unitholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act;

•	Energy Transfer, Enable and Enable General Partner will use their reasonable best efforts with regards to certain tax matters;

•	Enable and Enable General Partner will terminate certain agreements specified on Enable’s disclosure schedule to the merger agreement;

•	Enable and Energy Transfer agree to coordinate regarding distributions to their unitholders; and

•	each party will provide reasonable access to personnel, properties, books and record.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the effective time:

•	by mutual written consent of Energy Transfer and Enable;

•

by either Energy Transfer or Enable, if the LP Merger is not completed on or prior to November 30, 2021, provided, that if all of the conditions to closing, other than legal prohibitions or regulatory approvals, have been satisfied or are capable of being satisfied at such time, the end date will be automatically extended to February 28, 2022 (such date, as it may be extended from November 30, 2021, is referred to as the “End Date”); and provided, further, that such right to terminate the merger agreement will not be available to a party if the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement caused the failure of the closing to occur by the End Date; or

•

by either Energy Transfer or Enable, if an injunction or other law is entered, enacted or becomes effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other law will have become final and non-appealable; provided that the party seeking to avail itself of such right to terminate did not cause such injunction by its material breach of any covenant or other agreement set forth in the merger agreement.

Energy Transfer may also terminate the merger agreement:

•

if Enable or Enable General Partner breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Enable or Enable General Partner does not diligently attempt or ceases to diligently attempt to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case, after receiving written notice from Energy Transfer describing such breach or failure in reasonable detail (provided that Energy Transfer is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

if Enable or Enable General Partner willfully and materially breaches any of its obligations not to solicit acquisition proposals which materially impedes, interferes with or hinders the consummation of the transactions contemplated by the merger agreement on or before the End Date.

Enable may also terminate the merger agreement:

•

if Energy Transfer breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Energy Transfer does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from Enable describing such breach or failure in reasonable detail (provided that Enable is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Effect of Termination

If the merger agreement is validly terminated (other than any obligations to pay breakup fees, and certain other provisions of the merger agreement, including the enforcement of the terms of the merger agreement) there will be no liability on the part of Enable or Energy Transfer to the other except as related to breakup fees, and except that no party will be relieved or released from any liabilities arising out of or the result of, fraud or willful breach of any covenant or agreement or willful breach of any representation or warranty in the merger agreement or as provided for in the confidentiality agreement between Enable and Energy Transfer.

Breakup Fee

Enable has agreed to pay Energy Transfer $97.5 million (referred to as the “breakup fee”) if:

•	Energy Transfer terminates the merger agreement because Enable or Enable General Partner has willfully and materially breached any of its obligations not to solicit acquisition proposals;

•

Energy Transfer terminates the merger agreement because (i) Enable or Enable General Partner breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which failure to perform results in a failure of the closing conditions regarding Enable’s performance of its representations, warranties, covenants and other agreements, (ii) prior to such termination and after the date of the merger agreement, any Person (other than Energy Transfer, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Enable General Partner Board or any affiliate of Enable General Partner (including CenterPoint and OGE Energy but excluding their respective affiliates (other than Enable and its subsidiaries)) and not have been withdrawn prior to such termination and (iii) within 12 months after the date of such termination, Enable enters into a definitive agreement with respect to an Acquisition Proposal (or publicly approves or recommends to the unitholders of Enable or otherwise does not oppose, in the case of a tender or exchange offer, an Acquisition Proposal) or consummates an Acquisition Proposal.

“Acquisition transaction” is defined in “—Non-Solicitation by Enable —Definition of Acquisition Proposal and Acquisition Transaction,” except that when the term is used in this section, the references to “25% or more” will be changed to “more than 50%.”

Upon the payment of the breakup fee pursuant to the merger agreement, no party will have any further liability under the merger agreement to Enable or its unitholders or Energy Transfer or its unitholders, as applicable. Notwithstanding the foregoing, the payment of the breakup fee will not release any party from liability arising out of or the result of fraud. In no event will Enable be required to pay the breakup fee on more than one occasion. If Enable fails to pay promptly, the breakup fee when due under the merger agreement, it will also pay to Energy Transfer interest, accruing from the due date and the reasonable out-of-pocket expenses, including legal fees, in connection with any action taken to collect payment.

Expenses

Other than as provided in the provisions of the merger agreement summarized above, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that the fees and expenses incurred in connection with the printing, filing and mailing of this consent statement/prospectus (including applicable SEC filing fees) and filing fees payable under the HSR Act will be borne equally by Energy Transfer and Enable.

Amendment and Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Enable, Enable General Partner, Energy Transfer, GP Merger Sub and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of CenterPoint and OGE Energy’s written consents to the transactions contemplated by the merger agreement if any such amendment or waiver will (a) be materially adverse to CenterPoint and OGE Energy, the effectiveness of such amendment or waiver shall be subject to the approval of CenterPoint and OGE Energy and (b) by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the Enable common unitholders, the effectiveness of such amendment or waiver will be subject to the approval of the Enable common unitholders; provided, that no provision of the merger agreement may be amended or waived without the prior consent of the Enable Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any party to the merger agreement in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).

THE SUPPORT AGREEMENTS

The following section summarizes material provisions of the support agreements. This summary is subject to, and qualified in its entirety by reference to, the support agreements, which are attached as Annex B and Annex C, respectively, to this consent statement/prospectus and are incorporated by reference herein.

Contemporaneously with the execution of the merger agreement, each of the Sponsors, Energy Transfer, Merger Sub, GP Merger Sub, Enable and Enable General Partner entered into separate support agreements. CenterPoint owns approximately 53.7% of the issued and outstanding Enable common units and 100% of the issued and outstanding Enable Series A Preferred Units, and OGE Energy owns approximately 25.5% of the issued and outstanding Enable common units. In addition, the Sponsors own Enable General Partner. CenterPoint owns a 50% management interest and a 40% economic interest in Enable General Partner, and OGE Energy owns 50% management interest and a 60% economic interest in Enable General Partner. Pursuant to the respective support agreement, each Sponsor agreed to, among other things, (i) within 24 hours of the time when the registration statement, of which this consent statement/prospectus is a part, has been declared effective by the SEC and such Sponsor has received from Energy Transfer a copy of this consent statement/prospectus, execute and deliver (or cause to be delivered) a written consent, covering all of the Enable common units held by such Sponsor approving each of the matters for which Enable is soliciting consents of the holders of Enable common units and (ii) oppose, vote against and not consent to any other action, agreement or proposal intended to, or which has the effect of or reasonably would be expected to have the effect of, impeding, delaying, restricting, limiting or interfering with the performance of such Sponsor’s obligations under its support agreement or the consummation of the Merger. As a result of the support agreements, the approval of the merger agreement by the Enable common unitholders is assured.

In addition, until the termination of the support agreements (as described below), the support agreements restrict the ability of CenterPoint and OGE Energy to transfer Enable common units and Enable Series A Preferred Units. Further, CenterPoint agreed to waive any conversion rights that it holds with respect to the Enable Series A Preferred Units.

Pursuant to the support agreements, neither of the Sponsors nor any of their representatives are permitted to solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposals or inquiries regarding the submission of an acquisition proposal or any inquiries regarding any transfer of limited liability company interests in Enable General Partner or engage or participate in any discussions or negotiations regarding, or furnish any confidential information regarding or in connection with an acquisition proposal or any transfer of limited liability company interests in Enable General Partner or enter into any agreement with respect to an acquisition proposal or transfer of limited liability company interests in Enable General Partner or resolve to approve an acquisition proposal or transfer of limited liability company interests in Enable General Partner.

The support agreements will terminate upon the earlier to occur of the (a) the effective time and (b) the valid termination of the merger agreement in accordance with its terms (including any extension thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE LP MERGER

The following is a discussion of the material U.S. federal income tax consequences of the LP Merger that may be relevant to Enable common unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the LP Merger to holders of Enable common units are the opinion of Vinson & Elkins, counsel to Enable, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the LP Merger. Moreover, this discussion focuses on holders of Enable common units who are individual citizens or residents of the United States (for U.S. federal income tax purposes) that hold their Enable common units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect to mark-to-market, persons subject to the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons who hold Enable common units as part of a hedge, straddle or conversion transaction, persons who acquired Enable common units by gift, holders required to recognize income no later than when an item is taken into account as revenue in an applicable financial statement, or directors and employees of Enable that received (or are deemed to receive) Enable common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an Enable equity incentive plan. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or any U.S. federal laws other than income tax laws (such as estate or gift tax laws) and does not address the net investment income tax.

Neither Enable nor Energy Transfer has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS is not precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. No assurance can be given that the opinions and the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the LP Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

HOLDERS OF ENABLE COMMON UNITS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE LP MERGER.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the LP Merger. Instead, Energy Transfer and Enable will rely on the opinions of their respective counsel regarding the tax consequences of the LP Merger.

It is a condition of Enable’s obligation to effect the LP Merger that each of Enable and Enable General Partner receive an opinion of its counsel, Vinson & Elkins, to the effect that for U.S. federal income tax purposes:

•	Enable should not recognize any income or gain as a result of the Merger; and

•

no gain or loss should be recognized by holders of Enable common units (in their capacity as holders of Enable common units) as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) the deemed sale of Energy Transfer common units pursuant to the withholding provisions of the merger agreement, (C) a disguised sale attributable to contributions of cash or other property to Enable after the signing date of the merger agreement and prior to the effective time, and (D) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Enable common units that has beneficially owned more than five percent of the total Enable common units at any time in the five-year period ending on the closing date of the Merger).

It is a condition of Energy Transfer’s obligation to effect the LP Merger that Energy Transfer receive an opinion of its counsel, Latham, to the effect that for U.S. federal income tax purposes:

•	Energy Transfer should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•

no gain or loss should be recognized by holders of Energy Transfer common units immediately prior to the Merger as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

It is a condition of each of Energy Transfer’s and Enable’s obligation to effect the LP Merger that:

•

Enable receive an opinion from its counsel, Vinson & Elkins, to the effect that at least 90% of the gross income of Enable for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the closing date of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•

Energy Transfer receive an opinion from its counsel, Latham, to the effect that (A) at least 90% of the gross income of Energy Transfer for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the effective time for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (B) at least 90% of the combined gross income of each of Energy Transfer and Enable for all of the calendar year that immediately precedes the calendar year that includes the closing date of the Merger and each calendar quarter of the calendar year that includes the closing date of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The opinions of counsel will assume that the LP Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this consent statement/prospectus. In addition, the tax opinions delivered to Energy Transfer and Enable at closing will be based upon certain factual assumptions and certain representations, warranties and covenants made by the officers of Energy Transfer, Enable and certain of their respective affiliates. If either Energy Transfer or Enable waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this consent statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the LP Merger

The expected U.S. federal income tax consequences of the LP Merger are dependent, in part, upon Energy Transfer and Enable being treated as partnerships for U.S. federal income tax purposes at the time of the LP Merger. If Energy Transfer or Enable were to be treated as a corporation for U.S. federal income tax purposes at the time of the LP Merger, the consequences of the LP Merger could be materially different. If Energy Transfer were to be treated as a corporation for U.S. federal income tax purposes, the LP Merger would likely be a fully taxable transaction to holders of Enable common units.

The discussion below assumes that each of Energy Transfer and Enable will be classified as a partnership for U.S. federal income tax purposes at the time of the LP Merger. Please read the discussion of the opinion of Vinson & Elkins that Enable is classified as a partnership for U.S. federal income tax purposes and the discussion of the opinion of Latham that Energy Transfer is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Tax Treatment of the LP Merger” below.

U.S. Federal Income Tax Treatment of the LP Merger

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Enable, with Enable surviving the merger as a subsidiary of Energy Transfer, and all Enable common units (other than Enable common units owned by Energy Transfer and its subsidiaries) will be converted into the right to receive Energy Transfer common units. For U.S. federal income tax purposes, each holder of Enable common units (other than Energy Transfer and its subsidiaries) will be deemed to contribute its Enable common units to Energy Transfer in exchange for Energy Transfer common units and the deemed assumption by Energy Transfer of such holder’s share of Enable’s liabilities. Following the LP Merger, a holder of Enable common units will be treated as a partner in Energy Transfer upon receipt of Energy Transfer common units regardless of the U.S. federal income tax classification of Enable. Please read “Material U.S. Federal Income Tax Consequences of Energy Transfer Unit Ownership.”

The remainder of this discussion, except as otherwise noted, assumes that the LP Merger will be treated for U.S. federal income tax purposes in the manner described above.

For the purposes of this discussion, and based upon the representations, warranties and covenants made by Enable and certain of its affiliates, Vinson & Elkins is of the opinion that Enable will be treated as a partnership for U.S. federal income tax purposes immediately preceding the LP Merger. The representations, warranties and covenants made by Enable and certain of its affiliates upon which Vinson & Elkins has relied in rendering its opinion include, without limitation, that as of the effective time: (1) neither Enable nor any of its partnership or limited liability company subsidiaries, other than those identified as such to Vinson & Elkins, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes, (2) for each taxable year of its existence, more than 90% of Enable’s gross income has been and will be income of a type that Vinson & Elkins has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code, and (3) each commodity hedging transaction that Enable treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by Enable in activities that Vinson & Elkins has opined or will opine result in qualifying income.

In addition, for the purposes of this discussion, and based upon the representations, warranties and covenants made by Energy Transfer and certain of its affiliates, Latham is of the opinion that Energy Transfer will be treated as a partnership for U.S. federal income tax purposes immediately preceding the LP Merger. The representations, warranties and covenants made by Energy Transfer and certain of its affiliates upon which Latham has relied in rendering its opinion include, without limitation, that as of the effective time: (1) neither Energy Transfer nor any of its partnership or limited liability company subsidiaries, other than those identified as such to Latham, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes and (2) for each taxable year of its existence, more than 90% of Energy Transfer’s gross income has been and will be income of a type that Latham has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Tax Consequences of the LP Merger to Holders of Enable Common Units

As described above, each holder of Enable common units (other than Energy Transfer and its affiliates) will be deemed to contribute its Enable common units to Energy Transfer in exchange for Energy Transfer common units and the deemed assumption by Energy Transfer of such holder’s share of Enable’s liabilities. In general, the contribution of property by a partner to a partnership in exchange for interests in such partnership will not result in the recognition of gain or loss by such partner.

However, a holder of Enable common units may recognize gain resulting from a net reduction in the amount of nonrecourse liabilities allocated to such holder’s Enable common units, as described more fully herein. As a partner in Enable, a holder of Enable common units must include the nonrecourse liabilities of Enable allocable to its Enable common units in the tax basis of its Enable common units. As a partner in Energy Transfer after the LP Merger, a holder of Energy Transfer common units (1) must now include the nonrecourse liabilities of Energy Transfer allocable to the Energy Transfer common units received in the LP Merger in the tax basis of such units received, and (2) will no longer include the nonrecourse liabilities of Enable allocable to its Enable common units in the tax basis of the Energy Transfer common units received in the LP Merger. The nonrecourse liabilities of Energy Transfer will include Energy Transfer’s allocable share of the nonrecourse liabilities of Enable outstanding after the LP Merger. Any reduction in the net amount of nonrecourse liabilities allocated to a holder of Energy Transfer common units as a result of the LP Merger will be treated as a deemed cash distribution to such holder and such holder will recognize taxable gain in an amount equal to the excess, if any, of the amount of any such deemed distribution of cash over such holder’s remaining adjusted tax basis in its Energy Transfer common units. The amount and effect of any gain that may be recognized by an affected holder of Energy Transfer common units will depend on the affected holder’s particular situation, including the ability of the affected holder to utilize any suspended passive losses. Further, the amount of nonrecourse liabilities attributable to Enable common units or Energy Transfer common units is determined under complex regulations under Section 752 of the Code. Each holder of Enable common units should consult with and rely solely upon its own tax advisor in analyzing whether the LP Merger causes such holder to recognize deemed distributions in excess of the tax basis of Enable common units surrendered in the LP Merger.

A holder of Enable common units may also recognize gain or loss pursuant to the LP Merger in certain other situations. If the LP Merger were to be recharacterized by the IRS, and a court were to sustain such recharacterization, a holder of Enable common units could recognize gain or loss in a “disguised sale” under Section 707 of the Code if the holder were to have contributed cash or other property to Enable after the signing date of the merger agreement and prior to the effective time. Further, while under current law we generally do not expect holders of Enable common units to be subject to withholding as a result of the transactions contemplated by the merger agreement, a holder of Enable common units whose Energy Transfer common units are deemed to be sold to fulfill withholding obligations should recognize gain equal to the excess of the fair market value of the Energy Transfer common units which are deemed to be sold over the holder’s adjusted tax basis in such Energy Transfer common units or loss equal to the excess of the holder’s adjusted tax basis in such Energy Transfer common units over the fair market value of such common units. In addition, a non-U.S. person that beneficially owns or has beneficially owned at any time in the five-year period ending on the closing date of the Merger more than five percent of the total Enable common units will recognize gain or loss pursuant to the LP Merger. The amount and effect of any gain or loss that may be recognized by a holder of Enable common units will depend on such holder’s particular situation, including the ability of such holder to utilize any suspended passive losses.

Tax Basis and Holding Period of Enable Common Units

Immediately prior to the LP Merger, an Enable common unitholder’s tax basis in his or her Enable common units should equal the amount such holder paid for such Enable common units, (a) decreased, but not below zero, by distributions received by such holder from Enable and the aggregate amount of deductions, losses and nondeductible expenses (that are not required to be capitalized), that have been allocated by Enable to such holder, and (b) increased by such holder’s share of Enable’s nonrecourse liabilities and the aggregate amount of income and gain allocated by Enable to such holder.

A holder of Enable common units will have an initial aggregate tax basis in the Energy Transfer common units such holder will receive in the LP Merger equal to such holder’s adjusted tax basis in the Enable common units treated as exchanged therefor, (i) decreased by any basis attributable to such holder’s share of Enable’s nonrecourse liabilities, and (ii) increased by such holder’s share of Energy Transfer’s nonrecourse liabilities (including Energy Transfer’s allocable share of the nonrecourse liabilities of Enable) outstanding immediately after the LP Merger. If the LP Merger were to be recharacterized, certain other adjustments to the tax basis of a holder’s Enable common units may occur.

As a result of the LP Merger, a holder of Enable common units will have a holding period in the Energy Transfer common units received in the LP Merger that will be determined by reference to its holding period in the Enable common units exchanged therefor.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ENERGY TRANSFER UNIT OWNERSHIP

This section is a summary of the material U.S. federal income tax consequences that may be relevant to individual citizens or residents of the United States owning Energy Transfer common units received in the LP Merger (a “Common Unitholder”) or Energy Transfer Series G Preferred Units (a “Preferred Unitholder”) received in the Preferred Contributions and, unless otherwise noted in the following discussion, is the opinion of Latham, counsel to Energy Transfer’s general partner and Energy Transfer, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to Energy Transfer include its operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting Energy Transfer or its unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to Energy Transfer units being taken into account in an applicable financial statement and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, Energy Transfer encourages each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of Energy Transfer units and potential changes in applicable laws.

No ruling has been requested from the IRS regarding Energy Transfer’s characterization as a partnership for tax purposes. Instead, Energy Transfer will rely on opinions of Latham. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Energy Transfer units, including the prices at which Energy Transfer units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Energy Transfer’s unitholders and Energy Transfer’s general partner and thus will be borne indirectly by Energy Transfer unitholders and Energy Transfer’s general partner. Furthermore, the tax treatment of Energy Transfer, or of an investment in Energy Transfer, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham and are based on the accuracy of the representations made by Energy Transfer and Energy Transfer’s general partner.

Notwithstanding the above, and for the reasons described below, Latham has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether Preferred Unitholders will be treated as partners that receive guaranteed payments for the use of capital on the Energy Transfer Series G Preferred Units (please read “—Limited Partner Status”); (iii) whether all aspects of Energy Transfer’s monthly method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); (iv) whether Energy Transfer’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”); and (v) whether distributions with respect to the Energy Transfer Series G Preferred Units will be treated as unrelated business taxable income (please read “—Tax-Exempt Organizations and Other Investors”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and processing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and Energy Transfer’s allocable share of Energy Transfer’s subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Energy Transfer estimates that less than 3% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Energy Transfer and Energy Transfer’s general partner and a review of the applicable legal authorities, Latham is of the opinion that at least 90% of Energy Transfer’s current gross income constitutes qualifying income. The portion of Energy Transfer’s income that is qualifying income may change from time to time.

The IRS has made no determination as to Energy Transfer’s status or the status of Energy Transfer’s operating subsidiaries for federal income tax purposes. Instead, Energy Transfer will rely on the opinion of Latham on such matters. It is the opinion of Latham that, based upon the Code, the Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	Energy Transfer will be classified as a partnership for federal income tax purposes; and

•

each of Energy Transfer’s operating subsidiaries, except as otherwise identified to Latham, will be disregarded as an entity separate from Energy Transfer or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Latham has relied on factual representations made by Energy Transfer and Energy Transfer’s general partner. The representations made by Energy Transfer and Energy Transfer’s general partner upon which Latham has relied include:

•

neither Energy Transfer nor any of Energy Transfer’s partnership or limited liability company subsidiaries, other than those identified as such to Latham, have elected or will elect to be treated as a corporation for federal income tax purposes;

•

for each taxable year, more than 90% of Energy Transfer’s gross income has been and will be income of the type that Latham has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•

each commodity hedging transaction that Energy Transfer treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by Energy Transfer in activities that Latham has opined or will opine result in qualifying income.

Energy Transfer believes that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If Energy Transfer fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require Energy Transfer to make adjustments with respect to Energy Transfer’s unitholders or pay other amounts), Energy Transfer will be treated as if Energy Transfer had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which Energy Transfer fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in Energy Transfer. This deemed contribution and liquidation should be tax-free to unitholders and Energy Transfer so long as Energy Transfer, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Energy Transfer would be treated as a corporation for federal income tax purposes.

If Energy Transfer were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, Energy Transfer’s items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and Energy Transfer’s net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of Energy Transfer’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham’s opinion that Energy Transfer will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Common Unitholders will be treated as partners of Energy Transfer for federal income tax purposes. Also, Common Unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Energy Transfer for federal income tax purposes.

The tax treatment of Preferred Unitholders is uncertain. As such, Latham is unable to opine as to the tax treatment of the Energy Transfer Series G Preferred Units. Although the IRS may disagree with this treatment, Energy Transfer will treat Preferred Unitholders as partners entitled to a guaranteed payment for the use of capital on their Energy Transfer Series G Preferred Units. If the Energy Transfer Series G Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the Energy Transfer Series G Preferred Units would constitute ordinary interest income to Preferred Unitholders. The remainder of this discussion assumes that the Energy Transfer Series G Preferred Units are partnership interests for federal income tax purposes.

A beneficial owner of Energy Transfer common units or Energy Transfer Series G Preferred Units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding Energy Transfer units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Energy Transfer for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” Energy Transfer will not pay any federal income tax. Instead, each Common Unitholder will be required to report on his income tax return his share of Energy Transfer’s income, gains, losses and deductions without regard to whether Energy Transfer makes cash distributions to him. Consequently, Energy Transfer may allocate income to a Common Unitholder even if he has not received a cash distribution. Each Common Unitholder will be required to include in income his allocable share of Energy Transfer’s income, gains, losses and deductions for Energy Transfer’s taxable year ending with or within his taxable year. Energy Transfer’s taxable year ends on December 31.

Except in the case of a liquidation by Energy Transfer, Preferred Unitholders are generally not anticipated to share in Energy Transfer’s items of income, gain, loss or deduction, nor will Energy Transfer allocate any share of its nonrecourse liabilities to such holders.

Treatment of Distributions

Distributions by Energy Transfer to a Common Unitholder generally will not be taxable to the Common Unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Energy Transfer’s cash distributions in excess of a Common Unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Units.” Any reduction in a Common Unitholder’s share of Energy Transfer’s liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by Energy Transfer of cash to that Common Unitholder. To the extent Energy Transfer’s distributions cause a Common Unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a Common Unitholder’s percentage interest in Energy Transfer because of Energy Transfer’s issuance of additional common units will decrease his share of Energy Transfer’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a Common

Unitholder, regardless of his tax basis in his common units, if the distribution reduces the Common Unitholder’s share of Energy Transfer’s “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, a Common Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with Energy Transfer in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in a Common Unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the Common Unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Energy Transfer will treat distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the Preferred Unitholders as ordinary income and will be deductible by Energy Transfer. Although a Preferred Unitholder will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), Energy Transfer anticipates accruing and making the guaranteed payment distributions semi-annually.

If the distributions on the Energy Transfer Series G Preferred Units are not respected as guaranteed payments for the use of capital, Preferred Unitholders may be treated as receiving an allocable share of gross income from Energy Transfer equal to their cash distributions, to the extent Energy Transfer has sufficient gross income to make such allocations of gross income. In the event there is not sufficient gross income to match such distributions, the distributions on the Energy Transfer Series G Preferred Units would reduce the capital accounts of the Energy Transfer Series G Preferred Units, requiring a subsequent allocation of income or gain to provide the Energy Transfer Series G Preferred Units with their liquidation preference, if possible.

Basis of Units

Please read “Material U.S. Federal Income Tax Consequences of the LP Merger—Tax Consequences of the LP Merger to Holders of Enable Common Units—Tax Basis and Holding Period of Enable Common Units” for a discussion of how to determine the initial tax basis of Energy Transfer common units received in the LP Merger. The initial tax basis of Energy Transfer Series G Preferred Units received in the Preferred Contributions will generally be equal to the tax basis in the Enable Series A Preferred Units exchanged therefor.

The tax basis of Energy Transfer common units will be increased by a unitholder’s share of Energy Transfer’s income, by any increases in his share of Energy Transfer’s nonrecourse liabilities and, on the disposition of an Energy Transfer common unit, by his share of certain items related to business interest not yet deductible by him due to applicable limitations. Please read “—Limitations on Interest Deductions.” That basis will be decreased, but not below zero, by distributions from Energy Transfer, by the Common Unitholder’s share of Energy Transfer’s losses, by any decreases in his share of Energy Transfer’s nonrecourse liabilities, by his share of Energy Transfer’s excess business interest (generally, the excess of Energy Transfer’s business interest over the amount that is deductible) and by his share of Energy Transfer’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Common Unitholder will have no share of Energy Transfer’s debt that is recourse to Energy Transfer’s general partner to the extent of the general partner’s “net value” as defined in the Treasury Regulations promulgated under Section 752 of the Code, but will have a share, generally based on his share of profits, of Energy Transfer’s nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss on Sale.”

The basis of Energy Transfer Series G Preferred Units will, generally, not be affected by distributions made with respect to such Energy Transfer Series G Preferred Units if the distributions on the Energy Transfer Series G Preferred Units are respected as guaranteed payments for the use of capital.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of Energy Transfer’s losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to Energy Transfer’s activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of Energy Transfer’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in Energy Transfer, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Energy Transfer’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses Energy Transfer generates will only be available to offset its passive income generated in the future and will not be available to offset income from other passive activities or investments, including Energy Transfer’s investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income Energy Transfer generates may be deducted in full when he disposes of his entire investment in Energy Transfer in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation. A unitholder’s share of Energy Transfer’s net income may be offset by any of Energy Transfer’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain of Energy Transfer’s unitholders for taxable years beginning after December 31, 2017, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $259,000, or $518,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of Energy Transfer’s items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholders’ ability to utilize any losses Energy Transfer generates that are allocable to such unitholder and that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

While the loss limitations discussed above are applicable to Common Unitholders and Preferred Unitholders, it is not anticipated that a Preferred Unitholder would be allocated loss. Preferred Unitholders will only be allocated loss once the capital accounts of the Energy Transfer common unitholders have been reduced to zero.

Limitations on Interest Deductions

Energy Transfer’s ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should Energy Transfer’s ability to deduct business interest be limited, the amount of taxable income allocated to Energy Transfer’s unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to utilize a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in Energy Transfer’s units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Energy Transfer’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of Energy Transfer’s portfolio income will be treated as investment income.

Entity-Level Collections

If Energy Transfer were required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or Energy Transfer’s general partner or any former unitholder, Energy Transfer is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Energy Transfer is authorized to treat the payment as a distribution to all current unitholders. Energy Transfer is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by Energy Transfer as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions with respect to Energy Transfer’s other classes of Units, if Energy Transfer has a net profit, its items of income, gain, loss and deduction will be allocated among Energy

Transfer’s general partner and the common unitholders in accordance with their percentage interests in Energy Transfer. If Energy Transfer has a net loss, that loss will be allocated to all common unitholders in accordance with their percentage interests in Energy Transfer to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations, and to Energy Transfer’s general partner in accordance with its percentage interest in Energy Transfer.

If the capital accounts of the common units have been reduced to zero, losses will be allocated to Energy Transfer’s preferred units until the capital accounts of the preferred units are reduced to zero. If the Energy Transfer preferred units are allocated losses in any taxable period, net income or, to the extent necessary, gross income from a subsequent taxable period, if any, would be allocated to Energy Transfer’s preferred units in a manner designed to provide their liquidation preferences.

Specified items of Energy Transfer’s income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to Energy Transfer that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from Energy Transfer in an offering will be essentially the same as if the tax bases of Energy Transfer’s assets were equal to their fair market values at the time of such offering. Following the LP Merger, in the event Energy Transfer divests itself of any Enable units or Enable divests itself of certain assets held at the time of the Merger (including through distributions of such assets), all or a portion of any gain recognized as a result of a divestiture of such units or other assets may be required to be allocated to former Enable unitholders. In addition, a former Enable unitholder may also be required to recognize its share of Enable’s remaining “built-in gain” upon certain distributions by Energy Transfer to that unitholder of other Energy Transfer property (other than money) within seven years following the Merger. No special distributions will be made to the former Enable unitholders with respect to any tax liability for such transactions. Finally, although Energy Transfer does not expect that its operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of Energy Transfer’s income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of Energy Transfer’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in Energy Transfer, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to Energy Transfer;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under Energy Transfer’s partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Energy Transfer’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss on Sale.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (“NIIT”) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of Energy Transfer’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in Energy Transfer’s units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction equal to 20% of its “qualified business income” attributable to Energy Transfer, subject to certain limitations. For purposes of this deduction, a unitholder’s “qualified business income” attributable to Energy Transfer is equal to the sum of:

•

the net amount of such unitholder’s allocable share of certain of Energy Transfer’s items of income, gain, deduction and loss (generally excluding certain items related to Energy Transfer’s investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%); and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Section 751 assets, including depreciation recapture and “inventory items” Energy Transfer owns.

As described above, Energy Transfer will treat distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital, and under the applicable Treasury Regulations, a guaranteed payment for the use of capital will not be taken into account for purposes of computing qualified business income. As a result, distributions received by Preferred Unitholders will not be eligible for the 20% deduction for qualified business income.

Prospective unitholders should consult their tax advisors regarding the application and availability of the deduction for qualified business income.

Section 754 Election

Energy Transfer has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits Energy Transfer to adjust a common unit purchaser’s tax basis in Energy Transfer’s assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from Energy Transfer. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in Energy Transfer’s assets with respect to a unitholder will be considered to have two components: (i) his share of Energy Transfer’s tax basis in Energy Transfer’s assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Energy Transfer has adopted the remedial allocation method as to all its properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under Energy Transfer’s partnership agreement, Energy Transfer’s general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

Energy Transfer depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Energy Transfer’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Energy Transfer will apply the rules described in the Treasury Regulations and legislative history. If Energy Transfer determines that this position cannot reasonably be taken, Energy Transfer may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Energy Transfer’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of Energy Transfer’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position Energy Transfer takes that understates deductions will overstate such unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss on Sale.” Latham is unable to opine as to whether Energy Transfer’s method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if Energy Transfer uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge Energy Transfer’s position with respect to depreciating or amortizing the Section 743(b) adjustment Energy Transfer takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because Energy Transfer may not be able to determine whether transfers of its units satisfy all of the eligibility requirements and due to other limitations regarding administrability, Energy Transfer may elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of Energy Transfer’s assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of Energy Transfer’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Energy Transfer if Energy Transfer has a substantial built-in loss immediately after the transfer. Generally, a built-in loss is substantial if (i) it exceeds $250,000 or (ii) the transferee would be allocated a net loss in excess of $250,000 on a hypothetical sale of Energy Transfer’s assets for their fair market value immediately after a transfer of the interest at issue. In addition, a basis adjustment is required regardless of whether a Section 754 election is made if Energy Transfer distributes property and has a substantial basis reduction. A substantial basis reduction exists if, on a liquidating distribution of property to a unitholder, there would be a negative basis adjustment to Energy Transfer’s assets in excess of $250,000 if a Section 754 election were in place.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Energy Transfer’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Energy Transfer’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Energy Transfer to Energy Transfer’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than Energy Transfer’s tangible assets. Energy Transfer cannot assure you that the determinations Energy Transfer makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Energy Transfer’s opinion, the expense of compliance exceed the benefit of the election, Energy Transfer may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Energy Transfer uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each Common Unitholder will be required to include in income his share of Energy Transfer’s income, gain, loss and deduction for Energy Transfer’s taxable year ending within or with his taxable year. Each holder of Energy Transfer Series G Preferred Units will be required to include in its tax return its income from our guaranteed payments for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of Energy Transfer’s taxable year but before the close of his taxable year must include his share of Energy Transfer’s income, gain, loss, deduction and guaranteed payments in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of Energy Transfer’s income, gain, loss, deduction and guaranteed payments. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of Energy Transfer’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Energy Transfer’s assets and their tax basis immediately prior to an offering will be borne by Energy Transfer’s unitholders holding interests in Energy Transfer prior to any such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Energy Transfer may use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Common Units.” Property Energy Transfer subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If Energy Transfer disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Energy Transfer owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Energy Transfer. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss on Sale.”

The costs Energy Transfer incurs in selling Energy Transfer’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon Energy Transfer’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by Energy Transfer, and as syndication expenses, which may not be amortized by Energy Transfer. The underwriting discounts and commissions Energy Transfer incurs will be treated as syndication expenses.

Valuation and Tax Basis of Energy Transfer’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on Energy Transfer’s estimates of the relative fair market values, and the initial tax bases, of Energy Transfer’s assets. Although Energy Transfer may from time to time consult with professional appraisers regarding valuation matters, Energy Transfer will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss on Sale

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of Energy Transfer’s nonrecourse liabilities. Preferred Unitholders are not expected to have a share of Energy Transfer’s nonrecourse liabilities, but

Common Unitholders are. If the amount realized includes a unitholder’s share of Energy Transfer’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions on Energy Transfer common units that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted in the following paragraph, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

A portion of the gain or loss with respect to Energy Transfer common units, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” Energy Transfer owns. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a Common Unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a Common Unitholder on disposition of Energy Transfer common units may be reduced by such unitholder’s deduction for qualified business income.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Recognition of Gain or Loss on Redemption of New Preferred Units

The receipt by a holder of amounts in redemption of his Energy Transfer Series G Preferred Units generally will result in the recognition of taxable gain to the holder for U.S. federal income tax purposes only if and to the extent the amount of redemption proceeds received exceeds his tax basis in all the units held by him immediately before the redemption. Any such redemption of Energy Transfer Series G Preferred Units would result in the recognition of taxable loss to the holder for federal income tax purposes only if the holder does not hold any other units immediately after the redemption and the holder’s tax basis in the redeemed Energy Transfer Series G Preferred Units exceeds the amounts received by the holder in redemption thereof. Any taxable gain or loss recognized under the foregoing rules would be treated in the same manner as taxable gain or loss recognized on a sale of Energy Transfer Series G Preferred Units as described above in “Disposition of Units—Recognition of Gain or Loss on Sale.”

Allocations Between Transferors and Transferees

In general, Energy Transfer’s taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among Common Unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which Energy Transfer refers to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of Energy Transfer’s assets other than in the ordinary course of business will be allocated among Common Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Common Unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to Energy Transfer’s, but they do not specifically authorize all aspects of the proration method Energy Transfer has adopted. Accordingly, Latham is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, Energy Transfer’s taxable income or losses might be reallocated among the unitholders. Energy Transfer is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A Common Unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of Energy Transfer’s income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Holders of Energy Transfer Series G Preferred Units owning Energy Transfer Series G Preferred Units as of the applicable record date with respect to an applicable payment date will be entitled to receive the cash distribution with respect to their Energy Transfer Series G Preferred Units on the applicable payment date. Purchasers of Energy Transfer Series G Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution on their Energy Transfer Series G Preferred Units until the next applicable record date.

Notification Requirements

A unitholder who sells any of his units is generally required to notify Energy Transfer in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify Energy Transfer in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, Energy Transfer is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Energy Transfer of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because Energy Transfer cannot match transferors and transferees of common units, Energy Transfer must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, Energy Transfer may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” Energy Transfer depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Energy Transfer’s assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Energy Transfer will apply the rules described in the Treasury Regulations and legislative history. If Energy Transfer determines that this position cannot reasonably be taken, Energy Transfer may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Energy Transfer’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Energy Transfer determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Energy Transfer chooses not to utilize this aggregate method, Energy Transfer may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss on Sale.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in Energy Transfer’s units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income.

Virtually all of Energy Transfer’s income allocated to a Common Unitholder that is a tax-exempt organization will be unrelated business taxable income (“UBTI”) and will be taxable to it. Further, a tax-exempt organization with more than one unrelated trade or business (including by attribution from investments in a partnership, such as Energy Transfer, that is engaged in one or more unrelated trades or businesses) must compute its UBTI separately for each such trade or business, including for purposes for determining any net operating loss deductions. As a result, it may not be possible for tax-exempt organizations to use losses from an investment in Energy Transfer to offset taxable income from another unrelated trade or business.

Energy Transfer will treat distributions on the Energy Transfer Series G Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain. Such payments may be treated as UBTI for federal income tax purposes, and Latham is unable to opine with respect to whether such payments constitute UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning Energy Transfer Series G Preferred Units.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of Energy Transfer’s income, gain, loss or deduction and guaranteed payments and pay U.S. federal income tax at regular rates on their share of Energy Transfer’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, Energy Transfer’s distributions to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Energy Transfer’s transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require Energy Transfer to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of Energy Transfer’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain on the sale or disposition of an Energy Transfer unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of Energy Transfer’s assets at fair market value on the date of the sale or exchange of that unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests, as set forth in the following paragraph.

Under the Foreign Investment in Real Property Tax Act, a foreign unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country) generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) he owned (directly or constructively applying certain attribution rules)

more than 5% of the applicable class of Energy Transfer unit at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of Energy Transfer’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of Energy Transfer’s assets consist of U.S. real property interests and Energy Transfer does not expect that to change in the foreseeable future.

Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Upon the sale, exchange or other disposition of an Energy Transfer unit by a foreign unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. The U.S. Department of the Treasury and the IRS have recently issued final regulations providing guidance on the application of these rules for transfers of certain publicly traded partnership interests, including transfers of Energy Transfer’s units. Under these regulations, the “amount realized” on a transfer of Energy Transfer’s units will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and such broker will generally be responsible for the relevant withholding obligations. Distributions made to Energy Transfer’s unitholders may also be subject to withholding under these rules to the extent a portion of a distribution is attributable to an amount in excess of our cumulative net income that has not previously been distributed. The U.S. Department of the Treasury and the IRS have provided that these rules will generally not apply to transfers of, or distributions on, Energy Transfer units occurring before January 1, 2022. Prospective foreign unitholders should consult their tax advisors regarding the impact of these rules on an investment in Energy Transfer’s units.

Additional withholding requirements may also affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

Energy Transfer intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of Energy Transfer’s income, gain, loss and deduction for Energy Transfer’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Energy Transfer will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. Energy Transfer cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither Energy Transfer nor Latham can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit Energy Transfer’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to Energy Transfer’s returns as well as those related to Energy Transfer’s returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning on or before December 31, 2017, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Energy Transfer’s partnership agreement names its general partner as Energy Transfer’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on Energy Transfer’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Energy Transfer’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in Energy Transfer to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Energy Transfer’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to Energy Transfer’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Energy Transfer. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which Energy Transfer is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, Energy Transfer expects to elect to have Energy Transfer’s general partner and its unitholders take any such audit adjustment into account in accordance with their interests in Energy Transfer during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If Energy Transfer is unable to have its general partner and its unitholders take such audit adjustment into account in accordance with their interests in Energy Transfer during the tax year under audit, Energy Transfer’s current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own Energy Transfer’s units during the tax year under audit. If, as a result of any such audit adjustment, Energy Transfer is required to make payments of taxes, penalties and interest, Energy Transfer’s cash available for distribution to Energy Transfer’s unitholders might be substantially reduced.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that Energy Transfer designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, Energy Transfer will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on Energy Transfer’s behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If Energy Transfer does not make such a designation, the IRS can select any person as the Partnership Representative. Energy Transfer currently anticipates that Energy Transfer will designate its general partner as its Partnership Representative. Further, any actions taken by Energy Transfer or by the Partnership Representative on Energy Transfer’s behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on Energy Transfer and all of Energy Transfer’s unitholders.

Additional Withholding Requirements

Subject to the proposed Treasury Regulations discussed below, withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and, while these rules generally would have applied to payments of relevant Gross Proceeds made on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Unitholders generally may rely on these proposed Treasury Regulations until the final Treasury Regulations are issued. Thus, to the extent Energy Transfer has FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their common units through such foreign entities, may be subject to withholding on distributions they receive from Energy Transfer, or their distributive share of Energy Transfer’s income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in Energy Transfer’s units.

Nominee Reporting

Persons who hold an interest in Energy Transfer as a nominee for another person are required to furnish to Energy Transfer:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $280 per failure, up to a maximum of $3,426,000 per calendar year, is imposed by the Code for failure to report that information to Energy Transfer. The nominee is required to supply the beneficial owner of the units with the information furnished to Energy Transfer.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return: (A) for which there is, or was, “substantial authority”; or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Energy Transfer must adequately disclose the relevant facts on Energy Transfer’s return. In addition, Energy Transfer will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including Energy Transfer, or an investment in Energy Transfer’s units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships.

Modifications to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for Energy Transfer to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” Energy Transfer is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect Energy Transfer, and any such changes could negatively impact the value of an investment in Energy Transfer’s units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Energy Transfer does business or owns property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Energy Transfer. Energy Transfer currently owns property or does business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. Energy Transfer may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which Energy Transfer does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Energy Transfer, or Energy Transfer may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Energy Transfer. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and Energy Transfer’s estimate of its future operations, Energy Transfer’s general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in Energy Transfer. Accordingly, each unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in Energy Transfer.

DESCRIPTION OF ENERGY TRANSFER COMMON UNITS

Energy Transfer common units represent limited partner interests in Energy Transfer. Energy Transfer common units entitle the holders to participate in Energy Transfer partnership distributions and to exercise the rights and privileges available to Energy Transfer limited partners under Energy Transfer’s partnership agreement.

Number of Common Units

As of March 10, 2021, Energy Transfer had 2,703,486,483 Energy Transfer common units outstanding, 2,316,852,204 of which are held by the public and 386,634,279 of which are held by affiliates of Energy Transfer.

Where Energy Transfer Common Units Are Traded

Energy Transfer’s outstanding common units are listed on the NYSE under the symbol “ET.” The Energy Transfer common units received by Enable common unitholders in connection with the LP Merger as part of the merger consideration will also be listed on the NYSE.

Quarterly Distributions

Energy Transfer’s partnership agreement requires that Energy Transfer distribute 100% of its “Available Cash” (as defined in the partnership agreement) to its partners within 50 days following the end of each quarter. Available Cash consists generally of all of Energy Transfer’s cash on hand less the amount of cash reserves that are necessary or appropriate, as determined in good faith by Energy Transfer’s general partner, to satisfy general, administrative and other expenses and debt service requirements, comply with applicable law or any debt agreement, provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters and otherwise provide for the proper conduct of business, plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter. Please see “Comparison of Rights of Energy Transfer Common Unitholders and Enable Common Unitholders—Distributions; Dividends” for a further discussion of Energy Transfer’s quarterly distributions.

Issuance of Additional Partnership Securities; Preemptive Rights

Energy Transfer’s partnership agreement authorizes Energy Transfer to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as its general partner determines, all without the approval of any limited partners.

It is possible that Energy Transfer will fund acquisitions through the issuance of additional Energy Transfer common units or other equity securities. Holders of any additional common units Energy Transfer issues will be entitled to share equally with the then-existing holders of common units in Energy Transfer’s distributions of Available Cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of Energy Transfer common units in Energy Transfer’s net assets and (ii) the voting rights of the then-existing holders of Energy Transfer common units under Energy Transfer’s partnership agreement.

In accordance with Delaware law and the provisions of its partnership agreement, Energy Transfer may also issue additional partnership securities that have special voting rights to which the Energy Transfer common units are not entitled.

In connection with the Pre-Closing Transactions and prior to the effective time, Energy Transfer will issue 950,000 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 550,000 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 18,000,000 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 17,800,000 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 32,000,000 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 500,000 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units and 1,100,000 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units.

The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, Energy Transfer issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of Energy Transfer common units do not have preemptive rights to acquire additional common units or other partnership securities.

As of March 10, 2021, Energy Transfer had 669,131,664 Class A Units representing limited partner interests outstanding (the “Class A Units”). The Class A Units vote together with the Energy Transfer common units, as a single class, on any matter for which the holders of Energy Transfer common units are entitled to vote, except as required by law. Additionally, for so long as Kelcy Warren is an officer or a director of ET GP, upon the issuance by Energy Transfer of additional Energy Transfer common units or any securities that have voting rights that are pari passu with Energy Transfer common units, Energy Transfer will issue to the holder of Class A Units a number of additional Class A Units such that the holder maintains a voting interest in Energy Transfer that is identical to its voting interest in Energy Transfer prior to such issuance. In connection with the closing of the Merger, Energy Transfer expects to issue approximately                  Class A Units to the holder thereof based on the number of Energy Transfer common units expected to be issued in connection with the Merger. The Class A Units are not entitled to distributions and otherwise have no economic attributes, except that the Class A Units in the aggregate will be entitled to an aggregate $100 distribution prior and in preference to any distribution of assets to the holders of any other classes or series of our securities upon Energy Transfer’s liquidation, dissolution or winding up. The Class A Units are not convertible into, or exchangeable for, Energy Transfer common units. In addition to the other voting rights of the Class A Units, without the approval of 66 2⁄3% of the Class A Units, Energy Transfer may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A Units or amend the terms of the Class A Units. Without the prior approval of a conflicts committee of the board of directors of ET’s general partner, the Class A Units may not be transferred to any person or entity, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives.

Voting Rights

Unlike the holders of common stock in a corporation, Energy Transfer’s limited partners have only limited voting rights on matters affecting Energy Transfer’s business. Energy Transfer’s limited partners have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis. ET’s general partner may not be removed except by the vote of the holders of at least 66 2⁄3% of the outstanding units, including units owned by the general partner and its affiliates. Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. For additional information, please read “Comparison of Rights of Energy Transfer Common Unitholders and Enable Common Unitholders—Voting; Meetings.”

Limited Call Right

If at any time ET GP and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, ET GP will then have the right, which right it may assign and transfer in whole or in part to Energy Transfer or any affiliate of ET GP, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than ET GP and its affiliates. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price.

Transfer Agent and Registrar

Energy Transfer’s transfer agent and registrar for the Energy Transfer common units is American Stock Transfer & Trust Company.

Transfer of Energy Transfer Common Units

Any transfers of an Energy Transfer common unit will not be recorded by the transfer agent or recognized by Energy Transfer unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of Energy Transfer common units:

•	becomes the record holder of the Energy Transfer common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into the partnership agreement;

•	grants the powers of attorney set forth in the partnership agreement; and

•	gives the consents and approvals and makes the waivers contained in the partnership agreement.

An assignee will become a substituted limited partner for the transferred Energy Transfer common units upon the consent of ET GP and the recording of the name of the assignee on Energy Transfer’s books and records. ET GP may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. Energy Transfer is entitled to treat the nominee holder of an Energy Transfer common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Energy Transfer common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon admission as a substituted limited partner for the transferred Energy Transfer common units, a purchaser or transferee of Energy Transfer common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the Energy Transfer common units to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner for the transferred Energy Transfer common units.

Thus, a purchaser or transferee of Energy Transfer common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the Energy Transfer common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of Energy Transfer common units.

The transferor of Energy Transfer common units has a duty to provide the transferee with all information that may be necessary to transfer the Energy Transfer common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Non-Citizen Assignee; Redemption

Following notice provided by Energy Transfer, if a transferee of a limited partner interests fails to furnish a properly completed tax certificate or if the general partner determines that such transferee is not an eligible holder, Energy Transfer may redeem the units held by the transferee limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from Energy Transfer, including liquidating distributions. A non-citizen assignee may, by written instruction, direct the general partner to vote such non-citizen assignee’s units. If no such written direction is received, such units held by the non-citizen assignee will not be voted.

Capital Contributions

Except as described below under “—Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional capital contributions to Energy Transfer.

Limited Liability

Assuming that a limited partner does not participate in the control of Energy Transfer’s business within the meaning of the Delaware LP Act, and that it otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to Energy Transfer for its common units plus such limited partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it as described below. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group to remove or replace the general partner, to approve certain amendments to the partnership agreement or to take any other action under the partnership agreement constituted “participation in the control” of Energy Transfer’s business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for Energy Transfer’s obligations under the laws of Delaware, to the same extent as the general partner.

This liability would extend to persons who transact business with Energy Transfer who reasonably believe that a limited partner is a general partner based on such limited partner’s conduct. Neither the partnership agreement nor the Delaware LP Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, Energy Transfer does not know of any precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act will be liable to the limited partnership for the amount of the distribution; provided, however, that such limited partner will have no liability for the amount of the distribution after the expiration of three years from the date of the distribution. Under the Delaware LP Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Energy Transfer’s subsidiaries conduct business in multiple states. Maintenance of Energy Transfer’s limited liability as a limited partner or member of its subsidiaries formed as limited partnerships or limited liability companies, respectively, may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying those subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company, respectively, have not been clearly established in many jurisdictions. If it were determined that Energy Transfer were, by virtue of its limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by Energy Transfer’s limited partners as a group to remove or replace the general partner, to approve certain amendments to the partnership agreement or to take other action under the partnership agreement constituted “participation in the control” of Energy Transfer’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Energy Transfer’s obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. Energy Transfer will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Change of Management Provisions

Energy Transfer’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. If at any time any person or group (other than the general partner or its affiliates) beneficially owns 20% or more of any outstanding partnership securities of any class then outstanding, all partnership securities owned by such person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the partnership agreement. The foregoing limitation does not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from the general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) provided that the general partner has notified such person or group in writing that such limitation will not apply, or (iii) to any person or group who acquired 20% or more of any partnership securities issued by Energy Transfer with the prior approval of the board of directors of the general partner.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.

Absent direction of this kind, the units will not be voted, except that, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.

Special meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in Energy Transfer, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Securities; Preemptive Rights” above. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “—Change of Management Provisions” above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the partnership agreement will be delivered to the record holder by Energy Transfer or by the transfer agent.

Holders of Energy Transfer common units have very limited voting rights and may vote on the following matters:

•	a sale or exchange of all or substantially all of Energy Transfer’s assets;

•	the election of a successor general partner in connection with the withdrawal or removal of the general partner;

•	dissolution or reconstitution of the partnership;

•	a merger of the partnership;

•	issuance of limited partner interests in some circumstances; and

•	some amendments to the partnership agreement, including any amendment that would cause Energy Transfer to be treated as an association taxable as a corporation.

Removal of the general partner requires:

•	a 66 2⁄3% vote of all outstanding units; and

•	the election of a successor general partner by the holders of a majority of the outstanding Energy Transfer common units (a “unit majority”).

Books and Reports

The general partner is required to keep appropriate books and records with respect to Energy Transfer’s business at its principal offices. Energy Transfer’s books are maintained, for both federal income tax and financial reporting purposes, on an accrual basis. For both federal income tax and financial reporting purposes, the fiscal year end is December 31.

Energy Transfer will furnish or make available to record holders of common units, no later than 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its independent registered public accounting firm. Except for the fourth quarter of each fiscal year, Energy Transfer will also furnish or make available unaudited financial statements no later than 90 days after the close of each quarter.

Energy Transfer will furnish each record holder with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect Books and Records

Except as described below, each limited partner has the right, for a purpose reasonably related to such limited partner’s interest as a limited partner in the partnership, upon reasonable written demand and at such limited partner’s own expense:

•	to obtain true and full information regarding the status of our business and financial condition;

•	promptly after becoming available, to obtain a copy of our federal, state and local income tax returns for each year;

•	to have furnished to it a current list of the name and last known business, residence or mailing address of each partner;

•

to have furnished to it a copy of the partnership agreement and the certificate of limited partnership and all amendments thereto, together with copies of all powers of attorney pursuant to which the partnership agreement, the certificate of limited partnership and all amendments thereto have been executed;

•

to obtain true and full information regarding the amount of cash and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner; and

•	to obtain such other information regarding Energy Transfer’s affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in Energy Transfer’s best interests, could damage Energy Transfer and its subsidiaries (excluding Energy Transfer Operating, L.P. and its subsidiaries) (the “partnership group”) or that we are required by law or by agreements with third parties to keep confidential.

DESCRIPTION OF ENERGY TRANSFER SERIES G PREFERRED UNITS

The following description of the Energy Transfer Series G Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions Energy Transfer’s partnership agreement, as amended, including by Amendment No. 8 thereto, which will be entered into in connection with the closing of the Merger, a form of which will be filed as an exhibit to the registration statement (of which this consent statement/prospectus forms a part).

Energy Transfer Series G Preferred Units represent limited partner interests in Energy Transfer. Energy Transfer Series G Preferred Units entitle the holders to participate in Energy Transfer partnership distributions and to exercise the rights and privileges available to Energy Transfer limited partners under Energy Transfer’s partnership agreement.

General

At the effective time of the Merger, there will be approximately                  Energy Transfer Series G Preferred Units issued and outstanding. Energy Transfer may, without notice to or consent of the holders of the then-outstanding Energy Transfer Series G Preferred Units, authorize and issue additional Energy Transfer Series G Preferred Units and junior securities and, subject to the limitations described under “—Voting Rights,” senior securities and parity securities.

The holders of Energy Transfer Series G Preferred Units are entitled to receive, to the extent permitted by law and as provided in Energy Transfer’s partnership agreement, such distributions as may from time to time be declared by ET GP. Upon any liquidation, dissolution or winding up of Energy Transfer’s affairs, whether voluntary or involuntary, the holders of Energy Transfer common units, Energy Transfer Series G Preferred Units and other partnership securities are entitled to receive distributions of Energy Transfer’s assets as provided in its partnership agreement, after it has satisfied or made provision for its outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests having preferential rights to receive distributions of its assets over each such class of limited partner interests.

When issued in the manner described in this consent statement/prospectus, the Energy Transfer Series G Preferred Units offered hereby will be fully paid and nonassessable (except as such nonassessability may be affected by Section 17-303(a), 17-607 and 17-804 of the Delaware LP Act). Subject to the matters described under “—Liquidation Rights,” each Energy Transfer Series G Preferred Unit will generally have a fixed liquidation preference of $1,000 per Energy Transfer Series G Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Energy Transfer Series G Preferred Units) plus an amount equal to accumulated and unpaid distributions thereon to, but excluding, the date fixed for payment, whether or not declared.

The Energy Transfer Series G Preferred Units will represent perpetual equity interests in Energy Transfer and will not give rise to a claim for payment of a principal amount at a particular date. As such, the Energy Transfer Series G Preferred Units will rank junior to all of Energy Transfer’s current and future indebtedness and other liabilities with respect to assets available to satisfy claims against Energy Transfer. The rights of the holders of Energy Transfer Series G Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of parity securities. Please see “—Ranking” below.

All of the Energy Transfer Series G Preferred Units offered hereby will be represented by one or more certificates issued to DTC (and its successors or assigns or any other securities depositary selected by Energy Transfer) (the “Series G Securities Depositary”) and registered in the name of its nominee, for credit to an account of a direct or indirect participant in the Series G Securities Depositary. So long as a Series G Securities Depositary has been appointed and is serving, no person acquiring Energy Transfer Series G Preferred Units will be entitled to receive a certificate representing such Energy Transfer Series G Preferred Units unless applicable law otherwise requires or the Series G Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Energy Transfer Series G Preferred Units will not be convertible into Energy Transfer common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Energy Transfer Series G Preferred Units will not be entitled or subject to mandatory redemption or to any sinking fund requirements. The Energy Transfer Series G Preferred Units will be subject to redemption, in whole or in part, at Energy Transfer’s option on the Series G First Call Date (as defined herein) or on any subsequent Series G Reset Date (each as defined herein) or upon occurrence of a Series G Rating Event (as defined herein). See “—Redemption.”

Energy Transfer has appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Series G Paying Agent”), and the registrar and transfer agent (the “Series G Registrar and Transfer Agent”), for Energy Transfer the Series G Preferred Units. The address of the Series G Paying Agent and the Series G Registrar and Transfer Agent is 6201 15th Avenue, Brooklyn, New York, 11219.

Ranking

The Energy Transfer Series G Preferred Units will, with respect to anticipated semi-annual distributions and distributions upon the liquidation, winding-up and dissolution of Energy Transfer’s affairs, rank:

•	senior to junior securities of Energy Transfer (including Energy Transfer common units);

•	on parity with Energy Transfer’s existing preferred securities;

•	junior to any senior securities of Energy Transfer; and

•	junior to all of Energy Transfer’s existing and future indebtedness and other liabilities of Energy Transfer with respect to assets available to satisfy claims against Energy Transfer.

Under Energy Transfer’s partnership agreement, Energy Transfer may issue junior securities from time to time in one or more series without the consent of the holders of the Energy Transfer Series G Preferred Units. ET GP has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET GP will also determine the number of units constituting each series of securities. Energy Transfer’s ability to issue additional securities that are on parity with the Energy Transfer Series G Preferred Units in certain circumstances or senior securities is limited as described under “—Voting Rights.”

Liquidation Rights

Any distributions made upon Energy Transfer’s liquidation will be made to its partners in accordance with their respective positive capital account balances. The holders of outstanding Energy Transfer Series G Preferred Units will first be specially allocated items of Energy Transfer’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution, or winding up of its affairs (whether voluntary or involuntary), such holders to have a positive capital balance equal to the liquidation preference of $1,000 per Energy Transfer Series G Preferred Unit. If the amount of Energy Transfer’s gross income and gain available to be specially allocated to the holders of outstanding Energy Transfer Series G Preferred Units is not sufficient to cause the capital account of holders of outstanding Energy Transfer Series G Preferred Units to equal the liquidation preference of an Energy Transfer Series G Preferred Unit, then the amount that a holder of an Energy Transfer Series G Preferred Units would receive upon liquidation may be less than the Energy Transfer Series G Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Energy Transfer Series G Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of the holders of Energy Transfer Series G Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of parity securities.

Voting Rights

Except as set forth in Energy Transfer’s partnership agreement (as described below) or as otherwise required by Delaware law, the Energy Transfer Series G Preferred Units will have no voting rights.

Unless Energy Transfer has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Energy Transfer Series G Preferred Units, voting as a separate class, it may not adopt any amendment to Energy Transfer’s partnership agreement that has a material adverse effect on the terms of the Energy Transfer Series G Preferred Units. For the avoidance of doubt, for purposes of this voting requirement, any amendment to Energy Transfer’s partnership agreement (i) relating to the issuance of additional limited partner interests (subject to the voting rights regarding the issuance of parity securities or senior securities discussed below) and (ii) in connection with a merger or another transaction in which Energy Transfer is the surviving entity and the Energy Transfer Series G Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Energy Transfer Series G Preferred Units, will be deemed to not materially adversely affect the terms of the Energy Transfer Series G Preferred Units.

In addition, unless Energy Transfer has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Energy Transfer Series G Preferred Units, voting as a class together with holders of each series of Energy Transfer’s existing preferred units or other parity securities upon which like voting rights have been conferred and are exercisable, Energy Transfer may not:

•

create or issue any parity securities (including any additional Energy Transfer Series G Preferred Units) if the cumulative distributions payable on then outstanding Energy Transfer Series G Preferred Units (or parity securities, if applicable) are in arrears; or

•	create or issue any senior equity securities.

On any matter on which the holders of the Energy Transfer Series G Preferred Units are entitled to vote, such holders will be entitled to one vote per Energy Transfer Series G Preferred Unit. Accordingly, after the issuance of                  Energy Transfer Series G Preferred Units in connection with the Preferred Contributions, the Energy Transfer Series G Preferred Units will represent approximately                % of the total voting power of parity securities for purposes of any vote in which Energy Transfer’s existing preferred units vote together with the Energy Transfer Series G Preferred Units. The Energy Transfer Series G Preferred Units held by Energy Transfer or any of its subsidiaries or controlled affiliates will not be entitled to vote.

Energy Transfer Series G Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Distributions

Holders of Energy Transfer Series G Preferred Units will be entitled to receive, when, as, and if declared by ET GP out of legally available funds for such purpose, semi-annual cash distributions. Unless otherwise determined by ET GP, distributions on the Energy Transfer Series G Preferred Units will be deemed to have been paid out of Energy Transfer’s available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.

Distribution Rate

Distributions on Energy Transfer Series G Preferred Units issued in connection with the Merger will be cumulative from                 , 2021 and will be payable semi-annually in arrears (as described under “—Series G Distribution Payment Dates”) commencing on                 , 2021, when, as, and if declared by ET GP out of legally available funds for such purpose.

The initial distribution rate for the Energy Transfer Series G Preferred Units issued in connection with the Merger from and including the date of original issue to, but excluding,                 , 2030 (the “Series G First Call Date”) will be 7.125% per annum of the $1,000 liquidation preference per unit (equal to $71.25 per unit per annum). On and after the Series G First Call Date, the distribution rate on the Energy Transfer Series G Preferred Units for each Series G Reset Period (as defined herein) will equal a percentage of the $1,000 liquidation preference equal to the Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

The distribution rate for each Series G Reset Period will be determined by the calculation agent (as described below), as of the applicable Series G Reset Distribution Determination Date (as defined herein), in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Series G Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series G Reset Date (as defined herein), as applicable, and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series G Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series G Reset Distribution Determination Date, as applicable, or if this sentence is applicable with respect to the first Series G Reset Distribution Determination Date, 7.125%.

“H.15(519)” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.

“Most recent H.15(519)” means the H.15(519) published closest in time but prior to the close of business on the second business day prior to the applicable Series G Reset Date.

“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.

“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two business days prior to the beginning of such Series G Reset Period.

“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date.

As noted above, the applicable distribution rate for each Series G Reset Period will be determined by the calculation agent, as of the applicable Series G Reset Distribution Determination Date. Promptly upon such determination, the calculation agent will notify Energy Transfer of the distribution rate for the Series G Reset Period. The calculation agent’s determination of any distribution rate, and its calculation of the amount of distributions for any distribution period beginning on or after the Series G First Call Date will be on file at Energy Transfer’s principal offices, will be made available to any holder of the Energy Transfer Series G Preferred Units upon request and will be final and binding in the absence of manifest error.

Energy Transfer will give notice of the relevant Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the holders of the Energy Transfer Series G Preferred Units.

Calculation Agent

Unless Energy Transfer has validly called all Energy Transfer Series G Preferred Units for redemption on the Series G First Call Date, it will appoint a calculation agent (other than Energy Transfer or its affiliates) for the Energy Transfer Series G Preferred Units prior to the Series G Reset Distribution Determination Date preceding the Series G First Call Date and will keep a record of such appointment at our principal offices, which will be available to any unitholder upon request.

Series G Distribution Payment Dates

The “Series G Distribution Payment Dates” for the Energy Transfer Series G Preferred Units will be the 15th day of May and November, commencing on                 , 2020. Distributions will accumulate in each such period from and including the preceding Series G Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Series G Distribution Payment Date for such period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Series G Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Series G Distribution Payment Date, Energy Transfer will pay semi-annual distributions, if any, on the Energy Transfer Series G Preferred Units that have been declared by ET GP to the holders of such Energy Transfer Series G Preferred Units as such holders’ names appear on the unit transfer books maintained by the Series G Registrar and Transfer Agent on the applicable record date. The record date for each distribution on the Energy Transfer Series G Preferred Units will be the first business day of the month of the applicable Series G Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Series G Distribution Payment Date will be such date as may be designated by ET GP in accordance with Energy Transfer’s partnership agreement.

So long as the Energy Transfer Series G Preferred Units are held of record by the nominee of the Series G Securities Depositary, declared distributions will be paid to the Series G Securities Depositary in same-day funds on each Series G Distribution Payment Date. The Series G Securities Depositary will credit accounts of its participants in accordance with the Series G Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Energy Transfer Series G Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Energy Transfer Series G Preferred Units and any parity securities through the most recent respective Series G Distribution Payment Dates. Accumulated distributions in arrears for any past distribution period may be declared by ET GP and paid on any date fixed by ET GP, whether or not a Series G Distribution Payment Date, to holders of the Energy Transfer Series G Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods. To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the Energy Transfer Series G Preferred Units (e.g., quarterly rather than semi-annually), ET GP may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ET GP expects to have sufficient funds to pay the full distribution in respect of the Energy Transfer Series G Preferred Units on the next Series G Distribution Payment Date.

Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Energy Transfer Series G Preferred Units and any parity securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Energy Transfer Series G Preferred Units and any parity securities are paid, any partial payment will be made pro rata with respect to the Energy Transfer Series G Preferred Units and any parity securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Energy Transfer Series G Preferred Units and parity securities at such time. Holders of the Energy Transfer Series G Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Energy Transfer Series G Preferred Units.

Redemption

Optional Redemption Upon a Series G Rating Event

At any time within 120 days after the conclusion of any review or appeal process instituted by Energy Transfer following the occurrence of a Series G Rating Event (as defined below), Energy Transfer may, at its option, redeem the Energy Transfer Series G Preferred Units in whole, but not in part, at a redemption price payable in cash per Energy Transfer Series G Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000) plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing Energy Transfer’s outstanding indebtedness.

“Series G Rating Event” means a change by any rating agency to the Energy Transfer Series G Preferred Unit current criteria, which change results in (i) any shortening of the length of time for which the Energy Transfer Series G Preferred Unit current criteria are scheduled to be in effect with respect to the Energy Transfer Series G Preferred Units, or (ii) a lower Equity Credit being given to the Energy Transfer Series G Preferred Units than the Equity Credit that would have been assigned to the Energy Transfer Series G Preferred Units by such rating agency pursuant to the Energy Transfer Series G Preferred Unit current criteria. “Equity Credit” for the purposes of the Energy Transfer Series G Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per Energy Transfer Series G Preferred Unit assigned to the Energy Transfer Series G Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Optional Redemption on the Series G First Call Date or any Series G Reset Date

On the Series G First Call Date or on any subsequent Series G Reset Date, Energy Transfer may redeem, in whole or in part, the Energy Transfer Series G Preferred Units at a redemption price payable in cash of $1,000 per Energy Transfer Series G Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Energy Transfer may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing Energy Transfer’s outstanding indebtedness.

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. Energy Transfer will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Energy Transfer Series G Preferred Units to be redeemed as such holders’ names appear on the unit transfer books maintained by the Series G Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Energy Transfer Series G Preferred Units to be redeemed and, if less than all outstanding Energy Transfer Series G Preferred Units are to be redeemed, the number (and, in the case of Energy Transfer Series G Preferred Units in certificated form, the identification) of Energy Transfer Series G Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Energy Transfer Series G Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (v) that distributions on the Energy Transfer Series G Preferred Units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Energy Transfer Series G Preferred Units are to be redeemed, the number of Energy Transfer Series G Preferred Units to be redeemed will be determined by Energy Transfer, and such Energy Transfer Series G Preferred Units will be redeemed by such method of selection as the Series G Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Energy Transfer Series G Preferred Units are held of record by the nominee of the Series G Securities Depositary, Energy Transfer will give notice, or cause notice to be given, to the Series G Securities Depositary of the number of Energy Transfer Series G Preferred Units to be redeemed, and the Series G Securities Depositary will determine the number of Energy Transfer Series G Preferred Units to be redeemed from the account of each of its participants holding such Energy Transfer Series G Preferred Units in its participant account. Thereafter, each participant will select the number of Energy Transfer Series G Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Energy Transfer Series G Preferred Units for its own account). A participant may determine to redeem Energy Transfer Series G Preferred Units from some beneficial owners (including the participant itself) without redeeming Energy Transfer Series G Preferred Units from the accounts of other beneficial owners.

So long as the Energy Transfer Series G Preferred Units are held of record by the nominee of the Series G Securities Depositary, the redemption price will be paid by the Series G Paying Agent to the Series G Securities Depositary on the redemption date. The Series G Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If Energy Transfer gives or causes to be given a notice of redemption, it will deposit with the Series G Paying Agent funds sufficient to redeem the Energy Transfer Series G Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Series G Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Energy Transfer Series G Preferred Units is issued in the name of the Series G Securities Depositary or its nominee) of the certificates therefor. If a notice of redemption shall have been given, then from and after the date fixed for redemption, unless Energy Transfer defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Energy Transfer Series G Preferred Units will cease to accumulate and all rights of holders of such Energy Transfer Series G Preferred Units as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Energy Transfer Series G Preferred Units will have no claim to the interest income, if any, earned on such funds deposited with the Series G Paying Agent. Any funds deposited with the Series G Paying Agent hereunder by Energy Transfer for any reason, including, but not limited to, redemption of Energy Transfer Series G Preferred Units, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to Energy Transfer upon its written request, after which repayment the holders of the Energy Transfer Series G Preferred Units entitled to such redemption or other payment shall have recourse only to Energy Transfer.

If only a portion of the Energy Transfer Series G Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Series G Paying Agent (which will occur automatically if the certificate representing such Energy Transfer Series G Preferred Units is registered in the name of the Series G Securities Depositary or its nominee), Energy Transfer will issue and the Series G Paying Agent will deliver to the holder of such Energy Transfer Series G Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Energy Transfer Series G Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Energy Transfer Series G Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Energy Transfer Series G Preferred Units, including all accumulated and unpaid distributions to, but excluding, the date of redemption, whether or not declared, have been deposited by Energy Transfer with the Series G Paying Agent.

Energy Transfer may from time to time purchase Energy Transfer Series G Preferred Units, subject to compliance with all applicable securities and other laws. Energy Transfer has no obligation, or any present plan or intention, to purchase any Energy Transfer Series G Preferred Units. Any Energy Transfer Series G Preferred Units that Energy Transfer redeems or otherwise acquires will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Energy Transfer Series G Preferred Units and any parity securities (including each series of Energy Transfer’s existing preferred units) have not been paid or declared and set apart for payment, Energy Transfer may not repurchase, redeem or otherwise acquire, in whole or in part, any Energy Transfer Series G Preferred Units or parity securities (including each series of Energy Transfer’s existing preferred units) except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Energy Transfer Series G Preferred Units and any parity securities (each series of Energy Transfer’s existing preferred units). Junior securities, including the Energy Transfer common units, may not be redeemed, repurchased or otherwise acquired by Energy Transfer unless full cumulative distributions on the Energy Transfer Series G Preferred Units and any parity securities (including each series of Energy Transfer’s existing preferred units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Energy Transfer Series G Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

Energy Transfer, ET GP and their respective officers and directors, will not owe any duties, including fiduciary duties, to holders of the Energy Transfer Series G Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to Energy Transfer’s partnership agreement.

Book-Entry System

All Energy Transfer Series G Preferred Units issued hereby will be represented by a single certificate issued to the Series G Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Series G Securities Depositary. The Energy Transfer Series G Preferred Units will continue to be represented by a single certificate registered in the name of the Series G Securities Depositary or its nominee, and no holder of the Energy Transfer Series G Preferred Units offered hereby will be entitled to receive a certificate evidencing such Energy Transfer Series G Preferred Units unless otherwise required by law or the Series G Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and Energy Transfer has not selected a substitute Series G Securities Depositary within 60 calendar days thereafter. Payments and communications made by Energy Transfer to holders of the Energy Transfer Series G Preferred Units will be duly made by making payments to, and communicating with, the Series G Securities Depositary. Accordingly, unless certificates are available to holders of the Energy Transfer Series G Preferred Units, each purchaser of Energy Transfer Series G Preferred Units must rely on (i) the procedures of the Series G Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting rights, with respect to such Energy Transfer Series G Preferred Units and (ii) the records of the Series G Securities Depositary and its participants to evidence its ownership of such Energy Transfer Series G Preferred Units.

So long as the Series G Securities Depositary (or its nominee) is the sole holder of the Energy Transfer Series G Preferred Units, no beneficial holder of the Energy Transfer Series G Preferred Units will be deemed to be a holder of Energy Transfer Series G Preferred Units. DTC, the initial Series G Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Series G Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Energy Transfer Series G Preferred Units, whether as a holder of the Energy Transfer Series G Preferred Units for its own account or as a nominee for another holder of the Energy Transfer Series G Preferred Units.

COMPARISON OF RIGHTS OF ENERGY TRANSFER COMMON UNITHOLDERS AND ENABLE COMMON UNITHOLDERS

Energy Transfer and Enable are both Delaware limited partnerships. The rights of Energy Transfer common unitholders are currently governed by Energy Transfer’s partnership agreement and the Delaware LP Act. The rights of Enable common unitholders are governed by the Enable Partnership Agreement and the Delaware LP Act. In the LP Merger, Enable common units will be converted into the right to receive Energy Transfer common units, and the rights of Enable common unitholders who receive Energy Transfer common units will be governed by Energy Transfer’s partnership agreement and the Delaware LP Act following the LP Merger.

Set forth below is a discussion of the material differences between the rights of a holder of Enable common units, on the one hand, and the rights of a holder of Energy Transfer common units, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the Delaware LP Act and the constituent documents of Enable and Energy Transfer, as applicable. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Enable common unitholders should read carefully the relevant provisions of Energy Transfer’s partnership agreement and Enable’s partnership agreement. Copies of documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

Energy Transfer	Enable
Energy Transfer’s stated purpose is to engage in any business activities that ET GP or its subsidiaries are permitted to engage in and to engage in any business activities that are approved by the general partner.	Enable’s stated purpose is to engage in any business activities that Enable General Partner or its subsidiaries are permitted to engage in and to engage in any business activities that are approved by the general partner.

Outstanding Units; Authorized Capital

Energy Transfer	Enable

Energy Transfer’s authorized equity interests consist of the Energy Transfer common units, the Class A Units and a non-economic general partner interest (the “General Partner Interest”).

As of March 10, 2021, Energy Transfer had outstanding 2,703,486,483 Energy Transfer common units, 669,131,664 Class A Units and the General Partner Interest. Pursuant to the terms of the merger agreement, each Enable common unit will be converted into the right to receive 0.8595 of an Energy Transfer common unit.

Energy Transfer’s partnership agreement authorizes Energy Transfer to issue an unlimited number of additional limited partner interests, other equity securities, options, rights, warrants and appreciation rights for the consideration and on the terms and conditions established by the general partner without the approval of the limited partners.

It is possible that Energy Transfer will fund acquisitions through the issuance of additional Energy Transfer

Enable’s authorized equity interests consist of the Enable common units, the Enable Series A Preferred Units, the Enable General Partner Interest and the Enable Incentive Distribution Rights.

As of March 10, 2021, Enable had outstanding 435,846,766 Enable common units, 14,520,000 Enable Series A Preferred Units and the Enable General Partner Interest. All of the Enable Incentive Distribution Rights are held by Enable General Partner.

Subject to certain approvals required by holders of the Enable Series A Preferred Units, the Enable Partnership Agreement authorizes Enable to issue an unlimited number of additional limited partner interests, other equity securities, options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities for the consideration and on the terms and conditions established by Enable General Partner without the approval of the limited partners.

Energy Transfer	Enable

common units or other equity securities. Holders of any additional Energy Transfer common units issued by Energy Transfer will be entitled to share equally with the then-existing holders of common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of Energy Transfer common units in Energy Transfer’s net assets.

In accordance with Delaware law and the provisions of the partnership agreement, the general partner may also issue additional partnership securities that have special voting rights to which the Energy Transfer common units are not entitled.

In connection with the Pre-Closing Transactions and prior to the effective time, Energy Transfer will issue 950,000 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 550,000 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 18,000,000 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 17,800,000 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 32,000,000 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 500,000 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units and 1,100,000 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units.

In accordance with Delaware law and the provisions of the Enable Partnership Agreement, Enable General Partner may also issue additional securities that have special voting rights to which the Enable common units are not entitled.

Distributions; Dividends

Energy Transfer	Enable

General. Within 50 days after the end of each quarter, Energy Transfer will distribute all available cash to partners of record on the applicable record date. The Class A Units are not entitled to quarterly distributions.

Definition of Available Cash. Available cash is defined in the partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•  less the amount of cash reserves that the general partner in good faith determines is necessary or appropriate to:

•  provide for the proper conduct of Energy Transfer’s business (including reserves for future capital expenditures, for anticipated future credit needs of Energy Transfer and for

General. Subject to certain provisions of the Enable Partnership Agreement, within 60 days after the end of each quarter, Enable will distribute all available cash to partners of record on the applicable record date. The Enable Series A Preferred Units are also entitled to quarterly distributions.

Definition of Available Cash. Available cash is defined in the partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•  less the amount of cash reserves that Enable General Partner in good faith determines is necessary or appropriate to:

•  provide for the proper conduct of Enable’s business (including cash reserves for future

Energy Transfer	Enable

refunds of collected rates likely to be refunded related to FERC rate proceedings);

•  comply with applicable law, any of Energy Transfer’s debt instruments or other agreements; or

•  provide funds for distributions to unitholders and the general partner for any one of the next four quarters;

plus all cash on hand on the date of the determination of available cash for the quarter.

capital expenditures, future acquisitions and for anticipated future debt service requirements of Enable and for refunds of collected rates likely to be refunded related to FERC rate proceedings);

•  comply with applicable law, any of Enable’s debt instruments or other agreements; or

•  provide funds for distributions to unitholders and Enable General Partner for any one of the next four quarters;

plus all cash on hand on the date of the determination of available cash for the quarter.

Distributions of Cash upon Liquidation

Energy Transfer	Enable

If Energy Transfer dissolves in accordance with the partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, Energy Transfer will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. The holders of Class A Units will be entitled to an aggregate $100 distribution upon Energy Transfer’s liquidation, and then Energy Transfer will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.

Subject to the provisions above and Section 17-804, upon dissolution, Energy Transfer will make distributions in a manner it determines to be in the best interests of its partners.

If Enable dissolves in accordance with the Enable Partnership Agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, Enable will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. The holders of the Enable Series A Preferred Units will be entitled to payment of any unpaid distributions with respect to the Enable Series A Preferred Units and the positive value in each such holder’s capital account upon Enable’s liquidation, and then Enable will distribute any remaining proceeds to Enable General Partner and Enable Limited Partners, in accordance with the positive balance in their respective capital accounts.

Subject to the provisions above and Section 17-804 of the Delaware LP Act, upon dissolution, Enable will make distributions in a manner it determines to be in the best interests of its partners.

Merger, Sale or Other Disposition of Assets

Cash upon Liquidation

Energy Transfer	Enable

A merger, consolidation or conversion of Energy Transfer requires the prior consent of the general partner, which may consent to any such merger, consolidation or conversion in its sole discretion.

Except as provided below, Energy Transfer’s partnership agreement prohibits the general partner,

A merger, consolidation or conversion of Enable requires the prior consent of the general partner, which may consent to any such merger, consolidation or conversion in its sole discretion.

Except as provided below, the Enable Partnership Agreement prohibits Enable General Partner, without

Energy Transfer	Enable

without obtaining the prior approval of the holders of a unit majority, from causing Energy Transfer to sell, exchange or otherwise dispose of all or substantially all of the assets of Energy Transfer and its subsidiaries in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Notwithstanding the foregoing, the general partner may, without limited partner approval:

•  mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Energy Transfer’s assets and sell all or substantially all of Energy Transfer’s assets under a foreclosure or other realization upon the encumbrances;

•  subject to the satisfaction of certain conditions, merge Energy Transfer or any of its subsidiaries into, or convey all of Energy Transfer’s assets to, or convert into a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Energy Transfer’s legal form into another limited liability entity; and

•  merge or consolidate Energy Transfer with or into another entity if the general partner receives an opinion of counsel that (1) the merger or consolidation will not result in the loss of limited liability of any limited partner or cause Energy Transfer to be taxed differently for federal income tax purposes, (2) the merger or consolidation does not result in an amendment to the partnership agreement other than amendments that could be adopted by the general partner without limited partner approval, (3) Energy Transfer is the surviving entity of the merger or consolidation, (4) each Energy Transfer unit outstanding prior to the merger or consolidation remains identical after the merger or consolidation and (5) the number of securities issued in the merger or consolidation does not exceed 20% of the securities outstanding immediately prior to the merger or consolidation.

Unitholders are not entitled to appraisal rights under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of Energy Transfer’s assets or any other transaction or event.

obtaining the prior approval of the holders of a unit majority, from causing Enable to sell, exchange or otherwise dispose of all or substantially all of the assets of Enable and its subsidiaries in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Notwithstanding the foregoing, the general partner may, without limited partner approval:

•  mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Enable’s assets and sell all or substantially all of Enable’s assets under a foreclosure or other realization upon the encumbrances;

•  subject to the satisfaction of certain conditions, merge Enable or any of its subsidiaries into, or convey all of Enable’s assets to, or convert into a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Enable’s legal form into another limited liability entity; and

•  merge or consolidate Enable with or into another entity if Enable General Partner receives an opinion of counsel that (1) the merger or consolidation will not result in the loss of limited liability of any limited partner or cause Enable to be taxed differently for federal income tax purposes, (2) the merger or consolidation does not result in an amendment to the Enable Partnership Agreement other than amendments that could be adopted by Enable General Partner without limited partner approval, (3) Enable is the surviving entity of the merger or consolidation, (4) each Enable common unit and Enable Series A Preferred Unit outstanding prior to the merger or consolidation remains identical after the merger or consolidation and (5) the number of securities issued in the merger or consolidation does not exceed 20% of the securities outstanding immediately prior to the merger or consolidation.

Unitholders are not entitled to appraisal rights under the Enable Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of Enable’s assets or any other transaction or event.

Energy Transfer General Partner; Enable General Partner

Energy Transfer	Enable
ET GP, as the general partner of Energy Transfer, conducts, directs, and manages all activities of Energy Transfer. Except as expressly provided in the partnership agreement, all management powers over the business and affairs of Energy Transfer are exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of Energy Transfer. The general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct Energy Transfer’s business.	Enable General Partner, as the general partner of Enable, conducts, directs, and manages all activities of Enable. Except as expressly provided in the Enable Partnership Agreement, all management powers over the business and affairs of Enable are exclusively vested in Enable General Partner, and no limited partner has any management power over the business and affairs of Enable. Enable General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct Enable’s business.

Election of General Partner and Directors of the General Partner

Energy Transfer	Enable
Unitholders are not entitled to elect the general partner or its directors except as described in “—Withdrawal or Removal of the General Partner” below.	Unitholders are not entitled to elect the general partner or its directors except as described in “—Withdrawal or Removal of the General Partner” below.

Withdrawal or Removal of the General Partner

Energy Transfer	Enable

Unitholders are not entitled to remove directors.

The general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to the unitholders, and that withdrawal will not constitute a breach of the partnership agreement. In addition, the partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in Energy Transfer without the approval of the unitholders.

If the general partner gives a notice of withdrawal, the holders of a unit majority may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which the general partner is a general partner or a managing member. If, prior to the effective date of the general partner’s withdrawal, a successor is not selected by the unitholders or Energy Transfer does not receive a withdrawal opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved in accordance with the partnership agreement.

Unitholders are not entitled to remove directors.

Enable General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to the unitholders, and that withdrawal will not constitute a breach of the Enable Partnership Agreement. In addition, the Enable Partnership Agreement permits Enable General Partner in some instances to sell or otherwise transfer all of its general partner interest in Enable without the approval of the unitholders.

If Enable General Partner gives a notice of withdrawal, the holders of a unit majority may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which Enable General Partner is a general partner or a managing member.

Enable General Partner may be removed if such removal is approved by unitholders holding at least 75% of the outstanding units (including units held by Enable General Partner and its affiliates) voting as a single class. The right of the holders of outstanding units to remove the general partner may not be

Energy Transfer	Enable

The general partner may be removed if such removal is approved by unitholders holding at least 66 2⁄3% of the outstanding units (including units held by the general partner and its affiliates). The right of the holders of outstanding units to remove the general partner may not be exercised unless Energy Transfer has received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1⁄3% of outstanding units by the general partner and its affiliates would give it the practical ability to prevent its removal.

Energy Transfer will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of Energy Transfer or the other members of the partnership group.

exercised unless Enable has received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 25% of outstanding units by Enable General Partner and its affiliates would give it the practical ability to prevent its removal.

Enable will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of Enable or the other members of the partnership group.

Voting; Meetings

Energy Transfer	Enable

Except as described below, limited partners or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which the limited partners have the right to vote or to act. Limited partners’ interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the limited partner interests will not be voted, except that, in the case of limited partner interests held by the general partner on behalf of ineligible assignees, the general partner will distribute the votes on those limited partner interests in the same ratios as the votes of limited partners on other limited partner interests are cast.

Each record holder of a unit has a vote according to his percentage interest in the partnership, although additional limited partner interests having special voting rights could be issued. The Energy Transfer common unitholders will vote with the holders of Series A Units, as a single class, except as required by law. If at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding

Except as described below, limited partners or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which the limited partners have the right to vote or to act. Limited partners’ interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by Enable General Partner at the written direction of the record holder. Absent direction of this kind, the limited partner interests will not be voted, except that, in the case of limited partner interests held by Enable General Partner on behalf of ineligible assignees, Enable General Partner will distribute the votes on those limited partner interests in the same ratios as the votes of limited partners on other limited partner interests are cast.

Each record holder of a unit has a vote according to his percentage interest in Enable, although additional limited partner interests having special voting rights could be issued. The Enable common unitholders will vote with the holders of Series A Preferred Units, as a single class, except as required by law. If at any time any person or group, other than Enable General Partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not

Energy Transfer	Enable

when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, this limitation will not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from the general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) or (iii) to any person or group who acquired 20% or more of any partnership securities issued by Energy Transfer with the prior approval of the board of directors of the general partner.

If authorized by the general partner, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the outstanding units as would be necessary to authorize or take that action at a meeting at which all of the limited partners were present and voted. Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless an action by the limited partners requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, this limitation will not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from Enable General Partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i), (iii) to any person or group who acquired 20% or more of any partnership securities issued by Enable with the prior approval of the Enable General Partner Board or (iv) to any person or group with respect to the Series A Preferred Units.

If authorized by Enable General Partner, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the outstanding units as would be necessary to authorize or take that action at a meeting at which all of the limited partners were present and voted. Meetings of the limited partners may be called by Enable General Partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless an action by the limited partners requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Transfer of General Partner Interests

Energy Transfer	Enable

The general partner may not transfer all or any part of its general partner interest unless:

•  the transferee agrees to assume the rights and duties of the general partner under the partnership agreement;

•  Energy Transfer receives an opinion of counsel that such transfer would not result in the loss of limited

Enable general partner may not transfer all or any part of its general partner interest unless:

•  the transferee agrees to assume the rights and duties of Enable General Partner under the Enable Partnership Agreement;

•  Enable receives an opinion of counsel that such transfer would not result in the loss of limited

Energy Transfer	Enable

liability of any limited partner, or cause Energy Transfer to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•  such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the general partner as the general partner or managing member, if any, of any subsidiary of Energy Transfer.

At any time, the members of ET GP may sell or transfer all or part of their membership interests in ET GP to an affiliate or a third party without the approval of Energy Transfer’s unitholders.

liability of any limited partner, or cause Enable to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•  such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of Enable General Partner as the general partner or managing member, if any, of any subsidiary of Enable.

At any time, the members of Enable General Partner may sell or transfer all or part of their membership interests in Enable General Partner to an affiliate or a third party without the approval of Enable’s unitholders.

Limited Preemptive Right

Energy Transfer	Enable

The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from Energy Transfer whenever, and on the same terms that, Energy Transfer issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The general partner will be deemed to have waived this right if it is not exercised prior to the issuance of the subject securities.

The holders of Energy Transfer common units will not have preemptive rights to acquire additional Energy Transfer common units or other partnership securities.

For so long as Kelcy Warren is an officer or a director of ET GP, upon the issuance by Energy Transfer of additional Energy Transfer common units or any securities that have voting rights that are pari passu with the Energy Transfer common units, Energy Transfer will issue to the holder of Class A Units a number of additional Class A Units such that the holder maintains a voting interest in Energy Transfer that is identical to its voting interest in Energy Transfer prior to such issuance.

Enable General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from Enable whenever, and on the same terms that, Enable issues partnership securities to persons other than Enable General Partner and its affiliates, to the extent necessary to maintain the percentage interests of Enable General Partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities.

The holders of Enable common units will not have preemptive rights to acquire additional Enable common units or other partnership securities.

Limited Call Right

Energy Transfer	Enable
If at any time the general partner and its affiliates hold more than 90% of the total limited partner interests of	If at any time Enable General Partner and its affiliates hold more than 90% of the total limited

Energy Transfer	Enable
any class then outstanding, the general partner will have the right, which it may assign to any of its affiliates or to Energy Transfer, to acquire all, but not less than all, of the limited partner interests of such class at a price no less than their then current market price.	partner interests of any class then outstanding, Enable General Partner will have the right, which it may assign to any of its affiliates or to Enable, to acquire all, but not less than all, of the limited partner interests of such class at a price no less than their then current market price.

Amendment of Governing Documents

Energy Transfer	Enable

General. Amendments to Energy Transfer’s partnership agreement may be proposed only by ET GP. ET GP has no duty or obligation to propose any amendment to the partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to Energy Transfer, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by the partnership agreement, any other agreement contemplated under the partnership agreement or under the Delaware LP Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a unit majority, unless a greater or different percentage is required under the partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding Energy Transfer common units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, ET GP will seek the written approval of the requisite percentage of outstanding Energy Transfer common units or call a meeting of the Energy Transfer unitholders to consider and vote on such proposed amendment. ET GP will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments. Energy Transfer’s partnership agreement provides that:

(1)   no provision of the partnership agreement that establishes a percentage of outstanding Energy Transfer common unit (including Energy Transfer common units deemed owned by ET GP) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding Energy Transfer common units whose aggregate outstanding Energy Transfer

General. Amendments to the Enable Partnership Agreement may be proposed only by Enable General Partner. Enable General Partner has no duty or obligation to propose or approve any amendment to the Enable Partnership Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to Enable, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by the Enable Partnership Agreement, any other agreement contemplated under the Enable Partnership Agreement or under the Delaware LP Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by Enable General Partner and the holders of a unit majority, unless a greater or different percentage is required under the Enable Partnership Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding Enable common units or Enable Series A Preferred Units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, Enable General Partner will seek the written approval of the requisite percentage of outstanding Enable common units or Enable Series A Preferred Units or call a meeting of the Enable unitholders to consider and vote on such proposed amendment. Enable General Partner will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments. The Enable Partnership Agreement provides that:

(1)   no provision of the Enable Partnership Agreement that establishes a percentage of outstanding Enable units (including Enable units deemed owned by Enable General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing

Energy Transfer	Enable

common units constitute not less than the voting requirement sought to be reduced;

(2)   no amendment to the partnership agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, ET GP or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of the partnership agreement providing for Energy Transfer’s dissolution upon an election to dissolve Energy Transfer’s partnership by ET GP that is approved by a majority of outstanding Energy Transfer common units (the “election to dissolve provision”), or (d) change the term of the partnership agreement or, except as set forth in the election to dissolve provision, give any person the right to dissolve Energy Transfer’s partnership;

(3)   except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of the general partner’s authority to adopt amendments to the partnership agreement described below under “—No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;

(4)   except for amendments described below under “—No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments will become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and

(5)   except for amendments described below under “—No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above may only be amended with the approval of the holders of at least 90% of the outstanding units.

such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding Enable units whose aggregate outstanding Enable units constitute various thresholds as set forth in the Enable Partnership Agreement, depending on the amendment proposed;

(2)   no amendment to the Enable Partnership Agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, Enable General Partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of the Enable Partnership Agreement providing for Enable’s dissolution upon an election to dissolve Enable by Enable General Partner that is approved by a majority of outstanding Enable common units (the “election to dissolve provision”), or (d) change the term of the Enable Partnership Agreement or, except as set forth in the election to dissolve provision, give any person the right to dissolve Enable;

(3)   except for mergers or consolidations approved pursuant to the Enable Partnership Agreement, and without limitation of Enable General Partner’s authority to adopt amendments to the partnership agreement described below under “—No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;

(4)   except for amendments described below under “—No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments will become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless Enable obtains an opinion of counsel to the effect that such amendment will

Energy Transfer	Enable

No Unitholder Approval. Energy Transfer’s general partner, without the approval of any limited partner, may amend any provision of the partnership agreement to reflect:

(1)   a change in Energy Transfer’s name, the location of its principal place of business, its registered agent or its registered office;

(2)   admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

(3)   a change that our the general partner determines to be necessary or appropriate to qualify or continue the qualification of Energy Transfer as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(4)   a change that the general partner determines

(a)   does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect,

(b)   to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (ii) facilitate the trading of Energy Transfer’s units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading,

(c)   to be necessary or appropriate in connection with action taken by the general partner pursuant to the provisions of the partnership agreement governing distributions, subdivisions and combinations of partnership securities or

(d)   is required to effect the intent of the provisions of the partnership agreement or is otherwise contemplated thereby;

not affect the limited liability of any limited partner under applicable law; and

(5)   except for amendments described below under “—No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above may only be amended with the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval. Enable General Partner, without the approval of any limited partner, may amend any provision of the partnership agreement to reflect:

(1)   a change in Enable’s name, the location of its principal place of business, its registered agent or its registered office;

(2)   admission, substitution, withdrawal or removal of partners in accordance with the Enable Partnership Agreement;

(3)   a change that Enable General Partner determines to be necessary or appropriate to qualify or continue the qualification of Enable as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(4)   a change that Enable General Partner determines

(a)   does not adversely affect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests in any material respect,

(b)   to be necessary or appropriate (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (ii) to facilitate the trading of Enable’s units (including the division of any class, classes or series of outstanding units into different classes to facilitate uniformity of tax consequences within such classes or series of units) or comply with any rule, regulation, guideline or requirement of any national securities

Energy Transfer	Enable

(5)   a change in Energy Transfer’s fiscal year or taxable year and any other changes that the general partner determines to be necessary or appropriate as a result of a change in Energy Transfer’s fiscal year or taxable year, including, if the general partner determines, a change in the definition of “Quarter” under the partnership agreement and the dates on which distributions are to be made by Energy Transfer;

(6)   an amendment that is necessary, in the opinion of counsel, to prevent Energy Transfer, or the general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

exchange on which the units are or will be listed or admitted for trading,

(c)   to be necessary or appropriate in connection with action taken by Enable General Partner pursuant to the provisions of the Enable Partnership Agreement governing distributions, subdivisions and combinations of partnership securities or

(d)   is required to effect the intent of the provisions of the Enable Partnership Agreement or is otherwise contemplated thereby;

(5)   a change in Enable’s fiscal year or taxable year and any other changes that Enable General Partner determines to be necessary or appropriate as a result of a change in Enable’s fiscal year or taxable year, including, if Enable General Partner determines, a change in the definition of “Quarter” under the Enable Partnership Agreement and the dates on which distributions are to be made by Enable;

(7)   subject to certain limitations, an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to the partnership agreement;

(8)   any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

(9)   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the provisions of the partnership agreement;

(10)  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by Energy Transfer of, or investment by Energy Transfer in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by Energy Transfer of activities permitted by the terms of the partnership agreement;

(11)  a merger or conveyance pursuant to which (a) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause Energy

(6)   an amendment that is necessary, in the opinion of counsel, to prevent Enable, or Enable General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(7)   subject to certain limitations, an amendment that Enable General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership securities pursuant to the Enable Partnership Agreement;

(8)   any amendment expressly permitted in the Enable Partnership Agreement to be made by Enable General Partner acting alone;

(9)   an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with the provisions of the Enable Partnership Agreement;

Energy Transfer	Enable

Transfer or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of Energy Transfer into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as are contained in the partnership agreement; or

(12)  any other amendments substantially similar to the foregoing.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units voting as a single class unless Energy Transfer obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

Amendments Reducing the Required Voting Percentage. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

(10)  an amendment that Enable General Partner determines to be necessary or appropriate to reflect and account for the formation by Enable of, or investment by Enable in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by Enable of activities permitted by the terms of the Enable Partnership Agreement;

(11)  a merger, conveyance or conversion pursuant to which (a) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause Enable or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of Enable into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and Enable General Partner with the same rights and obligations as are contained in the Enable Partnership Agreement; or

(12)  any other amendments substantially similar to the foregoing.

Opinion of Counsel and Unitholder Approval. Enable General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the Enable Partnership Agreement will become effective without the approval of holders of at least 90% of the units voting as a single class unless Enable obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

Amendments Reducing the Required Voting Percentage. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting certain thresholds as set forth in

Energy Transfer	Enable
the Enable Partnership Agreement, depending on the voting percentage proposed to be reduced.

Indemnification

Energy Transfer	Enable

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the partnership agreement, in most circumstances, Energy Transfer will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•  the general partner;

•  any departing general partner;

•  any person who is or was an affiliate of the general partner or any departing general partner;

•  any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, the general partner or any departing partner or any affiliate of any member of the partnership group, the general partner or any departing partner;

•  any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•  any person that the general partner designates as an “indemnitee” for purposes of the partnership agreement.

Any indemnification under these provisions will only be out of Energy Transfer’s assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the partnership agreement, in most circumstances, Enable will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of Enable:

•  Enable General Partner;

•  any departing general partner;

•  any person who is or was an affiliate of Enable General Partner or any departing general partner;

•  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any member of the partnership group, Enable General Partner or any departing partner or (ii) any affiliate of any member of the partnership group, Enable General Partner or any departing general partner;

•  any person who is or was serving at the request of Enable General Partner or any departing general partner or any affiliate of Enable General Partner or any departing general partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to any member of the partnership group (provided, that a person will not be an indemnitee by reason of

Energy Transfer	Enable

contribute or loan funds or assets to Energy Transfer to enable it to effectuate, such indemnification. Energy Transfer may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

Under the partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

providing, on a fee-for-services basis, trustee, fiduciary or custodial services);

•  solely with respect to matters occurring prior to the closing date of Enable’s initial public offering, Enogex Holdings LLC, Bronco Midstream Infrastructure LLC and any of their affiliates and their respective members, partners, directors and officers; or

•  any person that Enable General Partner designates as an “indemnitee” for purposes of the Enable Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands suits or proceedings relating to the business and affairs of any member of the partnership group.

Any indemnification under these provisions will only be out of Enable’s assets. Unless it otherwise agrees in its sole discretion, Enable General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Enable to enable it to effectuate, such indemnification. Enable may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the Enable Partnership Agreement.

Under the Enable Partnership Agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the Enable Partnership Agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Conflicts of Interest

Energy Transfer	Enable
The Energy Transfer partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by ET GP with contractual standards governing the duties of ET GP and the methods for resolving conflicts of interest. The Energy Transfer partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of

The Enable Partnership Agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by Enable General Partner with contractual standards governing the duties of Enable General Partner and the methods for resolving conflicts of interest. The Enable Partnership Agreement also restricts the remedies available to unitholders for actions taken that might, without

Energy Transfer	Enable

fiduciary duty and permits ET GP to take into account the interests of other parties in addition to Energy Transfer’s interests when resolving conflicts of interest.

The partnership agreement generally provides that transactions in which the general partner has a conflict of interest are permitted and will not result in a breach of its obligations under the partnership agreement or its duties to Energy Transfer or its unitholders if the resolution of the conflict is:

•  approved by a majority of the members of the conflicts committee of the board of directors;

•  approved by the vote of a majority of the common units (excluding common units owned by the general partner and its affiliates);

•  on terms no less favorable to Energy Transfer than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to Energy Transfer, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Energy Transfer).

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee.

Whenever the general partner makes a determination or takes or declines to take any other action, in its capacity as the general partner of Energy Transfer as opposed to in its individual capacity, then unless another express standard is provided for in the partnership agreement, the general partner will make such determination or take or decline to take such other action in good faith and will not be subject to any other or different standards imposed by the partnership agreement, any other agreement contemplated by the partnership agreement or under the Delaware LP Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith”, the person or persons (including the board of directors or any committee thereof acting on behalf of the general partner) making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of Energy Transfer.

those limitations, constitute breaches of fiduciary duty and permits Enable General Partner to take into account the interests of other parties in addition to Enable’s interests when resolving conflicts of interest.

The Enable Partnership Agreement generally provides that transactions in which Enable General Partner has a conflict of interest are permitted and will not result in a breach of its obligations under the Enable Partnership Agreement or its duties to Enable or its unitholders if the resolution of the conflict is:

•  approved by a majority of the members of the conflicts committee of the Enable General Partner Board;

•  approved by the vote of a majority of the outstanding Enable common units (excluding Enable common units owned by Enable General Partner and its affiliates);

•  determined by the Enable General Partner Board to be on terms no less favorable to Enable than those generally being provided to or available from unrelated third parties; or

•  determined by the Enable General Partner Board to be fair and reasonable to Enable, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Enable).

Enable General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee or from the unitholders.

Whenever Enable General Partner or the Enable General Partner Board, or any committee thereof (including the conflicts committee), makes a determination or takes or declines to take any other action, or any affiliate of Enable General Partner causes Enable General Partner to do so, in its capacity as the general partner of Enable as opposed to in its individual capacity, then, unless another express standard is provided for in the Enable Partnership Agreement, Enable General Partner, the Enable General Partner Board or such committee or such affiliate of Enable General Partner causing Enable General Partner to do so, will make such determination or take or decline to take such other action in good faith and will not be subject to any other or different standards (including fiduciary

Energy Transfer	Enable
standards) imposed by the Enable Partnership Agreement, any other agreement contemplated by the Enable Partnership Agreement or under the Delaware LP Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the Enable Partnership Agreement, if the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of Enable; provided, that if the Enable General Partner Board is making a determination or taking or declining to take an action pursuant to the third and fourth bullets immediately above, then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the Enable Partnership Agreement if the members of the Enable General Partner Board making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in the third and fourth bullets immediately above, as applicable; provided, further, that if the Enable General Partner Board is making a determination that a director satisfies the eligibility requirements to be a member of a conflicts committee, then in lieu thereof, such determination will be conclusively deemed to be in “good faith” for all purposes of the Enable Partnership Agreement if the members of the Enable General Partner Board making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the conflicts committee, as the case may be.

Termination and Dissolution

Energy Transfer	Enable

Energy Transfer will continue as a limited partnership until dissolved under the partnership agreement. Energy Transfer will dissolve upon:

(1)   the withdrawal, removal, bankruptcy or dissolution of the general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by Energy Transfer;

Enable will continue as a limited partnership until dissolved under the Enable Partnership Agreement. Enable will dissolve upon:

(1)   the withdrawal, removal, bankruptcy or dissolution of the general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by Energy Transfer;

Energy Transfer	Enable

(2)   an election to dissolve the partnership by the general partner that is approved by the holders of a unit majority;

(3)   the entry of a decree of judicial dissolution of Energy Transfer pursuant to the provisions of the Delaware LP Act; or

(4)   the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership group.

Upon (a) Energy Transfer’s dissolution following the withdrawal or removal of the general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) the dissolution upon the bankruptcy or dissolution of the general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to reconstitute the partnership and continue its business on the same terms and conditions set forth in the partnership agreement by forming a new limited partnership on terms identical to those set forth in the partnership agreement and having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, Energy Transfer will conduct only activities necessary to wind up its affairs.

(2)   an election to dissolve the Enable by Enable General Partner that is approved by the holders of a unit majority;

(3)   the entry of a decree of judicial dissolution of Enable pursuant to the provisions of the Delaware LP Act; or

(4)   at any time there are no limited partners, unless Enable is continued without dissolution in accordance with the Delaware LP Act.

Upon (a) Enable’s dissolution following the withdrawal or removal of Enable General Partner and the failure of the partners to select a successor general partner, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) the dissolution upon the bankruptcy or dissolution of Enable General Partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to continue the business of Enable on the same terms and conditions set forth in the Enable Partnership Agreement by appointing a person approved by the holders of a unit majority as a successor general partner. Unless such an election is made within the applicable time period as set forth above, Enable will conduct only activities necessary to wind up its affairs.

HOUSEHOLDING

Unless Enable has received contrary instructions, Enable may send a single copy of this consent statement/prospectus to any household at which two or more unitholders reside if Enable believes the unitholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Enable’s expenses. Requests for additional copies of this consent statement/prospectus should be directed to Investor Relations, Enable Midstream Partners, LP, 499 West Sheridan Avenue, Suite 1500, Oklahoma City, Oklahoma 73102, or contact Enable Midstream Investor Relations by telephone at 405-558-4600 or by email at ir@enablemidstream.com.

LEGAL MATTERS

The validity of the Energy Transfer common units to be issued in connection with the LP Merger and being offered by this consent statement/prospectus will be passed upon by Latham & Watkins LLP, Houston, Texas. Certain U.S. federal income tax consequences of the Merger will be passed upon by Latham & Watkins LLP, Houston, Texas, for Energy Transfer and Vinson & Elkins L.L.P, Houston, Texas, for Enable.

EXPERTS

The audited consolidated financial statements of Energy Transfer LP and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this consent statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Enable Midstream Partners, LP and subsidiaries, incorporated in this prospectus by reference from Enable Midstream Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Enable Midstream Partners, LP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Energy Transfer has filed with the SEC a registration statement under the Securities Act of which this document forms a part, which registers the Energy Transfer common units to be issued to Enable common unitholders in connection with the LP Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Energy Transfer and its common units. The rules and regulations of the SEC allow Energy Transfer and Enable to omit certain information that is included in the registration statement from this document.

Energy Transfer and Enable file annual, quarterly and special reports and other information with the SEC. The SEC allows Energy Transfer and Enable to “incorporate by reference” into this consent statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This consent statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this consent statement/prospectus, and information that Energy Transfer and Enable files later with the SEC will automatically update and supersede this information as well as the information included in this consent statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this consent statement/prospectus. Energy Transfer and Enable incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing date of the initial registration statement (of which this consent statement/prospectus forms a part) and prior to the effectiveness of the registration statement:

Energy Transfer’s Filings (SEC File No. 001-32740)

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 19, 2021;

•	Current Reports on Form 8-K filed on January 6, 2021, January 12, 2021, February 17, 2021 and March 5, 2021; and

•

the description of the Energy Transfer common units contained in the Registration Statement filed on Form 8-A filed on January 31, 2006, and including any other amendments or reports filed for the purpose of updating such description.

Energy Transfer will provide a copy of any document incorporated by reference in this consent statement/ prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to Energy Transfer at the following address and telephone number:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Investor Relations

(214) 981-0795

Enable’s Filings (SEC File No. 001-36413)

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 24, 2021;

•	Current Report on Form 8-K filed on February 17, 2021; and

•

the description of the Enable common units contained in the Registration Statement filed on Form 8-A filed on April 9, 2014, and including any other amendments or reports filed for the purpose of updating such description.

Enable will provide a copy of any document incorporated by reference in this consent statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to Enable at the following address and telephone number:

Enable Midstream Partners, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma 73102

Attn: Investor Relations

Telephone: (405) 525-7788

Energy Transfer and Enable also make available free of charge on their internet website at www.energytransfer.com and www.enablemidstream.com, respectively, the reports and other information filed by Energy Transfer and Enable, as applicable, with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither Energy Transfer’s and Enable’s website, nor the information contained on their website, is part of this consent statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that Energy Transfer and Enable file with the SEC by reference to their names or to their SEC file numbers. Energy Transfer’s and Enable’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The information concerning Energy Transfer contained in this consent statement/prospectus or incorporated by reference has been provided by Energy Transfer, and the information concerning Enable contained in this consent statement/prospectus or incorporated by reference has been provided by Enable.

If you request any documents, Energy Transfer or Enable will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Neither Energy Transfer nor Enable has authorized anyone to give any information or make any representation about the Merger, Energy Transfer or Enable that is different from, or in addition to, that contained in this consent statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this consent statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this consent statement/prospectus does not extend to you. The information contained in this consent statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER LP,

ELK MERGER SUB LLC,

ELK GP MERGER SUB LLC,

ENABLE MIDSTREAM PARTNERS, LP

ENABLE GP, LLC,

AND

SOLELY FOR PURPOSES OF SECTION 2.1(a)(i),

LE GP, LLC

AND

SOLELY FOR PURPOSES OF Section 1.1(b)(i)

CENTERPOINT ENERGY, INC.

Dated as of February 16, 2021

- i -

- ii -

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Sponsor Written Consent

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 16, 2021 is by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Elk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), Elk GP Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“GP Merger Sub” and together with Merger Sub, the “Merger Subs”), Enable Midstream Partners, L.P., a Delaware limited partnership(the “Partnership”), Enable GP, LLC, a Delaware limited liability company (the “General Partner”), solely for the purposes of Section 2.1(a)(i), LE GP, LLC, a Delaware limited liability company and sole general partner of Parent (“Parent GP”), and, solely for purposes of Section 1.1(b)(i) herein, CenterPoint Energy, Inc., a Texas corporation (“Caribou”).

WITNESSETH:

WHEREAS, the parties intend that (i) Merger Sub be merged with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a wholly owned subsidiary of Parent, and (ii) GP Merger Sub be merged with and into the General Partner (the “GP Merger” and, together with the LP Merger, the “Mergers”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the LP Merger, are in the best interests of the Partnership, its Subsidiaries and the holders of each common unit representing a limited partner interest in the Partnership (such units, collectively, “Partnership Common Units”) excluding the General Partner and its affiliates, (b) approved this Agreement and the transactions contemplated hereby, including the LP Merger (the foregoing constituting Special Approval (as defined in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 14, 2017 (the “Partnership Agreement”)) and (c) recommended to the GP Board approval of this Agreement and the consummation of the transactions contemplated hereby, including the LP Merger;

WHEREAS, upon the receipt of such approval and recommendation of the Conflicts Committee, the GP Board has, by unanimous vote, in good faith, (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Partnership, its Subsidiaries and, with respect to the GP Merger, the General Partner, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (d) authorized and directed that the approval of this Agreement and the transactions contemplated hereby be submitted to the Partnership’s unitholders to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Partnership and each of Caribou and OGE Energy Corp., an Oklahoma corporation (“Ox” and, together with Caribou, the “Sponsors”)), simultaneously herewith, enter into a Support Agreement, dated as of the date hereof (together, as may be amended, the “Support Agreements”);

WHEREAS, the Board of Directors of Parent GP, has (a) determined that it is in the best interests of Parent and the unitholders of Parent, and declared it advisable, for Parent to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, Parent, as the sole member of each of the Merger Subs, has determined that it is in the best interests of each Merger Sub, and declared it advisable, for each Merger Sub to enter into this Agreement, and has approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and

WHEREAS, Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1 Pre-Closing Transactions; The Mergers.

(a) Pre-Closing Transactions. Prior to the Effective Time, Parent shall cause the transactions set forth on Section 1.1(a) of the Parent Disclosure Schedule (collectively, the “Pre-Closing Transactions”) to occur.

(b) Preferred Contributions.

(i) Following the Pre-Closing Transactions and immediately prior to the Effective Time, Caribou shall contribute, assign, transfer, convey and deliver to Parent, and Parent shall acquire, assume, accept and receive from Caribou, all of Caribou’s right, title and interest in and to each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in the Partnership (the “Series A Preferred Units”) issued and outstanding at such time in exchange for 0.0265 Series G Preferred Units issued by Parent per Series A Preferred Unit (the “Preferred Contribution and Issuance”).

(ii) Immediately thereafter, but prior to the Effective Time, Parent shall contribute, assign, transfer, convey and deliver to a Subsidiary of Parent that is treated as a corporation for U.S. federal income tax purposes all (or, if less than all, a number of Series A Preferred Units with a principal amount equal to one percent of the then equity market capitalization of the Partnership) (the “Requisite Corporate Preferred Portion”) of such Series A Preferred Units (the “Preferred Corporate Contribution” together with the Preferred Contribution and Issuance, the “Preferred Contributions”).

(c) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), GP Merger Sub shall be merged with and into the General Partner, whereupon the separate limited liability company existence of GP Merger Sub shall cease, and the General Partner shall continue its limited liability company existence under Delaware law as the surviving entity in the GP Merger (the “GP Surviving Entity”) and a direct wholly owned subsidiary of Parent.

(d) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware LLC Act, Merger Sub shall be merged with and into the Partnership, whereupon the separate limited liability company existence of Merger Sub shall cease, and the Partnership shall continue its limited partnership existence under Delaware law as the surviving entity in the LP Merger (the “Surviving Entity”) with all limited partner interests in the Surviving Entity owned directly and indirectly by Parent and all general partner interests in the Surviving Entity owned directly by the GP Surviving Entity.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP (“Latham & Watkins”), 811 Main Street, Suite 3700, Houston, Texas 77002, at

10:00 a.m., local time, or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Partnership and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, (a) the General Partner shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “GP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LLC Act in order to effect the GP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the GP Merger, and (b) the Partnership shall file with the Secretary of State a certificate of merger (the “LP Certificate of Merger” and, together with the GP Certificate of Merger, the “Certificates of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LP Act and the Delaware LLC Act in order to effect the LP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the LP Merger. The Certificates shall be filed with the Secretary of State simultaneously and the Mergers shall become effective concurrently at the time of filing or at such later time as is agreed to by Parent and the Partnership and set forth in each of the GP Certificate of Merger and LP Certificate of Merger in accordance with the relevant provisions of the Delaware LLC Act and the Delaware LP Act (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the Delaware LLC Act and the Delaware LP Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the General Partner and GP Merger Sub shall vest in the GP Surviving Entity, and all debts, liabilities and duties of the General Partner and GP Merger Sub shall become the debts, liabilities and duties of the GP Surviving Entity, all as provided under the Delaware LLC Act, and (b) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Partnership and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the Delaware LP Act and the Delaware LLC Act.

Section 1.5 Organizational Documents of the Surviving Entities.

(a) At the Effective Time, the certificate of formation of the General Partner, as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of the GP Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

(b) At the Effective Time, the limited liability company agreement of the General Partner, as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the limited liability company agreement of the GP Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

(c) At the Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

(d) At the Effective Time, the partnership agreement of the Partnership, as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the partnership agreement of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

Section 1.6 Directors and Officers. The persons listed on Section 1.6 of the Parent Disclosure Schedule shall be the initial directors and officers of the GP Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the terms of the limited liability company agreement of the GP Surviving Entity.

ARTICLE II.

CONVERSION OF UNITS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Mergers.

(a) Merger Consideration.

(i) LP Merger. Subject in each case to Section 2.1(h) and Section 2.1(i), at the Effective Time, by virtue of the LP Merger and without any action on the part of the parties or the holders of any securities of the parties, each Partnership Common Unit issued and outstanding immediately prior to the Effective Time (other than Cancelled Units) shall be converted into and shall thereafter represent the right to receive 0.8595 (the “Exchange Ratio”) Parent Common Units (the “LP Merger Consideration”). Upon the exchange of Partnership Common Units for the LP Merger Consideration in accordance with this Article II, each person that receives Parent Common Units shall be deemed to have made a capital contribution to Parent, shall be admitted as a limited partner of Parent and Parent GP hereby consents to such admission.

(ii) GP Merger. At the Effective Time, by virtue of the GP Merger and without any action on the part of the parties or the holders of any securities of the parties, (A) all of the limited liability company interests of the General Partner issued and outstanding as of immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive $10,000,000 in the aggregate (the “GP Merger Consideration”), which shall be allocated among the members of the General Partner as set forth on Section 2.1(a)(ii) of the Partnership Disclosure Schedule and (B) Parent shall be admitted to the GP Surviving Entity, such that following the Effective Time, Parent shall be the sole member of the GP Surviving Entity. Payment of the GP Merger Consideration shall be made on the Closing Date by wire transfer of immediately available funds in the amounts and to the accounts set forth on Section 2.1(a)(ii) of the Partnership Disclosure Schedule.

(b) Treatment of Partnership Preferred Units. The Series A Preferred Units shall be unchanged and remain outstanding and wholly owned, directly and indirectly by Parent.

(c) Partnership Incentive Distribution Rights. In exchange for the transactions contemplated by the GP Merger, at the Effective Time, the Partnership Incentive Distribution Rights outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the parties or the holder thereof, be automatically canceled and shall cease to exist.

(d) Partnership GP Interest. The Partnership GP Interest shall be unchanged and remain outstanding as a non-economic general partner interest in the GP Surviving Entity and the General Partner shall continue as the general partner of the Surviving Entity.

(e) Cancelled Units. At the Effective Time, each Partnership Common Unit that is held directly by Parent, Merger Sub or GP Merger Sub immediately prior to the Effective Time (such Partnership Common Units, the “Cancelled Units”) shall, by virtue of the LP Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(f) Conversion of Merger Sub Interests. At the Effective Time, by virtue of the LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Partnership Common Units issued and outstanding immediately prior to the Effective Time pursuant to Section 2.1(a)(i) and the holder of the limited liability company interests of Merger Sub shall be admitted as a limited partner of the Surviving Entity.

(g) Conversion of GP Merger Sub Interests. At the Effective Time, by virtue of the GP Merger and without any action on the part of the holder thereof, the limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the limited liability company interests of the GP Surviving Entity and the holder of the limited liability company interests of GP Merger Sub shall be admitted as a member of the GP Surviving Entity.

(h) No Fractional Units. No certificates or scrip representing fractional Parent Common Units shall be issued in the LP Merger. Notwithstanding any other provision of this Agreement, in lieu of receiving a fraction of a Parent Common Unit, all fractional Parent Common Units that a holder of Partnership Common Units would otherwise be entitled to receive pursuant to and in accordance with Section 2.1(a)(i) as LP Merger Consideration will be aggregated and then, if a fractional Parent Common Unit results from that aggregation, be rounded up to the nearest whole Parent Common Unit.

(i) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Partnership Common Units or outstanding Parent Common Units shall occur by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the LP Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Partnership Common Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the LP Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be references to the LP Merger Consideration, the Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(i) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(j) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the LP Merger, GP Merger or the other transactions contemplated hereby.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent mutually acceptable to Parent and the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates for LP Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Partnership Common Units (other than the Cancelled Units), Parent Common Units (which shall be in non-certificated book-entry form) issuable pursuant to Article II sufficient to effect the delivery of the LP Merger Consideration to the holders of the Partnership Common Units (other than Cancelled Units). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, Parent Common Units issuable and cash sufficient to make any distributions pursuant to Section 2.2(c). All Parent Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Partnership Common Units, which at the Effective Time were converted into the right to receive the LP Merger Consideration pursuant to Section 2.1(a)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon surrender of the Certificates (including by delivery of the Partnership Common Units, book-entry notation, or affidavits of loss in lieu of delivery thereof as provided in Section 2.2(f)), to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates or book-entry notations representing Partnership Common Units (in each case, “Certificates”) in exchange for, the LP Merger Consideration and any distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Partnership Common Units shall be entitled to receive in exchange therefor (subject to withholding tax as specified in Section 2.3), as applicable, that number of whole Parent Common Units (after taking into account all Partnership Common Units surrendered by such holder) to which such holder is entitled pursuant to Section 2.1(a)(i) and a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 2.2(c) to which such holder is entitled, and the Partnership Common Units represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Parent Common Units constituting any part of the LP Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered Partnership Common Unit is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the LP Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the LP Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.2(c).

(c) Distributions with Respect to Parent Common Units. All Parent Common Units to be issued pursuant to the LP Merger shall be deemed issued and outstanding as of the Effective Time and whenever a distribution is declared by Parent in respect of the Parent Common Units, the record date for which is at or after the Effective Time, that declaration shall include distributions in respect of all Parent Common Units to be issued pursuant to the LP Merger. No distributions with respect to Parent Common Units shall be paid to the holder of any unsurrendered Certificates with respect to the Partnership Common Units represented thereby until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of distributions with a record date at or after the Effective Time and a payment date on or prior to the date of such surrender and not theretofore paid with respect to such Parent Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date at or after the Effective Time and a payment date subsequent to the date of such surrender payable with respect to such Parent Common Units.

(d) No Further Ownership Rights in Partnership Common Units; Closing of Transfer Books. All LP Merger Consideration issued upon the surrender for exchange of Certificates representing Partnership Common Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Partnership Common Units previously represented by such Certificates. After the Effective Time, the transfer books of the Partnership shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Partnership Common Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Partnership Common Units for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Partnership Common Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the LP Merger Consideration and any distributions pursuant to Section 2.2(c). Any amounts remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any federal, state of the United States, local, foreign, domestic, tribal or multinational government, regulatory or administrative agency, bureau, commission, commissioner, legislature, court, arbitrator, body, entity or other authority or governmental instrumentality (each, a “Governmental Entity”) will, to the extent permitted by applicable Law, become the property of Parent.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate the LP Merger Consideration and distributions to be paid in respect of the Partnership Common Units represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Partnership, the General Partner, Parent, Merger Sub, GP Merger Sub, the Surviving Entity, the GP Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of Partnership Common Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Withholding. Each of Parent, Merger Sub, GP Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, GP Merger Sub and the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any Tax Law, with respect to the making of such payment (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Units). To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in Parent Common Units, Parent, Merger Sub or the Exchange Agent (as applicable) shall be treated as having sold such Parent Common Units for an amount of cash equal to the fair market value of such Parent Common Units at the time of such deemed sale.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents (excluding any disclosure set forth in any such Partnership SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements) or (b) the disclosure schedule delivered by the Partnership to Parent immediately prior to the execution of this Agreement (the “Partnership Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein (provided that (i) disclosure in any section of the Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represents and warrants to Parent, Merger Sub and GP Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership, the General Partner and their respective Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) As used in this Agreement, a “Partnership Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business financial condition or continuing results of operations of the Partnership and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Partnership Material Adverse Effect has occurred or is reasonably likely to occur: any event, change, effect, development or occurrence (i) disclosed in the Partnership SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, in any section relating to forward-looking statements or in any disclosure related to litigation or regulatory matters that caveats the uncertainty or likelihood of any particular outcome or the general unpredictability of an outcome to such litigation or regulatory matter) or as disclosed in the Partnership Disclosure Schedule, (ii) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in supply, demand, currency exchange rates, interest rates, tariff policy, monetary policy or inflation, so long as such event, change, effect, development or occurrence does not disproportionately affect the Partnership and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate, or (iii) resulting from or arising out of (A) any changes or developments in the industries in which the Partnership or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Partnership’s raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Partnership and its Subsidiaries operate, (C) resulting from the negotiation, execution, announcement, pendency or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any taking of any action required by this Agreement, the Support Agreements or at the request of Parent, Merger Sub or GP Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in United States generally accepted accounting principles (“GAAP”) or accounting standards or interpretations thereof, (G)(1) earthquakes, any weather-related or other force majeure event, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, pandemics (including the existence, response to and impact of the COVID-19 pandemic) or outbreak or other natural disasters or (2) hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (H) any failure by the Partnership to meet any internal or external projections, forecasts, estimates, milestones or budgets or financial or operating predictions of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the unit price or trading volume of the Partnership Common Units or in the Partnership’s credit rating (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G) of this clause (iii), to the extent disproportionately affecting the Partnership and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate.

(c) The Partnership has made available to Parent prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of the Partnership (the “Partnership Certificate of Limited Partnership” and, together with the Partnership Agreement, the “Partnership Organizational Documents”) and (ii) the Partnership Agreement, in each case, as amended through the date hereof, and promptly upon request by Parent, the Partnership will make available to Parent the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Partnership.

Section 3.2 Capitalization.

(a) As of February 15, 2021, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (A) 435,572,436 Partnership Common Units, (B) 14,520,000 Series A Preferred Units, (C) the Partnership Incentive Distribution Rights; and (D) the non-economic general partner interest (the “Partnership GP Interest”). All outstanding Partnership Common Units, Series A Preferred Units, Partnership Incentive Distribution Rights and the Partnership GP Interest are duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Partnership Agreement and the GP Organizational Documents). As of February 15,, 2021, the issued and outstanding equity interests of the General Partner consisted of 1,000 economic units and 1,000 management units, each representing limited liability company interests in the General Partner, and all such economic units and management units have been duly authorized, and validly issued, and are fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights (except as set forth in the Partnership Agreement and the GP Organizational Documents).

(b) As of February 15, 2021, there were (i) 1,697,980 outstanding Partnership Phantom Units (excluding long-term incentive awards held by Seconded Employees), (ii) 1,752,822 outstanding Partnership Performance Awards (assuming target level performance) and 3,505,644 outstanding Partnership Performance Awards (assuming maximum level performance), in each case excluding long-term incentive awards held by Seconded Employees, (iii) outstanding time-based, cash-settled long-term incentive awards held by Seconded Employees (“Seconded Employee Phantom Awards”) relating to 122,096 Partnership Common Units, and (iv) outstanding performance-based cash-settled long-term incentive awards held by Seconded Employees (“Seconded Employee Performance Awards”) relating to 149,559 Partnership Common Units (assuming target level performance) and 299,118 outstanding Partnership Common Units (assuming maximum level performance). Except as set forth in Section 3.2(a) and Section 3.2(b) of the Partnership Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Partnership, the General Partner or any of their respective Subsidiaries is a party (A) obligating the Partnership, the General Partner or any of their respective Subsidiaries to (v) issue, transfer, exchange, sell or register for sale any partnership interests, limited liability company interests or other equity interests of the Partnership, the General Partner or such Subsidiary or securities convertible into or exchangeable for such partnership interests, limited liability company interests or other equity interests, (w) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (x) redeem or otherwise acquire any such partnership interests, limited liability company interests or other equity interests, (y) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (z) make any payment to any person the value of which is derived from or calculated based on the value of Partnership Common Units or Series A Preferred Units, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Partnership, General Partner or any of their respective Subsidiaries.

(c) Neither the Partnership, the General Partner nor any of their respective Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of the Partnership on any matter.

(d) Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which the Partnership, the General Partner or any of their respective Subsidiaries is a party with respect to the voting or registration of partnership interests, limited liability company interests or other equity interests of the Partnership, the General Partner or any of their respective Subsidiaries.

(e) The Partnership or a Subsidiary of the Partnership owns, directly or indirectly, all of the issued and outstanding partnership interests, limited liability company interests or other equity interests of each Subsidiary of the Partnership, free and clear of any preemptive rights and any Liens other than Partnership Permitted Liens, and all of such partnership interests, limited liability company interests or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for partnership interests, limited liability company interests or other equity interests in the Partnership’s Subsidiaries and except as set forth in Section 3.2(e) of the Partnership Disclosure Schedule, neither the General Partner, the Partnership nor any of its Subsidiaries owns, directly or indirectly, any partnership interest, limited liability company interest or other equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any partnership interest, limited liability company interest or other equity interest in any person), or has any obligation to acquire any such partnership interest, limited liability company interest or other equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) The General Partner is the sole general partner of the Partnership. The General Partner is the sole record and beneficial owner of the Partnership GP Interest and the Partnership Incentive Distribution Rights. The General Partner owns the Partnership GP Interest and the Partnership Incentive Distribution Rights free and clear of any Liens other than Partnership Permitted Liens. The General Partner has no assets, liabilities or obligations of any nature other than those incident to serving as the general partner of the Partnership.

(g) As used in this Agreement, “Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business, (C) arising under conditional sales contracts, tenders, statutory obligations, surety and appeals bonds, bids, government contracts, performance and return of money bonds, equipment leases and similar obligations, in each case so long as each of the aforementioned documents are with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) created pursuant to the agreements set forth on Section 3.2(g) of the Partnership Disclosure Schedule, (H) which an accurate, up to date survey would show, (I) resulting from any facts or circumstances relating to Parent or its affiliates, or (J) that does not and would not reasonably be expected to materially impair the continued use of Partnership Owned Real Property or Partnership Leased Real Property as currently operated, taken as whole; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business; (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto; (iv) with respect to any Partnership Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Partnership Real Property Lease; or (v) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Partnership Real Property, and not violated by the current use and operation of the Partnership Real Property.

(h) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3 Authority; Noncontravention.

(a) Each of the Partnership and the General Partner has the requisite limited partnership or limited liability company power and authority, as applicable, to enter into this Agreement and, subject to the adoption of this Agreement by holders of a majority of the outstanding Partnership Common Units, voting as a single class, entitled to vote thereon (the “Requisite Unitholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by the GP Board on behalf of the Partnership and the General Partner and, except for the Requisite Unitholder Approval, no other actions or proceedings on the part of the Partnership are necessary to authorize the consummation of the transactions contemplated hereby. The Requisite Unitholder Approval represents the only vote or consent of the holders of any class or series of the Partnership’s limited partner interests or other equity securities necessary to approve the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership and the General Partner, and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties hereto, this Agreement constitutes the legal, valid and binding agreement of the Partnership and the General Partner and is enforceable against the Partnership and the General Partner in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Equitable Exception”).

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” laws, (vi) the filing of the Certificates of Merger with the Secretary of State, (vii) the rules and regulations of the New York Stock Exchange (the “NYSE”), (viii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ix) rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with the filing with the SEC of a combined consent solicitation statement/prospectus in preliminary and definitive form in connection with the solicitation by the Partnership of written consents from the unitholders of the Partnership Common Units (the “Combined Consent Statement/Prospectus”), which shall include a form of consent that may be executed by the public unitholders of the Partnership Common Units in connection with the Requisite Unitholder Approval, and (x) the approvals set forth in Section 3.3(b) of the Partnership Disclosure Schedule (collectively, the “Partnership Approvals”), and, subject to the accuracy of the representations and warranties of Parent and each of the Merger Subs in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Partnership or the General Partner of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The execution and delivery by the Partnership and the General Partner of this Agreement do not, and, assuming the Partnership Approvals are obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Partnership or any of its Subsidiaries (other than SESH) to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement (except to the extent contemplated by the Partnership Credit Facilities), note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, or license binding upon the Partnership, the General Partner or any of their respective Subsidiaries (other than SESH) or result in the creation of any liens, claims, mortgages, encumbrances, covenants, conditions, restrictions, easements, pledges, security interests, or charges of any kind (each, a “Lien”) other than Partnership Permitted Liens, in each case, upon any of the properties or assets of the Partnership, the General Partner or any of their respective Subsidiaries (other than SESH), (ii) conflict with or result in any violation of any provision of the agreement of limited partnership, limited liability company agreement, certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Partnership, the General Partner or any of their respective Subsidiaries (other than SESH) or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Partnership Material Adverse Effect;

(d) Simultaneously with the execution of this Agreement, the Partnership and the General Partner have executed and delivered each of the Support Agreements;

(e) The Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the LP Merger, are in the best interests of the Partnership, its Subsidiaries and the holders of Partnership Common Units excluding the General Partner and its affiliates, (ii) approved this Agreement and the transactions contemplated hereby, including the LP Merger (the foregoing constituting Special Approval (as defined in the Partnership Agreement)) and (iii) recommended to the GP Board approval of this Agreement and the consummation of the transactions contemplated hereby, including the LP Merger; and

(f) The GP Board (acting, in part, based upon the receipt of the approval and recommendation of the Conflicts Committee), has, by unanimous vote, in good faith, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Partnership, its Subsidiaries and the General Partner (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (iv) authorized and directed that the approval of this Agreement and the transactions contemplated hereby be submitted to the Partnership’s unitholders to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Section 3.4 Reports and Financial Statements.

(a) The Partnership and each of its Subsidiaries has filed or furnished all forms, documents, reports, schedules certifications, prospectuses, registration and other statements required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2018 (collectively with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Partnership SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Partnership SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Partnership included in the Partnership SEC Documents fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries, as at the respective dates thereof (if amended, as of the date of the last such amendment), and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Partnership’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the General Partner’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The General Partner’s management has completed an assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the General Partner has disclosed to the Partnership’s auditors and the audit committee of the GP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Partnership’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Partnership’s consolidated balance sheet as of September 30, 2020 (the “Balance Sheet Date”) (including the notes thereto) included in the Partnership SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Partnership nor any Subsidiary of the Partnership has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Partnership and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign or multinational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Since January 1, 2018, neither the Partnership nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of all applicable Governmental Entities, and all rights under any Partnership Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Partnership Permits”), except where the failure to have obtained or filed any of the Partnership Permits would not have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are valid and in full force and effect except where the failure to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect No administrative, judicial or other proceeding is pending or, to the knowledge of the Partnership, threatened, that could reasonably be expected to result in the adverse modification, suspension, termination, or cancellation of any Partnership Permit, except where such modification, suspension, termination or cancellation would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and each of its Subsidiaries is and, except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2018 have been, in compliance with the terms and requirements of all Partnership Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Without limiting the generality of Section 3.7(a), the Partnership, each of its Subsidiaries, and, to the knowledge of the Partnership, each joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has not, to the knowledge of the Partnership, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of the Partnership, is not being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending or, to the knowledge of the Partnership, threatened in writing against or affecting the Partnership, any of its Subsidiaries, or any of their respective assets or operations, or to the knowledge of the Partnership, against any person or entity whose liability the Partnership or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) the Partnership and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2019 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Partnership Real Property or, to the knowledge of the Partnership, formerly owned, leased or operated by the Partnership or any Subsidiary of the Partnership that has given rise or could reasonably be expected to give rise to the Partnership or any Subsidiary of the Partnership incurring any remedial obligation or corrective action requirement under applicable Environmental Law, (iv) to the knowledge of the Partnership, no Hazardous Material has been disposed of or transported in violation of any applicable Environmental Law from any property currently or formerly owned, leased or operated by the Partnership or any Subsidiary of the Partnership or as a result of any operations or activities of the Partnership or any Subsidiary of the Partnership, (v) the Partnership is not party to any order or subject to any judgment or decree relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that imposes any obligation on the Partnership or any of its Subsidiaries under any Environmental Law, (vi) there have been no ruptures or explosions in the Partnership’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved, and (vii) to the Partnership’s knowledge, there are no defects, corrosion or other damage to any of the Partnership’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), pipeline safety, or any exposure to, release of, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials, in each case as in effect as of the date of this Agreement.

(ii) “Hazardous Materials” means any substance, material or waste that is listed, defined, designated, classified, or regulated as hazardous, toxic, radioactive, or dangerous, or as a “pollutant” or “contaminant,” or words of similar meaning under any Environmental Law, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances (PFAS).

(iii) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or Parent or any of their Subsidiaries, as applicable, and used for the conduct of the business of the Partnership or Parent or any of their Subsidiaries as presently conducted.

(c) Notwithstanding any other language in this Agreement, this Section 3.8 contains the Partnership’s sole representations with respect to Environmental Law or Hazardous Materials.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a)(i) of the Partnership Disclosure Schedule lists all material Partnership Benefit Plans. With respect to each material Partnership Benefit Plan and each Seller Plan, the Partnership has made available to Parent complete and accurate copies of (A) such Partnership Benefit Plan, including any amendment thereto, (B) a written description of any such Partnership Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three years with respect to any such Partnership Benefit Plan. For purposes of this Agreement, (i) “Partnership Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Partnership, the General Partner or any of their Subsidiaries (other than SESH), or under which the Partnership, the General Partner or any of their Subsidiaries (other than SESH) has any material liability (contingent or otherwise), and (ii) “ERISA Affiliate” means, with respect to any person, trade or business, any other person, trade or business (whether or not incorporated), that together with such first person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Section 3.9(a)(ii) of the Partnership Disclosure Schedule lists all material Benefit Plans maintained, sponsored or contributed to by any holder of Partnership Common Units and in which any Partnership Employee currently participates as an active employee (the “Seller Plans”).

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (B) all contributions required to be made under the terms of any Partnership Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Partnership’s financial statements in accordance with GAAP, (C) each of the Partnership, the General Partner and their Subsidiaries (other than SESH) are in compliance in all material respects with ERISA, the Code and all other Laws applicable to Partnership Benefit Plans, and (D) any Partnership Benefit Plan intended to be qualified under Section 401(a)

of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Partnership has made available to Parent a copy of the most recent such letter for each such Partnership Benefit Plan and, to the knowledge of the Partnership and the General Partner, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c) Neither the Partnership, the General Partner nor any of their Subsidiaries (other than SESH) maintains, contributes to or is required to contribute to or has any liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) Except as set forth on Section 3.9(d) of the Partnership Disclosure Schedule, neither the Partnership, the General Partner nor their Subsidiaries (other than SESH) maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

(e) None of the Partnership Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(f) Except as set forth in Section 5.6 and Section 5.7, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, pursuant to any Partnership Benefit Plan (i) entitle any current or former employee, consultant, officer or other service provider of the Partnership, the General Partner or their Subsidiaries (or, to the knowledge of the Partnership and the General Partner, Seconded Employees), other than SESH, to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction.

(g) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Partnership, the General Partner or their Subsidiaries (other than SESH) who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of the Partnership, the General Partner or their Subsidiaries (other than SESH) is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administered, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(j) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, there are no pending or, to the Partnership’s knowledge, threatened claims by or on behalf of any Partnership Benefit Plan, by any employee or beneficiary covered under any Partnership Benefit Plan or otherwise involving any Partnership Benefit Plan (other than routine claims for benefits).

Section 3.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, except for discussions and activities pertaining to this Agreement and the transactions contemplated hereby, and except with respect to COVID-19 and any COVID-19 Actions, the businesses of the Partnership and its Subsidiaries (other than SESH) have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been a Partnership Material Adverse Effect.

(c) From the date of this Agreement, there has not been a Partnership Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Partnership, threatened) by any Governmental Entity with respect to the Partnership or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Partnership, threatened) against or affecting the Partnership or any of its Subsidiaries, or any of their respective assets or operations, and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against or affecting the Partnership or any of its Subsidiaries or any of their respective assets or operations; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 3.12 Information Supplied. None of the information provided in writing by the Partnership specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Units in the LP Merger and in which the Combined Consent Statement/Prospectus will be included as a prospectus (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (b) the Combined Consent Statement/Prospectus will, on the date it is first mailed to the Partnership’s unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Combined Consent Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by the Partnership or the General Partner or any of their respective Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference therein, with respect to which no representation is made by the Partnership or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Partnership with respect to information or statements made or incorporated by reference in the Form S-4 or the Combined Consent Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Partnership.

Section 3.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no proceedings pending, or to the knowledge of Partnership, threatened in writing, alleging that Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the

rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries during the three years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, (iii) the Federal Communications Commission (the “FCC”), or (iv) any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 3.14 Tax Matters. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect:

(a) all Tax Returns that were required to be filed by or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate;

(b) all Taxes owed by the General Partner, the Partnership or any of the Partnership’s Subsidiaries, or for which the General Partner, the Partnership or any such Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Partnership Permitted Liens) on any of the assets of the General Partner, the Partnership or any of the Partnership’s Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the General Partner, the Partnership or any of the Partnership’s Subsidiaries;

(f) there is no written claim against the General Partner, the Partnership or any of the Partnership’s Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the General Partner, the Partnership or any such Subsidiaries;

(g) no claim has ever been made by an authority in a jurisdiction where the General Partner, the Partnership or any of the Partnership’s Subsidiaries does not file Tax Returns that the General Partner, the Partnership or such Subsidiary is or may be subject to taxation in that jurisdiction;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the General Partner, the Partnership or any such Subsidiaries;

(i) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(j) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the General Partner, Partnership or any such Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(k) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law) or has any liability for the Taxes of any person (other than the General Partner, the Partnership or any such Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(m) the General Partner, the Partnership and each of the Partnership’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(n) each of the General Partner and the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(o) neither the General Partner nor the Partnership is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Mergers, taken together, from properly being treated in accordance with the Intended Tax Treatment for U.S. federal income tax purposes.

Notwithstanding any other language in this Agreement, Section 3.9 and Section 3.14 contain the Partnership’s sole representations with respect to Tax matters.

Section 3.15 Employment and Labor Matters

(a) Except as set forth on Section 3.15(a) of the Partnership Disclosure Schedule, (i) neither the Partnership, the General Partner nor any of their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union, labor organization or employee association applicable to employees of, or individuals who provide services primarily with respect to, the Partnership, the General Partner or any of their Subsidiaries, (ii) there are no existing or, to the knowledge of the Partnership, threatened strikes or lockouts with respect to any employees of, or individuals who provide services primarily with respect to, the Partnership, the General Partner or any of their Subsidiaries, (iii) to the knowledge of the Partnership, there is no union organizing effort pending or threatened with respect to any employees of the Partnership, the General Partner, or their respective Subsidiaries (such individuals, other than the Seconded Employees, are referred to herein as the “Partnership Employees”) or the Seconded Employees, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Partnership, threatened with respect to Partnership Employees or, to the knowledge of the Partnership and the General Partner, the Seconded Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Partnership, threatened with respect to Partnership Employees or individuals who provide services primarily with respect to the Partnership or, to the knowledge of the Partnership and the General Partner, the Seconded Employees, the General Partner or any of their respective Subsidiaries. The Seconded Employees are not covered by any collective bargaining or similar agreement with any labor union, labor organization or similar employee association.

(b) Except for such matters that would not, individually or in the aggregate, have a Partnership Material Adverse Effect, the Partnership, the General Partner and their Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Partnership, the General Partner nor any of their Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken in the past three years.

Section 3.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or a Subsidiary of the Partnership owns, or is licensed or otherwise possesses subsisting rights to use, free and clear of Liens other than Partnership Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights used in and necessary to their respective businesses as currently conducted (collectively, the “Partnership Intellectual Property”). Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no pending or, to the knowledge of the Partnership, threatened claims by any person alleging infringement, misappropriation or other violation by the Partnership or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Partnership, the conduct of the business of the Partnership and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Partnership nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Partnership’s or any its Subsidiaries’ rights to Partnership Intellectual Property that is owned by the Partnership or a Subsidiary of the Partnership, and (iv) to the knowledge of the Partnership, no person is infringing, misappropriating or otherwise violating any Partnership Intellectual Property that is owned by the Partnership or a Subsidiary of the Partnership.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(c) As used in this Agreement, “IT Assets” means the computers, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment owned or controlled by the Partnership and its Subsidiaries that are required in connection with the operation of the business of the Partnership and its Subsidiaries.

Section 3.17 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property (and each real property at which material operations of the Partnership or any of its Subsidiaries are conducted) owned by the Partnership or any Subsidiary, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Partnership or any of its Partnership are conducted) (any property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property”; together with the Partnership Owned Real Property, collectively, the “Partnership Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, its Subsidiary or, to the knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and to the knowledge of the Partnership, no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Partnership Owned Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.18 Insurance. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, neither the Partnership nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Partnership, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.19 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Intrepid Partners, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Partnership Common Units other than the General Partner and its affiliates (which affiliates include but are not limited to the Sponsors).

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Partnership Benefit Plans and agreements filed as exhibits to the Partnership SEC Documents, as of the date of this Agreement, none of the Partnership, the General Partner or any of their Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Partnership or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Partnership or any of its Subsidiaries in an amount in excess of $25 million, other than (A) such indebtedness among the Partnership and its wholly-owned Subsidiaries or (B) such indebtedness obligations of SESH;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Partnership or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, limited liability company interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Partnership or any of its Subsidiaries in excess of $25 million; and

(vii) any material lease or sublease with respect to a Partnership Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Partnership Material Contracts.” “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) none of the Partnership, the General Partner or any of their Subsidiaries is in breach of or default under the terms of any Partnership Material Contract, (ii) no other party to any Partnership Material Contract, to the knowledge of the Partnership is in breach of or default under the terms of any Partnership Material Contract, and (iii) each Partnership Material Contract is a valid and binding obligation of the Partnership or the Subsidiary of the Partnership that is party thereto and, to the knowledge of the Partnership, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Finders or Brokers. Except as set forth on Section 3.21 of the Partnership Disclosure Schedule, none of the Partnership, the General Partner or any of their Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the LP Merger.

Section 3.22 State Takeover Statute. The action of the GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws. There is no unitholder rights plan in effect, to which the Partnership is a party or otherwise bound.

Section 3.23 Export Controls and Economic Sanctions.

(a) None of the Partnership, the General Partner any of their Subsidiaries, any of their respective owners, directors, officers, or employees or, to the knowledge of the Partnership, any other person working on behalf of any of the foregoing has directly or indirectly during the past five years taken any action in violation of any applicable Export Control and Economic Sanctions Laws in any material respect. To the extent that the Partnership’s activities are subject to Export Control and Economic Sanctions Laws, the Partnership has devised and maintained internal control systems and policies reasonably designed to detect and prevent violations of applicable Export Control and Economic Sanctions Laws. None of the Partnership, the General Partner, any of their Subsidiaries, or any of their respective owners, directors, officers, or employees, or, to the knowledge of the Partnership, any other person working on behalf of any of the foregoing is (A) a Sanctioned Party, (B) controlled by a Sanctioned Party, or (C) located in, organized under the Laws of, or resident in a Sanctioned Jurisdiction. No proceeding by or before any Governmental Entity involving the Partnership, the General Partner or any of their Subsidiaries or their respective directors, officers, employees, agents, distributors or Representatives relating to the Export Control and Economic Sanctions Laws is pending or, to the knowledge of the Partnership, threatened.

(b) As used in this Agreement, “Export Control and Economic Sanctions Laws” means the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), Section 3 of the Natural Gas Act (15 U.S.C. § 717b), the Administrative Procedures With Respect to the Import And Export of Natural Gas (10 C.F.R. Part 590), regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, and any similar export control or economic sanctions Laws of any country in which a person is performing activities, to the extent that such person is subject to such Laws. “Sanctioned Jurisdiction” means a country, state, territory, or region which is subject to comprehensive economic or trade restrictions under applicable Export Control and Economic Sanctions Laws, which may change from time to time (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine). “Sanctioned Party” means (i) any individual, entity, or government that is designated under or the subject of any sanctions, export restrictions, restricted party list, or blocking measures administered by a Governmental Entity with jurisdiction over a person, including but not limited to the Specially Designated Nationals and Blocked Persons List (“SDN List”), Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List (“SSI List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; and any similar lists of other jurisdictions to the extent applicable to a person; or (ii) any individual or entity that is 50% or more owned, directly or indirectly, by one or more individuals or entities that is designated on the SDN List or SSI List.

Section 3.24 No Additional Representations or Warranties; Non-Reliance.

(a) The Partnership acknowledges that none of Parent, Merger Sub or GP Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub or GP Merger Sub to the Partnership in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that none of Parent, Merger Sub or GP Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Partnership (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries, and the Partnership has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Partnership has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Partnership has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, in entering into this Agreement, the Partnership has relied solely upon its independent investigation and analysis of Parent and its Subsidiaries, and the Partnership acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, unitholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub, or GP Merger Sub to the Partnership, whether or not such representations, warranties or statements were made in writing or orally. The Partnership acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub or GP Merger Sub to the Partnership, (i) Parent, Merger Sub and GP Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Partnership is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent, Merger Sub or GP Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Partnership as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Partnership or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND GP MERGER SUB

Except as disclosed in (a) the Parent SEC Documents (excluding any disclosure set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements) or (b) the disclosure schedule delivered by Parent to the Partnership immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Parent Material Adverse Effect), each of Parent, Merger Sub and GP Merger Sub, jointly and severally, represents and warrants to the Partnership and the General Partner as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub, GP Merger Sub and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub, GP Merger Sub and their respective Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur: change, effect, development or occurrence: (i) disclosed in the Parent SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section or in any section relating to forward-looking statements or in any disclosure related to litigation or regulatory matters that caveats the uncertainty or likelihood of any particular outcome or the general unpredictability of an outcome to such litigation or regulatory matter) or as disclosed in the Parent Disclosure Schedule, (ii) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in supply, demand, currency exchange rates, interest rates, tariff policy, monetary policy or inflation, so long as such event, change, effect, development or occurrence does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, or (iii) resulting from or arising out of (A) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for Parent’s raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which Parent and its Subsidiaries operate, (C) resulting from the negotiation, execution, announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any taking of any action required by this Agreement, the Support Agreements (to the extent applicable) or at the request of the Partnership, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G)(1) earthquakes, any weather-related or other force majeure event or natural disasters, hurricanes, tsunamis, pandemics (including the existence, response to and impact of the COVID-19 pandemic) or outbreak or other natural disasters or (2) hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (H) any failure by Parent to meet any internal or external projections, forecasts, estimates, milestones or budgets or financial or operating predictions of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the unit price or trading volume of the Parent Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G) of this clause (iii), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(c) Parent has made available to the Partnership prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of Parent (the “Parent Certificate of Limited Partnership”), and (ii) the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, dated as of February 8, 2006 (the “Parent Partnership Agreement” and, together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request by the Partnership, Parent will make available to the Partnership the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent.

Section 4.2 Capitalization.

(a) As of February 15, 2021, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 2,702,436,307 Parent Common Units, (ii) 668,871,738 Class A Units representing limited partner interests in Parent (the “Class A Units”) and (iii) a non-economic general partner interest (the “Parent GP Interest”). As of February 15, 2021 34,123,485 Parent Common Units were issuable pursuant to employee and director equity plans of Parent (the “Parent Equity Plans”) and 29,627,228 Parent Common Units were subject to outstanding awards under the Parent Equity Plans. All outstanding limited partner interests and Parent GP Interest are duly authorized, validly issued, fully paid (to the extent required by the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(b) Except as set forth in Section 4.2(a) or as set forth in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any partnership interests, limited liability interests or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such partnership interests, limited liability company interests or other equity interests (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership interests, limited liability interests or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Units, Class A Units, Series G Preferred Units or other equity interests of Parent, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued or issuable in connection with the Mergers by Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of partnership interests, limited liability company interests or any other equity interests of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of each of Merger Sub and GP Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act). All of the issued and outstanding limited liability company interests of each of Merger Sub and GP Merger Sub are, and at the Effective Time will be, solely owned, beneficially and of record, by Parent. Neither Merger Sub nor GP Merger Sub has any outstanding subscription, option, warrant, call, convertible security, exchangeable security or other similar right, agreement or commitment pursuant to which any person other than Parent may acquire any equity security of Merger Sub or GP Merger Sub. Merger Sub and GP Merger Sub have been formed solely for the purpose of engaging in the Mergers and the other transactions contemplated by this Agreement. Neither Merger Sub nor GP Merger Sub has conducted or engaged in any business activities of any kind or type whatsoever or entered into any agreements or arrangements with any person prior to the date hereof and neither has, and prior to the Effective Time will not have, any assets, and has not and prior to the Effective Time, will not incur, directly or indirectly, liabilities or obligations of any nature other than those incident to their respective formation and pursuant to this Agreement and the LP Merger and the GP Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Parent Common Units constituting any part of the LP Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement). When issued pursuant to the terms hereof, the Series G Preferred Units to be issued to the holders of the Series A Preferred Units will be duly authorized, validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-303, 17-607 and 17-807 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(g) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding partnership interests, limited liability company interests or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such partnership interests, limited liability company interests or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for partnership interests, limited liability company interests or other equity interests in Parent’s Subsidiaries and except as set forth in Section 4.2(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any partnership interest, limited liability company interest or other equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any partnership interest, limited liability company interest or other equity interest in any person), or has any obligation to acquire any such partnership interest, limited liability company interest or other equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) As used in this Agreement, “Parent Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts, tenders, statutory obligations, surety and appeals bonds, bids, government contracts, performance and return of money bonds, equipment leases and similar obligations, in each case so long as each of the aforementioned documents are with third parties entered into in the ordinary course of business, (D) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Subsidiary of Parent, (G) created pursuant to the agreements set forth on Section 4.2(h) of the Parent Disclosure Schedule, (H) which an accurate up to date survey would show, (I) resulting from any facts or circumstances relating to the Partnership or its affiliates (other than Caribou and Ox and their respective affiliates (other than the Partnership and its Subsidiaries)), or (J) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated, taken as a whole; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business; (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto; (iv) with respect to any Parent Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Parent Real Property Lease; or (v) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Parent Real Property, and not violated by the current use and operation of the Parent Real Property.

Section 4.3 Authority; Noncontravention.

(a) Each of Parent, Merger Sub and GP Merger Sub has the requisite limited partnership or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. (i) This Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by the Board of Directors of Parent GP (the “Parent GP Board”) and Parent, as the sole member of Merger Sub and GP Merger Sub, and (ii) no other entity or equity-holder proceedings on the part of Parent, Merger Sub, GP Merger Sub or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. The Parent GP Board has approved this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Mergers, the issuance of Parent Common Units in connection with the LP Merger and the issuance of the Series G Preferred Units in connection with the Preferred Contribution and Issuance. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and GP Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties hereto, this Agreement constitutes the legal, valid and binding agreement of Parent, Merger Sub and GP Merger Sub and is enforceable against Parent, Merger Sub and GP Merger Sub in accordance with its terms, subject to Equitable Exceptions. Prior to the issuance of the Series G Preferred Units to Caribou, all partnership and limited liability company action, as the case may be, required to be taken by Parent, Parent GP or any of their equityholders, partners or members for (A) the authorization, execution and delivery of the Series G Preferred Units, (B) the authorization, execution and delivery of an amendment to the Parent Partnership Agreement to authorize and establish the terms of the Series G Preferred Units and (C) the consummation of the transactions contemplated by this Agreement, shall have been validly taken.

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Exchange Act, and the rules promulgated thereunder, (iv) the Securities Act, and the rules promulgated thereunder, (v) applicable state securities, takeover and “blue sky” laws, (vi) the filing of the Certificates of Merger with the Secretary of State, (vii) the rules and regulations of the NYSE, (viii) the HSR Act, (ix) rules and regulations of the SEC in connection with the filing with the SEC of the Combined Consent Statement/Prospectus, which shall include a form of consent that may be executed by the public unitholders of the Partnership Common Units in connection with the Requisite Unitholder Approval, and (x) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Partnership and the General Partner in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent, Merger Sub or GP Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent, Merger Sub and GP Merger Sub of this Agreement do not and, assuming the Parent Approvals are obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Partnership or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the agreement of limited partnership, limited liability company agreement, certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Simultaneously with the execution of this Agreement, each of Parent, Merger Sub and GP Merger Sub have executed and delivered each of the Support Agreements.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents, reports, schedules, certifications, prospectuses, registration and other statements required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2018 (collectively with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof (if amended, as of the date of the last such amendment), and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent GP as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Parent GP has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent GP has disclosed to Parent’s auditors and the audit committee of the Parent GP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Partnership prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have obtained or filed any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. No administrative, judicial or other proceeding is pending or, to the knowledge of Parent, threatened, that could reasonably be expected to result in the adverse modification, suspension, termination, or cancellation of any Parent Permit, except where such modification, suspension, termination or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2019 have been, in compliance in all respects with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.7(a), Parent, each of its Subsidiaries, and, to the knowledge of Parent, each joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the FCPA, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not, to the knowledge of Parent, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is not being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries, any of their respective assets or operations, or against any person or entity whose liability Parent or any of its Subsidiaries has retained or to the knowledge of Parent, assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2019 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Parent Real Property or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent, that has given rise or could reasonably be expected to give rise to Parent or any Subsidiary incurring any remedial obligation or corrective action requirement under applicable Environmental Law, (iv) to the knowledge of Parent, no Hazardous Material has been disposed of or transported in violation of any applicable Environmental Law from any Parent Real Property, (v) Parent is not party to any order or subject to any judgment or decree relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that imposes any obligation on Parent or any of its Subsidiaries under any Environmental Law, (vi) there have been no ruptures or explosions in Parent’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved and (vii) to Parent’s knowledge, there are no defects, corrosion or other damage to any of Parent’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) Notwithstanding any other language in this Agreement, this Section 4.8 contains Parent’s sole representations with respect to Environmental Law or Hazardous Materials.

Section 4.9 Employee Benefit Plans. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any material liability (contingent or current) (the “Parent Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Parent Benefit Plan have been timely made or, if not yet due, have been properly reflected in Parent’s financial statements in accordance with GAAP. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

Section 4.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, except for discussions and activities pertaining to this Agreement and the transactions contemplated hereby, and except with respect to COVID-19 and any COVID-19 Actions the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been a Parent Material Adverse Effect.

(c) From the date of this Agreement, there has not been a Parent Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there are no civil, criminal or administrative actions, suits, litigation, claims, causes of actions, inquiries, investigations, arbitrations proceedings, subpoenas, civil investigative demands or other requests for information pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries or any of their respective assets or operations and (b) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries or any of their respective assets or operations; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 4.12 Information Supplied. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Combined Consent Statement/Prospectus will, on the date it is first mailed to the Partnership’s unitholders and the holder of the Series A Preferred Unit, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Combined Consent Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by or on behalf of the Partnership for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Combined Consent Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, none of Parent or its Subsidiaries is, or has been in the past three years a holding company or a public-utility company as defined in PUHCA.

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no proceedings pending, or to the knowledge of Parent, threatened in writing, alleging that Parent or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or the PUHCA, or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or department in a state within which Parent or any of its Subsidiaries operates, as the case may be.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the (i) FERC under the NGA, the NGPA, the ICA, the PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, (iii) the FCC, or (iv) any state public utility commission or department in a state within which Parent or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate;

(b) all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(f) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries;

(g) no claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries;

(i) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(j) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(k) none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which ETP Holdco Corporation is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes)

(l) none of Parent or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(m) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(n) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(o) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Mergers, taken together, from properly being treated in accordance with the Intended Tax Treatment for U.S. federal income tax purposes.

Notwithstanding any other language in this Agreement, Section 4.9 and Section 4.14 contain Parent’s sole representations with respect to Tax matters.

Section 4.15 Employment and Labor Matters.

(a) Except for such matters as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent or any of its Subsidiaries, and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to any Parent Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent or its Subsidiaries in the past three years.

Section 4.16 Real Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary other than Parent Real Property Leases and Rights-of-Way (such owned real property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted) (any property subject to such lease, sublease or other agreement, the “Parent Leased Real Property,”; together with the Parent Owned Real Property, the “Parent Real Property”) and such leases subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Parent Permitted Liens and Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and to the knowledge of Parent, no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither Parent nor any of its Subsidiaries have received written notice of, and to the knowledge of Parent there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all pipelines operated by Parent and its Subsidiaries have and are entitled to the benefits of all Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps

(including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.17 Insurance. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received notice of any pending or, to the knowledge of Parent, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.18 Material Contracts.

(a) Except for this Agreement, Parent’s Benefit Plans and agreements filed as exhibits to the Parent SEC Documents, as of the date of this Agreement, none of Parent, Merger Sub, GP Merger Sub or any of their Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $200 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, limited liability company interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $200 million; and

(vii) any material lease or sublease with respect to a Parent Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Parent Material Contracts.”

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) no other party to any Parent Material Contract, to the knowledge of Parent, is in breach of or default under the terms of any Parent Material Contract and (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.19 Finders or Brokers. Except for Citigroup Global Markets Inc. and RBC Capital Markets, LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the LP Merger.

Section 4.20 State Takeover Statute. The action of the Parent GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws. There is no unitholder rights plan in effect, to which Parent is a party or otherwise bound.

Section 4.22 Ownership of Partnership Common Units. Neither Parent nor any affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section  13(d) of the Exchange Act) any Partnership Common Units.

Section 4.21 Export Controls and Economic Sanctions. None of Parent, any of its Subsidiaries, any of their respective owners, directors, officers, or employees or, to the knowledge of Parent, any other person working on behalf of any of the foregoing has directly or indirectly during the past five years taken any action in violation of any applicable Export Control and Economic Sanctions Laws in any material respect. Parent has devised and maintained internal control systems and policies reasonably designed to detect and prevent violations of applicable Export Control and Economic Sanctions Laws. None of Parent, any of its Subsidiaries, or any of their respective owners, directors, officers, or employees, or, to the knowledge of Parent, any other person working on behalf of any of the foregoing is (A) a Sanctioned Party, (B) controlled by a Sanctioned Party, or (C) located in, organized under the Laws of, or resident in a Sanctioned Jurisdiction. No proceeding by or before any Governmental Entity involving Parent or its Subsidiaries or their respective directors, officers, employees, agents, distributors or Representatives relating to the Export Control and Economic Sanctions Laws is pending or, to the knowledge of Parent, threatened.

Section 4.22 Availability of Funds. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to pay the GP Merger Consideration and to refinance the Partnership’s indebtedness or otherwise satisfy requirements of such obligations in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.23 No Additional Representations or Warranties; Non-Reliance.

(a) Each of Parent, Merger Sub and GP Merger Sub acknowledge that the Partnership and the General Partner do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Partnership or General Partner to Parent, Merger Sub or GP Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Partnership and the General Partner make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, Merger Sub or GP Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (ii) the future business and operations of the Partnership and its Subsidiaries, and neither Parent, Merger Sub nor GP Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Each of Parent, Merger Sub and GP Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Partnership and its Subsidiaries and acknowledge that Parent, Merger Sub and GP Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner to Parent and/or the Merger Subs in accordance with the terms hereof, in entering into this Agreement, each of Parent, Merger Sub and GP Merger Sub have relied solely upon its independent investigation and analysis of the Partnership and the Partnership’s Subsidiaries, and Parent, Merger Sub and GP Merger Sub acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Partnership, the General Partner or their Subsidiaries, or any of their respective affiliates, equityholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner to Parent, Merger Sub or GP Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent, Merger Sub and GP Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner do to Parent, Merger Sub or GP Merger Sub, (i) the Partnership does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent, Merger Sub and GP Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Partnership or the General Partner to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or GP Merger Sub as having been authorized by the Partnership, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or GP Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Partnership unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Partnership.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement (including the Pre-Closing Transactions and the Preferred Contributions), or (iv) as set forth in Section 5.1(a) of the Partnership Disclosure Schedule, the Partnership covenants and agrees that the Partnership shall and shall cause its Subsidiaries to use commercially reasonable efforts to (x) conduct their businesses in the ordinary course, and (y) preserve substantially intact their present lines of business and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this covenant unless such action would constitute a breach of such other provision.

(b) Each of the Partnership and the General Partner agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (x) as may be consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be contemplated or required by this Agreement or (z) as set forth in Section 5.1(b) of the Partnership Disclosure Schedule, each of the Partnership and the General Partner:

(i) shall not adopt any amendments to the Partnership Organizational Documents or the GP Organizational Documents and shall not permit any of the Partnership’s Subsidiaries to adopt any amendments to its certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or similar organizational documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any of its partnership interests, limited liability company interests or other equity interests of the Partnership, General Partner or any of their Subsidiaries or any securities convertible into or exchangeable for any such partnership interests, limited liability company interests or other equity interests, or any rights, warrants or options to acquire any such partnership interests, limited liability company interests, equity interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Partnership Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of Partnership Common Units in respect of the vesting, exercise or settlement of any Partnership Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 5.2(b)(viii) or (2) for transactions among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries which remain Subsidiaries after the consummation of such transaction;

(iii) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Partnership or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding partnership interests, limited liability company interests or other equity interests (whether in cash, assets, stock or other securities of the Partnership or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Partnership or to any Subsidiary of the Partnership in the ordinary course of business, (2) regular quarterly cash distributions with customary record and payment dates on the Series A Preferred Units not in excess of the quarterly cash distribution amount set forth in the Partnership Agreement (3) dividends or distributions required under applicable organizational documents of the Partnership’s non-wholly owned Subsidiaries to the equityholders of such Subsidiaries, in effect on the date of this Agreement, and (4) regular quarterly cash distributions with customary record and payment dates on the Partnership Common Units not in excess of $0.16525 per Partnership Common Unit per quarter;

(iv) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the LP Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries or in connection with an acquisition not prohibited by Section 5.1(b)(v);

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $25 million in the aggregate, except (1) as set forth in Section 5.1(b)(vii) – CapEx of the Partnership Disclosure Schedule (whether or not such acquisition, loan, advance, capital contribution or investment is made in the same fiscal years as set forth in the Section 5.1(b)(vii) – CapEx of the Partnership Disclosure Schedule) or (2) as made in connection with any transaction among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries or (3) capital contributions made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise; provided, however, that the Partnership shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the LP Merger;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $25 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries;

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $25 million in the aggregate, except for (1) expenditures set forth in Section 5.1(b)(vii) – CapEx of the Partnership Disclosure Schedule (whether or not such capital expenditure is made in the same fiscal years as set forth in the Section 5.1(b)(vii) – CapEx of the Partnership Disclosure Schedule)or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise;

(viii) except as required by Law or any Partnership Benefit Plan as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Partnership’s or General Partner’s directors or officers, except for (A) increases set forth in Section 5.1(b)(viii) of the Partnership Disclosure Schedule, and (B) if (y) the Closing occurs before July 1, 2021, customary increases in the ordinary course of business consistent with past practice for non-officer level employees, not to exceed $450,000 in the aggregate, and (z) the Closing occurs after July 1, 2021, customary increases in the ordinary course of business consistent with past practice for non-officer level employees, not to exceed 2% in the aggregate of base compensation paid to non-officer level employees in 2020, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the General Partner, the Partnership, (3) establish, adopt, enter into, terminate or amend any Partnership Benefit Plan (or any other employee benefit plan that would be a Partnership Benefit Plan if in effect on the date hereof), (4) enter into, terminate or amend any collective bargaining agreement, (5) make any change in the key management structure of the Partnership or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause), (6) grant any Partnership Equity Awards except for grants set forth in Section 5.1(b)(viii) of the Partnership Disclosure Schedule, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses or such loans or advances otherwise made in the ordinary course of business);

(ix) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, (2) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Partnership than such existing indebtedness, (3) for any guarantees by the Partnership of indebtedness of Subsidiaries of the Partnership or guarantees by the Partnership’s Subsidiaries of indebtedness of the Partnership or any Subsidiary of the Partnership, which indebtedness is incurred in compliance with this Section 5.1(b)(xi), (4)indebtedness incurred made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise and (5) any indebtedness incurred pursuant to that Amended and Restated Revolving Credit Agreement dated April 6, 2018 (as amended, restated, or otherwise modified from time to time) by and among the Partnership, Citibank, N.A., as administrative agent, and the lenders party thereto and/or pursuant to the Partnership’s commercial paper program, in the case of this clause (5), not to exceed $125 million in the aggregate; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Partnership and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Partnership or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xii) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Partnership Material Contract or under any Partnership Permit, in a manner or with an effect that is materially adverse to the Partnership and its Subsidiaries, taken as a whole;

(xiii) other than agreements, arrangements or Contracts made in the ordinary course of business, on terms no less favorable to the Partnership and its Subsidiaries than those generally being proved to or available from unrelated third parties, and in each case involving aggregate payments of less than $50 million, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, arrangement, Contract or other transaction with any Affiliate, including Caribou, Ox or any of their respective Affiliates or Subsidiaries;

(xiv) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Partnership SEC Documents or (2) that do not exceed $25 million in the aggregate;

(xv) shall not, and shall not permit any of its Subsidiaries to (except in the ordinary course of business), (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) surrender a claim for a material refund of Taxes;

(xvi) except as otherwise permitted by this Agreement or for transactions between the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Partnership or any Subsidiary, other than (1) at stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with Section 5.1(b)(xi), (3) prepayment and repayment of revolving loans (including the Partnership’s commercial paper program) in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(xvii) shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xvii) of this Section 5.1(b).

(c) Notwithstanding the provisions of this Section 5.1, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Partnership and its Subsidiaries may take or refrain from taking any COVID-19 Action so long as (i) prior thereto, the Partnership consults with, and considers in good faith, Parent’s suggestions and/or feedback, or (ii) such COVID-19 Action would not reasonably be expected to materially impact the Partnership’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement (including the Pre-Closing Transactions and the Preferred Contribution) or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that the Parent shall and shall cause its Subsidiaries to use commercially reasonable efforts to (x) conduct its businesses in the ordinary course, and (y) preserve substantially intact their present lines of business and preserve their relationships with significant customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this covenant unless such action would constitute a breach of such other provision.

(b) Parent agrees with the Partnership, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (x) as may be consented to by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be contemplated or required by this Agreement, including the Pre-Closing Transactions and the Preferred Contributions, or (z) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(i) shall not adopt any material amendments to the Parent Organizational Documents or the certificate of formation, limited liability company agreement or similar organizational documents of Parent GP;

(ii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any of its partnership interests, limited liability company interests or other equity interests of Parent or its Subsidiaries or any securities convertible into or exchangeable for any such partnership interests, limited liability company interests or other equity interests, or any rights, warrants or options to acquire any such partnership interests, limited liability company interests, equity interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (2) issuances of Parent Common Units in respect of any vesting or exercise of Parent equity awards and settlement of any Parent equity awards outstanding on the date hereof or as may be granted after the date hereof or as may be granted as permitted under this Section 5.2(b), (3) the sale of Parent Common Units pursuant to the exercise of options to purchase Parent Common Units if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (4) the grant of equity compensation awards under the Parent Equity Plans, or (5) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(iii) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding partnership interests, limited liability company interests or other equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) regular quarterly cash distributions with respect to the Parent Common Units and the Eagle Operating Preferred Units as set forth in Section 5.2(b)(iii) of the Parent Disclosure Schedule;

(iv) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the LP Merger and other than any merger, consolidation, restructuring or reorganization solely among Parent and its Subsidiaries or among Parent’s Subsidiaries or in connection with an acquisition not prohibited by Section 5.2(b)(v);

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the LP Merger;

(vi) shall not directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities, except (1) as set forth on Section 5.2(b)(vi) of the Parent Disclosure Schedule or (2) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(vii) shall not, and shall not permit any of its Subsidiaries to (except in the ordinary course of business), (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) surrender a claim for a material refund of Taxes;

(viii) shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Parent for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

(ix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.2(b).

(x) Notwithstanding the provisions of this Section 5.2, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, Parent and its Subsidiaries may take or refrain from taking any COVID-19 Action so long as (i) prior thereto, Parent consults with, and considers in good faith, the Partnership’s suggestions and/or feedback, or (ii) such COVID-19 Action would not reasonably be expected to materially impact Parent’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Section 5.3 Mutual Access.

(a) For purposes of furthering the transactions contemplated hereby, each of the Partnership and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Partnership and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Partnership may reasonably request, as the case may be (including information necessary to prepare the Combined Consent Statement/Prospectus). Notwithstanding the foregoing, neither the Partnership nor Parent shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law or would interfere with the ability of such party or any of its Subsidiaries’ ability to comply with any COVID-19 Measures. Neither the Partnership nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study or any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of November 30, 2020, between the Partnership and Parent (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation.

(a) From the date hereof and prior to the earlier of the Effective Time and the Termination Date, each of the Partnership and the General Partner shall not, and each of them shall cause their respective Subsidiaries, and the respective directors, officers, employees of the Partnership, the General Partner and such Subsidiaries not to, and shall use its reasonable best efforts to cause the Representatives of the Partnership, the General Partner and such Subsidiaries not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Parent, Merger Sub, GP Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent, Merger Sub, GP Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or requiring the Partnership to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (v) agree to do any of the foregoing. Nothing in this Section 5.4 shall prohibit the Partnership, or the GP Board, directly or indirectly through any officer, employee or Representative, from informing any person that the Partnership is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4.

(b) Following the execution of this Agreement, each of the Partnership and the General Partner shall, and each of them shall cause their respective Subsidiaries, and the respective directors, officers, employees of the Partnership, the General Partner and such Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Partnership, the General Partner and such Subsidiaries to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Partnership or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent, Merger Sub, GP Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Acquisition Proposal.

(c) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer, proposal by Parent, Merger Sub, GP Merger Sub or their respective affiliates) relating to any Acquisition Transaction; and

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than Parent, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Partnership and its Subsidiaries equal to 25% or more of the Partnership’s consolidated assets (based on their fair market value thereof) or to which 25% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) 25% or more of any class of equity securities of the Partnership entitled to vote with respect to the approval of this Agreement.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Partnership shall prepare and file with the SEC the Form S-4, which will include the Combined Consent Statement/Prospectus. Each of Parent and the Partnership shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the LP Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Parent Common Units in the LP Merger, and the Partnership shall furnish all information concerning the Partnership and the holders of Partnership Common Units, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Combined Consent Statement/Prospectus will be made by Parent or the Partnership, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Partnership, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Units issuable in connection with the LP Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Combined Consent Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Partnership, or any of their respective affiliates, officers or directors, is discovered by Parent or the Partnership that should be set forth in an amendment or supplement to any of the Form S-4 or the Combined Consent Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the unitholders of the Partnership. For the avoidance of doubt, the Combined Consent Statement/Prospectus shall not be required to include a recommendation by the GP Board or the Conflicts Committee to the Partnership’s unitholders regarding this Agreement.

(b) The General Partner shall distribute to the Partnership’s unitholders the Combined Consent Statement/Prospectus as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Partnership shall (i) in accordance with the Partnership Organizational Documents, including Sections 13.6 and 13.11 of the Partnership Agreement, and applicable Law, take all actions to establish a record date (which will be as soon as reasonably practicable after the date upon which the Form S-4 is declared effective) for the purpose of determining Partnership unitholders entitled to deliver written consents, and (ii) in accordance with the Partnership Organizational Documents and applicable Law, distribute to the Partnership’s unitholders, the Combined Consent Statement/Prospectus, which shall include a form of consent that may be executed by the public unitholders of the Partnership Common Units in connection with the Requisite Unitholder Approval, as soon as reasonably practicable after the date upon which the Form S-4 becomes effective (and, in the case of the Sponsors, within 24 hours of the Form S-4 being declared effective).

Section 5.6 Equity-Based Awards.

(a) Each award of phantom units that corresponds to Partnership Common Units and vests solely based on the passage of time (including any Seconded Employee Phantom Awards), whether vested or unvested

(“Partnership Phantom Units”), that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be assumed by Parent and converted into a restricted unit award representing a contractual right to receive Parent Common Units or, in the case of Seconded Employees, the right to receive cash determined based on the value of Parent Common Units (each an “Assumed Restricted Unit Award”). Each such Assumed Restricted Unit Award shall be converted into a restricted unit award to receive a number of Parent Common Units (or the cash equivalent thereof, as applicable) equal to the product obtained by multiplying (x) the number of Partnership Common Units subject to such Partnership Phantom Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up or down to the nearest whole Parent Common Unit. Each Assumed Restricted Unit Award shall otherwise be subject to the same terms and conditions (including as to vesting, distribution equivalent rights and issuance) as were applicable to the Partnership Phantom Unit immediately prior to the Effective Time.

(b) Each award of performance units that corresponds to Partnership Common Units, including Seconded Employee Performance Awards (each, a “Partnership Performance Award,” and together with the Partnership Phantom Units, the “Partnership Equity Awards”), that is outstanding and unvested as of the Effective Time, shall, as of the Effective Time, be measured as to performance as of the Effective Time (or a date reasonably proximate thereto) as determined in good faith by the GP Board and each such Partnership Performance Award shall, with respect to the number of Partnership Common Units that are considered earned with respect thereto based on the higher of actual performance or target shall, as of the Effective Time (the “Earned Performance Units”), be assumed by Parent and converted into an Assumed Restricted Unit Award, which shall have distribution equivalent rights and be eligible to vest solely based on continued service at the end of the performance period that was originally applicable thereto; provided, however, that the Earned Performance Units will vest upon a “qualifying termination” and, to the extent applicable, will incorporate the provisions related to termination due to “retirement,” as provided in the Partnership Phantom Unit Awards. Notwithstanding the foregoing, with respect to Partnership Performance Awards granted in 2021, the number of Earned Performance Units shall be equal to the target number of units granted, regardless of performance. The number of Parent Common Units that are subject to such Assumed Restricted Unit Awards shall be equal to the number of Earned Performance Units with respect to the corresponding Partnership Performance Award, multiplied by the Exchange Ratio, rounded up or down to the nearest whole Parent Common Unit. Any performance units that correspond to Partnership Common Units that are not Earned Performance Units shall, upon the Effective Time, automatically be cancelled for no consideration.

(c) The General Partner shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 5.6 and such transactions shall be subject to compliance with Section  409A of the Code.

Section 5.7 Employee Matters.

(a) Following the Effective Time and until the first anniversary of the Closing Date (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries to, provide the individuals who are employed by the Partnership, the General Partner or any of their Subsidiaries immediately before the Effective Time (the “Current Employees”) and who continue employment during such time period with (i) annual base salary or wages (as applicable) that are no less favorable than the annual base salary or wages (as applicable) provided to such Current Employees immediately prior to the Effective Time,(provided, that the foregoing shall not preclude Parent from implementing broad-based salary or other pay reduction programs following the date of this Agreement that are proportionate with reductions in salary or other pay for Parent’s other similarly situated employees), (ii) severance benefits that are no less favorable than the severance benefits set forth on Section 5.7(a) of the Partnership Disclosure Schedule, provided, however, that severance benefits for those certain employees subject to the Partnership’s February 2021 voluntary early retirement program (the “VERP”) and the other employees set forth on Section 5.7(a) of the Partnership Disclosure Schedule shall be as set forth in the VERP, and (iii) other compensation and employee benefits that are no less favorable than either, at Parent’s election, (A) the other compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries, or (B) the other compensation and employee benefits provided to such Current Employees immediately prior to the Effective Time (excluding equity and equity-based compensation, defined benefit and supplemental pensions and retiree medical benefits).

(b) For purposes of vesting, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Current Employees after the Effective Time (the “New Plans”), each Current Employee shall be credited with his or her years of service with the Partnership, the General Partner and their Subsidiaries and their respective predecessors and prior employers before the Effective Time, to the same extent as such Current Employee was entitled, before the Effective Time, to credit for such service under any similar Partnership Benefit Plan in which such Current Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Current Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Partnership Benefit Plan in which such Current Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to the same such conditions under the comparable Old Plans, (iii) credit amounts paid under any Old Plan providing medical, dental, pharmaceutical and/or vision benefits under any corresponding New Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the New Plan with respect to the plan year in which the Effective Time occurs, and (iv) assume and honor all vacation and paid time off days accrued by Current Employees prior to the Effective Time, including payment for such days upon termination of employment to the extent provided for under Law or the terms of the vacation and paid time off policies of the Partnership, the General Partner and their Subsidiaries, provided however, that the foregoing shall not restrict Parent from amending, modifying or terminating any applicable vacation or paid time off policy to the extent permitted by Law and (v) solely for vacation and paid time off policies, provide credit for years in the energy industry in addition to prior service credit with the Partnership, the General Partner and their Subsidiaries and their respective predecessors before the Effective Time. For purposes of this Agreement, “Benefit Plans” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (iii) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements.

(c) If the Effective Time occurs after July 1, 2021, then as soon as practicable following the Closing Date, Parent shall pay annual incentive bonuses for the 2021 calendar year in an amount equal to the higher of actual performance or target, prorated for the portion of the 2021 calendar year that occurs prior to the Closing Date, under the Partnership Short Term Incentive Plan. If the Effective Time occurs before July 1, 2021, then no pro-rated annual incentive bonuses will be paid in connection with the consummation of the transactions contemplated by this Agreement and the Current Employees will be eligible for annual bonuses for 2021 under the terms of Parent’s applicable short-term incentive plans as if they had been employed with Parent and its Subsidiaries from January 1, 2021.

(d) Parent shall establish and maintain or make provision for, the establishment or continuation of a health care and dependent care flexible spending account plans applicable to Current Employees and the election by any Current Employee under the Partnership Benefit Plan that includes flexible spending accounts will be continued as an election as if made under the applicable Benefit Plan containing flexible spending accounts from the beginning of the plan year of Partnership.

(e) If the Effective Time occurs prior to the end of a school semester, Parent acknowledges that the Partnership, the General Partner or their applicable Subsidiary or applicable successor thereof shall retain their obligations with respect to the Partnership’s tuition reimbursement program for the remainder of that semester and shall provide benefits thereunder in accordance with terms of such program to eligible Current Employees immediately prior to the Effective Time.

(f) If requested by Parent, subject to the terms of any such Partnership Benefit Plan and applicable Law, the Partnership or General Partner, as applicable, shall both (i) execute resolutions to terminate any Partnership Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Partnership 401(k) Plan”) and (ii) fully vest each Current Employee in his or her account balance in such Partnership 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Partnership shall provide Parent with executed resolutions of its or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Partnership 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Partnership and the General Partner shall also take and/or cause their Subsidiaries to take such other actions in furtherance of the termination of each Partnership 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Partnership 401(k) Plan following the ERISA Effective Date. Parent shall cause its Parent Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement to accept a direct rollover of any Current Employee’s benefits under the Partnership 401(k) Plan in cash and, if applicable, promissory notes.

(g) Parent acknowledges that the Partnership, the General Partner or their applicable Subsidiary or applicable successor thereof shall retain their obligations under the Partnership Deferred Compensation Plan and all duties and obligations thereunder. Parent will not cause the Partnership Deferred Compensation Plan to be terminated without payment of vested benefits accrued thereunder becoming payable to the participants therein.

(h) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Partnership Benefit Plans will occur at or prior to the Effective Time, as applicable. For the avoidance of doubt, Parent shall assume the Partnership Change of Control Plan and all duties and obligations of the Partnership thereunder. Parent will not terminate the Partnership Change of Control Plan prior to the end of the “Protected Period” as defined therein.

(i) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of Parent, the Surviving Entities or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Partnership Benefit Plan. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 (including, for the avoidance of doubt, Section 5.7(j)) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Partnership Benefit Plan or other compensation or benefit plan or arrangement (including any Benefit Plan of Parent or its Subsidiaries) for any purpose.

(j) Subject to Section 5.7(k) below, Parent, the Partnership and the General Partner shall reasonably cooperate to take such actions as are necessary or desirable to provide for the termination of all Secondment Arrangements, and shall use commercially reasonable efforts to enter into an agreement or agreements with Ox or its applicable affiliate pursuant to which (i) the Secondment Arrangements shall be terminated upon or as soon as reasonably practicable after the Effective Time such that, as of such time of termination, the Seconded Employees shall be eligible to participate in the Benefit Plans of Parent or its applicable Subsidiary(ies) (the actual time of such termination, the “Secondment Termination Time”), excluding those obligations which by the terms of the Secondment Arrangements are intended to survive any such termination; (ii) one of Parent, the Partnership, the General Partner, or an applicable Subsidiary or successor of the foregoing shall have made an offer of employment, effective upon the Secondment Termination Time, to each Seconded Employee with such offers of employment on terms consistent with the provisions of Sections 5.7(a)-(d) and (h) but applying Section 5.7(a)-(d) and (h) with respect to the Seconded Employees by taking into account the compensation and benefits provided to the Seconded Employees by Ox or its applicable affiliate, and the Seconded Employees’ service with Ox or its applicable affiliate as of, immediately prior to the Effective Time (excluding, for the avoidance of doubt, equity and equity-based compensation, defined benefit and supplemental pensions and retiree medical benefits); and (iii) the Termination Costs and Severance Costs (as defined in the applicable Secondment Arrangement) of each Seconded Employee who does not become a Current Employee, or for which a Sponsor is otherwise responsible in respect of any Seconded Employee under the terms of the applicable Secondment Arrangement, will remain the obligation of the Partnership, the General Partner or their applicable Subsidiary or successor to the extent such Termination Costs and Severance Costs are the obligation of the Partnership, the General Partner or their applicable Subsidiary or successor pursuant to the terms of the applicable Secondment Arrangement. For the avoidance of doubt, subject to Section 5.7(k) below, it is expected that all such Seconded Employees who accept such offers and commence employment with Parent, the Partnership, the General Partner, or an applicable Subsidiary or successor of the foregoing shall be considered Current Employees for purposes of this Section 5.7. From and after the date of this Agreement, the General Partner and the Partnership shall, and shall use commercially reasonable efforts to cause any person employing a Seconded Employee to, reasonably cooperate with Parent and provide Parent with such information regarding the Seconded Employees as is reasonably requested by Parent, including compensation information. Section 5.7(j) of the Partnership Disclosure Schedule sets forth, to the knowledge of the Partnership, a true and correct list of each Benefit Plan or other agreement maintained, sponsored, or entered into by a Sponsor (or an Affiliate thereof) pursuant to which any Termination Costs and Severance Costs would be incurred with respect to any Seconded Employee.

(k) Inactive Seconded Employees. With respect to any Seconded Employee who, as of the Closing, is not actively in service and on a disability or other approved leave of absence (excluding bona fide vacation) (an “Inactive Seconded Employee”), Ox or its applicable affiliate shall employ or shall continue to employ such Inactive Seconded Employee following the Closing and the applicable Secondment Arrangement will remain in effect with respect to and will continue to cover such Inactive Seconded Employee until he or she returns to active service or terminates employment with Ox or its applicable affiliate, and Parent’s, the Partnership’s, the General Partnership’s, or their applicable Subsidiary’s offer of employment to such Inactive Seconded Employee shall be for employment on the earliest reasonably practicable date following the date on which such Inactive Seconded Employee is able to return to work, and otherwise on the terms and conditions consistent with this Section 5.7(k); provided that such Inactive Seconded Employee is able to return to work within 180 days following the Closing Date, or such later time as required by applicable Law. For all purposes of this Agreement, in the case of any Inactive Seconded Employee who becomes a Current Employee, the date that such Inactive Seconded Employee commences (or is deemed to commence) employment with Parent or its Subsidiaries or the time of such commencement (or deemed commencement) of employment shall be substituted for the “Secondment Termination Time,” wherever such term appears, except where the context requires otherwise.

Section 5.8 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause its Subsidiaries and affiliates (other than Caribou and Ox and their respective affiliates (other than the Partnership and its Subsidiaries) to use) its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the LP Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Partnership Approvals and the Parent Approvals, from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, consent or approval from any Governmental Entity, in each case as promptly as commercially practicable, (ii) obtain all necessary consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as commercially practicable, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Partnership and Parent shall use their reasonable best efforts to (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make all required or advisable filings under the HSR Act, (ii) make available to the other party such information as the other party may reasonably request in order to make any HSR Act filings or respond to information or document requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of substantive notices or other substantive communications or correspondence between the Partnership or Parent, or any of their respective Subsidiaries or affiliates, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any substantive communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the LP Merger or the other transactions contemplated by this Agreement, the Partnership and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection therewith. Each of the Partnership and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the LP Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) In furtherance and not in limitation of the foregoing, each of parties hereto shall use their reasonable best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the LP Merger or the other transactions contemplated by this Agreement from any relevant Governmental Entity and (ii) using reasonable best efforts to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions.

(d) Notwithstanding anything herein to the contrary, Parent agrees, and shall cause its Subsidiaries and affiliates, to take any and all steps necessary to (and the Partnership agrees, and shall cause its Subsidiaries and affiliates (other than Caribou and Ox and their respective affiliates (other than the Partnership and its Subsidiaries)), as necessary, to cooperate with Parent to) eliminate each and every impediment under any antitrust or competition law that is asserted by any Governmental Entity or any other party so as to enable the parties hereto to close the transactions contemplated hereby no later than the End Date, including but not limited to (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of Parent’s and its Subsidiaries’ assets, properties or businesses or of the Partnership’s properties or businesses to be acquired by it pursuant hereto, and the entering into such other arrangements as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement no later than the End Date and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring no later than the End Date; provided, however, that such litigation in no way limits the other obligations of the parties; provided, further, that notwithstanding anything to the contrary contained in this Section 5.8 or otherwise in this Agreement, Parent and its Subsidiaries and affiliates shall not be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any sale, divestiture or disposition of any assets, properties or businesses of Parent, the Partnership or their respective Subsidiaries or affiliates that would require Parent or its Subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict Parent’s or its Subsidiaries’ or affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of Parent, the Partnership or any of their respective Subsidiaries or affiliates (other than Caribou and Ox and their respective affiliates (other than the Partnership and its Subsidiaries)) meeting or exceeding the Remedy Threshold. The Partnership and its Subsidiaries and affiliates (other than Caribou and Ox and their respective affiliates (other than the Partnership and its Subsidiaries)) (a) shall not, without the prior written consent of Parent, and (b) shall, if requested in writing by Parent, offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy as described in this Section 5.8(d).

Section 5.9 Takeover Statutes. If any takeover law may become, or may purport to be, applicable to the LP Merger or any other transactions contemplated hereby, each of the Partnership and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. So long as this Agreement is in effect, Parent and the Partnership shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the LP Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Each of Parent and the Partnership may issue a press release, reasonably acceptable to the other party, announcing this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Parent, Merger Sub and GP Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of any of the current or former Indemnified Parties as provided in their respective certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement (including the Partnership Organizational Documents and the GP Organizational Documents) or other organizational documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of six years from the Effective Time, Parent, the Surviving Entities shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Partnership’s, the General Partner’s and any of their respective Subsidiaries’ certificates of limited partnership, partnership agreement, certificates of formation, limited liability company agreements, certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time (including the Partnership Organizational Documents and the GP Organizational Documents) or in any indemnification agreements of the General Partner, the Partnership or their respective Subsidiaries with any of their respective current or former Indemnified Parties in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions (and Parent, Merger Sub and GP Merger Sub shall not authorize or consent to any such amendment, repeal or other modification) of the Surviving Entities’ certificate of limited partnership, certificate of formation, partnership agreement and limited liability company agreement, as applicable, in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former Indemnified Parties; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such

Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the GP Surviving Entity, Surviving Entity and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) Parent and the Surviving Entities shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Partnership, General Partner or any of their respective Subsidiaries and each person who served as a director, officer, member, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Partnership, General Partner or any of their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses and other costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Partnership Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s) (an “Action”), arising out of, relating to or in connection with their status, services or duties as an Indemnified Party or any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee, agent or other fiduciary of any entity if such service was at the request or for the benefit of the Partnership and in all cases including any matters pertaining or relating to this Agreement, the transactions contemplated hereby and any approvals, determinations or processes relating to the foregoing). In the event of any such Action, the Surviving Entities shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the General Partner, Partnership and their respective Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Partnership prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably available for such amount. If the Partnership in its sole discretion elects, then the Partnership may, prior to the Effective Time, purchase (and prepay in full the aggregate premium for) a “tail policy,” that by its terms survives the Effective Time and the transactions contemplated hereby, with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such or relating to their status, service or duties as Indemnified Parties (with such policy having at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as existing policies); provided that in no event shall the Partnership be required to pay as the cost of such policy in excess of six times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.11(c). If a “tail policy” is purchased, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of limited partnership or partnership agreement or other organization documents of the Partnership or any of its Subsidiaries or the Surviving Entities, any other indemnification arrangement, the Delaware LP Act or otherwise.

(f) In the event Parent, the Surviving Entities or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entities, as the case may be, shall assume the obligations of such party set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the General Partner, Partnership or any of their respective Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of Parent and the Surviving Entities under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the LP Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Entity and their respective successors and assigns.

Section 5.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Partnership and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) or acquisitions of Parent Common Units (including derivative securities with respect to Parent Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Tax Matters.

(a) Parent, the Partnership and the General Partner each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, (a) the Preferred Contributions and the Mergers are intended to be treated as (i) a contribution pursuant to Section 721(a) of the Code by Caribou of all such Series A Preferred Units to Parent in exchange for Series G Preferred Units, (ii) a contribution pursuant to Section 351 of the Code by Parent of the Requisite Corporate Preferred Portion of such Series A Preferred Units to a Subsidiary of Parent that is treated as a corporation for U.S. federal income tax purposes, (iii) a contribution pursuant to Section 721(a) of the Code by each holder of Partnership Common Units of all such Common Units to Parent in exchange for Parent Common Units and (iv) in accordance with IRS Revenue Ruling 99-6, (A) to the Sponsors, the sale by the Sponsors of their interests in the General Partner to Parent in exchange for cash, and (B) to Parent, liquidation of the General Partner followed by a purchase of the assets of the General Partner from the Sponsors in exchange for cash, and (b) none of Parent, the Partnership, the General Partner, nor any partner or member, as the case may be, of Parent, the Partnership or the General Partner is intended to recognize taxable gain (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) a disguised sale attributable to contributions of cash or other property to the Partnership or the General Partner after the date of this Agreement and prior to the Effective Time, (C) the receipt of the GP Merger Consideration and (D) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Partnership Common Units or Series A Preferred Units that has beneficially owned more than five percent of the total Partnership Common Units or Series A Preferred Units, respectively, at any time in the five year period ending on the Closing Date) (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of Parent, the Partnership and the General Partner agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other parties to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

(b) Each of Parent and the Partnership will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Preferred Contributions and the Mergers, taken together, to properly be treated, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any actions that would reasonably be expected to prevent or impede the Preferred Contributions and the Mergers, taken together, from properly being treated, in accordance with the Intended Tax Treatment.

(c) Each of Parent, the General Partner and the Partnership will use its reasonable best efforts and will reasonably cooperate with one another to obtain the opinions of counsel referred to in Section 6.1(e), Section 6.1(f), Section 6.2(e) and Section 6.3(d) (the “Required Tax Opinions”). In connection therewith, (i) Parent shall deliver to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render the Required Tax Opinions, as applicable (the “Parent Tax Certificate”) and (ii) the Partnership shall deliver to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render the Required Tax Opinions, as applicable (the “Partnership Tax Certificate”), in each case dated as of the Closing Date (and, if requested, Parent and the Partnership shall deliver such certificates to requisite counsels in connection with any opinions to be filed in connection with the Form S-4 dated as of the date of such opinions), and Parent, the General Partner and the Partnership shall provide such other information as reasonably requested by counsels for purposes of rendering the Required Tax Opinions (or any opinions to be filed in connection with the Form S-4).

(d) Parent shall (i) prepare and file any U.S. federal (and applicable state and local) income Tax Returns for the Partnership for the tax year including the Closing Date (and any prior years for which such returns are not yet filed as of Closing) in accordance with the past practices of the Partnership (other than reflecting an interim closing of the books under Section 706 of the Code on the Closing Date), and (ii) provide Caribou and Ox with access to such Partnership files, work papers and other materials as Caribou or Ox may reasonably request to confirm that such Tax Returns have been prepared in accordance with the past practices of the Partnership.

(e) Parent shall cause the Requisite Corporate Preferred Portion of the Series A Preferred Units (or any interest in the Partnership into which such Series A Preferred Units are converted) to be held by a Subsidiary of Parent that is treated as a corporation for U.S. federal income tax purposes or another Subsidiary of Parent (the “Preferred Holding Subsidiary”) that is regarded as separate from Parent or any Parent affiliate that owns interests in the Partnership other than the Requisite Corporate Preferred Portion for U.S. federal income tax purposes for the longer of (A) a period of six months following the Closing or (B) through the end of the calendar year that includes the Closing.

Section 5.15 NYSE Listing. Parent shall cause the Parent Common Units to be issued in the LP Merger and such other Parent Common Units to be reserved for issuance in connection with the LP Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.16 Financing Assistance.

(a) Prior to the Effective Time, the Partnership shall, and shall cause its Subsidiaries and their respective Representatives to, use commercially reasonable efforts to provide customary cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the LP Merger, in each case, as may be reasonably requested by Parent, Merger Sub or their Representatives. Notwithstanding anything to the contrary herein, Parent and Merger Sub acknowledge and agree that consummation of any such financing by Parent or any of its Subsidiaries is not a condition to Closing or any of their respective obligations under this Agreement. Without limiting the generality of the foregoing, the Partnership shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable request of Parent, (i) furnish the report of the Partnership’s auditor on the three most recently available audited consolidated financial statements of the Partnership and its Subsidiaries and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any customary additional financial statements, schedules, business or other financial data relating to the Partnership and its Subsidiaries as may be reasonably necessary to consummate any such financing, including providing customary assistance for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary and reasonably necessary in connection with any such financing (it being understood, in any event, that Parent shall be solely responsible for the preparation of any such pro forma financial information and/or pro forma financial statements); (iii) provide customary direct contact between (x) senior management and advisors, including auditors, of the Partnership and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors, as applicable, in connection with any such financing, at reasonable times during regular business hours, and upon reasonable advance notice; (iv) make available, at reasonable times during regular business hours, and upon reasonable advance notice, the employees and advisors of the Partnership and its Subsidiaries to provide customary assistance with Parent’s or its Subsidiaries’ preparation of business projections; (v) obtain the reasonable cooperation and assistance of counsel to the Partnership and its Subsidiaries in connection with the customary legal opinions that counsel to Parent and its Subsidiaries may require to deliver with respect to any such financing; (vi) reasonably assist in the preparation of (but not, in each case of the following, entering into or executing) documents, opinions, certificates, and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit Parent or its Subsidiaries to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) reasonably assist in the preparation of one or more customary confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent and reasonably necessary for such financing; (viii) permit Parent or its Subsidiaries’ customary use of the Partnership’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to (A) advance review of and consultation with respect to such use; provided that, Parent agrees not to use any such logos to the extent that after such consultation the Partnership informs Parent that, despite the Partnership’s use of commercially reasonable efforts to remove or obtain a waiver of such prohibition, such use is prohibited by existing contractual obligations of the Partnership and its Subsidiaries, and (B) such use is not intended to, nor reasonably likely to, harm or disparage the Partnership or any of its Subsidiaries), (ix) participate in a reasonable number of meetings and presentations, during regular business hours and upon reasonable advance notice, with arrangers and prospective lenders and investors, as applicable (including the participation in such meetings of the Partnership’s senior management) and, in each case, at times and locations to be mutually agreed, (x) as further set forth in Section 5.16(c) below, take customary actions as may be reasonably requested by Parent in connection with the repayment of certain existing indebtedness for borrowed money of the Partnership and its Subsidiaries, including delivery of customary payoff and release documentation with respect thereto and (xi) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals for such financing.

(b) Notwithstanding anything in this Section 5.16 to the contrary, in fulfilling its obligations pursuant to this Section 5.16, (i) none of the General Partner, the Partnership, its Subsidiaries or their respective Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time (B) enter into any definitive agreement the effectiveness of which is not conditioned upon Closing, or (C) give any indemnities that are effective prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations or business of the Partnership and its Subsidiaries and (iii) Parent shall, promptly upon request by the Partnership, reimburse the General Partner and the Partnership for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket auditor’s, accountant’s, and attorneys’ fees) incurred by the General Partner, the Partnership or any of its Subsidiaries or their respective Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the General Partner, the Partnership and its Subsidiaries from and against any and all claims, losses, or damages suffered or incurred by them directly or indirectly in connection with the arrangement of any such financing or any information provided in connection therewith (other than to the extent related to information provided by the General Partner, the Partnership, its Subsidiaries or their respective Representatives that contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading). In addition, no action, liability, or obligation of the General Partner, the Partnership, any of its Subsidiaries, or any of their respective Representatives pursuant to any agreement, arrangement, contract, certificate, instrument, or other document relating to any such financing will be effective until the Effective Time, and none of the General Partner, the Partnership, nor any of its Subsidiaries will be required to take any action pursuant to any of the foregoing that is not contingent on the occurrence of the Closing or that must be effective before the Effective Time. Further, nothing in this Section 5.16 will require (1) the General Partner, the Partnership, its Subsidiaries, or their respective Representatives to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any financing is obtained or pledge any collateral with respect to any financing prior to Closing or (2) any officer or Representative of the General Partner, the Partnership or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.16 that could reasonably be expected to result in personal liability to such officer or Representative, or (3) the Representatives of the General Partner, the Partnership or its Subsidiaries to deliver any legal opinions with respect to such financing.

(c) At the request of Parent, the Partnership shall deliver to Parent on or prior to the Closing Date customary payoff letters or other satisfactory documentation from any third-party lenders (or agents therefor), trustees, or other holders of indebtedness of the Partnership or its Subsidiaries (or representatives therefor), as applicable, in the customary forms of such lenders, trustees or other holder of indebtedness or otherwise in form reasonably satisfactory to Parent, in each case, solely with respect to the indebtedness or obligations of the Partnership and its Subsidiaries set forth in Section 5.16(c) of the Partnership Disclosure Schedule (provided, that the Partnership shall use its commercially reasonable efforts to deliver such payoff letters or other documentation, as applicable, referred to in this clause (c) to Parent at least one calendar day prior to the Closing Date); provided, however, that the Partnership and its Subsidiaries shall not be obligated to make or cause to become effective any such action (nor shall the Partnership or any of its Subsidiaries be required to incur any cost or liability in respect thereof), and no such borrowings or indebtedness shall be repaid, prior to the Effective Time. The Partnership shall reasonably cooperate with Parent in replacing any letters of credit issued pursuant to the facilities evidencing the above referenced indebtedness or obligations.

(d) The Partnership shall, at the written request of Parent, (i) call for prepayment or redemption, or prepay or redeem, (ii) use commercially reasonable efforts to attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of the Partnership or any of its Subsidiaries; provided, however, that the Partnership and its Subsidiaries shall not be obligated to make or cause to become effective any such action (nor shall the Partnership or any of its Subsidiaries be required to incur any cost or liability in respect thereof) prior to the Effective Time. For the avoidance of doubt, any such redemption, prepayment or other payment made to satisfy and discharge or defease such portion of indebtedness for borrowed money of the Partnership or any of its Subsidiaries prior to or at Closing shall be the sole obligation of Parent, and all reasonable and documented out-of-pocket costs and expenses incurred by the Partnership or any of its Subsidiaries or their respective Representatives under this clause (d) shall be promptly reimbursed by Parent upon request. Parent shall prepare all necessary and appropriate documentation in connection with any action described above, and provide the Partnership, its Subsidiaries, and their respective Representatives with a reasonable opportunity and prior notice to comment on such documents. Parent and the Partnership shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

Section 5.17 Obligations of Merger Subs and the Surviving Entities. Parent shall take all action necessary to cause each of the Merger Subs and the Surviving Entities to perform their respective obligations under this Agreement.

Section 5.18 Termination of Certain Agreements. Prior to the Effective Time, the agreements and arrangements (a) between the Sponsors relating to the Partnership, the General Partner and/or the Subsidiaries of the Partnership and (b) between a Sponsor and the Partnership, the General Partner and/or the Subsidiaries of the Partnership, in each case, as set forth Section 5.18 of the Partnership Disclosure Schedule, shall be terminated.

Section 5.19 Resignations. At or prior to the Closing Date, the General Partner shall (i) deliver duly executed letters of resignation or (ii) cause the removal, in each case, effective as of the Closing Date, of any member of the GP Board, manager, and/or officer of the General Partner, the Partnership or any of their respective Subsidiaries thereof that have been designated in writing by Parent at least three business days prior to the Closing Date (it being understood that such resignation shall not constitute a voluntary termination of employment with respect to any officer or director of the Partnership or its Subsidiaries).

Section 5.20 Distributions. After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any distributions:

(a) in respect of Parent Common Units, Partnership Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Common Units shall not receive, for any quarter, distributions both in respect of Partnership Common Units and also distributions in respect of Parent Common Units, as the case may be, that they receive in exchange therefor as LP Merger Consideration, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Common Units or (b) only distributions in respect of Parent Common Units that they receive as LP Merger Consideration; and

(b) in respect of Series A Preferred Units and the Series G Preferred Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Series A Preferred Units shall not receive, for any quarter, distributions both in respect of Series G Preferred Units and also distributions in respect of Series A Preferred Units, as the case may be, that they receive in connection with the Preferred Contribution and Issuance, but that they shall receive for any such quarter either: (a) only distributions in respect of Series A Preferred Units or (b) only distributions in respect of Series G Preferred Units that they receive in connection with the Preferred Contribution and Issuance.

Section 5.21 Conflicts Committees. Prior to the Effective Time, the General Partner shall not, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner that is a member of the Conflicts Committee either as a member of the GP Board or the Conflicts Committee. For the avoidance of doubt, this Section 5.21 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the organizational documents of the General Partner.

Section 5.22 Treatment of SESH. Notwithstanding anything to the contrary, with respect to SESH, the Partnership’s or the General Partner’s obligations under any section in this Agreement to cause SESH to take an action or not to take an action shall be deemed satisfied so long as the Partnership or the General Partner, as applicable, takes all lawful actions available to it and within its power under the organizational documents of SESH in order to cause SESH to take or not take such action; provided, however, that in connection with the foregoing, the Partnership or the General Partner, as applicable, shall not be obligated to take any action that would violate the applicable organizational documents or other binding governance arrangements of SESH or in contravention of the rights of the other parties to SESH.

ARTICLE VI.

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Requisite Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Organizational Documents;

(b) No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits, prevents or makes unlawful the consummation of the Mergers or the other transactions contemplated by this Agreement;

(c) All waiting periods (and any extensions thereof) applicable to the Mergers or the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Parent shall have received an opinion of Latham & Watkins dated as of the Closing Date to the effect that (A) at least 90% of the gross income of Parent for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (B) at least 90% of the combined gross income of each of Parent and the Partnership for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Latham & Watkins shall be entitled to receive and rely upon the Parent Tax Certificate, the Partnership Tax Certificate and any other representations, warranties and covenants of officers of Parent and the Partnership and any of their respective affiliates, which for the avoidance of doubt, for purposes of this Section 6.1(e), shall include the Sponsors, as to such matters as such counsel may reasonably request; and

(f) The Partnership shall have received an opinion of Vinson & Elkins L.L.P. (“Vinson & Elkins”) dated as of the Closing Date to the effect that at least 90% of the gross income of the Partnership for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins shall be entitled to receive and rely upon the Partnership Tax Certificate, the Parent Tax Certificate and any other representations, warranties and covenants of officers of the Partnership and any of its respective affiliates, which, for the avoidance of doubt, for purposes of this Section 6.1(f), shall include the Sponsors, as to such matters as such counsel may reasonably request.

Section 6.2 Conditions to Obligation of the Partnership to Effect the Mergers. The obligation of the Partnership and the General Partner to effect the Mergers is further subject to the fulfillment (or waiver by both the Partnership and the General Partner) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent, Merger Sub and GP Merger Sub set forth in (i) this Agreement (other than in Section 4.2(a), Section 4.10(b) and Section 4.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 4.10(b) and Section 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Parent shall have delivered to the Partnership a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent GP, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) The Parent Common Units to be issued in the LP Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e) The Partnership and the General Partner shall have received an opinion of Vinson & Elkins (upon which each Sponsor is entitled to rely) dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Partnership should not recognize any income or gain as a result of the Mergers and (ii) no gain or loss should be recognized by holders of Partnership Common Units (in their capacity as holders of Partnership Common Units) as a result of the Mergers (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) from the deemed sale of Parent Common Units pursuant to Section 2.3, (C) a disguised sale attributable to contributions of cash or other property to the Partnership after the date of this Agreement and prior to the Effective Time and (D) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Partnership Common Units that has beneficially owned more than five percent of the total Partnership Common Units at any time in the five year period ending on the Closing Date). In rendering such opinion, Vinson & Elkins shall be entitled to receive and rely upon the Partnership Tax Certificate, the Parent Tax Certificate and any other representations, warranties and covenants of officers of the Partnership, the General Partner and Parent and any of their respective affiliates, which, for the avoidance of doubt, for purposes of this Section 6.2(e), shall include the Sponsors, as to such matters as such counsel may reasonably request;

(f) The Pre-Closing Transactions shall have been completed;

(g) The Preferred Contributions shall have been completed; and

(h) Parent shall have delivered a duly executed counterpart to the Registration Rights Agreement.

Section 6.3 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent to effect the Mergers is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Partnership and the General Partner set forth in (i) this Agreement (other than in Section 3.2(a), Section 3.10(b) and Section 3.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Partnership Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (ii) Section 3.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 3.10(b) and Section 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b) The Partnership shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Partnership shall have delivered to Parent a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of the General Partner, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(d) Parent shall have received an opinion of Latham & Watkins dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) Parent should not recognize any income or gain as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss should be recognized by holders of Parent Common Units immediately prior to the Mergers as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Latham & Watkins shall be entitled to receive and rely upon the Parent Tax Certificate, the Partnership Tax Certificate and any other representations, warranties and covenants of officers of Parent, the Partnership and the General Partner and any of their respective affiliates, which, for the avoidance of doubt, for purposes of this Section  6.3(d),shall include the Sponsors, as to such matters as such counsel may reasonably request.

Section  6.4 Frustration of Closing Conditions. Neither the Partnership nor Parent may rely, either as a basis for not consummating the LP Merger or terminating this Agreement and abandoning the LP Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent;

(b) by either the Partnership or Parent, if the LP Merger shall not have been consummated on or prior to November 30, 2021 (the “End Date”); provided, however, that if all of the conditions to Closing, other than any of the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date shall automatically be extended to February 28, 2022, which date shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Partnership or Parent, if an injunction or other Law shall have been entered, enacted or become effective permanently restraining, enjoining or otherwise prohibiting the consummation of the

Mergers and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the material breach by such party of any covenant or other agreement of such party set forth in this Agreement;

(d) by the Partnership, if Parent, Merger Sub or GP Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Partnership describing such breach or failure in reasonable detail (provided that the Partnership is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(e) by Parent, if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Partnership or the General Partner, as applicable, does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein); and

(f) by Parent, if the Partnership or the General Partner shall have Willfully Breached any of its obligations under Section 5.4, which materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Partnership or Parent to the other, except, subject to Section 7.3, for liability arising out of or the result of, fraud or any Willful Breach of any covenant or agreement or Willful Breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee.

(a) If (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) [Willful Breach], then the Partnership shall pay the Break-Up Fee to Parent, within three business days of such termination, by wire transfer of same day federal funds to the account specified by Parent.

(b) If (i) this Agreement is terminated by Parent pursuant to Section 7.1(e) [Breach of Representation or Failure to Perform Covenant] and (ii) prior to such termination and after the date of this Agreement, any person (other than Parent, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the GP Board or any affiliate of the General Partner (including Caribou and Ox but excluding their respective affiliates (other than the Partnership and its Subsidiaries)) and not have been withdrawn prior to such termination and (iii) within 12 months after the date of such termination, the Partnership enters into a definitive agreement with respect to an Acquisition Proposal (or publicly approves or recommends to the unitholders of the Partnership or otherwise does not oppose, in the case of a tender or exchange offer, an Acquisition Proposal) or consummates an Acquisition Proposal, then the Partnership shall pay to Parent, within three business days of the first to occur of the events described in clause (iii), the Breakup Fee , by wire transfer of same day federal funds to the account specified by Parent.

(c) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4(c)(i), except that all references to “25% or more” shall be changed to “more than 50%.”

(d) As used in this Agreement, “Breakup Fee” means $97,500,000.

Upon payment of the Breakup Fee to Parent pursuant to Section 7.3(a) or Section 7.3(b), no parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Partnership or its unitholders or Parent or its unitholders, as applicable; provided that nothing herein shall release any party from liability arising out of or the result of fraud. The parties acknowledge and agree that in no event shall the Partnership be required to pay the Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Partnership fails to pay promptly the amounts due pursuant to this Section 7.3, the Partnership will also pay to Parent interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Combined Consent Statement/Prospectus and Form S-4 (including applicable SEC filing fees) and (b)  filing fees payable under the HSR Act shall be borne equally by Parent and the Partnership.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To Parent, Merger Sub or GP Merger Sub:

Energy Transfer LP

8111 Westchester Drive

Suite 700, Dallas, Texas

Attention:   Thomas P. Mason

Email:         Tom.Mason@energytransfer.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile:   (713) 546-7401

Attention:   William N. Finnegan IV

                   Kevin M. Richardson

Email:         bill.finnegan@lw.com

                    kevin.richardson@lw.com

To the Partnership:

Enable Midstream Partners, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma

Facsimile:   346-701-2918

Attention:   Mark C. Schroeder

Email:         mark.schroeder@enablemidstream.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Facsimile:   713-615-5956

Attention:   David P. Oelman

                   Stephen M. Gill

                   Scott D. Rubinsky

Email:         doelman@velaw.com

                   sgill@velaw.com

                   srubinsky@velaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may assign its right to receive the Breakup Fee under Section 7.3 to one or more wholly owned direct or indirect subsidiaries of Parent without the prior written consent of the Partnership, so long as such assignment does not delay the Closing. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transaction contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership, Parent, the General Partner, Merger Sub and GP Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, after the Sponsor Written Consent has been obtained, if any such amendment or waiver shall (a) be materially adverse to the Sponsors, the effectiveness of such amendment or waiver shall be subject to the approval of the Sponsors and (b) by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the unitholders of the Partnership, the effectiveness of such amendment or waiver shall be subject to the approval of the unitholders of the Partnership; provided, further, that no provision of this Agreement may be amended or waived without the prior consent of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Third-Party Beneficiaries. Each of Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Partnership or Parent, Merger Sub and GP Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.11, (ii) the right of the Partnership’s unitholders to receive the LP Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each of Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner expressly agrees that each Sponsor is intended to, and shall, be a third party beneficiary of the representations, warranties and covenants and agreements of the parties set forth in this

Agreement, which representations, warranties and covenants and agreements shall not be amended, modified or waived in any way that materially adversely affects a Sponsor without the prior written consent of such Sponsor. For the avoidance of doubt, the parties agree that without limiting the prior sentence, any amendment or modification of, or the waiver of rights under, Sections 2.1(a), 2.1(b), 5.1(b) (but only if such amendment or modification further restricts the conducts of the Partnership or its Subsidiaries businesses) 5.8, 5.11, 5.14, 5.18, 6.1, 6.2, 7.1, 7.2, 7.3, 8.13 or 8.14 of this Agreement shall be deemed to materially adversely affect the Sponsors.

Section 8.14 No Recourse to Sponsors. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner expressly agrees that the Sponsors shall have no liability to any person in connection with this Agreement or, except as expressly set forth in their respective Support Agreements and subject to the terms and conditions thereof, the transactions contemplated hereby, and none of the parties to this Agreement shall make any claims whatsoever against either Sponsor or its affiliates (other than the Partnership and the General Partner) or their respective representatives in connection with this Agreement or the transactions contemplated hereby other than, if applicable, enforcement by Parent of the Support Agreements in accordance with their terms.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) As used in this Agreement:

(i) “affiliate” means, with respect to a specified person, any other person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a person, the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, none of USA Compression Partners, LP, Sunoco LP or their respective Subsidiaries shall be deemed affiliates of Parent or any of Parent’s other Subsidiaries.

(ii) “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

(iii) “COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

(iv) “COVID-19 Actions” means any commercially reasonable actions, inactions, activities or conduct that a party reasonably determines in good faith are necessary or advisable to comply with COVID-19 Measures.

(v) “COVID-19 Measures” means, as applicable to a party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(vi) “Eagle Operating Preferred Units” means, collectively, the 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units and 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P.

(vii) “GP Organizational Documents” means, collectively, (a) that certain Certificate of Formation of the General Partner, dated as of April 30, 2013, as amended, and (b) that certain Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of June 22, 2016.

(viii) “knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge, after reasonable investigation of, the individuals listed in Section 8.15(a)(vii) of the Parent Disclosure Schedule and (B) with respect to the Partnership and its Subsidiaries, the actual knowledge, after reasonable investigation of, the individuals listed in Section 8.15(a)(vii) of the Partnership Disclosure Schedule.

(ix) “Parent Common Units” means common units representing limited partner interests in the Parent and having the rights and obligations specified in the Parent Partnership Agreement.

(x) “Partnership Change of Control Plan” means the Partnership’s Change of Control Plan, dated effective August 1, 2016.

(xi) “Partnership Credit Facilities” means those certain credit facilities entered into pursuant to (A) that certain Amended and Restated Revolving Credit Agreement, dated as of April 6, 2018, by and among the Partnership, Citibank, N.A., as administrative agent, and the lenders party thereto, and (B) that certain Term Loan Agreement, dated as of January 29, 2019, by and among the Partnership, Bank of America, N.A., as administrative agent, and the lenders party thereto, in each case, as amended, supplemented, or otherwise modified from time to time.

(xii) “Partnership Deferred Compensation Plan” means the Partnership’s Deferred Compensation Plan dated effective January 1, 2015.

(xiii) “Partnership Incentive Distribution Right” means “Incentive Distribution Right” as defined in the Partnership Agreement.

(xiv) “Partnership Short Term Incentive Plan” means the Partnership’s Short Term Incentive Plan dated effective January 1, 2014.

(xv) “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(xvi) “Registration Rights Agreement” means the registration rights agreement, to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

(xvii) “Remedy Threshold” has the meaning set forth in Section 5.8(d) of the Partnership Disclosure Schedule.

(xviii) “Seconded Employees” means the employees seconded to the Partnership, the General Partner or their respective Subsidiaries pursuant to the Secondment Arrangements.

(xix) “Secondment Arrangements” means all agreements and arrangements pursuant to which employees of Ox or any of its affiliates provide services to the Partnership, the General Partner or their respective Subsidiaries as seconded employees

(xx) “SESH” means Southeast Supply Header, LLC, a Delaware limited liability company.

(xxi) “Series G Preferred Units” means a new series of preferred units representing limited partner interests in Parent, to be established at or prior to Closing, designated as “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” and having the same preferences, rights, powers and duties as the 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P. outstanding as of the date hereof (other than any non-substantive differences to reflect the issuance of such securities by Parent, as opposed to Energy Transfer Operating, L.P.), which for the avoidance of doubt, shall be the same class (and having the same CUSIP) of preferred units issued to the holders of the 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P. in the Pre-Closing Transactions.

(xxii) “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. Notwithstanding the foregoing, (x) none of USA Compression Partners, LP, Sunoco LP or any of their respective Subsidiaries shall be deemed Subsidiaries of Parent or Energy Transfer Operating, L.P. and (y) SESH shall be deemed a Subsidiary of the Partnership; provided, that, for the avoidance of doubt, a Subsidiary of SESH shall not be deemed a Subsidiary of the Partnership for purposes of this Agreement.

(xxiii) “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(xxiv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(xxv) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(xxvi) “Willful Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of a Representative or a Subsidiary of the Partnership with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Action	Section 5.11(b)
affiliates	Section 8.15(a)(i)
Agreement	Preamble
Acquisition Proposal	Section 5.4(c)(i)
Acquisition Transaction	Section 5.4(c)(ii)
Assumed Restricted Unit Award	Section 5.6(a)
Balance Sheet Date	Section 3.6
Benefit Plans	Section 5.7(b)
Breakup Fee	Section 7.3(d)
business day	Section 8.15(a)(ii)
Cancelled Units	Section 2.1(e)
Caribou	Recitals
Certificates of Merger	Section 1.3
Certificates	Section 2.2(b)
Class A Units	Section 4.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3
Combined Consent Statement/Prospectus	Section 3.3(b)
Confidentiality Agreement	Section 5.3(b)
Conflicts Committee	Recitals
Continuation Period	Section 5.7(a)
Contract	Section 3.20(a)
control	Section 8.15(a)(i)
COVID-19	Section 8.15(a)(iii)
COVID-19 Action	Section 8.15(a)(iv)
COVID-19 Measures	Section 8.15(a)(v)
Current Employees	Section 5.7(a)
Delaware LLC Act	Section 1.1(c)
Delaware LP Act	Section 1.1(d)
Earned Performance Units	Section 5.6(b)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Eagle Operating Preferred Units	Section 8.15(a)(vi)
Environmental Law	Section 3.8(b)(i)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(a)
ERISA Effective Date	Section 5.7(f)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(i)
Export Control and Economic Sanctions Laws	Section 3.23(b)
FCC	Section 3.13(b)
FCPA	Section 3.7(c)

FERC	Section 3.13(b)
Form S-4	Section 3.12
FPA	Section 3.13(a)
GAAP	Section 3.1(b)
General Partner	Preamble
Governmental Entity	Section 2.2(e)
GP Board	Recitals
GP Certificate of Merger	Section 1.3
GP Merger	Recitals
GP Merger Consideration	Section 2.1(a)(ii)
GP Merger Sub	Preamble
GP Surviving Entity	Section 1.1(c)
Hazardous Materials	Section 3.8(b)(ii)
HSR Act	Section 3.3(b)
ICA	Section 3.13(a)
Inactive Seconded Employee	Section 5.7(k)
Indemnified Party	Section 5.11(b)
Intended Tax Treatment	Section 5.14(a)
IT Assets	Section 3.16(c)
knowledge	Section 8.15(a)(viii)
Latham & Watkins	Section 1.2
Law or Laws	Section 3.7(a)
Lien	Section 3.3(c)
LP Certificate of Merger	Section 1.3
LP Merger	Recitals
LP Merger Consideration	Section 2.1(a)(i)
Maximum Amount	Section 5.11(c)
Merger Sub	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Plans	Section 5.7(b)
NGA	Section 3.13(a)
NGPA	Section 3.13(a)
NYSE	Section 3.3(b)
Old Plans	Section 5.7(b)
Ox	Recitals
Parent	Preamble
Parent Approvals	Section 4.3(b)
Parent Benefit Plans	Section 4.9
Parent Certificate of Limited Partnership	Section 4.1(c)
Parent Common Units	Section 8.15(a)(ix)
Parent Disclosure Schedule	Preamble to Article IV
Parent Employees	Section 4.15(a)
Parent Equity Plans	Section 4.2(a)
Parent GP	Preamble
Parent GP Board	Section 4.3(a)
Parent GP Interest	Section 4.2(a)
Parent Leased Real Property	Section 4.16(a)
Parent Material Adverse Effect	Section 4.1(b)
Parent Material Contracts	Section 4.18(a)
Parent Organizational Documents	Section 4.1(c)
Parent Owned Real Property	Section 4.16(a)

Parent Partnership Agreement	Section 4.1(c)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 4.2(h)
Parent Real Property	Section 4.16(a)
Parent Real Property Leases	Section 4.16(a)
Parent SEC Documents	Section 4.4(a)
Parent Tax Certificate	Section 5.14(c)
Partnership	Preamble
Partnership 401(k) Plan	Section 5.7(f)
Partnership Agreement	Recitals
Partnership Approvals	Section 3.3(b)
Partnership Benefit Plans	Section 3.9(a)
Partnership Certificate of Limited Partnership	Section 3.1(c)
Partnership Common Units	Recitals
Partnership Credit Facilities	Section 8.15(a)(xi)
Partnership Change of Control Plan	Section 8.15(a)(x)
Partnership Deferred Compensation Plan	Section 8.15(a)(xii)
Partnership Employees	Section 3.15(a)
Partnership Equity Award	Section 5.6(b)
Partnership Disclosure Schedule	Preamble to Article III
Partnership GP Interest	Section 3.2(a)
Partnership Phantom Units	Section 5.6(a)
Partnership Incentive Distribution Right	Section 8.15(a)(xiii)
Partnership Intellectual Property	Section 3.16(a)
Partnership Leased Real Property	Section 3.17(a)
Partnership Material Adverse Effect	Section 3.1(b)
Partnership Material Contracts	Section 3.20(a)
Partnership Organizational Documents	Section 3.1(c)
Partnership Owned Real Property	Section 3.17(a)
Partnership Permits	Section 3.7(b)
Partnership Performance Award	Section 5.6(b)
Partnership Permitted Lien	Section 3.2(g)
Partnership Real Property	Section 3.17(a)
Partnership Real Property Leases	Section 3.17(a)
Partnership SEC Documents	Section 3.4(a)
Partnership Short Term Incentive Plan	Section 8.15(a)(xiv)
Partnership Tax Certificate	Section 5.14(c)
Permitted Encumbrances	Section 3.17(a)
person	Section 8.15(a)(xv)
Pre-Closing Transactions	Section 1.1(a)
Preferred Corporate Contribution	Section 1.1(b)(ii)
Preferred Contributions	Section 1.1(b)(ii)
Preferred Contribution and Issuance	Section 1.1(b)(i)
Preferred Holding Subsidiary	Section 5.14(d)
PUHCA	Section 3.13(a)
Registration Rights Agreement	Section 8.15(a)(xvi)
Remedies Exceptions	Section 3.17(a)
Representatives	Section 5.3(a)
Requisite Corporate Preferred Portion	Section 1.1(b)(ii)
Required Tax Opinions	Section 5.14(c)
Requisite Unitholder Approval	Section 3.3(a)
Rights-of-Way	Section 3.2(h)

Sanctioned Jurisdiction	Section 3.23(b)
Sanctioned Party	Section 3.23(b)
Sarbanes-Oxley Act	Section 3.5
SDN List	Section 3.23(b)
SEC	Section 3.3(b)
Seconded Employee Performance Awards	Section 3.2(b)
Seconded Employee Phantom Awards	Section 3.2(b)
Seconded Employees	Section 8.15(a)(xvii)
Secondment Arrangements	Section 8.15(a)(xix)
Secretary of State	Section 1.3
Securities Act	Section 3.3(b)
Series A Preferred Units	Section 1.1(b)(i)
Sponsors	Recitals
SSI List	Section 3.23(b)
Subsidiary	Section 8.15(a)(xiii)
Support Agreement	Recitals
Surviving Entity	Section 1.1(d)
Systems	Section 3.8(b)(iii)
Tax Return	Section 8.15(a)(xii)
Taxes	Section 8.15(a)(xxiii)
Termination Date	Section 5.1(a)
Treasury Regulations	Section 8.15(a)(xxv)
under common control with	Section 8.15(a)(i)
Vinson & Elkins	Section 6.1(f)
Willful Breach	Section 8.15(a)(xxvi)

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK GP MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 2.1(a)(i)

LE GP, LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ENABLE GP, LLC

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

ENABLE MIDSTREAM PARTNERS, LP

By:	ENABLE GP, LLC, its general partner

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 1.1(b)(i)

CENTERPOINT ENERGY, INC.

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

EXECUTION VERSION

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ● ], 2021, is entered into by and among Energy Transfer LP, a Delaware limited partnership (the “Parent”), and certain unitholders of Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), as set forth on Schedule I hereto (collectively, the “Holders” and each, individually, a “Holder”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into that certain Agreement and Plan of Merger, dated as of February 16, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Parent, the Partnership, Elk Merger Sub, LLC (“LP Merger Sub”), Elk GP Merger Sub LLC (“GP Merger Sub”) and Enable GP, LLC (the “General Partner”), pursuant to which (i) LP Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly-owned subsidiary of the Parent (the “Partnership Merger”), (ii) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of the Parent and (iii) by virtue of the Partnership Merger, the Holders will receive newly issued common units representing limited partner interests in the Parent (the “Parent Common Units”); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and, in connection with the Closing, the Parent and the Holders wish to enter into this Agreement to provide the Holders certain registration rights with respect to the Parent Common Units to be owned by the Holder following the Closing of the Partnership Merger.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parent and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Block Trade” shall have the meaning set forth in Section 2.03.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning set forth in the recitals.

“Courts” shall have the meaning set forth in Section 3.15.

“Effectiveness Period” shall have the meaning set forth in Section 2.05(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“General Partner” shall have the meaning set forth in the recitals.

“GP Merger” shall have the meaning set forth in the recitals.

“GP Merger Sub” shall have the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or governmental or quasi-governmental authority of any nature, including, any governmental agency, branch, commission, department, official, or entity, any court, judicial authority, or other tribunal, and any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“LP Merger Sub” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) that Parent shall designate as a National Securities Exchange for purposes of this Agreement.

“Other Holder” shall have the meaning set forth in Section 2.02(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Units” shall have the meaning set forth in the recitals.

“Parent Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Parent dated as of February 8, 2006, as amended, and as may be amended, amended and restated or otherwise modified from time to time.

“Partnership Merger” shall have the meaning set forth in the recitals.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

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“Piggyback Registration” shall have the meaning set forth in Section 2.02(a).

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) Parent Common Units beneficially owned by the Holders as of the date of this Agreement and (ii) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when a Registration Statement covering such Registrable Unit becomes or has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Registration Statement, and (B) when such Registrable Unit has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act or in a private transaction exempt from registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 2.07.

“Registration Statement” means any registration statement of the Parent under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

“Shelf Underwritten Offering” shall have the meaning set forth in Section 2.01(b).

“Suspension Period” shall have the meaning set forth in Section 2.04.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)    As promptly as practicable after the date hereof, and in any event within five days following the date hereof, the Parent shall use commercially reasonable efforts to prepare and file a Registration Statement to permit

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the public resale of the Registrable Units held by the Holders from time to time as permitted by Rule 415 of the Securities Act (a “Shelf Registration Statement”) in accordance with the provisions of this Agreement; provided, that the Parent shall only be obligated to prepare and file one such Shelf Registration Statement pursuant to this Section 2.01 on behalf of the Holders. The Parent shall effect such Shelf Registration Statement using a registration statement on Form S-3 whenever the Parent is eligible to do so, and shall use an Automatic Shelf Registration Statement (as defined in Rule 405 of the Securities Act) if it is a well-known seasoned issuer (as defined under Rule 405 of the Securities Act). The Parent shall use its commercially reasonable efforts to (i) cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective during the Effectiveness Period.

(b)    At any time and from time to time following the effectiveness of the Shelf Registration Statement required by Section 2.01(a), any Holder may request to sell all or a portion of their Registrable Units in an underwritten offering that is registered pursuant to such Shelf Registration Statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) reasonably expect(s) to sell Registrable Units yielding aggregate gross proceeds of at least $200,000,000 from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Parent (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Units proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three Business Days after receipt of any Shelf Takedown Notice, the Parent shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Units (the “Parent Shelf Takedown Notice”) and, subject to the provisions of Section 2.01(d), shall include in such Shelf Underwritten Offering all Registrable Units with respect to which the Parent has received written requests for inclusion therein within five Business Days after sending the Parent Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.03. The Parent shall enter into an underwriting agreement in a form as is customary in underwritten offerings of securities by the Parent with the managing underwriter selected by the Holder(s) requesting such Shelf Underwritten Offering (which managing underwriter shall be subject to approval of the Parent, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the disposition of such Registrable Units in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this Section 2.01(b), subject to Section 2.04, the underwriting agreement into which each Holder and the Parent shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Parent. Notwithstanding any other provision of this Agreement to the contrary, CenterPoint Energy, Inc. (“CenterPoint”) may not demand more than five Shelf Underwritten Offerings and OGE Energy Corp. (“OGE”) may not demand more than three Shelf Underwritten Offerings, provided that there shall be no more than three Shelf Underwritten Offerings in any 12-month period, of which, no more than two such Shelf Underwritten Offerings in any 12-month period may be demanded by CenterPoint and no more than one such Shelf Underwritten Offering in any 12-month period may be demanded by OGE unless either CenterPoint or OGE shall assign to the other one or more such Shelf Underwritten Offerings in any 12-month period.

(c)    If the Parent or any of its Affiliates is conducting or actively pursuing a securities offering of Parent Common Units (other than in connection with any at-the-market offering or similar continuous offering program), then the Parent may suspend any Holder’s right to require the Parent to conduct a Shelf Underwritten Offering pursuant to Section 2.01(b); provided, however, that the Parent may only suspend such Holder’s right to require the Partnership to conduct a Shelf Underwritten Offering once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.

(d)    In connection with any Shelf Underwritten Offering, if the managing underwriter advises the Parent that in its opinion the number of Registrable Units proposed to be included in such offering exceeds the maximum number of Parent Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the Parent Common Units proposed to be sold in such offering), the Parent shall include in such Shelf Underwritten Offering the

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Registrable Units of the Holders pro rata based on the total amount of Registrable Units requested to be included therein by each such Holder that can be sold without exceeding such maximum number of Parent Common Units.

Section 2.02    Piggyback Registration.

(a)    If the Parent proposes to file with the SEC (i) a Registration Statement to register any Parent Common Units for an underwritten offering under the Securities Act or (ii) a prospectus supplement relating to the sale of Parent Common Units pursuant to an effective “automatic” registration statement, so long as the Parent is a WKSI at such time or, whether or not the Parent is a WKSI, so long as the Registrable Units were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, in each case for its own account and/or for another Person (such other Person, an “Other Holder”), other than on a registration statement on Form S-8 or Form S-4, and the form of registration statement to be used may be used for a registration of Registrable Units (a “Piggyback Registration”), the Parent shall give five Business Days’ written notice to the Holders of its intention to file such registration statement and, subject to this Section 2.02, shall include in such Registration Statement and in any offering of Parent Common Units to be made pursuant to such Registration Statement all Registrable Units with respect to which the Parent has received a written request for inclusion therein from any Holder within three Business Days after such Holder’s receipt of the Parent’s notice. The Parent shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Units in such Piggyback Registration by giving written notice to the Parent of such withdrawal at least two Business Days prior to the time of the public announcement of the Parent’s intention to conduct such underwritten offering.

(b)    If a Piggyback Registration is initiated for an underwritten offering on behalf of the Parent or any Other Holder and the managing underwriter(s) advise the Parent that in their opinion the number of Parent Common Units proposed to be included in such offering exceeds the number of Parent Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the Parent Common Units proposed to be sold in such offering), the Parent shall include in such registration and offering (i) first, the number of Parent Common Units that the Parent or, if such offering was initiated by any Other Holder, any Other Holder proposes to sell and (ii) second, the number of Parent Common Units requested to be included therein by the Holders that have elected to include Registrable Units in such Piggyback Registration, pro rata among all such Holders on the basis of the number of Parent Common Units requested to be included therein by all such Holders or as such Holders and the Parent may otherwise agree and (iii) third, the number of Parent Common Units requested to be included therein by other unitholders of Parent, pro rata among all such unitholders on the basis of the number of Parent Common Units requested to be included therein by all such unitholders or as such unitholders and the Parent may otherwise agree. If the number of Parent Common Units that can be so sold is less than the number of Parent Common Units proposed to be sold by the Parent or any Other Holder pursuant to the Piggyback Registration, the amount of Parent Common Units to be sold shall be fully allocated to the Parent or such Other Holder, as applicable.

(c)    In any Piggyback Registration under Section 2.02(b), the Parent shall have the right to select the underwriter or underwriters for any offering conducted pursuant thereto.

(d)    None of the Holders shall sell any Registrable Units in any offering pursuant to a Piggyback Registration unless it (i) agrees to sell such Registrable Units on the basis provided in the underwriting arrangements approved by the Parent and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents reasonably required of such Holder under the terms of such arrangements.

Section 2.03     Block Trades. Notwithstanding the foregoing, at any time and from time to time when a Shelf Registration Statement is on file with the SEC and is effective, if a Holder wishes to engage in an

5

underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to be at least, in the aggregate, either (x) $50 million or (y) all remaining Registrable Units held by the Holder, then notwithstanding the time periods provided for in Section 2.01(b), such Holder need only to notify the Parent of the Block Trade at least five Business Days prior to the day such offering is to commence and the Parent shall use commercially reasonable efforts to facilitate such Block Trade; provided that the Holders representing a majority of the Registrable Units wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Parent and any underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

Section 2.04    Suspension Periods. The Parent may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Shelf Registration Statement in conjunction with a registration of Registrable Units pursuant to Section 2.01, but in each such case only if the Parent determines in good faith that (a) such delay would enable the Parent to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Parent (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Parent unable to comply with applicable securities Laws or (c) obtaining any financial statements (including required consents) required to be included in any such Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the Parent has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.04 is herein called a “Suspension Period.” During any such Suspension Period, the Holder will be entitled to withdraw any request for a Shelf Underwritten Offering and, if such request is withdrawn, such Shelf Underwritten Offering will not count as a Shelf Underwritten Offering. In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360 day period exceed 150 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.05    Obligations of the Parent and the Holders. (a) Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Parent shall:

(i)    as expeditiously as possible, subject to the other provisions of this Agreement, prepare and file with the SEC a Registration Statement with respect to such Registrable Units and cause such Registration Statement to be declared effective (or become automatically effective) under the Securities Act;

(ii)    use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by such Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) three years from the date such Registration Statement becomes effective (the “Effectiveness Period”);

(iii)    furnish to each selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by such Registration Statement or other registration statement;

6

(iv)    use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States;

(v)    if applicable, use commercially reasonable efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi)    the Parent shall ensure that a Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the effective date of a Registration Statement, but in any event within one Business Day of such date, the Parent will notify the selling Holders of the effectiveness of such Registration Statement;

(vii)    promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Parent’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any Prospectus thereto, the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Parent of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. The Parent agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(viii)    upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

(ix)    otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x)    use commercially reasonable efforts to cause the Registrable Units to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Parent to enable the selling Holders to consummate the disposition of such Registrable

7

Units; provided, however, that the Parent shall not be required to qualify or register as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or registered or where it would be subject to taxation as a foreign corporation;

(xi)    in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.03, enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind;

(xii)    in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.03, use commercially reasonable efforts to (A) cause the Parent’s independent accountants to provide customary “cold comfort” letters to the managing underwriter(s) of such offering in connection therewith and (B) cause the Parent’s counsel to furnish customary legal opinions to such underwriters in connection therewith; and

(xiii)    use commercially reasonable efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Parent are then listed.

(b)    It shall be a condition precedent to the obligations of the Parent to take any action pursuant to this Agreement that the Holders shall furnish to the Parent such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Parent shall reasonably request and as shall be required in connection with the action to be taken by the Parent.

(c)    The Holders agree by having their Parent Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Parent of the occurrence of an event pursuant to Section 2.05(a)(vii) when the Parent is entitled to do so pursuant to Section 2.04, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to any Registration Statement until it is advised in writing by the Parent that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.05(a)(vii), and, if so directed by the Parent, the Holders will deliver to the Parent all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d)    The Parent may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such Registrable Units without the Parent’s prior written consent.

(e)    It is understood and agreed that the Parent shall not have any obligations under this Article II at any time following the termination of this Agreement, unless an underwritten offering in which any Holder participates has been priced, but not completed, prior to the applicable date of such termination, in which event the Parent’s obligations under this Section 2.05 shall continue with respect to such offering until it is so completed.

Section 2.06    Other Registration Rights Agreements. The Parent has not entered into and unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement that (i) is inconsistent with the rights granted to the Holders with respect to Registrable Units in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (ii) other than as set forth in this Agreement, would allow any holder of Parent Common Units to include Parent Common Units in any Registration Statement filed by the Parent on a basis that is more favorable in any material respect to the rights granted to the Holders hereunder.

Section 2.07    Expenses of Registration. All expenses incurred in connection with any Registration pursuant to Section 2.01 and any Registration pursuant to Section 2.02 of this Agreement, and any offerings under the

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Registration Statements filed in such Registrations, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), and the fees and disbursements of counsel for the Parent (“Registration Expenses”), shall be paid by the Parent. The Holders shall bear and pay the underwriting discounts and commissions applicable to securities offered for their account in connection with any Registrations, Block Trades and underwritten offerings made pursuant to this Agreement.

Section 2.08    Indemnification. The Parent shall indemnify, to the fullest extent permitted by Law, the Holders and their respective directors, officers, affiliates, employees, agents and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Parent by any Holder or to the Parent by any participating underwriter for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto. In connection with an underwritten offering in which any Holder participates conducted pursuant to a registration effected hereunder, the Parent shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Holders.

(a)    In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by Law, the Parent and its respective directors, officers, affiliates, employees, agents and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Parent by or on behalf of such participating Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, the participating Holders shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Parent.

(b)    Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or

9

equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, of a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(c)    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

(d)    If the indemnification provided for in or pursuant to this Section 2.08 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.09    Lockup. The Holders shall, in connection with any underwritten offering of Parent Common Units, upon the request of the underwriters managing the underwritten offering of Parent Common Units, agree in writing not to effect any sale, disposition or distribution of any Registrable Units (other than that included in such Registration) without the prior written consent of the underwriters for such period of time as such underwriters may specify, but in no event to exceed 10 days prior to the date of the Prospectus and 60 days from the date of the Prospectus.

ARTICLE III

MISCELLANEOUS

Section 3.01    Termination. Except as provided in Section 2.08, this Agreement and all obligations of the Parent and each of the Holders hereunder shall automatically terminate and have no further force or effect as of the earlier of (i) the date on which the aggregate beneficial ownership of the Holders is less than 5% of the Registrable Units held by the Holders on the date hereof, and (ii) the date that is three years from the date here.

Section 3.02    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise;

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(e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 3.03    Amendment and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parent and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of the Parent Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 3.04    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Parent to:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: General Counsel

E-Mail: tom.mason@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	William N. Finnegan IV
Kevin Richardson
E-Mail:	bill.finnegan@lw.com
kevin.richardson@lw.com

and if to any Holder, at such Holder’s address or facsimile number as set forth in the Parent’s books and records.

Section 3.06    Transfer or Assignment of Registration Rights. The rights to cause the Parent to register Registrable Units under Article II may be transferred or assigned by each Holder only to one or more transferees or assignees of Registrable Units that is an Affiliate of such Holder; provided, that (a) the Parent is given written notice prior to any said transfer or assignment, stating the name and address of each such Affiliate transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or

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assigned and (b) each such Affiliate transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 3.07    Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.08    Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.08 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 3.09    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.11    Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 3.12    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement

Section 3.13    Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 3.14    Consent to Jurisdiction. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with

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Section 3.05 addressed to such Party at the address specified pursuant to Section 3.05. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such Proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 3.05 to such Party’s address set forth in Section 3.05 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 3.15    WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 3.16    Remedies. The Parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 3.01, the Parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the Parties hereto hereby waives any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The Parties further agree that, by seeking the remedies provided for in this Section 3.16, no Party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 3.16 are not available or otherwise are not granted, or (ii) under the Merger Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC.,
its general partner

By:
Name:
Title:

CENTERPOINT ENERGY, INC.

By:
Name:
Title:

OGE ENERGY CORP.

By:
Name:
Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

Schedule I

Holders

Name	Number of Parent Common Units
CenterPoint Energy, Inc.	[ ● ]
OGE Energy Corp.	[ ● ]

Schedule I

Exhibit B

Sponsor Written Consent

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[●], 2021

Pursuant to Section 2.1 of that certain Support Agreement, dated as of February 16, 2021, by and between Energy Transfer LP, a Delaware limited partnership (“Parent”), Elk Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LP Merger Sub”), Elk GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“GP Merger Sub”), Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [●], 2021 of [●] Partnership Common Units hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[●]) of Parent, and which more fully describes the proposal below.

The undersigned record holder of [●] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of February 16, 2021, as such agreement may be amended from time to time, by and among Parent, LP Merger Sub, GP Merger Sub, the Partnership, the General Partner and solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, a Delaware limited liability company and sole general partner of Parent, and, solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc., and the transactions contemplated thereby, including the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving as a wholly owned subsidiary of Parent.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to (i) the Partnership by mailing it to 499 West Sheridan Avenue, Suite 1500 Oklahoma City, Oklahoma, Attention: Mark C. Schroeder, or by emailing a .pdf copy of your written consent to Mark.Schroeder@enablemidstream.com and (ii) to Energy Transfer, by emailing a .pdf copy of your written consent to Tom.Mason@energytransfer.com with a copy to Bill.Finnegan@lw.com.

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date:

Annex B

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of February 16, 2021 (this “Agreement”), is entered into by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Elk Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Elk GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“GP Merger Sub” and, together with Parent and Merger Sub, the “Parent Parties”), Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Partnership Parties”), and CenterPoint Energy, Inc., a Texas corporation (the “Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and the Partnership Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent (the “LP Merger”), and (b) GP Merger Sub will merge with and into the General Partner, with the General Partner surviving the GP Merger as a wholly owned subsidiary of Parent (the “GP Merger” and together with the LP Merger, the “Mergers”);

WHEREAS, as of the date hereof, Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote and dispose of (i) 233,856,623 common units representing limited partner interests in the Partnership (the “Partnership Common Units”), which represent approximately 53.7% of the issued and outstanding Partnership Common Units, and (ii) 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) and (iii) 400 economic units and 500 management units, representing a 40% economic interest and 50% management interest, respectively, in the General Partner (collectively, the “GP LLC Interests”).

WHEREAS, as of the date hereof, the General Partner is the record and beneficial owner of all of the general partner interest in the Partnership and all of the incentive distribution rights in the Partnership; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required Unitholder to agree, and Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units (as hereinafter defined) and the GP LLC Interests.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units and Series A Preferred Units that Unitholder or CenterPoint Energy Midstream, Inc., a Delaware corporation (“Caribou Midstream”), acquires, either beneficially or of record, on or after the date of this Agreement, including any Partnership Common Units and Series A Preferred Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units or Series A Preferred Units.

“Existing Units” means all Partnership Common Units and Series A Preferred Units owned, either beneficially or of record, by Unitholder or Caribou Midstream on the date of this Agreement.

“Partnership Entity” means each of the Partnership and its Subsidiaries.

“Permitted Transfer” means a Transfer of Covered Units by Unitholder or Caribou Midstream (or an affiliate thereof) to an affiliate of Unitholder or Caribou Midstream or in connection with a bona fide pledge or financing arrangement, provided that such transferee affiliate, pledgee or financing source, as the case may be, agrees in writing to assume all of Unitholder’s or Caribou Midstream’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such transferee affiliate, to the same extent as Unitholder or Caribou Midstream is bound hereunder (in the case of a pledgee or financing source, solely if and to the extent such pledgee or financing source actually obtains beneficial ownership of such Covered Units).

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation) including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1    Agreement to Vote Partnership Common Units. Unitholder hereby irrevocably agrees that promptly following the time when the Form S-4 has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Form S-4 is declared effective) and Unitholder has received from Parent a copy of the Consent Solicitation Statement/Prospectus included therein, Unitholder shall, and to the extent applicable, shall cause Caribou Midstream to, execute and deliver (or cause to be delivered) a written consent, substantially in the form attached hereto, covering all of the Unitholder’s Covered Units that are Partnership Common Units approving each of the matters for which the Partnership is soliciting consents of the holders of Partnership Common Units in accordance with the Merger Agreement pursuant to the Consent Solicitation Statement/Prospectus (such consent, once validly received with respect to a majority of the outstanding Partnership Common Units, the “Requisite Unitholder Approval”). Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. During the term of this Agreement, Unitholder shall oppose, vote against and not consent to, with respect to the Covered Units, any other action, agreement or proposal intended to, or which has the effect of or reasonably would be expected to have the effect of, impeding, delaying, restricting, limiting or interfering with the consummation of the Mergers and the other transactions contemplated by the

Merger Agreement, and the performance of Unitholder’s obligations hereunder or the obligations of the Partnership or the General Partner under the Merger Agreement, including for the avoidance of doubt, opposing any Acquisition Proposal.

Section 2.2    No Inconsistent Agreements. Unitholder hereby represents, covenants and agrees that, except for this Agreement, neither Unitholder nor Caribou Midstream (a) has entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units or GP LLC Interests or (b) has granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units or GP LLC Interests (except pursuant to Section 2.3).

Section 2.3    Proxy. In order to secure the obligations set forth herein, Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Unitholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to Unitholder’s Covered Units in accordance with Section 2.1. Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Unitholder with respect to any of its Covered Units. Parent may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

Section 2.4    Waiver of Conversion Rights. During the term of this Agreement, Unitholder irrevocably waives (i) any and all rights it has under the Partnership Agreement and (ii) any and all obligations of the Partnership under the Partnership Agreement, in each case, with respect to conversion of the Series A Preferred Units into Partnership Common Units or the occurrence of a Series A Change of Control (as defined in the Partnership Agreement) in connection with the Mergers and the transactions contemplated by the Merger Agreement. Further, Unitholder understands, acknowledges and accepts the merger consideration to be received pursuant to Section 2.1(b) of the Merger Agreement by such Unitholder in its capacity as the holder of the Series A Preferred Units, understands, acknowledges and agrees that such Unitholder is not entitled to receive any additional consideration for the Series A Preferred Units in connection with the Mergers and the transactions contemplated by the Merger Agreement in its capacity as the holder of the Series A Preferred Units, and agrees that it shall not oppose the treatment of such Series A Preferred Units under the terms of the Merger Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of Unitholder. Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties and the Partnership as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by Unitholder of this Agreement and the performance by Unitholder of its obligations hereunder have been duly and validly authorized by Unitholder and no other actions or proceedings are required on the part of Unitholder to authorize the execution and delivery of this Agreement or the performance by Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties and the Partnership Parties, constitutes a legal, valid and binding agreement of Unitholder, enforceable against Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)    Ownership. Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units that are Series A Preferred Units, and Caribou Midstream is the record and beneficial owner of, and has good and valid title to, the Existing Units that are Partnership Common Units and the GP LLC Interests, each free and clear of any Liens, except as may be provided for in this Agreement. Unitholder owns directly all of the issued and outstanding capital stock of Caribou Midstream. During the term of this Agreement, the Covered Units and the GP LLC Interests will be beneficially and legally owned by Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such Covered Units). Except as provided for in this Agreement, Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units and the GP LLC Interests at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units subject to such Transfer, be made by the transferee of such Covered Units). Except for the Existing Units, Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Partnership Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Partnership Entity that are or may by their terms become entitled to vote, nor is Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Partnership Entity or the GP LLC Interests. The Unitholder has caused Caribou Midstream to consent with respect to all of its GP LLC Interests to the Merger Agreement and the GP Merger.

(c)    No Violation. Neither the execution and delivery of this Agreement by Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Unitholder is a party or by which it or any of its properties, rights or assets may be bound, (ii) violate any Law applicable to Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of Unitholder to perform its obligations hereunder.

(d)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e)    Reliance by Parent Parties and the Partnership Parties. Unitholder understands and acknowledges that the Parent Parties and the Partnership Parties are entering into the Merger Agreement in reliance upon Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Unitholder contained herein.

(f)    Adequate Information. Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2    Representations and Warranties of Parent Parties. Each of the Parent Parties hereby represents and warrants to Unitholder and the Partnership Parties that the execution and delivery of this Agreement by each of the Parent Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the board of directors of Parent GP. The Parent Parties acknowledge that neither Unitholder nor the Partnership Parties have made and Unitholder and the Partnership Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3    Representations and Warranties of the Partnership Parties. Each of the Partnership Parties hereby represents and warrants to Unitholder and the Parent Parties that the execution and delivery of this Agreement by the Partnership Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the board of directors of the General Partner on behalf of the Partnership and the General Partner. Each of the Partnership Parties acknowledges that neither Unitholder nor the Parent Parties have made and Unitholder and the Parent Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1    Prohibition on Transfers, Other Actions.

(a)    Until the termination of this Agreement in accordance with Section 6.1, and except for a Permitted Transfer, Unitholder hereby agrees not to, and agrees not to permit Caribou Midstream to, Transfer any of the Covered Units or GP LLC Interests, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b)    Unitholder agrees that if it or Caribou Midstream attempts to Transfer (other than a Permitted Transfer), vote or provide any other person with the authority to vote any of the Covered Units or GP LLC Interests other than in compliance with this Agreement, Unitholder unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units or GP LLC Interests or (iii) record such vote unless and until Unitholder has complied in all respects with the terms of this Agreement.

Section 4.2    Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.3    Tax Matters.

(a)    Unitholder shall deliver to Vinson & Elkins a duly executed certificate containing such representations as shall be reasonably requested to enable Vinson & Elkins to render the opinion of counsel referred to in Section 6.2(e) of the Merger Agreement and shall provide such other information as reasonably requested by Vinson & Elkins for purposes of rendering such opinion.

(b)    For U.S. federal (and applicable state and local) income tax purposes, Unitholder hereby agrees to treat and report the Mergers consistently with the Intended Tax Treatment.

(c)    Each of the Partnership and the General Partner hereby agrees not to waive the Closing condition set forth in Section 6.2(e) of the Merger Agreement without the express prior written consent of Unitholder.

ARTICLE 5

NO SOLICITATION

Section 5.1    No Solicitation. Prior to the termination of this Agreement, Unitholder shall not, and shall use its reasonable best efforts to cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal or any inquiries regarding any Transfer of GP LLC Interests, (b) engage or participate in any discussions or negotiations regarding, or furnish any third party any confidential information regarding, the Partnership or its Subsidiaries in response to or in connection with any Acquisition Proposal or any Transfer of GP LLC Interests or (c) enter into any agreement with respect to any Acquisition Proposal or Transfer of GP LLC Interests or approve or resolve to approve any Acquisition Proposal or any Transfer of GP LLC Interests. Unitholder shall, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. In addition, for purposes of this Agreement, the Partnership shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership (in each case, in their capacities as such), shall not be deemed a Representative of Unitholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1    Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to Unitholder, and Parent shall have no authority to direct Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3    Publicity. Unitholder hereby permits Parent and the Partnership to include and disclose in the Consent Solicitation Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement Unitholder’s identity and ownership of the Covered Units, and the nature of Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Partnership hereby permit Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by Unitholder or any of its affiliates under the Exchange Act.

Section 6.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, Merger Sub or GP Merger Sub, to:

Energy Transfer LP

8111 Westchester Drive, Suite 700

Dallas, Texas 75225

Attention:	Thomas P. Mason
Email:	Tom.Mason@energytransfer.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile:	(713) 546-7401
Attention:	William N. Finnegan IV
Kevin M. Richardson
Email:	bill.finnegan@lw.com
kevin.richardson@lw.com

If to Unitholder, to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 207-9680

Attention: Monica Karuturi

Email: monica.karuturi@centerpointenergy.com

with copies to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-7784

Attention: Timothy S. Taylor

Email: timothy.taylor@bakerbotts.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile:	(212) 403-2000
Attention:	Sabastian V. Niles
Zachary S. Podolsky
Email:	SVNiles@wlrk.com
ZSPodolsky@wlrk.com

If to the Partnership or the General Partner, to:

Enable Midstream Partners, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma

Facsimile:	346-701-2918
Attention:	Mark C. Schroeder
Email:	mark.schroeder@enablemidstream.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Facsimile:	713-615-5956
Attention:	David P. Oelman
Stephen M. Gill
Scott D. Rubinsky
Email:	doelman@velaw.com
sgill@velaw.com
srubinsky@velaw.com

Section 6.5    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.7    Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN

ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b)    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

Section 6.9    Amendment; Waiver. This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto; provided, further, that no provision of this Agreement may be amended or waived without the prior consent of the Conflicts Committee (which consent, subject to the Conflicts Committee’s duties under applicable Law and the Partnership Agreement, shall not be unreasonably withheld, delayed or conditioned). Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 6.10    Amendment and/or Waiver of Merger Agreement. The parties hereto agree that neither the Parent Parties nor the Partnership Parties will agree to (i) amend or modify the Merger Agreement in any way that materially adversely affects the Unitholder unless the Unitholder consents in writing to such amendment or modification, or (ii) waive any right of such party under the Merger Agreement in any way that materially adversely affects the Unitholder unless the Unitholder consents in writing to such waiver. For the avoidance of doubt, the parties agree that without limiting the prior sentence, any amendment or modification of, or the waiver of rights under, Sections 2.1(a), 2.1(b), 5.1(b)(but only if such amendment or modification further restricts the conduct of the Partnership or its Subsidiaries business), 5.8, 5.11, 5.14, 5.18, 6.1, 6.2, 7.1, 7.2, 7.3, 8.13 or 8.14 of the Merger Agreement shall be deemed to materially adversely affect the Unitholder.

Section 6.11    Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.11, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.11 are not available or otherwise are not granted, or (ii) under the Merger Agreement.

Section 6.12    Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Unitholder are made solely with respect to such Unitholder and the Covered Units and the GP LLC Interests. The Unitholder is entering into this

Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units and GP LLC Interests and nothing herein shall (a) limit or affect any actions or omissions by the Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any affiliate or direct or indirect owner of the Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of the Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary duties, if any, to the limited partners of the Partnership under applicable Law.

Section 6.13    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of the Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Unitholder arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided that notwithstanding the foregoing the Unitholder shall remain responsible for all obligations or liabilities of the Unitholder arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 6.14    Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such illegal, void, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such illegal, void, invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.15    Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

Section 6.16    Successors and Assigns; Third Party Beneficiaries.

(a)    Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent, Merger Sub and GP Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their affiliates to which their rights are assigned pursuant to the terms of the Merger Agreement at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)    This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

CENTERPOINT ENERGY, INC.

By:	/s/ Jason P. Wells
Name: Jason P. Wells
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARTNERSHIP PARTIES

ENABLE MIDSTREAM PARTNERS, LP

By:	ENABLE GP, LLC, its general partner

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

ENABLE GP, LLC

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT PARTIES

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK GP MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

[Signature Page to Support Agreement]

Annex C

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of February 16, 2021 (this “Agreement”), is entered into by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Elk Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Elk GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“GP Merger Sub” and, together with Parent and Merger Sub, the “Parent Parties”), Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Partnership Parties”), and OGE Energy Corp., an Oklahoma corporation (the “Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and the Partnership Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent (the “LP Merger”), and (b) GP Merger Sub will merge with and into the General Partner, with the General Partner surviving the GP Merger as a wholly owned subsidiary of Parent (the “GP Merger” and together with the LP Merger, the “Mergers”);

WHEREAS, as of the date hereof, Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote and dispose of (i) 110,982,805 common units representing limited partner interests in the Partnership (the “Partnership Common Units”), which represent approximately 25.5% of the issued and outstanding Partnership Common Units and (ii) 600 economic units and 500 management units, representing a 60% economic interest and 50% management interest, respectively, in the General Partner (collectively, the “GP LLC Interests”).

WHEREAS, as of the date hereof, the General Partner is the record and beneficial owner of all of the general partner interest in the Partnership and all of the incentive distribution rights in the Partnership; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required Unitholder to agree, and Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units (as hereinafter defined) and the GP LLC Interests.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that Unitholder or OGE Enogex Holdings LLC (“Ox Holdings”) acquires, either beneficially or of record, on or after the date of this

Agreement, including any Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Existing Units” means all Partnership Common Units owned, either beneficially or of record, by Unitholder or Ox Holdings on the date of this Agreement.

“Partnership Entity” means each of the Partnership and its Subsidiaries.

“Permitted Transfer” means a Transfer of Covered Units by Unitholder or Ox Holdings (or an affiliate thereof) to an affiliate of Unitholder or Ox Holdings or in connection with a bona fide pledge or financing arrangement, provided that such transferee affiliate, pledgee or financing source, as the case may be, agrees in writing to assume all of Unitholder’s or Ox Holdings’ obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such transferee affiliate, to the same extent as Unitholder or Ox Holdings is bound hereunder (in the case of a pledgee or financing source, solely if and to the extent such pledgee or financing source actually obtains beneficial ownership of such Covered Units).

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation) including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1    Agreement to Vote Partnership Common Units. Unitholder hereby irrevocably agrees that promptly following the time when the Form S-4 has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Form S-4 is declared effective) and Unitholder has received from Parent a copy of the Consent Solicitation Statement/Prospectus included therein, Unitholder shall, and to the extent applicable, shall cause Ox Holdings to, execute and deliver (or cause to be delivered) a written consent, substantially in the form attached hereto, covering all of the Unitholder’s Covered Units that are Partnership Common Units approving each of the matters for which the Partnership is soliciting consents of the holders of Partnership Common Units in accordance with the Merger Agreement pursuant to the Consent Solicitation Statement/Prospectus (such consent, once validly received with respect to a majority of the outstanding Partnership Common Units, the “Requisite Unitholder Approval”). Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. During the term of this Agreement, Unitholder shall oppose, vote against and not consent to, with respect to the Covered Units, any other action, agreement or proposal intended to, or which has the effect of or reasonably would be expected to have the effect of, impeding, delaying, restricting, limiting or interfering with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, and the performance of Unitholder’s obligations hereunder or the obligations of the Partnership or the General Partner under the Merger Agreement, including for the avoidance of doubt, opposing any Acquisition Proposal.

Section 2.2    No Inconsistent Agreements. Unitholder hereby represents, covenants and agrees that, except for this Agreement, neither Unitholder nor Ox Holdings (a) has entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units or GP LLC Interests or (b) has granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units or GP LLC Interests (except pursuant to Section 2.3).

Section 2.3    Proxy. In order to secure the obligations set forth herein, Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Unitholder does not comply with its obligations in Section 2.1, to vote or execute a written consent with respect to Unitholder’s Covered Units in accordance with Section 2.1. Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Unitholder with respect to any of its Covered Units. Parent may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of Unitholder. Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties and the Partnership as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by Unitholder of this Agreement and the performance by Unitholder of its obligations hereunder have been duly and validly authorized by Unitholder and no other actions or proceedings are required on the part of Unitholder to authorize the execution and delivery of this Agreement or the performance by Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties and the Partnership Parties, constitutes a legal, valid and binding agreement of Unitholder, enforceable against Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)    Ownership. Ox Holdings is the record and beneficial owner of, and has good and valid title to, the Existing Units and the GP LLC Interests, free and clear of any Liens, except as may be provided for in this Agreement. Unitholder owns directly all of the issued and outstanding capital stock of Ox Energy Holdings, Inc. which owns all of the limited liability company interests in Ox Holdings. During the term of this Agreement, the Covered Units and the GP LLC Interests will be beneficially and legally owned by Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such Covered Units). Except as provided for in this Agreement, Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units and the GP LLC Interests at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units subject to such Transfer, be made by the transferee of such Covered Units). Except for the Existing Units, Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Partnership Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Partnership Entity that are or may by their terms become entitled to vote, nor is Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Partnership Entity or the GP LLC Interests. The Unitholder has caused Ox Holdings to consent with respect to all of its GP LLC Interests to the Merger Agreement and the GP Merger.

(c)    No Violation. Neither the execution and delivery of this Agreement by Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Unitholder is a party or by which it or any of its properties, rights or assets may be bound, (ii) violate any Law applicable to Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of Unitholder to perform its obligations hereunder.

(d)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e)    Reliance by Parent Parties and the Partnership Parties. Unitholder understands and acknowledges that the Parent Parties and the Partnership Parties are entering into the Merger Agreement in reliance upon Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Unitholder contained herein.

(f)    Adequate Information. Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2    Representations and Warranties of Parent Parties. Each of the Parent Parties hereby represents and warrants to Unitholder and the Partnership Parties that the execution and delivery of this Agreement by each of the Parent Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the board of directors of Parent GP. The Parent Parties acknowledge that neither Unitholder nor the Partnership Parties have made and Unitholder and the Partnership Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3    Representations and Warranties of the Partnership Parties. Each of the Partnership Parties hereby represents and warrants to Unitholder and the Parent Parties that the execution and delivery of this Agreement by the Partnership Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the board of directors of the General Partner on behalf of the Partnership and the General Partner. Each of the Partnership Parties acknowledges that neither Unitholder nor the Parent Parties have made and Unitholder and the Parent Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1    Prohibition on Transfers, Other Actions.

(a)    Until the termination of this Agreement in accordance with Section 6.1, and except for a Permitted Transfer, Unitholder hereby agrees not to, and agrees not to permit Ox Holdings to, Transfer any of the Covered Units or GP LLC Interests, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b)    Unitholder agrees that if it or Ox Holdings attempts to Transfer (other than a Permitted Transfer), vote or provide any other person with the authority to vote any of the Covered Units or GP LLC Interests other than in compliance with this Agreement, Unitholder unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units or GP LLC Interests or (iii) record such vote unless and until Unitholder has complied in all respects with the terms of this Agreement.

Section 4.2    Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.3    Tax Matters.

(a)    Unitholder shall deliver to Vinson & Elkins a duly executed certificate containing such representations as shall be reasonably requested to enable Vinson & Elkins to render the opinion of counsel referred to in Section 6.2(e) of the Merger Agreement and shall provide such other information as reasonably requested by Vinson & Elkins for purposes of rendering such opinion.

(b)    For U.S. federal (and applicable state and local) income tax purposes, Unitholder hereby agrees to treat and report the Mergers consistently with the Intended Tax Treatment.

(c)    Each of the Partnership and the General Partner hereby agrees not to waive the Closing condition set forth in Section 6.2(e) of the Merger Agreement without the express prior written consent of Unitholder.

ARTICLE 5

NO SOLICITATION

Section 5.1    No Solicitation. Prior to the termination of this Agreement, Unitholder shall not, and shall use its reasonable best efforts to cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal or any inquiries regarding any Transfer of GP LLC Interests, (b) engage or participate in any discussions or negotiations regarding, or furnish any third party any confidential information regarding, the Partnership or its Subsidiaries in response to or in connection with any Acquisition Proposal or any Transfer of GP LLC Interests or (c) enter into any agreement with respect to any Acquisition Proposal or Transfer of GP LLC Interests or approve or resolve to approve any Acquisition Proposal or any Transfer of GP LLC Interests. Unitholder shall, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. In addition, for purposes of this Agreement, the Partnership shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership (in each case, in their capacities as such), shall not be deemed a Representative of Unitholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1    Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to Unitholder, and Parent shall have no authority to direct Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3    Publicity. Unitholder hereby permits Parent and the Partnership to include and disclose in the Consent Solicitation Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement Unitholder’s identity and ownership of the Covered Units, and the nature of Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Partnership hereby permit Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by Unitholder or any of its affiliates under the Exchange Act.

Section 6.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, Merger Sub or GP Merger Sub, to:

Energy Transfer LP

8111 Westchester Drive, Suite 700

Dallas, Texas 75225

Attention:	Thomas P. Mason
Email:	Tom.Mason@energytransfer.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile:	(713) 546-7401
Attention:	William N. Finnegan IV
Kevin M. Richardson
Email:	bill.finnegan@lw.com
kevin.richardson@lw.com

If to Unitholder, to:

OGE Energy Corp.

P.O. Box 321, MC 1106

Oklahoma City, OK 73101

Overnight address:

321 N. HARVEY

Oklahoma City, OK 73101

Facsimile:

Attention: W. Bryan Buckler, CFO

Email: bucklewb@oge.com

with copies to:

OGE Energy Corp.

P.O. Box 321, MC 1105

Oklahoma City, OK 73101

Overnight address:

321 N. HARVEY

Oklahoma City, OK 73101

Facsimile:

Attention: William Sultemeier, General Counsel

Email: sultemwh@oge.com

and:

Jones Day

717 Texas Ave, Suite 3300

Houston, TX 77002

Facsimile: (832) 239-3600

Attention: Jeff Schlegel

Email: jaschlegel@jonesday.com

If to the Partnership or the General Partner, to:

Enable Midstream Partners, LP

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma

Facsimile: 346-701-2918

Attention: Mark C. Schroeder

Email:      mark.schroeder@enablemidstream.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Facsimile:	713-615-5956
Attention:	David P. Oelman
Stephen M. Gill
Scott D. Rubinsky
Email:	doelman@velaw.com
sgill@velaw.com
srubinsky@velaw.com

Section 6.5    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.7    Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b)    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING,

LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

Section 6.9    Amendment; Waiver. This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto; provided, further, that no provision of this Agreement may be amended or waived without the prior consent of the Conflicts Committee (which consent, subject to the Conflicts Committee’s duties under applicable Law and the Partnership Agreement, shall not be unreasonably withheld, delayed or conditioned). Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 6.10    Amendment and/or Waiver of Merger Agreement. The parties hereto agree that neither the Parent Parties nor the Partnership Parties will agree to (i) amend or modify the Merger Agreement in any way that materially adversely affects the Unitholder unless the Unitholder consents in writing to such amendment or modification, or (ii) waive any right of such party under the Merger Agreement in any way that materially adversely affects the Unitholder unless the Unitholder consents in writing to such waiver. For the avoidance of doubt, the parties agree that without limiting the prior sentence, any amendment or modification of, or the waiver of rights under, Sections 2.1(a), 2.1(b), 5.1(b)(but only if such amendment or modification further restricts the conduct of the Partnership or its Subsidiaries business), 5.8, 5.11, 5.14, 5.18, 6.1, 6.2, 7.1, 7.2, 7.3, 8.13 or 8.14 of the Merger Agreement shall be deemed to materially adversely affect the Unitholder.

Section 6.11    Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.11, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.11 are not available or otherwise are not granted, or (ii) under the Merger Agreement.

Section 6.12    Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Unitholder are made solely with respect to such Unitholder and the Covered Units and the GP LLC Interests. The Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units and GP LLC Interests and nothing herein shall (a) limit or affect any actions or omissions by the Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any affiliate or direct or indirect owner of the Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of the Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary duties, if any, to the limited partners of the Partnership under applicable Law.

Section 6.13    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of the Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Unitholder arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided that notwithstanding the foregoing the Unitholder shall remain responsible for all obligations or liabilities of the Unitholder arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 6.14    Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such illegal, void, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such illegal, void, invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.15    Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

Section 6.16    Successors and Assigns; Third Party Beneficiaries.

(a)    Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent, Merger Sub and GP Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their affiliates to which their rights are assigned pursuant to the terms of the Merger Agreement at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)    This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARTNERSHIP PARTIES

ENABLE MIDSTREAM PARTNERS, LP

By:	ENABLE GP, LLC, its general partner

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

ENABLE GP, LLC

By:	/s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT PARTIES

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

ELK GP MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

[Signature Page to Support Agreement]

Annex D

PERSONAL AND CONFIDENTIAL

February 16, 2021

Board of Directors

Enable GP, LLC

499 West Sheridan Avenue, Suite 1500

Oklahoma City, OK 73102

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Energy Transfer LP (“Parent”) and its affiliates) of the outstanding common units of limited partner interest (the “Partnership Common Units”), of Enable Midstream Partners, L.P. (the “Partnership”) of the 0.8595 (the “Exchange Ratio”) common units representing limited partner interests of Parent (the “Parent Common Unit”) to be paid for each Partnership Common Unit pursuant to the Agreement and Plan of Merger, dated as of February 16, 2021 (the “Agreement”), by and among Parent, Elk Merger Sub LLC, a wholly owned subsidiary of Parent, Elk GP Merger Sub LLC, a wholly owned subsidiary of Parent, the Partnership, Enable GP, LLC (the “General Partner”), solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Parent and, solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc..

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Partnership, Parent, any of their respective affiliates and third parties, including OGE Energy Corp. and CenterPoint Energy, Inc., each of whom is an affiliate of a significant shareholder of the Partnership (the “Significant Shareholders”), and their respective affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Partnership in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Partnership has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Partnership and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book runner with respect to a public offering of the Partnership’s 4.15% Senior Notes due 2029 (aggregate principal amount $550,000,000) in September 2019. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive compensation, including having acted as co-manager with respect to a public offering of 500,000 6.75% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units by Energy Transfer Operating, L.P., a subsidiary of the Parent, in January 2020, and as joint book runner with respect to a public offering of 2.90% Senior Notes due 2025 (aggregate principal amount $1,000,000,000), a public offering of 3.75% Senior Notes due 2030 (aggregate principal amount $1,500,000,000) and a public offering of 5.00% Senior Notes due 2050 (aggregate principal amount $2,000,000,000) by Energy Transfer Operating, L.P. in January 2020. We also have provided certain financial advisory and/or underwriting services to CenterPoint Energy, Inc. and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive compensation, including having acted as financial advisor to CenterPoint Energy, Inc. in connection with the sale of its Energy Services business in June 2020 and as joint book runner with respect to a public offering of CenterPoint Energy, Inc.’s 2.50% Senior Notes due 2024 ($500,000,000 aggregate principal amount), 2.95% Senior Notes due 2030 (aggregate principal amount $400,000,000) and

Board of Directors

Enable GP, LLC

February 16, 2021

3.70% Senior Notes due 2049 (aggregate principal amount $300,000,000) in August 2019. We may also in the future provide financial advisory and/or underwriting services to the Partnership, Parent, the Significant Shareholders and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to unitholders and Annual Reports on Form 10-K of the Partnership and Parent for the five fiscal years ended December 31, 2019; certain interim reports to unitholders and Quarterly Reports on Form 10-Q of the Partnership and Parent; certain other communications from the Partnership and Parent to their respective unitholders; certain publicly available research analyst reports for the Partnership and Parent; certain internal financial analyses and forecasts for the Partnership prepared by its management and for Parent stand alone prepared by its management as adjusted by the management of the Partnership, and certain financial analyses and forecasts for Parent pro forma for the Transaction prepared by the management of the Partnership, in each case, as approved for our use by the Partnership (the “Forecasts”). We have also held discussions with members of the senior managements of the Partnership and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Partnership and Parent; reviewed the reported price and trading activity for the Partnership Common Units and Parent Common Units; compared certain financial and stock market information for the Partnership and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the energy industry and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Partnership or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Partnership or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Partnership to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Partnership; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Partnership Common Units, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the GP Merger Consideration (as defined in the Agreement), the conversion of outstanding 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in the Partnership into 384,780 Series G Preferred Units of Parent, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Partnership or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the

Board of Directors

Enable GP, LLC

February 16, 2021

Partnership, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Partnership Common Units or Parent Common Units will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Partnership, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Partnership or Parent or the ability of the Partnership or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Partnership in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Partnership Common Units should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Partnership Common Units.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

Annex E

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863 540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020

www.intrepidfp.com

February 16, 2021

The Conflicts Committee of the Board of Directors of Enable GP, LLC,

the general partner of Enable Midstream Partners, LP

499 W. Sheridan Ave., Suite 1500

Oklahoma City, OK 73102

Members of the Committee:

We understand that Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Enable GP, LLC, the general partner of the Partnership (the “General Partner”), Energy Transfer LP, a Delaware limited partnership (the “Parent”), Elk Merger Sub LLC, a direct wholly owned subsidiary of Parent (“Merger Sub”), Elk GP Merger Sub LLC, a direct wholly owned subsidiary of Parent (“GP Merger Sub”), and, solely for the limited purposes set forth therein, LE GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of (i) GP Merger Sub with and into the General Partner (the “GP Merger”), with the General Partner as the surviving entity of the GP Merger (the “GP Surviving Entity”), and a direct wholly owned subsidiary of Parent, and (ii) Merger Sub with and into the Partnership (the “LP Merger” and, together with the GP Merger and the other transactions contemplated by the Merger Agreement, the “Transaction”), with the Partnership as the surviving entity of the LP Merger and all limited partner interests owned directly by Parent and all general partner interests owned directly by the GP Surviving Entity. Pursuant to the Transaction, (i) all limited liability company interests of the General Partner issued and outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into and thereafter represent the right to receive $10,000,000 in the aggregate (the “GP Merger Consideration”), which shall be allocated among the members of the General Partner as set forth in the Merger Agreement, (ii) each common unit representing a limited partner interest in the Partnership (the “Partnership Common Units”) issued and outstanding immediately prior to the Effective Time (other than Partnership Common Units owned by the Parent, Merger Sub or GP Merger Sub immediately prior to the Effective Time) will be converted into and thereafter represent the right to receive 0.8595 (the “Exchange Ratio”) common units representing limited partner interests in Parent, and (iii) immediately prior to the Effective Time, each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in the Partnership (the “Series A Preferred Units”) issued and outstanding immediately prior to the Effective Time will be contributed to Parent in exchange for 0.0265 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing a limited partner interest in the Parent (“Series G Preferred Units”) (the “Series A Preferred Unit Consideration”). Holders of Partnership Common Units other than the General Partner and its affiliates (which affiliates include but are not limited to the Sponsors (as defined in the Merger Agreement)) are referred to herein as the “Public Unaffiliated Unitholders.” The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement (draft dated February 16, 2021);

(ii)

reviewed a draft of the Form of Support Agreement (draft dated February 16, 2021) to be entered into among Parent, Merger Sub, GP Merger Sub, the Partnership, the General Partner and CenterPoint Energy, Inc.;

(iii)	reviewed a draft of the Form of Support Agreement (draft dated February 16, 2021) to be entered into among Parent, Merger Sub, GP Merger Sub, the Partnership, the General Partner and OGE Energy Corp.;

(iv)	reviewed a draft of the Registration Rights Agreement (draft dated February 16, 2021);

(v)	reviewed certain presentations to the Committee from the management of the General Partner and Parent GP;

(vi)

reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the three months ended March 31, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020, Quarterly Report on Form 10-Q for the three months ended September 30, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(vii)

reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and Parent GP, respectively;

(viii)

reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and Parent GP, respectively, including a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

(ix)	reviewed certain recent corporate announcements made by the Partnership and the Parent;

(x)

discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and Parent GP, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

(xi)

reviewed the terms of the Series G Units and the terms and historical trading value of the Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P., as applicable;

(xii)	discussed potential tax implications resulting from the Transaction, including expected tax impacts to the Public Unaffiliated Unitholders;

(xiii)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and Parent GP;

(xiv)	reviewed and analyzed pro forma impacts of the Transaction;

(xv)	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and Parent GP;

(xvi)

reviewed and analyzed publicly available historical and current financial information, unit price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;

(xvii)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and

2

(xviii)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the General Partner and Parent GP that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of the Partnership and the Parent provided to us, we have relied, with your consent, upon the assurances of management of the General Partner and Parent GP that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and Parent GP as to the future performance of the Partnership and the Parent, under the assumptions reflected therein. We express no view as to such forecasts or any judgments, estimates or assumptions on which they are based.

We have relied, with your consent, upon the assessments of management of the General Partner and Parent GP as to (i) the potential impact on the Partnership and the Parent of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of the Partnership and the Parent of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Partnership and the Parent. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership or the Parent is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership or the Parent since the date of the latest information relating to the Partnership or the Parent, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or the Parent and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that are material to our analysis. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction and the business of each of the Partnership, the General Partner and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership, the General Partner and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated

3

Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction and the covenants and undertakings of the Partnership and the Parent. Our opinion does not address any financing transactions associated with the Transaction. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Board of Directors to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the GP Merger Consideration or the Series A Preferred Unit Consideration or the fairness of the Transaction to the holders of the GP Units, the holders of the Series A Preferred Units, creditors, bondholders or other constituencies of the Partnership (other than the Public Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the Exchange Ratio or otherwise (including any allocation of value as between the Sponsors). Further, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to alternative transaction(s).

Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financing condition of the Partnership or any of the potential parties to the Transaction. Our opinion does not address whether the Partnership has sufficient cash available or other sources of funds to enable it to consummate any distributions. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

We do not express any opinion as to equity securities or debt securities of the Partnership or the Parent and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, regardless of the conclusion reached herein, and a portion of which is contingent (and payable) upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses and the Partnership has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity of the Partnership, the Sponsors and/or the Parent. In the future, we may provide certain investment banking services to the Partnership, the General Partner, the Sponsors, the Parent and/or their affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including any equity holders, creditors, bondholders or other constituencies of the Partnership, the General Partner or the Parent), (iii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except with our prior written approval in each instance, or in accordance with our engagement letter with the Committee.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising

4

or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

Very truly yours,

Intrepid Partners, LLC

/s/ Intrepid Partners, LLC

5

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As provided in Energy Transfer’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), Energy Transfer will generally indemnify its general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgement entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in the Partnership Agreement.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Energy Transfer also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1†	Agreement and Plan of Merger, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners, LP, Enable GP, LLC, solely for purposes of Section 2.1(a)(i) therein, LE GP, LLC, and, solely for purposes of Section 1.1(b)(i), CenterPoint Energy, Inc. (included as Annex A to the consent statement/prospectus included in this Registration Statement on Form S-4)

3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 3.2 of Form S-1, File No. 333-128097, filed September 2, 2005)

3.2	Certificate of Amendment to Certificate of Limited Partnership of Energy Transfer LP (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed October 19, 2018)

3.3	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed February 14, 2006)

3.4	Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 1, 2006 (incorporated by reference to Exhibit 3.3.1 of Form 10-K, File No. 1-32740, filed November 29, 2006)

3.5	Amendment No. 2 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 9, 2007 (incorporated by reference to Exhibit 3.3.2 of Form 8-K, File No. 1-32740, filed November 13, 2007)

3.6	Amendment No. 3 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated May 26, 2010 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed June 2, 2010)

Exhibit Number	Exhibit Description

3.7	Amendment No. 4 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated December 23, 2013 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed December 27, 2013)

3.8	Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of March 8, 2016 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed March 9, 2016)

3.9	Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated October 19, 2018 (incorporated by reference to Exhibit 3.2 of Form 8-K, File No. 1-32740, filed October 19, 2018)

3.10	Amendment No. 7 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP dated as of August 6, 2019 (incorporated by reference to Exhibit 3.10 of Form 10-Q, File No. 1-32740, filed August 8, 2019)

3.11	Form of Amendment No. 8 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP (incorporated by reference to Exhibit 3.11 of Form S-4, File No. 333-253956, filed March 5, 2021)

5.1**	Opinion of Latham & Watkins LLP as to the legality of the issuance of the common units of Energy Transfer LP

8.1**	Opinion of Latham & Watkins LLP as to certain tax matters

8.2**	Opinion of Vinson & Elkins L.L.P. as to certain tax matters

10.1	Support Agreement, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners LP, Enable GP, LLC and CenterPoint Energy, Inc. (included as Annex B to the consent statement/prospectus included in this Registration Statement on Form S-4)

10.2	Support Agreement, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners LP, Enable GP, LLC and OGE Energy Corp. (included as Annex C to the consent statement/prospectus included in this Registration Statement on Form S-4)

21.1	List of subsidiaries of Energy Transfer LP (incorporated by reference to Exhibit 21.1 of Form 10-K, File No. 1-32740, for the year ended December 31, 2020)

23.1*	Consent of Grant Thornton LLP related to Energy Transfer LP

23.2*	Consent of Deloitte & Touche LLP related to Enable Midstream Partners, LP

23.3**	Consent of Latham & Watkins LLP (to be included in Exhibit 5.1)

23.4**	Consent of Latham & Watkins LLP (to be included in Exhibit 8.1)

23.5**	Consent of Vinson & Elkins L.L.P. (to be included in Exhibit 8.2)

99.1*	Consent of Intrepid Partners, LLC

99.2*	Consent of Goldman Sachs & Co. LLC

99.3**	Form of Consent for Enable Midstream Partners, LP

*	Filed herewith.
**	To be filed by Amendment.
†

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 18, 2021.

ENERGY TRANSFER LP
BY:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Thomas E. Long
Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas E. Long, Thomas P. Mason and William J. Healy, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer LP, on March 18, 2021.

Signature	Title

Kelcy L. Warren	Executive Chairman

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Thomas E. Long Thomas E. Long	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Bradford D. Whitehurst Bradford D. Whitehurst	Chief Financial Officer (Principal Financial Officer)

Matthew S. Ramsey	Chief Operating Officer and Director

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Steven R. Anderson Steven R. Anderson	Director

/s Richard D. Brannon Richard D. Brannon	Director

Signature	Title

/s/ Ray C. Davis Ray C. Davis	Director

/s/ Michael K. Grimm Michael K. Grimm	Director

Ray W. Washburne	Director

/s/ John W. McReynolds John W. McReynolds	Director

/s/ James R. Perry James R. Perry	Director